Exhibit 2.2

EXECUTION VERSION

SEPARATION AND DISTRIBUTION AGREEMENT

dated as of October 13, 2014

entered into by and among

VIAMET PHARMACEUTICALS HOLDINGS, LLC,

INNOCRIN PHARMACEUTICALS, INC.

and

INNOCRIN PHARMACEUTICALS HOLDINGS, LLC

i

Schedules:

1.1(a)	Net Working Capital Sample Calculations
1.1(b)	Net Asset/Liability Balance
1.1(c)	SpinCo Assets
1.1(d)	SpinCo Intellectual Property
1.1(e)	Cash Amount
1.1(f)	SpinCo Contracts
1.1(g)	Viamet Assets
1.1(h)	Viamet Intellectual Property
1.1(i)	Viamet Contracts
1.1(j)	Consolidated Net Working Capital Accounts
1.1(k)	Innocrin Net Working Capital Accounts
2.8(a)	Intercompany Accounts
2.8(b)(ii)	Intercompany Agreements
3.2(e)	Consents

ii

Exhibits

Exhibit A	-	SpinCo A&R LLC Agreement
Exhibit B	-	Form of Collaboration License
Exhibit C	-	Form of Metallophile License
Exhibit D	-	Form of Transition Services Agreement
Exhibit E	-	Form of Employee Matters Agreement
Exhibit F	-	Form of Contribution Agreement
Exhibit G	-	Form of CYP51 License
Exhibit H	-	Form of Information Statement
Exhibit I	-	Form of Member Consent

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SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of October 13, 2014 (this “Agreement”), is entered into by and among Viamet Pharmaceuticals Holdings, LLC, a Delaware limited liability company (“Viamet”), Innocrin Pharmaceuticals, Inc. (f/k/a Viamet Pharmaceuticals, Inc.), a Delaware corporation (“Innocrin”), and Innocrin Pharmaceuticals Holdings, LLC, a Delaware limited liability company (“SpinCo”). Each of Viamet, SpinCo and Innocrin are sometimes referred to herein as a “Party,” and Viamet, SpinCo and Innocrin are sometimes referred to herein collectively as the “Parties.” Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in ARTICLE 1 of this Agreement.

RECITALS

WHEREAS, the Board of Managers of Viamet (the “Viamet Board”) has determined that it is appropriate, desirable and in the best interests of Viamet and its members to separate Viamet into two independent companies, one for each of: (a) the Viamet Business, which shall continue to be owned and conducted, directly or indirectly by Viamet, and (b) the SpinCo Business, which shall be owned and conducted, directly or indirectly, by SpinCo (such separation, the “Separation”);

WHEREAS, in connection with the Separation, as promptly as practicable on the Closing Date, Viamet desires to contribute to SpinCo the Innocrin Shares (the “Contribution”);

WHEREAS, on the Closing Date immediately after the Contribution and prior to the Distribution, (a) the applicable Viamet Group Members will transfer all of their right, title and interest in and to the SpinCo Assets to the applicable SpinCo Group Members and (b) the applicable SpinCo Group Members will transfer all of their right, title and interest in and to the Viamet Assets to the applicable Viamet Group Members, in each case as more fully described in this Agreement and the Ancillary Documents (such transfers described in the foregoing clauses (a) and (b), the “Asset Transfers”);

WHEREAS, in connection with the Asset Transfers, on the Closing Date concurrent with the Asset Transfers, (a) the applicable Viamet Group Members will assume the Viamet Liabilities and (b) the applicable SpinCo Group Members will assume the SpinCo Liabilities, in each case as more fully described in this Agreement and the Ancillary Documents (such assumptions described in the foregoing clauses (a) and (b), the “Liability Assumptions”);

WHEREAS, in connection with the Separation, on the Closing Date after the Contribution and prior to the Distribution, Viamet and SpinCo desire to (a) modify SpinCo’s capital structure to consist of Series 1 Preferred Shares, Series 2 Preferred Shares, Series A Preferred Shares, Series B Preferred Shares, Series C1 Preferred Shares, Series C2 Preferred Shares, Series C3 Preferred Shares, Common A Shares, Common B Shares and Common C Shares, in each case of SpinCo (collectively, the “SpinCo Shares”) and (b) adopt certain governance and other rights and restrictions governing its members, in each case pursuant to an amended and restated limited liability company agreement in the form of Exhibit A (such amended and restated limited liability company agreement, the “SpinCo A&R LLC Agreement,” and such transactions, the “Recapitalization”);

WHEREAS, in connection with the Separation, on the Closing Date after the Contribution and prior to the Distribution, the Parties intend to enter into a License Agreement in the form of Exhibit B (the “Collaboration License”), a Metallophile Technology License Agreement in the form of Exhibit C (the “Metallophile License”) and a CYP51 License Agreement in the form of Exhibit G (the “CYP51 License” and, collectively with the Collaboration License and the Metallophile License, the “License Agreements”);

WHEREAS, in connection with the Separation, on the Closing Date after the Contribution and prior to the Distribution, the Parties intend to enter into a Transition Services Agreement in the form of Exhibit D (the “Transition Services Agreement”);

WHEREAS, in connection with the Separation, on the Closing Date prior to the Distribution, the Parties intend to enter into an Employee Matters Agreement in the form of Exhibit E (the “Employee Matters Agreement”);

WHEREAS, on the Distribution Date after the Contribution, the Asset Transfers, the entering into of the License Agreements, Transition Services Agreement and Employee Matters Agreement, and the Recapitalization, Viamet intends to distribute (a) SpinCo Series 1 Preferred Shares to the holders of Viamet Series 1 Preferred Shares, (b) SpinCo Series 2 Preferred Shares to the holders of Viamet Series 2 Preferred Shares, (c) SpinCo Series A Preferred Shares to the holders of Viamet Series A Preferred Shares, (d) SpinCo Series B Preferred Shares to the holders of Viamet Series B Preferred Shares, (e) SpinCo Series C1 Preferred Shares to the holders of Viamet Series C1 Preferred Shares, (f) SpinCo Series C2 Preferred Shares to the holders of Viamet Series C2 Preferred Shares, (g) SpinCo Series C3 Preferred Shares to the holders of Viamet Series C3 Preferred Shares, (h) SpinCo Common A Shares to the holders of Viamet Common A Shares, (i) SpinCo Common B Shares to the holders of Viamet Common B Shares and (j) SpinCo Common C Shares to the holders of Viamet Common C Shares, in a transaction that is intended to qualify as a distribution under Section 731 of the Code (the “Distribution”); and

WHEREAS, it is appropriate and desirable to set forth certain transactions required to effect the Separation, the Contribution, the Recapitalization, the Distribution and certain other agreements that will govern certain matters relating to the Separation, the Distribution and the relationship of Viamet, SpinCo and their respective Subsidiaries following the Separation and the Distribution.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

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ARTICLE 1

DEFINITIONS

The following terms, as used in this Agreement, have the following meanings:

“AAA” means the American Arbitration Association.

“access” has the meaning set forth in Section 5.3(b).

“Action” means any action, claim, demand, suit, arbitration, mediation, inquiry, audit, hearing, proceeding or investigation by or before any Governmental Authority.

“Affiliate” of any Person means a Person that controls, is controlled by, or is under common control with such Person. It is expressly agreed that, from and after the Distribution, solely for purposes of this Agreement (a) no SpinCo Group Member shall be deemed to be an Affiliate of any Viamet Group Member and (b) no Viamet Group Member shall be deemed to be an Affiliate of any SpinCo Group Member.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Ancillary Documents” means each of the Contribution Agreement, the SpinCo A&R LLC Agreement, the License Agreements, the Transition Services Agreement and the Employee Matters Agreement, including any exhibits, schedules, attachments, tables or other appendices thereto.

“Antifungal Subs” means VPS-1, Inc., a Delaware corporation, VPS-2, Inc., a Delaware corporation and VPS-3, Inc., a Delaware corporation, collectively.

“Asset Transfer Closing” has the meaning set forth in Section 2.4(b).

“Asset Transfers” has the meaning set forth in the Recitals to this Agreement.

“Assets” means assets, properties, Permits, claims and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

“BPE” means BPE J1 Limited, a Jersey private limited company.

“Business Day” means a day other than a Saturday, a Sunday or a day on which banking institutions located in New York, New York are authorized or obligated by Law to close.

“Cash Amount” means an amount equal to (i) the product of Consolidated Net Working Capital multiplied by forty percent (40%) minus (ii) the Innocrin Net Working Capital. A true and correct calculation, as of August 31, 2014, of the Cash Amount is set forth as Schedule 1.1(e).

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“Cash and Cash Equivalents” has the meaning set forth in the definition of “SpinCo Assets” set forth herein.

“Claim Notice” has the meaning set forth in Section 7.3(a).

“Claimed Amount” has the meaning set forth in Section 7.3(a).

“Closing Date” means October 13, 2014.

“Collaboration License” has the meaning set forth in the Recitals to this Agreement.

“Consents” means any consents, waivers or approvals from, or notification requirements to, any third parties.

“Consolidated Net Working Capital” means the consolidated net working capital of Viamet and its Subsidiaries (which for purposes of this definition shall include the SpinCo Group) as of the Deemed Separation Date, determined in accordance with the methodology set forth in Schedule 1.1(j). A true and correct calculation of the Innocrin Net Working Capital as of August 31, 2014 is set forth in Schedule 1.1(a).

“Contracts” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of its property under applicable Law.

“Contribution” has the meaning set forth in the Recitals to this Agreement.

“Contribution Agreement” means that certain Contribution Agreement to be entered into by and between Viamet and SpinCo at the Contribution Closing in the form attached hereto as Exhibit F.

“Contribution Closing” has the meaning set forth in Section 2.4(a).

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests or by contract.

“Controlling Party” has the meaning set forth in Section 7.3(d)(ii).

“CYP51 License Agreement” has the meaning set forth in the Recitals to this Agreement.

“Damages” means all losses, claims, demands, damages, Liabilities, Taxes, judgments, dues, penalties, assessments, fines (civil, criminal or administrative), costs, Liens, forfeitures, settlements, fees or expenses (including reasonable attorneys’ fees and expenses and any other expenses reasonably incurred in connection with investigating, prosecuting or defending a claim or Action), of any nature or kind, whether or not the same would properly be reflected on a balance sheet.

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“DAS Agreement” means the Option, Research Collaboration, and License Agreement, dated as of November 1, 2010, by and between Innocrin and Dow AgroSciences LLC, as amended from time to time.

“Deemed Separation Date” means the last day of the calendar month immediately preceding the month in which the Closing Date occurs.

“DGCL” means General Corporation Law of the State of Delaware.

“Distribution” has the meaning set forth in the Recitals to this Agreement.

“Distribution Date” means the date on which the Distribution occurs.

“Employee” has the meaning set forth in the Employee Matters Agreement.

“Employee Matters Agreement” has the meaning set forth in the Recitals to this Agreement.

“Estimated Cash Amount” means an estimate of the Cash Amount, as determined by Viamet on or prior to the Closing Date.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, local or foreign governmental or quasi-governmental entity or municipality or subdivision thereof or any authority, department, commission, board, bureau, agency, court, tribunal or instrumentality, or any applicable securities exchange or self-regulatory organization.

“Group” means either the Viamet Group or the SpinCo Group, as the context requires.

“Group Member” means either a Viamet Group Member or a SpinCo Group Member, as the context requires.

“Indemnified Party” has the meaning set forth in Section 7.3(a).

“Indemnified Tax Liabilities” means any and all Liabilities of the Viamet Group for Taxes that are imposed on the Viamet Group (A) on or before the Distribution with respect to the operations of the SpinCo Group prior to the Distribution, and (B) with respect to the operations of the Viamet Group, other than SpinCo Liabilities.

“Indemnifying Party” has the meaning set forth in Section 7.3(a).

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible form, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

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“Innocrin” has the meaning set forth in the preamble to this Agreement

“Innocrin Net Working Capital” means an amount equal to the sum of (i) the working capital of the SpinCo Group as of the Deemed Separation Date, determined in accordance with the methodology set forth in Schedule 1.1(k) plus (ii) the Net Asset/Liability Balance plus (iii) any Net Receivable minus (iv) any Net Payable. A true and correct calculation of the Innocrin Net Working Capital as of August 31, 2014 is set forth in Schedule 1.1(a).

“Innocrin Shares” means all shares of capital stock of Innocrin issued and outstanding immediately prior to the Contribution Closing.

“Intellectual Property” means all intellectual property throughout the world, including all U.S. and foreign (a) patents, invention disclosures, and all related continuations, continuations-in-part, divisionals, provisionals, renewals, reissues, re-examinations, additions, extensions (including all supplementary protection certificates), and all applications and registrations therefor, (b) Trademarks, (c) copyrights and copyrightable subject matter and all applications and registrations therefor, and (d) any and all trade secrets, confidential data and technical information, including practices, techniques, methods, processes, schematics, business methods, inventions, developments, specifications, formulations, manufacturing processes, structures, chemical or biological manufacturing control data, databases and other compilations of information, computer software and systems, middleware, user interface, source code, object code, algorithms, analytical and quality control information and procedures, pharmacological, toxicological and clinical test data and results, stability data, studies and procedures and regulatory information.

“Law” means each applicable law, order, judgment, rule, code, statute, regulation, requirement, variance, decree, writ, injunction, award, ruling or ordinance of any Governmental Authority, including the common law.

“Liabilities” means debts, liabilities, guarantees, assurances, commitments and obligations of any nature or description, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including any of the foregoing arising out of (a) any Contract or tort based on negligence or strict liability or (b) any act or failure to act by any past or present Representative, whether or not such act or failure to act was within such Representative’s authority), and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Liability Assumptions” has the meaning set forth in the Recitals to this Agreement.

“License Agreements” has the meaning set forth in the Recitals to this Agreement.

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“Lien” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever.

“Metallophile License” has the meaning set forth in the Recitals to this Agreement.

“Non-controlling Party” has the meaning set forth in Section 7.3(d)(ii).

“Net Asset/Liability Balance” means an amount, which may be a positive or negative number, equal to (i) the value of all Viamet Assets transferred from the SpinCo Group to the Viamet Group in the Asset Transfers minus (ii) the value of all Viamet Liabilities transferred from the SpinCo Group and assumed by the Viamet Group in the Liability Assumptions, in each case (x) measured as of the Deemed Separation Date and (y) excluding any amounts included in Schedule 1.1(j). A true and correct calculation of the Net Asset/Liability Balance as of August 31, 2014 is set forth as Schedule 1.1(b).

“Net Payable” has the meaning set forth in Section 2.8(a).

“Net Receivable” has the meaning set forth in Section 2.8(a).

“Neutral Accountant” means a nationally-recognized certified public accounting firm mutually agreed upon by Viamet and SpinCo. If Viamet and SpinCo cannot agree on a nationally recognized certified public accounting firm to serve as the Neutral Accountant within ten (10) days after either Party notifies the other of its intent to submit such dispute to the Neutral Accountant, then the Neutral Accountant shall be selected by AAA.

“Non-Party Affiliates” has the meaning set forth in Section 7.6.

“Objection Date” has the meaning set forth in Section 2.11(a).

“Objection Deadline Date” has the meaning set forth in Section 2.11(a).

“Objection Notice” has the meaning set forth in Section 2.11(a).

“Party” and “Parties” have the meanings set forth in the preamble to this Agreement.

“Permit” means any license, permit, franchise, approval, consent, registration or authorization issued by any Governmental Authority.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any Governmental Authority.

“Personal Property” means all personal property, including networking equipment, computer hardware and related equipment, tools, motor vehicles, office equipment, supplies, spare parts, furniture, furnishings, fixtures, leasehold improvements and all other tangible personal property, but excluding the Assets listed or described on Schedule 1.1(c), the SpinCo Books and Records and all inventories of chemical compounds used exclusively in the SpinCo Business.

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“Possessor” has the meaning set forth in Section 5.3(b).

“Post-Distribution Financing” means any public or private financing (or refinancing) undertaken by either Party or their respective Group Members, or a secondary offering of the securities of either Party or their respective Group Members by the shareholders or members of such Party or Group Members, following the Distribution Date, whether by means of a syndicated or unsyndicated commercial loan or a public or private offering of debt, equity or other securities.

“Preliminary Cash Amount” has the meaning set forth in Section 2.11(a).

“Recapitalization” has the meaning set forth in the Recitals to this Agreement.

“Recapitalization Closing” has the meaning set forth in Section 2.4(c).

“Record Date” means the close of business on the date to be determined by the Viamet Board as the record date for determining the members of Viamet entitled to receive SpinCo Shares pursuant to the Distribution.

“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“Requestor” has the meaning set forth in Section 5.3(b).

“Required Disclosure” means a disclosure of Information that (a) a Party or one of its Group Members determines is required pursuant to applicable Law (including the rules and regulations of the SEC or any national securities exchange, including as the same may apply to the registration of any securities in connection with a proposed Post-Distribution Financing), (b) is demanded or requested pursuant to any legal process or (c) is made in response to any demand or request by a Governmental Authority (including any such disclosure to the extent reasonably necessary to respond to any written request or official comment from a Governmental Authority, such as in connection with responding to (i) comment letters from SEC in connection with a Post-Distribution Financing or otherwise or (ii) requests for information from the U.S. Food and Drug Administration).

“Restricted Information” has the meaning set forth in Section 5.3(b).

“Retention Period” has the meaning set forth in Section 5.4.

“SEC” means the United States Securities and Exchange Commission or any successor agency.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement for the purchase and sale of Viamet’s Series D Preferred Shares, by and among Viamet and the investors party thereto.

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“Separation” has the meaning set forth in the Recitals to this Agreement.

“SpinCo” has the meaning set forth in the preamble to this Agreement.

“SpinCo A&R LLC Agreement” has the meaning set forth in the Recitals to this Agreement.

“SpinCo Assets” means:

(a) all Assets that are expressly provided by the Employee Matters Agreement or Section 4.2 of the Transition Services Agreement as Assets to be assigned to or retained by, or allocated to, any SpinCo Group Member;

(b) the Assets listed or described on Schedule 1.1(c);

(c) the Intellectual Property listed or described on Schedule 1.1(d);

(d) the capital stock and other equity interests of Innocrin;

(e) all SpinCo Books and Records;

(f) all prepaid expenses, trade accounts and other accounts receivable that relate to a SpinCo Contract or otherwise relate exclusively to the SpinCo Business;

(g) all cash or cash equivalents, certificates of deposit, banker’s acceptances and other investment securities of any form or maturity and all bank accounts, lock boxes and other deposit arrangements and all brokerage accounts, in each case net of outstanding or uncleared checks, drafts and wire transfers (collectively, “Cash and Cash Equivalents”) held by SpinCo or its Subsidiaries as of and after the Deemed Separation Date, excluding any deposit accounts included in the calculation of the Net Asset/Liability Balance;

(h) an amount in cash transferred from accounts held by the Viamet Group equal to the Estimated Cash Amount;

(i) the SpinCo Contracts;

(j) all inventories of chemical compounds used exclusively in the SpinCo Business; and

(k) all other Assets that are determined by Viamet, in good faith, to be exclusively related to or used or held for use exclusively in connection with the business or operations of the SpinCo Business; provided that this clause (k) shall not apply to any Intellectual Property.

Notwithstanding the foregoing, the SpinCo Assets shall not include any Assets to the extent they are expressly contemplated by this Agreement or any Ancillary Documents (or the Schedules hereto or thereto) as Assets to be retained by or transferred to any Viamet Group Member.

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“SpinCo Books and Records” means originals or true and complete copies thereof, including electronic copies (if available), of (a) all minute books, certificates of formation, limited liability company agreements, and bylaws or comparable constitutive documents, records of membership interest, unit or share issuances and related records of each SpinCo Group Member, (b) all books and records exclusively relating to (i) SpinCo Employees, (ii) the purchase of materials, supplies and services for the SpinCo Business and (iii) SpinCo Assets, (c) all files relating exclusively to any Action the Liability with respect to which is an SpinCo Liability and (d) all accounting, tax and other legal and business books, records, ledgers and files and all personnel records, in each case, whether printed, electronic, contained on storage media or written, or in any other form, in each case only to the extent relating exclusively to the SpinCo Business. Notwithstanding the foregoing, “SpinCo Books and Records” shall not include any Tax Returns that relate solely to the Viamet Group.

“SpinCo Business” means the discovery, development and commercialization of (i) compounds, including but not limited to VT-464 or any derivatives, which target the inhibition of the metalloenzyme 17a-hydroxylase/17,20 lyase, for human or veterinary therapeutic, prophylactic, or diagnostic use and (ii) non-human anti-fungal agents pursuant to the terms of the DAS Agreement.

“SpinCo Contracts” means the following Contracts to which Viamet or any of its Subsidiaries (including, for purposes of this definition, the SpinCo Group) is a party or by which they or any of their respective Assets are bound and any rights or claims (whether accrued or contingent) of Viamet or any of its Subsidiaries arising thereunder:

(a) any Contract that relates exclusively to the SpinCo Business; and

(b) any Contract set forth on Schedule 1.1(f).

“SpinCo Employee” has the meaning set forth in the Employee Matters Agreement.

“SpinCo Group” means SpinCo, Innocrin and each other Subsidiary of SpinCo formed after the date hereof.

“SpinCo Group Member” means any Person now or hereafter included in the SpinCo Group.

“SpinCo Indemnified Parties” has the meaning set forth in Section 7.2.

“SpinCo Liabilities” means:

(a) any and all Liabilities that are expressly contemplated by the Employee Matters Agreement as Liabilities to be retained or assumed by any SpinCo Group Member, and all agreements, obligations and Liabilities of any SpinCo Group Member under this Agreement, or any of the Ancillary Documents;

(b) any and all Liabilities relating to, arising out of or resulting from:

(i) any SpinCo Assets;

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(ii) the conduct and operation of the SpinCo Business, at any time prior to, on or after the date hereof (including any such Liability relating to, arising out of or resulting from any act or failure to act by any Representative of any Viamet Group Member (whether or not such act or failure to act is or was within such Representative’s authority), but excluding any Liability under an invoice made out to a Viamet Group Member and dated prior to the Deemed Separation Date), in any such case whether occurring or arising before, on or after the date hereof;

(iii) the operation or conduct of any business conducted by any SpinCo Group Member at any time after the Distribution (including any such Liability relating to, arising out of or resulting from any act or failure to act by any Representative of any SpinCo Group Member (whether or not such act or failure to act is or was within such Representative’s authority));

(iv) any terminated, divested or discontinued businesses or operations of the SpinCo Business; and

(v) any Action to the extent relating to the SpinCo Group;

(c) the obligations related to any SpinCo Contract;

(d) Liabilities under any invoice made out to a SpinCo Group Member and dated as of or prior to the Deemed Separation Date and any other accounts payable owed by the SpinCo Group Members as of the Deemed Separation Date; and

(e) any and all Liabilities of the SpinCo Group for Taxes that are imposed on the SpinCo Group with respect to the operations of the SpinCo Group after the Distribution Date.

“SpinCo Shares” has the meaning set forth in the Recitals to this Agreement.

“Subsidiary” means with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members to the board of directors or similar governing body; provided, however, that unless the context otherwise requires, references to Subsidiaries of Viamet shall not include SpinCo or any SpinCo Group Members.

“Tax” and “Taxes” means any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, escheat, windfall profits, customs duties, franchise, estimated and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.

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“Tax Return” means any and all reports, returns (including information returns), declarations, or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting workpapers or information with respect to any of the foregoing, including any amendment thereof filed with or submitted to any Governmental Entity in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax, and including, for the avoidance of doubt, FinCEN Form 114.

“Third-Party Claim” has the meaning set forth in Section 7.3(d)(i).

“Trademark” means, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin and all applications and registrations therefor, together with the goodwill symbolized by any of the foregoing.

“Transferred Employees” has the meaning set forth in the Employee Matters Agreement.

“Transition Services Agreement” has the meaning set forth in the Recitals to this Agreement.

“Viamet” has the meaning set forth in the preamble to this Agreement.

“Viamet Assets” means:

(a) all Assets that are expressly provided by the Employee Matters Agreement or Section 4.2 of the Transition Services Agreement as Assets to be assigned to or retained by, or allocated to, any Viamet Group Member;

(b) the Assets listed or described on Schedule 1.1(g);

(c) the Intellectual Property listed or described on Schedule 1.1(h) and all other Intellectual Property of Viamet and its Subsidiaries (treating for this purpose the SpinCo Group as Subsidiaries of Viamet prior to the Distribution), but excluding the Intellectual Property set forth on Schedule 1.1(d);

(d) the capital stock and other equity interests of each of Viamet’s Subsidiaries other than the SpinCo Group;

(e) the Viamet Books and Records;

(f) all Personal Property;

(g) all deposit accounts included in the calculation of the Net Asset/Liability Balance and all Cash and Cash Equivalents held by Viamet and its Subsidiaries (other than the SpinCo Group) as of the Distribution; excluding the amount set forth in clause (h) of the definition of SpinCo Assets;

(h) the Viamet Contracts;

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(i) all security deposits related to the Viamet Contracts; and

(j) all other Assets of Viamet and its Subsidiaries (treating for this purpose the SpinCo Group as Subsidiaries of Viamet prior to the Distribution) that are not SpinCo Assets.

“Viamet Board” has the meaning set forth in the Recitals to this Agreement.

“Viamet Books and Records” means originals or true and complete copies thereof, including electronic copies (if available), of (a) minute books, corporate charters and bylaws or comparable constitutive documents, records of share issuances and related corporate records, of the Viamet Group; (b) all books and records relating to (i) Transferred Employees, (ii) the purchase of materials, supplies and services for the Viamet Business, (iii) dealings with customers of the Viamet Business and (iv) Viamet Assets; (c) all files relating to any Action the Liability with respect to which is an Viamet Liability; and (d) all accounting and other legal and business books, records, ledgers and files and all personnel records, in each case, whether printed, electronic, contained on storage media or written, or in any other form, in each case to the extent relating to the Viamet Business. Notwithstanding the foregoing, “Viamet Books and Records” shall not include (A) any Tax Returns that relate solely to any SpinCo Group Member or (B) the SpinCo Books and Records.

“Viamet Business” means the businesses or operations of the Viamet Group other than the SpinCo Business.

“Viamet Contracts” means the following Contracts to which Viamet or any of its Subsidiaries (including, for purposes of this definition, the SpinCo Group) is a party or by which they or any of their respective Assets are bound and any rights or claims (whether accrued or contingent) of Viamet or any of its Subsidiaries arising thereunder:

(a) any Contract set forth on Schedule 1.1(i); and

(b) any other Contract that is not a SpinCo Contract.

“Viamet Group” means Viamet, the Antifungal Subs and each other Subsidiary of Viamet (other than SpinCo or any SpinCo Group Member).

“Viamet Group Member” means any Person now or hereafter included in the Viamet Group.

“Viamet Indemnified Parties” has the meaning set forth in Section 7.1.

“Viamet Liabilities” means:

(a) any and all Liabilities that are expressly contemplated by the Employee Matters Agreement as Liabilities to be retained or assumed by an Viamet Group Member, and all agreements and obligations of any Viamet Group Member under this Agreement or any of the Ancillary Documents;

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(b) any and all Liabilities relating to, arising out of or resulting from any Viamet Assets;

(c) the obligations related to any Viamet Contract;

(d) Liabilities under any invoice made out to a Viamet Group Member and dated prior to the Deemed Separation Date; and

(e) any and all other Liabilities of Viamet and its Subsidiaries (treating for this purpose the SpinCo Group as Subsidiaries of Viamet prior to the Distribution) that are not SpinCo Liabilities.

“Viamet LLC Agreement” means the Limited Liability Company Agreement (Fourth Amended and Restated) of Viamet Pharmaceutical Holdings, LLC, dated as of October 13, 2014.

“Viamet Members” means the holders of Viamet Series 1 Preferred Shares, Viamet Series 2 Preferred Shares, Viamet Series A Preferred Shares, Viamet Series B Preferred Shares, Viamet Series C1 Preferred Shares, Viamet Series C2 Preferred Shares , Viamet Series C3 Preferred Shares, Viamet Common A Shares, Viamet Common B Shares and Viamet Common C Shares.

ARTICLE 2

THE SEPARATION

Section 2.1 Contribution. At the Contribution Closing, the Parties shall execute the Contribution Agreement and Viamet shall contribute, assign, transfer and convey to SpinCo, and SpinCo shall accept, the Innocrin Shares pursuant to the Contribution Agreement. Such contribution, assignment, transfer and conveyance shall be effective as of the Contribution Closing.

Section 2.2 Transfer of Assets, Assumption of Liabilities.

(a) Except to the extent otherwise provided in this Agreement or any Ancillary Document, at the Asset Transfer Closing, (i) Viamet shall (and Viamet shall cause each other Viamet Group Member to) assign, transfer and convey to the applicable SpinCo Group Members, and SpinCo shall (and SpinCo shall cause each other SpinCo Group Member to) receive and accept from the Viamet Group Members, all of the Viamet Group Members’ right, title and interest in and to the SpinCo Assets not already owned by the SpinCo Group and (ii) SpinCo shall (and SpinCo shall cause each other SpinCo Group Member to) assign, transfer and convey to the applicable Viamet Group Members, and Viamet shall (and Viamet shall cause each other Viamet Group Member to) receive and accept from the SpinCo Group Members, all of the SpinCo Group Members’ right, title and interest in and to the Viamet Assets not already owned by the Viamet Group. Such assignments, transfers and conveyances shall be deemed effective as of the Deemed Separation Date, or at such other times as may be provided in each respective Ancillary Document and shall be subject to the terms and conditions of this Agreement and any applicable Ancillary Document. Unless otherwise provided in any Ancillary Document or prohibited by the terms of such Asset or applicable Law, any Assets deemed to be assigned, transferred or conveyed as of or after the Deemed Separation Date shall be held for the use and benefit, and at the expense, of the Party to whom such Assets shall be assigned, transferred or conveyed pursuant to this Agreement during the period between the Deemed Separation Date and the Asset Transfer Closing.

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(b) Except to the extent otherwise provided in this Agreement or any Ancillary Document, at the Asset Transfer Closing, (i) SpinCo shall (and SpinCo shall cause each other SpinCo Group Member to) assume and on a timely basis pay, perform, satisfy and discharge the SpinCo Liabilities in accordance with their respective terms and (ii) Viamet shall (and Viamet shall cause each other Viamet Group Member to) assume and on a timely basis pay, perform, satisfy and discharge the Viamet Liabilities in accordance with their respective terms. Such assumptions of SpinCo Liabilities and Viamet Liabilities shall be deemed effective as of the Deemed Separation Date, or at such other times as may be provided in each respective Ancillary Document and shall be subject to the terms and conditions of this Agreement and any applicable Ancillary Document. Unless otherwise provided in any Ancillary Document or prohibited by the terms of such Liability or applicable Law, any Liabilities deemed to be assumed as of or after the Deemed Separation Date shall be held for the account, and at the expense, of the Party by whom such Liability shall be assumed pursuant to this Agreement during the period between the Deemed Separation Date and the Asset Transfer Closing.

(c) Following the Distribution, if at any time or from time to time any Party (or Person in such Party’s respective Group) shall receive or otherwise possess any Asset or Liability, as applicable, that is allocated to any other Person pursuant to this Agreement or any Ancillary Document, such Party shall use its reasonable best efforts to promptly transfer, convey, accept or assume, or cause to be transferred, conveyed, accepted or assumed, such Asset or Liability, as applicable, to the Person so entitled thereto or responsible for the assumption thereof. Any transfer, conveyance, acceptance or assumption made pursuant to this Section 2.2(c) shall be treated by the Parties for all purposes as if it had occurred immediately prior to the Distribution.

Section 2.3 Recapitalization. At the Recapitalization Closing, Viamet and SpinCo shall execute the SpinCo A&R LLC Agreement pursuant to which Viamet’s membership interest in SpinCo shall be modified to consist of the SpinCo Shares. Such transactions, which constitute the Recapitalization, shall be effective as of the Recapitalization Closing.

Section 2.4 Closings.

(a) The consummation of the transactions contemplated by Section 2.1 (the “Contribution Closing”) shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109 or such other place as the parties to this Agreement may agree, or by remote exchange of signatures and documents, as promptly as practicable on the Closing Date. In furtherance of the Contribution, at the Contribution Closing, (i) Viamet shall deliver to SpinCo a stock power duly executed by Viamet assigning to SpinCo the Innocrin Shares, accompanied by one or more stock certificates representing the Innocrin Shares and (ii) the parties shall execute and deliver to each other such agreements and other documents as, and to the extent, necessary or convenient to evidence the Contribution.

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(b) The consummation of the transactions contemplated by Section 2.2 (the “Asset Transfer Closing”) shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109 or such other place as the parties to this Agreement may agree, or by remote exchange of signatures and documents, immediately after the Contribution on the Closing Date. In furtherance of the Asset Transfers and Liability Assumptions, except to the extent otherwise provided in this Agreement or in any Ancillary Document, at the Asset Transfer Closing, the parties shall execute and deliver, and they shall cause their respective Subsidiaries and Representatives, as applicable, to execute and deliver: (i) such bills of sale, stock powers, certificates of title, assignments of Contracts, subleases and other instruments of transfer, conveyance and assignment as, and to the extent, necessary or appropriate to evidence (x) the transfer, conveyance and assignment to SpinCo (or, as applicable, another SpinCo Group Member) of all of the Viamet Group Members’ right, title and interest in and to the SpinCo Assets and (y) the transfer, conveyance and assignment to Viamet (or, as applicable, another Viamet Group Member) of all of the SpinCo Group Members’ right, title and interest in and to the Viamet Assets, and (ii) such assumptions of Contracts and other instruments of assumption as, and to the extent, necessary or convenient to evidence the valid and effective assumption of (x) the SpinCo Liabilities by the SpinCo Group Members and (y) the Viamet Liabilities by the Viamet Group Members; provided that each of such conveyance documents described in clauses (i) and (ii) shall provide that in the event of any conflict between such conveyance documents and this Agreement, the provisions of this Agreement shall control.

(c) The consummation of the transactions contemplated by Section 2.3 (the “Recapitalization Closing”) shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109 or such other place as the parties to this Agreement may agree, or by remote exchange of signatures and documents, after the Contribution and immediately prior to the Distribution on the Closing Date. In furtherance of the Recapitalization, at the Recapitalization Closing, (i) the Parties shall execute and deliver, and they shall cause their respective Subsidiaries and Representatives, as applicable, to execute and deliver, such agreements and other documents as, and to the extent, necessary or convenient to evidence the Recapitalization and (ii) to the extent not executed and delivered prior thereto, the parties shall execute and deliver the Ancillary Documents.

Section 2.5 No Representations or Warranties. Each party hereto (on its behalf and on behalf of its Affiliates and Representatives) acknowledges and agrees that, except as expressly set forth in this Agreement or any Ancillary Document, (a) no Person makes any representation or warranty, express or implied, as to any SpinCo Asset, the SpinCo Shares, any SpinCo Liability, the SpinCo Business, any Viamet Asset, any Viamet Liability or the Viamet Business, including as to any Consent required in connection with, title to, value or freedom from any Liens of, or the absence of any defenses or right of setoff or freedom from counterclaim with respect to, the SpinCo Shares or any SpinCo Asset or any Viamet Asset, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any SpinCo Asset, the SpinCo Shares, any Viamet Asset or other thing of value upon the execution, delivery and filing hereof or thereof, (b) all SpinCo Assets, all Viamet Assets and the SpinCo Shares are being transferred on an “as is,” “where is” basis and (c) the intended transferee of any Asset shall bear the economic and legal risks that (i) any conveyance proves to be insufficient to vest in the transferee good and marketable title, free and clear of any Lien (provided that no SpinCo Group Member shall take any action after the Asset Transfer Closing that would cause

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any Viamet Asset to become subject to a Lien), (ii) any necessary Consents are not obtained or (iii) any requirements of Laws or judgments are not complied with. Each party hereto (on its behalf and on behalf of its Affiliates and Representatives) specifically acknowledges and agrees that (i) except for those representations and warranties expressly set forth in this Agreement or any Ancillary Document, it is not relying upon and has not relied upon any representations or warranties that may have been made by any Person in connection with the transactions contemplated by this Agreement or any Ancillary Document, and (ii) each other party hereto has specifically disclaimed, and hereby specifically disclaims, (x) any representation or warranty made by any Person in connection with the transactions contemplated by this Agreement or any Ancillary Document other than those expressly set forth in this Agreement or any Ancillary Document and (y) any obligation or duty to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in this Agreement or any Ancillary Document. Each Party acknowledges and agrees (on its behalf and on behalf of its Affiliates and Representatives) that this Section 2.5 shall not limit BPE’s right to rely on the representations set forth in the Securities Purchase Agreement.

Section 2.6 Transfers Not Effected at the Asset Transfer Closing. To the extent that any transfer or conveyance of any Asset or acceptance or assumption of any Liability required by this Agreement to be so transferred, conveyed, accepted or assumed in connection with the Asset Transfer shall not have been completed prior to the Distribution, the Parties shall use reasonable best efforts to effect such transfer, conveyance, acceptance or assumption as promptly following the Distribution as shall be practicable. Nothing in this Agreement shall be deemed to require the transfer or conveyance of any Assets or the acceptance or assumption of any Liabilities which by their terms or operation of Law cannot be so transferred, conveyed, accepted or assumed; provided, however, that the Parties shall use reasonable best efforts to obtain any necessary Consents for the transfer, conveyance, acceptance or assumption (as applicable) of all Assets and Liabilities required by this Agreement to be so transferred, conveyed, accepted or assumed. In the event that any such transfer, conveyance, acceptance or assumption (as applicable) has not been completed effective as of and after the Asset Transfer Closing, to the extent not prohibited by the terms of such Asset or Liability or applicable Law, the Party retaining such Asset or Liability shall thereafter hold such Asset for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and retain such Liability for the account, and at the expense, of the Party by whom such Liability should have been assumed or accepted pursuant to this Agreement, and take such other actions as may be reasonably requested by the Party to which such Asset should have been transferred or conveyed, or by whom such Liability should have been assumed or accepted, as the case may be, in order to place such Party, insofar as reasonably possible, in the same position as would have existed had such Asset or Liability been transferred, conveyed, accepted or assumed (as applicable) as contemplated by this Agreement, including possession, use, risk of loss, potential for gain and control over such Asset or Liability. As and when any such Asset or Liability becomes transferable, the Parties shall use reasonable best efforts to promptly effect such transfer, conveyance, acceptance or assumption (as applicable). Any transfer, conveyance, acceptance or assumption made pursuant to this Section 2.6 shall be treated by the Parties for all purposes as if it had occurred at the Deemed Separation Date, except as otherwise required by applicable Law or GAAP. The Party retaining any Asset or Liability due to the deferral of the transfer and conveyance of such Asset or the deferral of the acceptance and assumption of such Liability pursuant to this Section 2.6 or otherwise shall not be obligated by this Agreement, in connection with this Section 2.6, to expend any money or take any action that would require the expenditure of money unless and to the extent the Party entitled to such Asset or the Party intended to assume such Liability advances or agrees to reimburse it for the necessary funds.

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Section 2.7 [Reserved]

Section 2.8 Termination of Inter-Group Agreements.

(a) SpinCo and each SpinCo Group Member, on the one hand, and Viamet and each Viamet Group Member, on the other hand, hereby terminate any and all Contracts, agreements, arrangements, commitments or understandings, whether or not in writing, between or among SpinCo or any SpinCo Group Member, on the one hand, and any Viamet Group Member, on the other hand (including, without limitation, the Contracts, agreements, arrangements, commitments and understandings set forth on Schedule 2.8(a)), which terminations shall be deemed effective as of the Deemed Separation Date. No such terminated Contract, agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Deemed Separation Date. Except as otherwise set forth or described on Schedule 2.8(a), as of the Deemed Separation Date, (i) all intercompany accounts receivable of SpinCo or any SpinCo Group Member that are due from Viamet or any Viamet Group Member shall be offset by all intercompany accounts payable owed by SpinCo or any SpinCo Group Member to Viamet or any Viamet Group Member and (ii) the cash to be transferred from the Viamet Group to the SpinCo Group as a SpinCo Asset shall be increased by any net account receivable that is payable by Viamet to SpinCo after such offset (a “Net Receivable”) or decreased by any net account payable that is payable by SpinCo to Viamet after such offset (a “Net Payable”), as applicable, in accordance with the definition of Innocrin Net Working Capital. Each Party shall, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 2.8(a) shall not apply to any of the following Contracts, agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement or any Ancillary Document (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Document to be entered into by either Party or any of their respective Group Members); (ii) any Contracts, agreements, arrangements, commitments or understandings set forth or described in Schedule 2.8(b)(ii); and (iii) any Contracts, agreements, arrangements, commitments or understandings to which any Person other than the parties hereto and their respective Affiliates is a party.

Section 2.9 Bank Accounts.

(a) It is intended that SpinCo and Viamet will maintain separate bank accounts and separate cash management processes.

(b) As between Viamet and SpinCo (and the members of their respective Groups), all payments made and reimbursements received after the date hereof by either Party (or member of its Group) that relate to a business, Asset or Liability of the other Party (or member of its Group) shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party the amount of such payment or reimbursement without right of set-off.

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Section 2.10 Certain Matters Governed Exclusively by Ancillary Documents. Each of Viamet and SpinCo agrees on behalf of itself and the members of its Group that, except as explicitly provided in this Agreement, (i) the Employee Matters Agreement shall exclusively govern the allocation of Assets and Liabilities related to employee and employee benefits-related matters, including the existing equity plan with respect to employees and former employees of both the Viamet Group Members and the SpinCo Group Members (it being understood that any such Assets and Liabilities, as allocated pursuant to the Employee Matters Agreement, shall constitute SpinCo Assets, SpinCo Liabilities, Viamet Assets or Viamet Liabilities, as applicable, hereunder and shall be subject to ARTICLE 7 hereof), and (ii) the Transition Services Agreement shall exclusively govern all matters relating to the provision of the services identified therein to be provided by each Party to the other on a transitional basis following the Distribution.

Section 2.11 Post-Closing Adjustment.

(a) Within sixty (60) days following the Closing Date, Viamet shall prepare and deliver to SpinCo a preliminary calculation of the Cash Amount (the “Preliminary Cash Amount”). On the thirtieth (30th) day following the delivery of the calculation of the Preliminary Cash Amount to SpinCo (the “Objection Deadline Date”), the Preliminary Cash Amount shall be deemed to be the final Cash Amount (and shall, for purposes of this Agreement, be deemed to be final and binding on the Parties) unless, prior to the Objection Deadline Date, SpinCo shall have delivered to Viamet a notice (the “Objection Notice”) describing in reasonable detail its objections to the Preliminary Cash Amount calculation (including reasonable detail regarding the item or items in dispute, a statement of the amount of each adjustment that SpinCo believes should be made to the Preliminary Cash Amount calculation and copies of any books and records supporting such statement). Any items in the Preliminary Cash Amount calculation that are not objected to in the Objection Notice shall be deemed to be final and binding on the Parties. The objections described in any Objection Notice timely delivered pursuant to this Section 2.11(a) shall be resolved as follows:

(i) Viamet and SpinCo shall each cooperate in good faith to resolve any such objections and any such resolution shall be final and binding on all Parties. If Viamet and SpinCo do not resolve all such objections within thirty (30) days after Viamet’s receipt of the Objection Notice (the “Objection Date”), then either Viamet or SpinCo may, within ten (10) business days after the Objection Date, submit the Unresolved Objections to the Neutral Accountant. Viamet and SpinCo shall direct the Neutral Accountant to, within thirty (30) days following such submission, resolve the Unresolved Objections and such resolution shall be final and binding on all Parties. If neither Viamet nor SpinCo submits such Unresolved Objections to the Neutral Accountant within ten (10) days after the Objection Date, the Preliminary Cash Amount calculation prepared by Viamet shall be the final Cash Amount and shall, for purposes of this Agreement, be deemed to be final and binding on the Parties.

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(ii) Each of Viamet and SpinCo shall submit to the Neutral Accountant (with a copy delivered to the other on the same day), within ten (10) days after the date of the engagement of the Neutral Accountant, a memorandum (which may include supporting exhibits) setting forth their respective positions on the Unresolved Objections. Each of Viamet and SpinCo may (but shall not be required to) submit to the Neutral Accountant (with a copy delivered to the other on the same day), within twenty (20) days after the date of the engagement of the Neutral Accountant, a memorandum responding to the initial memorandum submitted to the Neutral Accountant by the other Party. Unless requested by the Neutral Accountant in writing, no Party may present any additional information or arguments to the Neutral Accountant, either orally or in writing.

(iii) Within thirty (30) days after the date of its engagement hereunder, the Neutral Accountant shall issue a written memorandum which shall include a revised calculation of the Cash Amount, comprised of the Preliminary Cash Amount calculation as adjusted (A) pursuant to any resolutions to objections agreed upon by Viamet and SpinCo and (B) pursuant to the Neutral Accountant’s resolution of the Unresolved Objections (provided that the Neutral Accountant’s resolution of each Unresolved Objection shall consist of the determination of an appropriate value for each item that is the subject of an Unresolved Objection, which value shall be equal to one of, or between, the values proposed by Viamet in the Preliminary Cash Amount calculation and by SpinCo in its Objection Notice). The Neutral Accountant shall review only those matters specified in the Unresolved Objections and shall make no changes to the Preliminary Cash Amount calculation except as are required to resolve the Unresolved Objections. The Cash Amount calculation provided by the Neutral Accountant pursuant to this Section 2.11(a)(iii) shall be deemed to be the final Cash Amount and shall, for purposes of this Agreement, be deemed to be final and binding on the Parties hereto.

(iv) The final Cash Amount, as determined in accordance with this Section 2.11(a), including the resolution by the Neutral Accountant of any Unresolved Objections, shall, for purposes of this Agreement, be final and binding upon the Parties. The Parties agree that the procedure set forth in this Section 2.11(a) for resolving disputes with respect to the Preliminary Cash Amount calculation shall (notwithstanding anything to the contrary contained in this Agreement) be the sole and exclusive method for resolving any such disputes. The Neutral Accountant’s determination may be enforced in any court of competent jurisdiction, but, absent manifest error on the part of the Neutral Accountant, the substance of the Neutral Accountant’s determination shall not be subject to review through Section 8.2 or otherwise. In performing its duties specified in this Section 2.11, the Neutral Accountant shall act as an expert and not an arbitrator.

(v) The costs and fees related to such determination by the Neutral Accountant, including the costs relating to any negotiations with the Neutral Accountant with respect to the terms and conditions of such Neutral Accountant’s engagement, will be paid by Viamet and SpinCo on an inversely proportional basis, based upon the relative portions of the amounts in dispute that have been submitted to the Neutral Accountant for resolution that ultimately are awarded to each of Viamet and SpinCo (e.g., if $100,000 is in dispute, and of that amount the Neutral Accountant awards $75,000 to Viamet and $25,000 to SpinCo, then Viamet will be responsible for 25%, and SpinCo will be responsible for 75%, of the costs and fees of the Neutral Accountant).

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(b) If the Estimated Cash Amount exceeds the final Cash Amount, SpinCo shall pay to Viamet the amount of such excess. If the final Closing Balance exceeds the Estimated Cash Amount, Viamet shall pay to SpinCo the amount of such excess.

(c) Any amounts due to be paid by one or more Parties pursuant to Section 2.11(b) shall be paid by the relevant Party or Parties by wire transfer of immediately available funds to an account specified in writing by the receiving party, on or prior to the fifth (5th) business day following the date on which the calculation of the Cash Amount becomes final and binding.

(d) Following Viamet’s delivery of the Preliminary Cash Amount to SpinCo until the final resolution of all disputes relating to the Preliminary Cash Amount and the Cash Amount, each of Viamet and SpinCo shall afford to the other party and its Representatives, reasonable access, upon reasonable notice during normal business hours, to the personnel, properties, books and records of such first party and its Affiliates to the extent relevant to the preparation or evaluation of the calculation of the Preliminary Cash Amount or the final Cash Amount; provided that such access shall not (i) unreasonably disrupt the normal operations of such first party or any of its Affiliates or (ii) include any access to (x) any books and records that are subject to the attorney-client, work-product or other privilege or (y) any working papers of any independent accountants unless and until customary confidentiality and hold harmless agreements relating to such access to working papers in form and substance reasonably acceptable to the disclosing party and such independent accountants have been executed and delivered.

ARTICLE 3

ACTIONS PENDING THE DISTRIBUTION

Section 3.1 Actions Prior to the Distribution. Subject to the conditions specified in Section 3.2 and subject to Section 4.1(c), Viamet and SpinCo shall use reasonable best efforts to consummate the Distribution. Such efforts shall include taking the actions set forth in this Section 3.1.

(a) Viamet and SpinCo shall prepare and mail, prior to the Closing Date, to the Viamet Members, such information concerning SpinCo and the Distribution and such other matters as Viamet reasonably determines is necessary or desirable, including, without limitation, the information statement substantially in the form set forth on Exhibit H.

(b) SpinCo shall use reasonable best efforts to take all such action as may be necessary or desirable under applicable federal and state securities and blue sky Laws of the United States (and any comparable Laws under any foreign jurisdictions) in connection with the Distribution.

(c) Viamet and SpinCo shall, subject to Section 4.1(c), take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 3.2 to be satisfied and to effect the Distribution on the Closing Date.

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Section 3.2 Conditions Precedent to Consummation of the Distribution. Subject to Section 4.1(c), as soon as practicable after the date of this Agreement, the Parties shall use reasonable best efforts to satisfy the following conditions prior to the consummation of the Distribution. The obligations of the Parties to consummate the Distribution shall be conditioned on the satisfaction, or waiver by Viamet, of the following conditions:

(a) The Viamet Board shall have authorized and approved the Separation and Distribution and not withdrawn such authorization and approval, and shall have declared the dividend of the SpinCo Shares to the Viamet Members.

(b) Viamet Members holding not less than 96% of the voting securities of Viamet (determined on an as converted basis) (and in any event each Viamet Member holding Preferred Shares) shall have authorized and approved the Separation and Distribution by executing the Written Consent of Members substantially in the form set forth as Exhibit I, and not withdrawn any such consent.

(c) Each Ancillary Document shall have been executed by each party thereto.

(d) The Contribution, the Asset Transfers, the Liability Assumptions and the Recapitalization shall have been completed.

(e) The Parties shall have obtained any Consents necessary to consummate the Distribution, including, without limitation, the Consents set forth on Schedule 3.2(e), which Consents shall be in full force and effect.

(f) No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution shall be in effect, and no other event outside the control of Viamet shall have occurred or failed to occur that prevents the consummation of the Distribution.

(g) The actions and filings necessary or appropriate under applicable securities Laws in connection with the Distribution shall have been taken or made, and, where applicable, have become effective or been accepted.

(h) No other events or developments shall have occurred prior to the Distribution that, in the judgment of the Viamet Board, would result in the Distribution having a material adverse effect on Viamet or the Viamet Members.

(i) The SpinCo A&R LLC Agreement shall be in effect in substantially the form attached as Exhibit A.

The foregoing conditions are for the sole benefit of Viamet and shall not give rise to or create any duty on the part of Viamet or the Viamet Board to waive or not waive such conditions or in any way limit the right of Viamet to terminate this Agreement as set forth in Section 8.15 or alter the consequences of any such termination.

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ARTICLE 4

THE DISTRIBUTION

Section 4.1 The Distribution.

(a) Subject to Section 4.1(c), each of Viamet and SpinCo shall use its reasonable best efforts to promptly take any and all actions necessary or desirable to effect the Distribution on the Closing Date. Viamet shall effect the Distribution by distributing the SpinCo Shares in accordance with the Viamet LLC Agreement by means of a distribution to the Viamet Members as of the Record Date as follows:

(i) holders of Viamet Series 1 Preferred Shares shall receive one SpinCo Series 1 Preferred Share on account of each Viamet Series 1 Preferred Share,

(ii) holders of Viamet Series 2 Preferred Shares shall receive one SpinCo Series 2 Preferred Share on account of each Viamet Series 2 Preferred Share,

(iii) holders of Viamet Series A Preferred Shares shall receive one SpinCo Series A Preferred Share on account of each Viamet Series A Preferred Share,

(iv) holders of Viamet Series B Preferred Shares shall receive one SpinCo Series B Preferred Share on account of each Viamet Series B Preferred Share,

(v) holders of Viamet Series C1 Preferred Shares shall receive one SpinCo Series C1 Preferred Share on account of each Viamet Series C1 Preferred Share,

(vi) holders of Viamet Series C2 Preferred Shares shall receive one SpinCo Series C2 Preferred Share on account of each Viamet Series C2 Preferred Share,

(vii) holders of Viamet Series C3 Preferred Shares shall receive one SpinCo Series C3 Preferred Shares on account of each Viamet Series C3 Preferred Share,

(viii) holders of Viamet Common A Shares shall receive one SpinCo Common A Share on account of each Viamet Common A Share,

(ix) holders of Viamet Common B Shares shall receive one SpinCo Common B Share on account of each Viamet Common B Shares, and

(x) holders of Viamet Common C Shares shall receive one SpinCo Common C Share on account of each Viamet Common C Share.

(b) The Distribution shall be effective at 11:59 p.m. New York City time on the Distribution Date.

(c) To the extent any Viamet Common A Shares, Viamet Common B Shares or Viamet Common C Shares are subject to vesting, the SpinCo Shares received on account of such shares in the Distribution shall also be subject to vesting on substantially equivalent terms, including the same vesting schedule, provided that vesting shall not be subject to continued employment with Viamet if the holder will be an employee of SpinCo following the Spin-Off (but may be subject to such other vesting arrangements as are determined by the Board).

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(d) SpinCo shall cooperate with Viamet in all respects to accomplish the Distribution and shall, at Viamet’s direction, promptly take any and all actions necessary or desirable to effect the Distribution. For the avoidance of doubt, Viamet shall have the right not to complete the Distribution as set forth in Section 8.15.

Section 4.2 Certain Shareholder Matters.

(a) On or prior to the Distribution Date, Viamet shall deliver to SpinCo true, correct and complete copies of the stock and transfer records reflecting the Viamet Members entitled to receive SpinCo Shares in connection with the Distribution. On the Distribution Date or as soon as reasonably practicable thereafter, Viamet shall provide notice to each such holder or designated transferee(s) of such holder of the number of SpinCo Shares distributed to such holder in the Distribution. Viamet and SpinCo shall cooperate with each other in connection with all aspects of the Distribution and all other matters relating to the issuance of the SpinCo Shares to be distributed to the Viamet Members in connection with the Distribution.

(b) Effective immediately upon the Distribution, each Person that acquires a SpinCo Share in the Distribution shall be admitted as a member under the SpinCo A&R LLC Agreement and shall be treated as a “Member” for all purposes thereunder.

(c) From and after the Distribution, SpinCo shall regard each Person that acquires a SpinCo Share in the Distribution as the record holder of such SpinCo Shares without requiring any action on the part of such Person, until such time as such Person shall have duly transferred the SpinCo Shares received in the Distribution in accordance with applicable Law or any other applicable restrictions, including restrictions under the SpinCo A&R LLC Agreement. SpinCo agrees that, until any transfer of such SpinCo Shares is validly effected, each such holder shall be entitled to all rights and be subject to all obligations as a “Member” under the SpinCo A&R LLC Agreement, including the right to receive all distributions payable on, and exercise voting rights (if any) and all other rights and privileges with respect to, the SpinCo Shares then held by such holder in accordance with the SpinCo A&R LLC Agreement.

(d) Viamet shall be entitled to and shall deduct and withhold Taxes from the distribution of SpinCo Shares to Viamet Members pursuant to this Agreement as required by Law. Any amount that is so deducted and withheld shall be paid over to the applicable Governmental Authority, and any such amount so deducted, withheld and paid shall be deemed for purposes of this Agreement to have been distributed to the Person in respect of which such amount was so deducted and withheld.

(e) On or as soon as practicable after the Distribution Date, Viamet will mail to each Viamet Member a certificate representing the SpinCo Shares distributed to such holder.

ARTICLE 5

ACCESS TO INFORMATION; FINANCIAL STATEMENTS

Section 5.1 Restrictions on Disclosure of Information.

(a) Generally. Without limiting any rights or obligations under any other existing or future agreement between the Parties and any other members of their respective Group relating to confidentiality, for ten (10) years after the Distribution each Party shall, and each Party shall cause its respective Group Members and use its reasonable best efforts to cause

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its Representatives to, hold in confidence, with at least the same degree of care that applies to Viamet’s confidential and proprietary Information pursuant to policies in effect as of the Distribution Date, all confidential and proprietary Information concerning the other Group that is either in its possession as of the Distribution or furnished by the other Group or its respective Representatives at any time pursuant to this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby. Notwithstanding the foregoing, each Party, its respective Group Members and its Representatives, may disclose such Information to the extent that such Party can demonstrate that such Information is or was (i) in the public domain other than by the breach of this Agreement or by breach of any other agreement between or among the Parties and/or any of their respective Group Members relating to confidentiality, (ii) lawfully acquired from a third Person on a non-confidential basis or (iii) independently developed by, or on behalf of, such Party by Persons who do not have access to, or descriptions of, any such Information. Each Party shall maintain, and shall cause its respective Group Members and use its reasonable best efforts to cause its Representatives to maintain, policies and procedures, and develop such further policies and procedures as shall from time to time become necessary or appropriate, to ensure compliance with this Section 5.1. Nothing in this ARTICLE 5 shall be deemed to limit either Party’s exercise of its rights under the License Agreements. Following the Distribution, each Party shall, upon the reasonable request and at the expense of the other Party, use commercially reasonable efforts to enforce any agreement between it and a third party providing for the confidential treatment or nondisclosure of the requesting Party’s confidential information, if and to the extent such requesting Party is unable to enforce such agreement directly.

(b) Disclosure of Third-Person Information. SpinCo acknowledges that it and other SpinCo Group Members may have in its or their possession confidential or proprietary Information of third Persons that was received under confidentiality or non-disclosure agreements with such third Persons while part of Viamet. SpinCo shall, and SpinCo shall cause its respective Group Members and use its reasonable best efforts to cause its and their respective Representatives to, hold in confidence the confidential and proprietary Information of third Persons to which any SpinCo Group Member has access, in accordance with the terms of any agreements entered into prior to the Distribution between Viamet Group Members (whether acting through, on behalf of, or in connection with, the SpinCo Business) and such third Persons.

Section 5.2 Protective Arrangements. If either Party or any of its respective Group Members or Representatives becomes required to or has received a request to make a Required Disclosure of any Information that it is otherwise obligated to hold in confidence pursuant to Section 5.1, such Party shall notify the other Party prior to disclosing or providing such Information and shall cooperate at the expense of such other Party in seeking any reasonable protective arrangements (including by seeking confidential treatment of such Information) requested by such other Party. If such protective arrangements are not obtained, or if the other Party waives compliance with this Section 5.2, the Party that is (or whose Group Members are) required or requested to make such Required Disclosure shall (a) disclose only that portion of the Information which its legal counsel advises it is legally required to disclose and (b) promptly provide the other Party with a copy of the Information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such Information was disclosed. Notwithstanding the foregoing, a Party or its respective Group Members may make any public disclosure it believes in good faith is required by applicable securities laws, regulations or stock market rules, provided that such Party or Group Member uses reasonable efforts to advise the other Party of such disclosure and provide the other Party with a copy of the proposed disclosure prior to making the disclosure.

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Section 5.3 Provision of Corporate Records; Access to Information.

(a) As soon as practicable following the date hereof, to the extent not effectuated prior to the date hereof and subject to the provisions of this Section 5.3(a), Viamet and SpinCo shall transition (i) to SpinCo all SpinCo Books and Records in the possession of any Viamet Group Member, and (ii) to Viamet all Viamet Books and Records in the possession of any SpinCo Group Member. Each Party may retain copies of books and records delivered to the other, subject to such Party’s compliance with confidentiality obligations set forth in Section 5.1 with respect to the Information contained in such books and records.

(b) During the Retention Period, each Party shall cooperate with and afford, and shall cause its respective Group Members and use its reasonable best efforts to cause its Representatives to cooperate with and afford, to the other Party reasonable and timely access during normal business hours upon reasonable advance request to all Information (other than Information which is (i) protected from disclosure by the attorney-client privilege or work product doctrine, (ii) proprietary in nature, (iii) the subject of a confidentiality agreement between such Party and a third Person that prohibits disclosure to the other Party (provided, however, that if requested by the other Party, such Party shall use reasonable best efforts to seek a waiver of or other relief from such confidentiality agreement, it being understood that no Party shall be obligated to pay any consideration (or otherwise incur any Liability or obligation) therefor to any third Person from whom any such waiver is sought), or (iv) prohibited from disclosure under applicable Law (any such Information described in the foregoing clauses (i) through (iv), “Restricted Information”)) owned by such Party or one of its Group Members or within such Party’s or any of its respective Group Member’s or Representative’s possession which is created prior to the Distribution Date and which relates to the requesting Party’s (the “Requestor”) business, assets or liabilities, and such access is reasonably required by the Requestor (A) to comply with requirements imposed on the Requestor by any Law or Governmental Authority (including to make any Required Disclosure), (B) for use in preparation for or the prosecution or defense of any Action (except for any Action between the Parties or any of their respective Group Members), (C) to satisfy audit, accounting, Tax or similar requirements, (D) to obtain insurance, or (E) to comply with the Requestor’s obligations under this Agreement or any Ancillary Document. As used in this Agreement, “access” shall mean the obligation of a Party in possession of Information (the “Possessor”) requested by the Requestor to exert reasonable best efforts to locate all requested Information that is owned and/or possessed by Possessor or any respective Group Members or Representatives. The Possessor, at its own expense, shall conduct a diligent search designed to identify all requested Information and shall collect all such Information for inspection by the Requestor during normal business hours at the Possessor’s place of business. Subject to such confidentiality and/or security obligations as the Possessor may reasonably deem necessary, the Requestor may have all requested Information duplicated at Requestor’s expense. Alternatively, the Possessor may choose to deliver, at the Requestor’s expense, all requested Information to the Requestor in the form reasonably requested by the Requestor. The Possessor shall notify the Requestor in writing at the time of delivery if such Information is to be returned to the Possessor. In such case, the Requestor shall

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return such Information when no longer needed to the Possessor at the Possessor’s expense. In connection with providing Information pursuant to this Section 5.3, each Party shall, upon the request of the other Party and upon reasonable advance notice, make available during normal business hours its respective employees (and those employees of its respective Group Members and Representatives, as applicable) to the extent that they are reasonably necessary to discuss and explain all requested Information with and to the Requestor.

(c) Any Information owned by one Group that is provided to a Requestor hereunder shall be deemed to remain the property of the providing Party. Except as specifically set forth herein, nothing herein shall be construed as granting or conferring rights of license or otherwise in any such Information.

Section 5.4 Record Retention. During the Retention Period, SpinCo shall, and SpinCo shall cause each of the other SpinCo Group Members to, maintain a record retention policy with respect to Information owned by or in the possession of the SpinCo Group and which is created prior to the Distribution Date that is no less stringent than Viamet’s past practices prior to the Distribution Date. During the Retention Period, Viamet shall, and shall cause each of the other Viamet Group Members to, maintain a record retention policy with respect to Information owned by or in the possession of the Viamet Group and which is created prior to the Distribution Date that is no less stringent than Viamet’s past practices prior to the Distribution Date. Each Party shall, at its sole cost and expense, preserve and retain all Information in its respective possession or control that the other Party has the right to access pursuant to Section 5.3 or that it is required to preserve and retain in accordance with such record retention policy or for any longer period as may be required by (a) any Governmental Authority, (b) any litigation matter, (c) applicable Law, or (d) any Ancillary Document (as applicable, the “Retention Period”). If either Party wishes to dispose of any Information that it is obligated to retain under this Section 5.4 prior to the expiration of the Retention Period, then that Party shall first provide 45 days’ written notice to the other Party, and the other Party shall have the right, at its option but at the expense of the Party that desires to dispose of such Information, upon prior written notice within such 45-day period, to take possession of such Information within 90 days after the date of the notice provided pursuant to this Section 5.4. Written notice of intent to dispose of such Information shall include a description of the Information in detail sufficient to allow the other Party to reasonably assess its potential need to retain such materials.

Section 5.5 Production of Witnesses. After the Distribution, each Party shall use reasonable best efforts, and shall cause each of its respective Group Members to use reasonable best efforts, to make available to each other, upon written request, its past and present Representatives as witnesses to the extent that any such Representatives may reasonably be required (giving consideration to the business demands upon such Representatives) in connection with preparing for, defending or prosecuting any legal, administrative or other proceedings in which the requesting Party may from time to time be involved. In connection with any matter contemplated by this Section 5.5 or any Information provided under Section 5.3 for use in a litigation, the Parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of any Group.

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Section 5.6 Financial Statements and Accounting.

(a) Until the end of the first full fiscal year occurring after the Distribution Date (and for a reasonable period of time afterwards as required by Law for Viamet to prepare consolidated financial statements or complete a financial statement audit for any period during which the financial results of the SpinCo Group were consolidated with those of Viamet), SpinCo shall use its reasonable best efforts to enable Viamet to meet its timetable for dissemination of its financial statements and to enable Viamet’s auditors to timely complete their annual audit and quarterly reviews of financial statements. As part of such efforts, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (i) SpinCo shall authorize and direct its auditors to make available to Viamet’s auditors, within a reasonable time prior to the date of Viamet’s auditors’ opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of SpinCo and (y) work papers related to such annual audits and quarterly reviews, to enable Viamet’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of SpinCo’s auditors as it relates to Viamet’s auditors’ opinion or report and (ii) until all such audits are complete, SpinCo shall provide reasonable access during normal business hours for Viamet’s internal auditors, counsel and other designated representatives to (x) the premises of SpinCo and its Subsidiaries and all Information (and duplicating rights) within the knowledge, possession or control of SpinCo and its Subsidiaries and (y) the officers and employees of SpinCo and its Subsidiaries, so that Viamet may conduct reasonable audits relating to the financial statements provided by SpinCo and its Subsidiaries; provided, however, that such access shall not be unreasonably disruptive to the business and affairs of the SpinCo Group. Notwithstanding the foregoing, this Section 5.6(a) shall not require either Party to provide the other Party with any Restricted Information.

(b) Until the end of the first full fiscal year occurring after the Distribution Date (and for a reasonable period of time afterwards or as required by Law), Viamet shall use its reasonable best efforts to enable SpinCo to meet its timetable for dissemination of its financial statements and to enable SpinCo’s auditors to timely complete their annual audit of financial statements. As part of such efforts, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (i) Viamet shall authorize and direct its auditors to make available to SpinCo’s auditors, within a reasonable time prior to the date of SpinCo’s auditors’ opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of Viamet and (y) work papers related to such annual audits and quarterly reviews, to enable SpinCo’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of Viamet’s auditors as it relates to SpinCo’s auditors’ opinion or report and (ii) until all such audits are complete, Viamet shall provide reasonable access during normal business hours for SpinCo’s internal auditors, counsel and other designated representatives to (x) the premises of Viamet and its Subsidiaries and all Information (and duplicating rights) within the knowledge, possession or control of Viamet and its Subsidiaries and (y) the officers and employees of Viamet and its Subsidiaries, so that SpinCo may conduct reasonable audits relating to the financial statements provided by Viamet and its Subsidiaries; provided, however, that such access shall not be unreasonably disruptive to the business and affairs of the Viamet Group. Notwithstanding the foregoing, this Section 5.6(b) shall not require either Party to provide the other Party with any Restricted Information.

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Section 5.7 Reimbursement. Unless otherwise provided in this ARTICLE 5, each Party providing access to Information or witnesses to the other Party pursuant to Section 5.3, Section 5.4, Section 5.5 or Section 5.6 shall be entitled to receive from the receiving Party, reasonably promptly following the presentation of invoices therefor, payment for all reasonable costs and expenses (excluding allocated compensation, salary and overhead expenses) as may be reasonably incurred in providing such Information or witnesses.

Section 5.8 Other Agreements Regarding Access to Information. The rights and obligations of the Parties under this ARTICLE 5 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement or any Ancillary Document.

Section 5.9 Limitations of Liability. Except as otherwise provided in ARTICLE 7, no Person shall have any Liability in the event that any Information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of willful misconduct by the Person providing such Information.

ARTICLE 6

ADDITIONAL COVENANTS AND OTHER MATTERS

Section 6.1 Further Assurances. Subject to the terms and conditions set forth elsewhere in this Agreement and the Ancillary Documents:

(a) each Party shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the Contribution, the Separation, the Recapitalization, the Distribution and the other transactions contemplated hereby and by the Ancillary Documents, including using reasonable best efforts to, and, except to the extent restricted by Law, cooperating with the other Party to (i) obtain all Consents from any Governmental Authority or other third party necessary or advisable in connection with the consummation of the Contribution, the Separation, the Recapitalization, the Distribution and the other transactions contemplated hereby or by any Ancillary Document, (ii) avoid any Action by any Governmental Authority in connection with the consummation of the Contribution, the Separation, the Recapitalization, the Distribution and the other transactions contemplated hereby or by any Ancillary Document, and (iii) defend any Actions, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed;

(b) at the request and expense of SpinCo, Viamet shall execute and deliver, and shall cause applicable Viamet Group Members to execute and deliver, to SpinCo and/or applicable SpinCo Group Members such other instruments of transfer, conveyance, assignment, substitution and confirmation and take such other actions as SpinCo may reasonably deem necessary or desirable in order to (i) transfer, convey and assign to SpinCo and the other SpinCo

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Group Members, as applicable, the SpinCo Assets, (ii) put SpinCo and the other SpinCo Group Members, as applicable, in actual possession and operating control thereof and (iii) permit SpinCo and the other SpinCo Group Members, as applicable, to exercise all rights with respect thereto;

(c) at the request and expense of Viamet, SpinCo shall execute and deliver, and shall cause applicable SpinCo Group Members to execute and deliver, to Viamet and/or applicable Viamet Group Members such other instruments of transfer, conveyance, assignment, substitution and confirmation and take such other actions as Viamet may reasonably deem necessary or desirable in order to (i) transfer, convey and assign to Viamet and the other Viamet Group Members, as applicable, the Viamet Assets, (ii) put Viamet and the other Viamet Group Members, as applicable, in actual possession and operating control thereof and (iii) permit Viamet and the other Viamet Group Members, as applicable, to exercise all rights with respect thereto;

(d) at the request and expense of Viamet, SpinCo shall execute and deliver, and shall cause the applicable SpinCo Group Members to execute and deliver, to Viamet and any applicable Viamet Group Members all instruments, assumptions, novations, undertakings, substitutions or other documents and take such other action as Viamet may reasonably deem necessary or desirable in order to ensure that SpinCo and the other SpinCo Group Members fully and unconditionally assume and discharge the SpinCo Liabilities as contemplated under this Agreement, the Ancillary Documents or any document in connection herewith or therewith; and

(e) at the request and expense of SpinCo, Viamet shall execute and deliver, and shall cause the applicable Viamet Group Members to execute and deliver, to SpinCo and any applicable SpinCo Group Members all instruments, assumptions, novations, undertakings, substitutions or other documents and take such other action as SpinCo may reasonably deem necessary or desirable in order to ensure that Viamet and the other Viamet Group Members fully and unconditionally assume and discharge the Viamet Liabilities as contemplated under this Agreement, the Ancillary Documents or any document in connection herewith or therewith.

Section 6.2 Performance. Viamet shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Document to be performed by any Viamet Group Member. SpinCo shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Document to be performed by any SpinCo Group Member. Each Party further agrees that it shall cause its other Group Members not to take any action or fail to take any action inconsistent with such Party’s obligations under this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby.

Section 6.3 Insurance Matters. SpinCo acknowledges and agrees that from and after the Distribution Date (a) no Viamet Group Member shall purchase or maintain, or cause to be purchased or maintained, any insurance policy for the protection of SpinCo or any SpinCo Group Member or any of their respective directors and officers, and (b) the SpinCo Group shall purchase insurance coverage sufficient to protect its interests.

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Section 6.4 Signs; Use of Names. After the Distribution, without the prior written consent of the other Party, (a) no SpinCo Group Member shall use or display any Trademarks owned by or licensed to any Viamet Group Member that have not been assigned or licensed to such SpinCo Group Member, and (b) no Viamet Group Member shall use or display any Trademarks owned by or licensed to any SpinCo Group Member that have not been assigned or licensed to such Viamet Group Member; provided, that notwithstanding the foregoing, nothing contained in this Agreement shall (x) prevent either Party from using the other’s name in public filings with Governmental Authorities, materials intended for distribution to either Party’s shareholders or members or any other communication in any medium that describes the relationship between the Parties or the respective businesses of the Parties, including materials distributed to employees relating to the transition of employee benefit plans and materials used in connection with any Post-Distribution Financing or (y) require the amendment of any agreement or other legal instrument bearing the former name of Innocrin.

Section 6.5 Indemnification of SpinCo Officers and Directors. From the Distribution Date until the sixth anniversary of the Distribution Date, SpinCo shall fulfill and honor in all respects its obligations pursuant to its constitutive documents or other agreements providing for the indemnification, advancement of expenses and exculpation from liability of each person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Distribution Date, a director or officer of SpinCo or any of its Subsidiaries, but only to the extent not fully covered by insurance maintained and paid for by SpinCo, it being intended that an insurer who would otherwise be obligated to pay any such claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provision hereof, have any subrogation rights with respect thereto. SpinCo represents that it has taken appropriate steps to secure directors’ and officers’ insurance coverage for itself, its Subsidiaries and each of their directors and officers effective as of the Distribution Date.

Section 6.6 Agreement Not to Compete; Agreement Not to Hire.

(a) SpinCo hereby agrees that, effective as of the Distribution, no SpinCo Group Member nor any Person that SpinCo controls (which, for the avoidance of doubt, shall not include any Viamet Group Member) shall, anywhere in the world, directly or indirectly, engage in the research, discovery, development or commercialization of any pharmaceutical compound or product (1) acting as an inhibitor of lanosterol demethylase (also referred to as CYP51) or (2) for use in the treatment, amelioration, diagnosis, management or prevention of any fungus based disease, mycoses or disorder, in each of clauses (1) and (2) in any manner, including as a partner, investor (other than a passive investor in less than three percent (3%) of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent, representative, independent contractor, licensor, creditor, or otherwise (such activities, “Competitive Activities”), until 3 years after the Distribution; provided, however, that this Section 6.6(a) shall not prohibit or restrict (x) the continuation of Competitive Activities by a Person acquiring SpinCo or substantially all the assets constituting the SpinCo Business to the extent such Competitive Activities were conducted by such Person prior to such acquisition and (y) the development of agricultural fungicides (and not, for the avoidance of doubt, any human application of any such compounds) under the DAS Agreement.

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(b) SpinCo hereby agrees that, effective as of the Distribution and for a period of two (2) years thereafter, no SpinCo Group Member nor any Person (which, for the avoidance of doubt, shall not include any Viamet Group Member) shall, directly or indirectly, solicit for employment or hire any employee, agent or independent contractor of any Viamet Group Member (including, without limitation, any Transferred Employees), or induce, or attempt to induce, any employee, agent or independent contractor of any Viamet Group Member (including, without limitation, any Transferred Employees) to terminate such relationship with any Viamet Group Member; provided, however, that the following shall not be deemed to be a breach of this Section 6.6(b): the placement of general advertisements or conducting general employment solicitations (including via a search firm inquiry) that may be targeted to a particular geographic or technical area but that are not specifically targeted toward the Transferred Employees or other employees of any Viamet Group Member.

(c) SpinCo acknowledges that the restrictions contained in Section 6.6 are reasonable and properly required for the adequate protection of the interest of Viamet in the Viamet Business. If any such restriction is deemed to be unreasonable by a court of competent jurisdiction, the parties shall submit to the reduction of such restrictions to such activities, geographical scope, or time period as such court shall deem reasonable.

ARTICLE 7

INDEMNIFICATION; MUTUAL RELEASE

Section 7.1 Indemnification by SpinCo Group. Subject to the provisions hereof, SpinCo shall, and shall cause each other entity in the SpinCo Group immediately after the Distribution to, jointly and severally, indemnify, defend and hold harmless each Viamet Group Member, each of their respective past and present Affiliates, directors, officers, employees and other Representatives, and each of their respective permitted successors and assigns (collectively, the “Viamet Indemnified Parties”) from and against any and all Damages incurred or suffered by the Viamet Indemnified Parties arising or resulting from the following, whether such Damages arise or accrue prior to, at or following the Distribution:

(a) any SpinCo Liability, including the failure of SpinCo or any other SpinCo Group Member or any other Person to pay, perform or otherwise properly discharge any of the SpinCo Liabilities in accordance with their respective terms;

(b) any breach by SpinCo or any SpinCo Group Member of this Agreement or any Ancillary Document;

(c) any breach by SpinCo of any of the representations and warranties made by SpinCo on behalf of itself and the SpinCo Group Members in Section 8.13.

Notwithstanding anything to the contrary herein, in no event will any Viamet Indemnified Party have the right to seek indemnification from any SpinCo Group Member with respect to any claim or demand against any Person in the Viamet Group for satisfaction of any of the Viamet Liabilities.

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Section 7.2 Indemnification by Viamet Group. Subject to the provisions hereof, Viamet shall, and shall cause each other entity in the Viamet Group immediately after the Distribution to, jointly and severally, indemnify, defend and hold harmless each SpinCo Group Member, each of their respective past and present directors, officers and employees, and each of their respective permitted successors and assigns (collectively, the “SpinCo Indemnified Parties”) from and against any and all Damages incurred or suffered by the SpinCo Indemnified Parties arising or resulting from the following, whether such Damages arise or accrue prior to, at or following the Distribution:

(a) any Viamet Liability, including the failure of Viamet or any other Viamet Group Member or any other Person to pay, perform or otherwise properly discharge any of the Viamet Liabilities in accordance with their respective terms;

(b) any Indemnified Tax Liability;

(c) any breach by Viamet or any Viamet Group Member of this Agreement or any Ancillary Document; and

(d) any breach by Viamet of any of the representations and warranties made by Viamet on behalf of itself and the Viamet Group Members in Section 8.13.

Notwithstanding anything to the contrary herein, in no event will any SpinCo Indemnified Party have the right to seek indemnification from any Viamet Group Member with respect to any claim or demand against any Person in the SpinCo Group for satisfaction of any of the SpinCo Liabilities.

Section 7.3 Claim Procedure.

(a) Claim Notice. A Person that seeks indemnity under this ARTICLE 7 (an “Indemnified Party”) shall give written notice (a “Claim Notice”) to the Party from whom indemnification is sought (an “Indemnifying Party”), whether the Damages sought arise from matters solely between the Parties or from Third-Party Claims. With respect to matters solely between the Parties, the Claim Notice must contain (i) a description and, to the extent known, estimated amount (the “Claimed Amount”) of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of facts then known by the Indemnified Party, and (iii) a demand for payment of those Damages. No delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any Liability or obligation hereunder except to the extent that the Indemnifying Party is prejudiced by such delay or deficiency or the amount of any associated Damages is increased by such delay or deficiency.

(b) Response to Notice of Claim. Within 30 days after delivery of a Claim Notice with respect to a matter solely between the Parties, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall either: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount and, in which case, the Indemnifying Party shall pay the Claimed Amount in accordance with a payment and distribution method reasonably acceptable to the Indemnified Party; or (ii) dispute that the Indemnified Party is entitled to receive all or any portion of the Claimed Amount.

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(c) Contested Claims. In the event that the Indemnifying Party disputes the Claimed Amount, such dispute shall be subject to Section 8.2. Upon ultimate resolution thereof, the Parties shall take such actions as are reasonably necessary to comply therewith.

(d) Third-Party Claims.

(i) In the event that the Indemnified Party receives notice or otherwise learns of the assertion by a Person who is not a member of either Group of any claim or the commencement of any Action (any such claim or Action, a “Third-Party Claim”) with respect to which the Indemnifying Party may be obligated to provide indemnification under this ARTICLE 7, the Indemnified Party shall give written notification to the Indemnifying Party of the Third-Party Claim. Such notification shall be given promptly after receipt by the Indemnified Party of notice of such Third-Party Claim, shall be accompanied by reasonable supporting documentation submitted by such third party (to the extent then in the possession of the Indemnified Party) and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third-Party Claim and the amount of the claimed Damages (to the extent they can be reasonably estimated by the Indemnified Party based on available information); provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any Liability or obligation hereunder except to the extent that the Indemnifying Party is prejudiced by such delay or deficiency or to the extent the amount of any associated Damages is increased by such delay or deficiency. If, and for so long as, (A) the Indemnifying Party notifies the Indemnified Party as soon as practicable, but in no event later than 30 days, after delivery of such notification that the Indemnifying Party does not dispute the Indemnifying Party’s obligation to indemnify hereunder and desires to defend the Indemnified Party against such Third-Party Claim, and (B) the Third-Party Claim (I) does not involve criminal liability or any admission of wrongdoing, (II) does not seek equitable relief or any other material non-monetary remedy against the Indemnified Party, (III) does not involve a claim which the Indemnified Party reasonably believes would have a material and adverse effect on the Indemnified Party’s business or (IV) is not one in which the Indemnifying Party is also a party and, in the opinion of the Indemnified Party’s outside counsel, joint representation would be inappropriate or there may be legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party, then except as hereinafter provided, such Indemnifying Party shall have the right to defend against such Third-Party Claim by appropriate proceedings with legal counsel reasonably acceptable to the Indemnified Party, which proceedings shall be promptly settled or diligently prosecuted by the Indemnifying Party to a final conclusion. During any period in which the Indemnifying Party has not so assumed control of such defense, the Indemnified Party shall control such defense and is hereby authorized (but not obligated) prior to and during such period to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party’s interests.

(ii) The Party not controlling such defense (the “Non-controlling Party”) may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of such defense and the Indemnified Party concludes, upon advice of counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third-Party Claim, the reasonable fees and expenses of one additional counsel to the Indemnified Party shall be considered “Damages” for

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purposes of this Agreement. The Party controlling such defense (the “Controlling Party”) shall keep the Non-controlling Party reasonably advised of the status of such Third-Party Claim and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. Subject to receiving a confidentiality undertaking from the Controlling Party and any redactions that the Non-controlling Party determines are advisable for purposes of maintaining privilege, the Non-controlling Party shall furnish the Controlling Party with such Information as it may have with respect to such Third-Party Claim (including copies of any summons, complaint or other pleading which may have been served on such Party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third-Party Claim.

(iii) The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that the consent of the Indemnified Party shall not be required if (A) such settlement involves only the payment of monetary damages and the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment, (B) such settlement or judgment includes a full, complete and unconditional release of the Indemnified Party and its Affiliates from further Liability and (C) such settlement involves no admission of wrongdoing by the Indemnified Party or its Affiliates. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 7.4 Survival; Limitations.

(a) All covenants and agreements of the Parties contained in this Agreement shall survive each of the Contribution, the Separation, the Recapitalization and the Distribution. The rights and obligations of Viamet, SpinCo and each of their respective Indemnified Parties under this Agreement shall survive the sale, assignment or other transfer by any Party of any Assets, businesses or Liabilities, or the change of form or change of control of any Party.

(b) The amount of any Damages for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the Indemnified Party from any third Person (including amounts actually recovered under insurance policies) with respect to such Damages (net of all costs and expenses, including collection costs and any retention amounts or increases in premiums). An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provision hereof, have any subrogation rights with respect thereto. If any Indemnified Party recovers an amount from a third Person in respect of Damages for which indemnification is provided in this Agreement after the full amount of such indemnifiable Damages has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such indemnifiable Damages and the amount received from the third Person exceeds the remaining unpaid balance of such indemnifiable Damages, then the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (X) the sum of the amount theretofore paid by such Indemnifying Party in respect of such indemnifiable Damages plus the amount received from the third Person in respect thereof, less (Y) the full amount of such indemnifiable Damages.

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(c) Unless otherwise required by applicable Law, the Parties agree that any indemnification payments made by one Party to another Party pursuant to this Agreement after the Distribution shall, to the extent permissible under applicable law, be treated for all Tax and financial accounting purposes as contributions or distributions, as appropriate, made immediately prior to the Distribution. If it is determined that the receipt or accrual of any indemnification payment is subject to Tax, such payment shall be increased so that the amount of such increased payment reduced by the amount of all Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax deductions resulting from the payment of the applicable Damages that gave rise to such indemnification payment) shall equal the amount of the payment which the Party receiving such payment would otherwise be entitled to receive pursuant to this Agreement.

(d) Notwithstanding the joint and several indemnification obligations of each Group as set forth in Section 7.1 and Section 7.2, the Parties agree that the indemnification obligation of any Viamet Group Member or SpinCo Group Member, as applicable, for Damages shall be satisfied by a direct payment from Viamet or SpinCo, as applicable, to the other Party irrespective of which Group Member is found liable for Damages.

(e) Notwithstanding anything to the contrary in this Agreement, to the extent the Employee Matters Agreement specifically provides indemnification with respect to certain employee-related SpinCo Liabilities, the Employee Matters Agreement shall govern with respect to that indemnification. To the extent indemnification is not provided in the Employee Matters Agreement, the indemnification terms of this Agreement shall govern.

(f) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS GROUP MEMBERS BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS SUFFERED BY AN INDEMNIFIED PARTY, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, IN CONNECTION WITH ANY DAMAGES ARISING HEREUNDER OR THEREUNDER; PROVIDED, HOWEVER, THAT TO THE EXTENT AN INDEMNIFIED PARTY IS REQUIRED TO PAY ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS TO A PERSON WHO IS NOT A MEMBER OF EITHER GROUP IN CONNECTION WITH A THIRD-PARTY CLAIM, OR INCURS ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS AS A RESULT OF RESTRICTIONS OR LIMITATIONS IMPOSED ON AN INDEMNIFIED PARTY BY THE FDA AS A RESULT OF THE ACTS OR OMISSIONS OF (INCLUDING THE PROVISION OF ANY PRODUCT OR SERVICE BY) THE OTHER PARTY, SUCH DAMAGES SHALL CONSTITUTE DIRECT DAMAGES AND NOT SUBJECT TO THE LIMITATION SET FORTH IN THIS Section 7.4(f).

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(g) Notwithstanding a Party’s knowledge of any breach by the other Party of any representation, warranty, covenant or agreement contained in this Agreement or any Ancillary Document or any facts or circumstances potentially giving rise to a claim under this Agreement or any Ancillary Document (and regardless of how such Party shall have acquired such knowledge), such Party shall have the right to consummate the transactions provided for herein, and all of such Party’s rights and remedies shall be preserved without regard to its knowledge of such information.

(h) Notwithstanding anything herein to the contrary, in no event shall any Indemnified Party be entitled to receive payment of Damages under this Agreement to the extent that such Indemnified Party has received payments in respect of such Damages pursuant to any rights to indemnification or otherwise under any Ancillary Documents.

Section 7.5 Release of Pre-Closing Claims.

(a) Except as provided in Section 7.2 and Section 7.5(c), effective as of the Distribution, SpinCo does hereby, for itself and for each other SpinCo Group Member as of the Distribution, release and forever discharge each Viamet Group Member, and all Persons who at any time prior to the Distribution have been shareholders, directors, officers, managers, members or agents of any Viamet Group Member (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any Contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed in each case at or before the Distribution, including in connection with the transactions and all other activities to implement the Contribution, the Separation and the Recapitalization.

(b) Except as provided in Section 7.1 and Section 7.5(c), effective as of the Distribution, Viamet does hereby, for itself and for each other Viamet Group Member as of the Distribution, release and forever discharge each SpinCo Group Member, and all Persons who at any time prior to the Distribution have been shareholders, directors, officers, managers, members or agents of any SpinCo Group Member (in each case, in their respective capacities as such), and their respective heirs, executors, administrators successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed in each case at or before the Distribution, including in connection with the transactions and all other activities to implement the Contribution, the Separation and the Recapitalization.

(c) Nothing contained in Section 7.5(a) or Section 7.5(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Document or any agreements, arrangements, commitments or understandings that are specified in Section 2.8(b) or the applicable Schedule thereto not to terminate as of the Distribution, in each case in accordance with its terms. Nothing contained in Section 7.5(a) or Section 7.5(b) shall release any Person from:

(i) any Liability provided in or resulting from any agreement among any Viamet Group Members or SpinCo Group Members that is specified in Section 2.8(b) or the applicable Schedule thereto as not to terminate as of the Separation Date, or any other Liability specified in such Section 2.8(b) as not to terminate as of the Closing Date;

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(ii) any Liability assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any Person in any Group under, this Agreement or any Ancillary Document;

(iii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a Person in one Group from a Person in the other Group prior to the Closing Date;

(iv) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a Person in one Group at the request or on behalf of a Person in the other Group;

(v) any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement for claims brought against the parties by third Persons, which Liability shall be governed by the provisions of this ARTICLE 7 and, if applicable, the appropriate provisions of the Ancillary Documents; or

(vi) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 7.5.

(d) SpinCo shall not, and shall not permit any other SpinCo Group Member to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any Viamet Group Member, or any other Person released pursuant to Section 7.5(a), with respect to any Liabilities released pursuant to Section 7.5(a). Viamet shall not, and shall not permit any other Viamet Group Member to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against any SpinCo Group Member, or any other Person released pursuant to Section 7.5(b), with respect to any Liabilities released pursuant to Section 7.5(b).

(e) It is the intent of each of Viamet and SpinCo, by virtue of the provisions of this Section 7.5, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed in each case on or before the Closing Date, between or among any SpinCo Group Member, on the one hand, and any Viamet Group Member, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such Persons on or before the Closing Date), except as expressly set forth in Section 7.5(c). At any time, at the request of any other party, each party shall cause each Person in its respective Group to execute and deliver releases reflecting the provisions hereof.

Section 7.6 Non-Recourse. All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or related to this Agreement or any Ancillary Document, or the negotiation, execution or performance of this Agreement or such Ancillary Document (including any representation or warranty made in connection with this

38

Agreement or such Ancillary Document or as an inducement to enter into this Agreement or such Ancillary Document), may be made only against the Persons that are expressly identified as parties thereto. Except as provided for in Section 7.4, no Person who is not a named Party or is not named as a party to the applicable Ancillary Document, including any director, officer, employee, shareholder, member, Affiliate, agent or representative of any named Party or party to such Ancillary Document (“Non-Party Affiliates”), shall have any Liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose Liability of an entity party against its owners or Affiliates) for any Liabilities arising under, in connection with or related to this Agreement or such Ancillary Document or for any claim based on, in respect of, or by reason of this Agreement or such Ancillary Document or its negotiation or execution; and each Party waives and releases all such Liabilities against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third-party beneficiaries of this Section 7.6.

Section 7.7 Contribution. If the indemnification provided for in this ARTICLE 7 is judicially determined to be unavailable (other than in accordance with the terms of this Agreement, in which case this Section 7.7 shall not apply) to an Indemnified Party in respect of any Damages referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Damages in such proportion as is appropriate to reflect the relative fault of the Viamet Indemnified Parties, on the one hand, and the SpinCo Indemnified Parties, on the other hand, in connection with the conduct, statements or omissions that resulted in such Damages.

ARTICLE 8

MISCELLANEOUS

Section 8.1 Governing Law. The internal Laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule, whether of the State of Delaware or any other jurisdiction, that would cause the application of Laws of any jurisdiction other than those of the State of Delaware) shall govern the construction, interpretation and other matters arising out of or in connection with this Agreement and, unless expressly provided therein, each Ancillary Document, and each of the exhibits and schedules hereto and thereto (whether arising in contract, tort, equity or otherwise).

Section 8.2 Jurisdiction. If any dispute, controversy or claim arises out of or in connection with this Agreement or any Ancillary Document, except as expressly contemplated by any Ancillary Document, the Parties irrevocably (and the Parties shall cause each other member of their respective Group to irrevocably) (a) consent and submit to the exclusive jurisdiction of the state and federal courts in the State of North Carolina, (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient, and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY. Either Party may make service on the other Party by sending or delivering a copy of the process to the other Party at the address and in the manner provided for the giving of notices in Section 8.3. Nothing in this Section 8.2, however, shall affect the right to serve legal process in any other manner permitted by Law.

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Section 8.3 Notices. All notices and other communications under this Agreement or any Ancillary Document shall be in writing and shall be deemed duly delivered (a) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (c) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below.

If to Viamet:

4505 Emperor Blvd.

Suite 300

Durham, NC 27703

Attention: Robert Schotzinger

Facsimile: (919) 467-8540

If to Innocrin:

4505 Emperor Blvd.

Suite 300

Durham, NC 27703

Attention: William Moore

Facsimile: (919) 467-8540

If to SpinCo:

4505 Emperor Blvd.

Suite 300

Durham, NC 27703

Attention: William Moore

Facsimile: (919) 467-8540

Any party may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

Section 8.4 Binding Effect and Assignment. This Agreement and each Ancillary Document binds and benefits the Parties and their respective permitted successors and assigns. Neither Party may assign any of its rights or delegate any of its obligations under this Agreement or any Ancillary Document without the written consent of the other Party and any assignment or attempted assignment in violation of the foregoing shall be null and void. Notwithstanding the preceding sentence, either Party may, upon written notice, assign this Agreement and the Ancillary Documents (other than the License Agreements, which can only be assigned in accordance with their terms) in connection with a merger transaction in which such Party is not the surviving entity or the sale of all or substantially all of its assets; provided that the surviving party or acquirer in such transaction agrees in writing to assume and be bound by all of such Party’s obligations hereunder.

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Section 8.5 Severability. Any term or provision of this Agreement or any Ancillary Document that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or thereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that shall achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Section 8.6 Specific Performance. The Parties agree that irreparable damage would occur in the event that any provision of this Agreement or any Ancillary Document were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that either Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or any Ancillary Document and to enforce specifically the terms and provisions of this Agreement or any Ancillary Document, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) the Party seeking such remedy has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 8.7 Entire Agreement. This Agreement, together with the Ancillary Documents and each of the exhibits and schedules appended hereto and thereto, constitutes the final agreement between the Parties, and is the complete and exclusive statement of the Parties’ agreement on the matters contained herein and therein. All prior and contemporaneous negotiations and agreements between the Parties with respect to the matters contained herein and therein are superseded by this Agreement and the Ancillary Documents, as applicable. In the event of any conflict between (a) any provision in this Agreement, on the one hand, and (b) any specific provision in any Ancillary Document, on the other hand, pertaining to the subject matter of such Ancillary Document, the specific provisions in such Ancillary Document shall control over the provisions in this Agreement, as applicable.

Section 8.8 No Third-Party Beneficiaries.

(a) Except as expressly set forth in Section 8.8(b), (i) neither this Agreement nor any Ancillary Document is intended, or shall be deemed, to confer any rights or remedies upon any Person other than the Parties and their respective Group Members, successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third-party beneficiary hereto or thereto and (ii) Viamet and SpinCo are the only members of their respective Groups entitled to commence any action, suit, proceeding or claim under this Agreement, and each Party shall cause its respective Group Members not to commence any such

41

action, suit, proceeding or claim other than through such party. For the avoidance of doubt, if a SpinCo Indemnified Party or a Viamet Indemnified Party is entitled to indemnification under ARTICLE 7, SpinCo or Viamet (as the case may be) may bring a claim under ARTICLE 7 on behalf of such SpinCo Indemnified Party or Viamet Indemnified Party.

(b) Notwithstanding Section 8.8(a) or anything in this Agreement to the contrary, (i) Non-Party Affiliates are expressly intended as third party beneficiaries of, and may directly enforce, Section 7.6 and (ii) subject to Section 8.8(c), in the event that BPE purchases and continues to hold any Series D Preferred Shares of Viamet issued pursuant to the Securities Purchase Agreement, BPE will be an intended third party beneficiary of Sections 2.2, 2.6, 6.6, ARTICLE 7 (solely to the extent necessary to enforce an indemnification claim by a Viamet Indemnified Party that arises under Section 7.1(a) or Section 7.1(b) (but solely with respect to a breach of Section 2.2, 2.6, 6.6)), Section 8.6 and this Section 8.8 of this Agreement, and shall be entitled to enforce the rights of any and all Viamet Group Members under all said Sections of this Agreement, including, without limitation, any claim, cross-claim, counterclaim, right of set-off or any other claims or defenses which any Viamet Group Member may have under said Sections.

(c) The right of BPE as an intended third party beneficiary under Section 8.8(b) (ii) shall be subject to the following provisions: (i) at least thirty (30) days prior to the taking of any proposed action as a third party beneficiary, BPE shall provide to Viamet a notice describing the proposed action and the basis therefor, (ii) BPE may proceed with the proposed action only to the extent Viamet (or a Viamet Group Member) fails to take the proposed action itself within thirty (30) days after receipt of BPE’s notice or takes such action but subsequently abandons it or fails to diligently pursue it prior to resolution thereof and (iii) BPE may not exercise any such right after the third anniversary of the date of this Agreement.

Section 8.9 Counterparts and Signature. This Agreement may be executed in two counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but both of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party, it being understood that both Parties need not sign the same counterpart.

Section 8.10 Expenses. Except as otherwise expressly provided in this Agreement or any Ancillary Document, following the Distribution, each Party will be responsible for its own fees, costs and expenses incurred in connection with the transactions contemplated by this Agreement and the Ancillary Documents.

Section 8.11 Amendment. The Parties may amend this Agreement or any Ancillary Document only by a written agreement signed by the Party intended to be bound by the amendment and that identifies itself as an amendment to this Agreement or such Ancillary Document, as applicable.

Section 8.12 Waiver. The Parties may waive a provision of this Agreement or an Ancillary Document only by a writing signed by the Party intended to be bound by the waiver. A Party is not prevented from enforcing any right, remedy or condition in the Party’s favor

42

because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the Party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a Party’s rights and remedies in this Agreement or any Ancillary Document is not intended to be exclusive, and a Party’s rights and remedies are intended to be cumulative to the extent permitted by Law and include any rights and remedies authorized in law or in equity.

Section 8.13 Authority. Each of the Parties represents to the other on behalf of itself and each of its other Group Members that (a) it and its Group Members have the corporate or other requisite power and authority to execute, deliver and perform this Agreement and each of the Ancillary Documents to which it is a party, (b) the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which they are a party by it and its Group Members have been duly authorized by all necessary corporate or other action, (c) it and its Group Members have duly and validly executed and delivered this Agreement and each of the Ancillary Documents to which they are a party, and (d) this Agreement and each of the Ancillary Documents to which they are a party is a valid and binding obligation, enforceable against it or its applicable Group Member in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and general equitable principles.

Section 8.14 Construction of Agreement.

(a) The captions, titles and headings, and table of contents, included in this Agreement and the Ancillary Documents are for convenience only, and do not affect this Agreement’s or such Ancillary Documents’ construction or interpretation. When a reference is made in this Agreement or any Ancillary Document to an Article or a Section, exhibit or schedule, such reference shall be to an Article or Section of, or an exhibit or schedule to, this Agreement or such Ancillary Document, as applicable, unless otherwise indicated.

(b) When used in this Agreement or any Ancillary Document, the words “including,” “includes,” or “include” shall be deemed to be followed by the phrase “without limitation.”

(c) Any reference in this Agreement or any Ancillary Document to the singular includes the plural where appropriate. Any reference in this Agreement or any Ancillary Document to the masculine, feminine or neuter gender includes the other genders where appropriate. Any reference in this Agreement or any Ancillary Document to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement. For purposes of this Agreement, after the Distribution the SpinCo Business shall be deemed to be the business of SpinCo and the SpinCo Group, and all references made in this Agreement to SpinCo as a party which operates as of a time following the Distribution, shall be deemed to refer to all SpinCo Group Members as a single party where appropriate.

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(d) Any reference to any federal, state, local, or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(e) Unless otherwise expressly provided, wherever the consent of a Party is required or permitted herein, such consent may be withheld in such Party’s sole and absolute discretion.

Section 8.15 Termination. This Agreement may be terminated at any time prior to the Distribution by (and in the sole discretion of) Viamet without the approval of SpinCo. In the event of a termination of this Agreement pursuant to the foregoing sentence, neither Party shall have any liability of any kind to the other Party under this Agreement.

(This space intentionally left blank)

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IN WITNESS WHEREOF, each of Viamet, SpinCo and Innocrin has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.

VIAMET PHARMACEUTICALS HOLDINGS, LLC a Delaware limited liability company		INNOCRIN PHARMACEUTICALS HOLDINGS, LLC a Delaware limited liability company

By:	/s/ Robert T. Schotzinger	By:	/s/ William Moore
Name: Robert T. Schotzinger		Name: William Moore
Title: President and CEO		Title: President and CEO

INNOCRIN PHARMACEUTICALS, INC. a Delaware corporation

By:	/s/ William Moore
Name: William Moore
Title: President and CEO

Solely with respect to Sections 2.2, 2.6, 6.6, ARTICLE 7, Section 8.6 and Section 8.8 of this Agreement (under the circumstances specified in Section 8.8 hereof):

BPE J1 LIMITED A Jersey private limited company

By:	/s/ John Given
Name: John Given
Title: Director

[Signature Page to Separation and Distribution Agreement]

EXHIBIT A

SpinCo A&R LLC Agreement

INNOCRIN PHARMACEUTICALS HOLDINGS, LLC

LIMITED LIABILITY COMPANY AGREEMENT

(Amended and Restated)

Effective as of October [•], 2014

- i -

6.4	Committees of the Board	28
6.5	Powers of Members; Consents of Members	28
6.6	Insurance	30
6.7	Observation Rights	30
6.8	Management Rights	31
6.9	Negative Covenants	31
6.10	Officers	32

ARTICLE 7	TRANSFER RESTRICTIONS	33

7.1	Bring Along Rights	33
7.2	Substitute Members	34
7.3	Admission of Additional Members	34
7.4	Allocations between Assignor and Assignee	34
7.5	Increase of Authorized Common Shares	34
7.6	Legend	34

ARTICLE 8	CONVERSION TO CORPORATE FORM	35

8.1	Conversion to Corporation	35

ARTICLE 9	REDEMPTION; CONVERSION	36

9.1	Mandatory Redemption of Series C1 Preferred Shares, Series C2 Preferred Shares and Series C3 Preferred Shares	36
9.2	Mandatory Redemption of Series B Preferred Shares	38
9.3	Mandatory Redemption of Junior Preferred Shares	40
9.4	Conversion Rights	42
9.5	Adjustment of Conversion Price	45
9.6	Mandatory Conversion	49
9.7	Effecting a Deemed Liquidation Event	50

ARTICLE 10	LIABILITY AND EXCULPATION; INDEMNIFICATION; CERTAIN COVENANTS	51

10.1	Liability	51
10.2	Exculpation	51
10.3	Indemnification Generally	52
10.4	Indemnification of Directors	52
10.5	Expenses; Advances	56
10.6	Tax Matters Partner	56
10.7	Nature of Rights	56
10.8	Certain Operating Restrictions	56
10.9	Standard Operating Procedures	56
10.10	Certain Limitations	57

- ii -

ARTICLE 11	DISSOLUTION, LIQUIDATION AND TERMINATION	57

11.1	No Dissolution	57
11.2	Events Causing Dissolution	57
11.3	Liquidation	57
11.4	Termination	57
11.5	Claims of the Members	57

ARTICLE 12	MISCELLANEOUS	58

12.1	Governing Law	58
12.2	Submission to Jurisdiction; Waiver	58
12.3	Waiver of Jury Trial	58
12.4	No Expansion of Duties	59
12.5	Equitable Remedies; Failure to Pursue Remedies	59
12.6	Cumulative Remedies	59
12.7	Binding Effect	59
12.8	Notices	59
12.9	Severability	60
12.10	Pronouns	61
12.11	Counterparts; Facsimile Signatures	61
12.12	Article and Section Headings and References	61
12.13	Integration; Entire Agreement	61
12.14	Amendments	61
12.15	Acknowledgments and Representations	62

Schedules

Schedule A	Schedule of Members
Schedule B	Preferred Returns
Schedule C	Strike Prices
Schedule D	Capital Accounts

- iii -

LIMITED LIABILITY COMPANY AGREEMENT

(AMENDED AND RESTATED)

OF

INNOCRIN PHARMACEUTICALS HOLDINGS, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (AMENDED AND RESTATED) OF INNOCRIN PHARMACEUTICALS HOLDINGS, LLC, a Delaware limited liability company (the “Company”), is made as of October [•], 2014, by and among the Members listed on the signature page hereto. Capitalized terms used herein are defined in Section 1.1 hereof.

RECITALS

WHEREAS, the Company was organized in accordance with the Delaware Limited Liability Company Act upon the filing of a certificate of formation therefor with the Delaware Secretary on July 10, 2014;

WHEREAS, Viamet Pharmaceuticals Holdings, LLC, as the sole member (“Viamet Holdings”), previously entered a Limited Liability Company Agreement of the Company, effective as of July 10, 2014 (the “Previous Agreement”) in order to provide for, among other things, the management of the business and affairs of the Company;

WHEREAS, in accordance with Section 20 of the Previous Agreement, the sole member wishes to amend and restate the Previous Agreement in its entirety in order to (i) authorize three new series of common shares, the Common A Shares, the Common B Shares and the Common C Shares, and seven new series of preferred shares, the Series 1 Preferred Shares, the Series 2 Preferred Shares, the Series A Preferred Shares, the Series B Preferred Shares, the Series C1 Preferred Shares, the Series C2 Preferred Shares and the Series C3 Preferred Shares; (ii) set forth the powers, preferences, rights, qualifications, limitations and restrictions of the Company’s Common A Shares, Common B Shares, Common C Shares, Series 1 Preferred Shares, Series 2 Preferred Shares, Series A Preferred Shares, Series B Preferred Shares, Series C1 Preferred Shares, Series C2 Preferred Shares and Series C3 Preferred Shares; (iii) authorize the issuance of Common A Shares, Common B Shares, Common C Shares, Series 1 Preferred Shares, Series 2 Preferred Shares, Series A Preferred Shares, Series B Preferred Shares, Series C1 Preferred Shares, Series C2 Preferred Shares and Series C3 Preferred Shares; (iv) provide for the allocation among the Members of the profits and losses of the Company; (v) provide for the respective rights and obligations of the Members to each other and to the Company; (vi) establish a Board of Managers; and (vii) to make certain other amendments to the Previous Agreement; and

WHEREAS, in connection with the separation of Viamet Holdings’ business pursuant to the terms and conditions of that certain Separation and Distribution Agreement, dated as of October [•], 2014, by and among Viamet Holdings, the Company and Innocrin Pharmaceuticals, Inc., Viamet Holdings shall distribute to its members all of the membership interests of the Company held by it (the “Distribution”);

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINED TERMS

1.1 Definitions. Unless the context otherwise requires, the terms defined in this Section 1.1 shall, for the purposes of this Agreement, have the meanings herein specified.

“Act” means the Delaware Limited Liability Company Act, as amended.

“Adjusted Capital Account Deficit” means, with respect to the Capital Account of any Member as of the end of any Fiscal Period, the amount by which the balance in such Capital Account is less than $0.00, after giving effect to the following adjustments:

(a) Each Member’s Capital Account shall be increased by the amount, if any, such Member is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) Each Member’s Capital Account shall be decreased by the amount of any of the items described in Treasury Regulation Sections 1.704-1 (b)(2)(ii)(d)(4), (5) and (6).

“Affiliate” means with respect to any specified Person, any other Person that directly or indirectly controls, is under common control with, or is controlled by, such specified Person and shall include without limitation any current or former limited partner, general partner, managing member, manager, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management with, such Person. As used in this definition, “control”, including, its correlative meanings, “controlled by” and “under common control with”, shall mean possession of power to direct or cause the direction of management or policies (whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise).

“Agreement” means this Limited Liability Company Agreement, as the same may be amended, modified, supplemented or restated from time to time in accordance with the terms hereof.

“Approved Sale” has the meaning specified in Section 7.1(a).

“Approved Sale Notice” has the meaning specified in Section 7.1(a).

“Approving Members” has the meaning specified in Section 7.1(a).

“Audit Committee” has the meaning specified in Section 6.4.

“Award Agreements” has the meaning specified in Section 4.1(b).

“Board” has the meaning specified in Section 6.1(a).

“Book Value” has the meaning specified in Section 5.1(a).

“Business Day” means any day other than a Saturday, Sunday or a legal holiday in the State of North Carolina or any other day on which commercial banks in such state are authorized by law or government decree to close.

“Capital Account” means, with respect to any Member, the account maintained for such Member in accordance with the provisions of Section 4.4.

“Capital Contribution” means, with respect to any Member, the aggregate amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company pursuant to Section 4.2.

“Capital Securities” means as to any Person that is a corporation, the authorized shares of such Person’s Capital Securities, including all classes of common, preferred, voting and nonvoting Capital Securities, and, as to any Person that is not a corporation or an individual, the ownership or membership interests in such Person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise control over such Person.

“CEO Director” has the meaning specified in Section 6.1(b)(vi).

“Certificate of Formation” means the Certificate of Formation of the Company as originally filed with the Delaware Secretary on July 10, 2014, and as amended from time to time.

“Change of Control” means a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a change in control shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company’s then-outstanding securities without the prior approval of at least a majority of the members of the Board in office immediately prior to such acquisition; (ii) the Company is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter; or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (including for this purpose any new Director whose election or nomination for election by the Members was approved by a vote of at least a majority of the Directors then still in office who were Directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Common A Shares” means Membership Rights in the Company having the economic rights set forth herein with respect to “Common A Shares.” Common A Shares may be either voting (“Voting Common A Shares”) or non-voting (“Non-Voting Common A Shares”), in each case as specified on Schedule A. Non-Voting Common A Shares shall not participate in any votes of the Members. Except for the fact that such shares are non-voting, the Non-Voting Common A Shares will otherwise have all of the same rights and as the Voting Common A Shares.

“Common B Shares” means Membership Rights in the Company having the economic rights set forth herein with respect to “Common B Shares.” Common B Shares shall not participate in any vote of the Members.

“Common C Shares” means Membership Rights in the Company having the economic rights set forth herein with respect to “Common C Shares.” Common C Shares shall not participate in any vote of the Members.

“Common Member” means a Member holding Common Shares in such Member’s capacity as a holder of such Common Shares.

“Common Shares” means, collectively, the Common A Shares, Common B Shares and Common C Shares.

“Company” means Innocrin Pharmaceuticals Holdings, LLC, the Delaware limited liability company that is the subject of this Agreement.

“Company Sale” means either: (a) a transaction or series of related transactions in which a Person or a group of related Persons, acquires from Members of the Company Shares representing more than fifty percent (50%) of the outstanding voting power of the Company; or (b) a transaction that qualifies as a Deemed Liquidation Event.

“Company Junior Redemption Notice” has the meaning specified in Section 9.3(b).

“Company Series B Redemption Notice” has the meaning specified in Section 9.2(d).

“Company Series C Redemption Notice” has the meaning specified in Section 9.1(d).

“Compensation Committee” has the meaning specified in Section 6.4.

“Contribution Account” means the Series 1 Contribution Account, Series 2 Contribution Account, Series A Contribution Account, Series B Contribution Account, Series C1 Contribution Account, Series C2 Contribution Account and Series C3 Contribution Account, as applicable.

“Conversion” has the meaning specified in Section 8.1(a).

“Conversion Date” has the meaning specified in Section 9.4(b).

“Conversion Price” has the meaning specified in Section 9.4(a).

“Convertible Securities” means evidences of indebtedness, Shares (including, without limitation, the Preferred Shares) or other securities or obligations that are, directly or indirectly, convertible into or exercisable or exchangeable for, with or without payment of additional consideration, Capital Securities, including Common Shares. Convertible Securities shall be deemed outstanding and issued or sold at the time of such issue or sale.

“Covered Person” means (a) each Preferred Member and each officer, director, stockholder, member, partner, representative or agent of such Preferred Member, (b) each Director, (c) the Tax Matters Partner and (d) any officer, employee or agent of the Company designated as such by the Board.

“Deemed Liquidation Event” means (a) any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, or (b) any transaction or series of transactions resulting in any of the following: (i) a sale, lease, exclusive license, transfer, exchange or other disposition of all or substantially all the assets of the Company (including its Subsidiaries) or of its Subsidiaries (as a group), (ii) a merger, consolidation, sale or reorganization as a result of which the Members immediately prior to such merger, consolidation, sale or reorganization either (A) possess less than fifty percent (50%) of the voting power of the acquiring, surviving or successor entity immediately following such merger, consolidation, sale or reorganization or (B) do not possess the voting power of the acquiring, surviving or successor entity immediately following such merger, consolidation, sale or reorganization in substantially the same proportions in relation to each other as such Members possessed immediately prior thereto, or (iii) the transfer by one or more Members of Capital Securities of the Company representing fifty percent (50%) or more of the combined voting power of the then-outstanding Capital Securities of the Company; provided, however, if the holders of a majority of the Preferred Shares, voting together as a class, so elect by giving written notice to the Company before the effective date of a merger, consolidation, sale or reorganization that would otherwise be a Deemed Liquidation Event as defined herein, such merger or consolidation shall not be deemed a Deemed Liquidation Event and the provisions of Section 9.4(g) shall apply. Any Deemed Liquidation Event shall require that the aggregate consideration for such Deemed Liquidation Event be distributed pursuant to Section 5.3(a). Upon the occurrence of any Deemed Liquidation Event that would involve the distribution of assets other than cash with respect to the outstanding Preferred Shares, the amount of such distribution shall be deemed to be the fair market value thereof at the time of such distribution as determined in good faith by the Board, and any Capital Securities to be distributed in such event shall be valued as follows:

(i) Capital Securities not subject to investment letter or other similar restrictions on free marketability covered by subsection (ii) hereof:

(A) if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) Business Days prior to the closing;

(B) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 30-day period ending three (3) Business Days prior to the closing; and

(C) if there is no active public market, the value shall be the fair market value thereof, as reasonably determined by the Board in good faith.

(ii) The method of valuation of Capital Securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a Member’s status as an Affiliate or former Affiliate) shall be to make an appropriate discount from the market value determined as provided in clauses (A), (B) or (C) of subsection (i) hereof, to reflect the adjusted fair market value thereof as reasonably determined by the Board in good faith.

“Delaware Secretary” means the Secretary of State of the State of Delaware.

“Dilutive Issuance” has the meaning specified in Section 9.5(c).

“Director” has the meaning specified in Section 6.1(a).

“Disinterested Director” means a Director of the Company who is not a party to the proceeding in respect of which indemnification is sought by the indemnitee pursuant to Section 10.4.

“Disqualified Designee” has the meaning specified in Section 6.1(f).

“Disqualification Event” has the meaning specified in Section 6.1(f).

“Disqualifying Event” has the meaning specified in Section 10.4(d)(ii).

“Distribution” has the meaning specified in the Recitals to this Agreement.

“Economic Capital Account” means, for each Member, such Member’s Capital Account balance increased by such Member’s share of “minimum gain” and of “partner nonrecourse debt minimum gain” (as determined pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), respectively).

“Electing Junior Holders” has the meaning specified in Section 9.3(a).

“Electing Series B Holders” has the meaning specified in Section 9.2(a).

“Electing Series C Holders” has the meaning specified in Section 9.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute.

“Fiscal Period” means a calendar year or any portion thereof for which the Company is required to make allocations or distributions pursuant to Article 5.

“Fiscal Year” means a calendar year.

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

“Gross Asset Value” means, with respect to any asset, such asset’s adjusted basis for federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as agreed to by the contributing Member and the Board;

(b) the Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Board, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company; (iii) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-l(b)(2)(ii)(g); (iv) the grant of Incentive Shares; and (v) whenever else allowed by Treasury Regulation Sections 1.704-1(b)(2)(iv)(f) or (s); provided, however, that adjustments pursuant to clauses (i), (ii), (iv) and (v) of this sentence shall be made only if the Board reasonably determines such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.

(c) the Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution, as determined by the Member receiving such distribution and the Board.

Any Board determinations referenced in the foregoing definition shall be made by the Majority Directors.

“Incentive Shares” means (i) the Common B Shares and (ii) the Common C Shares issued to employees, consultants, Directors or others providing services to the Company, which are issued as “profits interests” in accordance with Section 4.1(b).

“Independent Counsel” means a law firm or a member of a law firm that neither presently is, nor in the past five years has been, retained to represent: (A) the Company or the indemnitee in any matter material to either such party or (B) any other party to the proceeding giving rise to a claim for indemnification under Section 10.4. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing under such person’s relevant jurisdiction of practice, would have a conflict of interest in representing either the Company or the indemnitee in an action to determine the indemnitee’s rights under Section 10.4.

“Investor Rights Agreement” means that certain Investor Rights Agreement, dated on or about October [•], 2014, by and among the Company and the Preferred Members party thereto, as may be amended and/or restated from time to time.

“Junior Preferred Shares” means, collectively, Series 1 Preferred Shares, Series 2 Preferred Shares and Series A Preferred Shares.

“Junior Redemption Date” has the meaning specified in Section 9.3(a).

“Junior Redemption Notice” has the meaning specified in Section 9.3(a).

“Junior Redemption Price” has the meaning specified in Section 9.3(a).

“Liquidating Trustee” has the meaning specified in Section 11.3.

“Majority Directors” means at any time Directors having more than fifty percent (50%) of the total number of votes (as provided in Section 6.3) that may be cast by all Directors then in office.

“Material Disposition” has the meaning specified in Section 6.5(b)(xx).

“Member” means each of the Persons listed on Schedule A hereto, and includes any Person admitted as an additional Member or a substitute Member pursuant to the provisions of this Agreement, in such Person’s capacity as a member of the Company. For the avoidance of doubt, effective upon the Distribution, Viamet Holdings will distribute to its members all of the membership interests of the Company held by it and shall cease to be a Member hereunder. Prior to the Distribution, each such member of Viamet Holdings shall have executed a counterpart signature page hereto and upon the Distribution shall become a Member hereunder. Upon the Distribution, the Company shall cause Schedule A and Schedule B to reflect the Distribution.

“Membership Rights” means all legal and beneficial ownership interests in, and rights and duties as a Member of, the Company, including, without limitation, the right to share in Profits and Losses, the right to receive distributions of cash and other property from the Company, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from the Company.

“NewCo” has the meaning specified in Section 8.1(a).

“Person” includes any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.

“Preferred Director” has the meaning specified in Section 6.1(b).

“Preferred Member” means a Member holding Preferred Shares.

“Preferred Shares” means, collectively, the Series 1 Preferred Shares, Series 2 Preferred Shares, Series A Preferred Shares, Series B Preferred Shares, Series C1 Preferred Shares, Series C2 Preferred Shares and Series C3 Preferred Shares.

“Previous Agreement” has the meaning specified in the Recitals to this Agreement.

“Profits” and “Losses” means, for each Fiscal Period, an amount equal to the Company’s taxable income or loss for such Fiscal Period, determined in accordance with Section 703(a) of the Code (but including in taxable income or loss, for this purpose, all items of income, gain, loss, deduction or credit required to be stated separately pursuant to Section 703(a)(1) of the Code), with the following adjustments:

(d) any income of the Company exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(e) any expenditures of the Company described in Section 705(a)(2)(B) of the Code (or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(f) in the event the Gross Asset Value of any Company asset is adjusted in accordance with paragraph (a) or paragraph (b) of the definition of “Gross Asset Value” above, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(g) gain or loss resulting from any disposition of any asset of the Company with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value; and

(h) any items which are specially allocated pursuant to 5.1(d) hereof shall not be taken into account in computing Profits or Losses.

“Qualified Financing” means a capital raise by the Company which is designated as constituting a Qualified Financing by the holders of at least 60% of the then-outstanding Preferred Shares, consenting or voting as a separate class, because it (i) is made via the issuance of new preferred securities of the Company, (ii) is in an amount of $10,000,000 or more (excluding any amounts related to the conversion of Series C3 Preferred Shares into Qualified Financing Securities), (iii) closes on or before December 31, 2014 and (iv) involves an investment by one or more private equity or venture capital firms, whether or not affiliated with a corporate sponsor, (A) for which the goal of such investment is to generate the maximum return on such firm’s invested capital, and (B) which investment is not proximately accompanied by or associated with a strategic transaction (for instance, an outlicense, collaboration, and/or option agreement), between the Company and/or one of its Subsidiaries and the corporate sponsor of such private equity or venture capital firm investor.

“Qualified Financing Securities” has the meaning specified in Section 9.6(b).

“Qualified Public Offering” means an underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offering and sale of common stock of the NewCo, with gross offering proceeds (without accounting for any underwriters’ discounts or commissions) of $50,000,000 or more.

“Regulatory Allocations” has the meaning specified in Section 5.1(d)(iii).

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute.

“Securities Laws” means the Securities Act, the Exchange Act and each and every other securities law of the United States and the states thereof, and all rules and regulations promulgated under all of such laws.

“Series 1 Contribution Account” means an account maintained with respect to each Series 1 Preferred Share equal to the difference between (a) $0.35 less (b) the cumulative distributions made in respect of such Series 1 Preferred Share in accordance with Section 5.3(a)(v).

“Series 1 Conversion Price” has the meaning specified in Section 9.4(a).

“Series 1 Preferred Return” means an amount per Series 1 Preferred Share equal to the (a) the amount identified as the “Series 1 Preferred Return” of each holder on Schedule B hereto, which reflects the Series 1 Preferred Return as of October 14, 2014 plus (b) the cumulative amount accruing (or deemed to accrue) daily in cash on the amount of the Series 1 Contribution Account of each Series 1 Preferred Share from and after such date, at the rate of eight percent (8.0%) per annum, computed on the basis of a three hundred sixty-five (365) day year; provided, that the Series 1 Preferred Return shall only be payable (i) when, as and if declared by the Board, (ii) upon a Deemed Liquidation Event, (iii) upon a redemption pursuant to Article 9, or (iv) on the date such Series 1 Preferred Share is otherwise acquired by the Company. Notwithstanding the above, any accrued amount of the Series 1 Preferred Return shall be relinquished in the event of any optional or mandatory conversion of such Shares pursuant to the terms hereof.

“Series 1 Preferred Shares” means Membership Rights in the Company having the economic and voting rights set forth herein with respect to “Series 1 Preferred Shares”.

“Series 1 Unpaid Preferred Return” means, as of any date with respect to each Series 1 Preferred Share, the cumulative Series 1 Preferred Return with respect to such Series 1 Preferred Share less all distributions theretofore made on account thereof pursuant to Section 5.3(a)(v).

“Series 2 Contribution Account” means an account maintained with respect to each Series 2 Preferred Share equal to the difference between (a) $0.52 less (b) the cumulative distributions made in respect of such Series 2 Preferred Share in accordance with Section 5.3(a)(v).

“Series 2 Conversion Price” has the meaning specified in Section 9.4(a).

“Series 2 Preferred Return” means (a) an amount per Series 2 Preferred Share equal to the (a) the amount identified as the “Series 2 Preferred Return” of each holder on Schedule B hereto, which reflects the Series 2 Preferred Return as of October 14, 2014 plus (b) the cumulative amount accruing (or deemed to accrue) daily in cash on the amount of the Series 2 Contribution Account of each Series 2 Preferred Share from and after such date, at the rate of eight percent (8.0%) per annum, computed on the basis of a three hundred sixty-five (365) day year; provided, that the Series 2 Preferred Return shall only be payable (i) when, as and if declared by the Board, (ii) upon a Deemed Liquidation Event, (iii) upon a redemption pursuant to Article 9, or (iv) on the date such Series 2 Preferred Share is otherwise acquired by the Company. Notwithstanding the above, any accrued amount of the Series 2 Preferred Return shall be relinquished in the event of any optional or mandatory conversion of such Shares pursuant to the terms hereof.

“Series 2 Preferred Shares” means Membership Rights in the Company having the economic and voting rights set forth herein with respect to “Series 2 Preferred Shares”.

“Series 2 Unpaid Preferred Return” means, as of any date with respect to each Series 2 Preferred Share, the cumulative Series 2 Preferred Return with respect to such Series 2 Preferred Share less all distributions theretofore made on account thereof pursuant to Section 5.3(a)(v).

“Series A Contribution Account” means an account maintained with respect to each Series A Preferred Share equal to the difference between (a) $0.52 less (b) the cumulative distributions made in respect of such Series A Preferred Share in accordance with Section 5.3(a)(v).

“Series A Conversion Price” has the meaning specified in Section 9.4(a).

“Series A Preferred Return” means an amount per Series A Preferred Share equal to the (a) the amount identified as the “Series A Preferred Return” of each holder on Schedule B hereto, which reflects the Series A Preferred Return as of October 14, 2014 plus (b) the cumulative amount accruing (or deemed to accrue) daily in cash on the amount of the Series A Contribution Account of each Series A Preferred Share from and after such date, at the rate of eight percent (8.0%) per annum, computed on the basis of a three hundred sixty-five (365) day year; provided, that the Series A Preferred Return shall only be payable (i) when, as and if declared by the Board, (ii) upon a Deemed Liquidation Event, (iii) upon a redemption pursuant to Article 9, or (iv) on the date such Series A Preferred Share is otherwise acquired by the Company. Notwithstanding the above, any accrued amount of the Series A Preferred Return shall be relinquished in the event of any optional or mandatory conversion of such Shares pursuant to the terms hereof.

“Series A Preferred Shares” means Membership Rights in the Company having the economic and voting rights set forth herein with respect to “Series A Preferred Shares”.

“Series A Unpaid Preferred Return” means, as of any date with respect to each Series A Preferred Share, the cumulative Series A Preferred Return with respect to such Series A Preferred Share less all distributions theretofore made on account thereof pursuant to Section 5.3(a)(v).

“Series B Contribution Account” means an account maintained with respect to each Series B Preferred Share equal to the difference between (a) $0.60 less (b) the cumulative distributions made in respect of such Series B Preferred Share in accordance with Section 5.3(a)(iv).

“Series B Conversion Price” has the meaning specified in Section 9.4(a).

“Series B Preferred Return” means an amount per Series B Preferred Share equal to the (a) the amount identified as the “Series B Preferred Return” of each holder on Schedule B hereto, which reflects the Series B Preferred Return as of October 14, 2014 plus (b) the cumulative amount accruing (or deemed to accrue) daily in cash on the amount of the Series B Contribution Account of each Series B Preferred Share from and after such date, at the rate of eight percent (8.0%) per annum, computed on the basis of a three hundred sixty-five (365) day year; provided, that the Series B Preferred Return shall only be payable (i) when, as and if declared by the Board, (ii) upon a Deemed Liquidation Event, (iii) upon a redemption pursuant to Article 9, or (iv) on the date such Series B Preferred Share is otherwise acquired by the Company. Notwithstanding the above, any accrued amount of the Series B Preferred Return shall be relinquished in the event of any optional or mandatory conversion of such Shares pursuant to the terms hereof.

“Series B Preferred Shares” means Membership Rights in the Company having the economic and voting rights set forth herein with respect to “Series B Preferred Shares”.

“Series B Redemption Date” has the meaning specified in Section 9.2(b).

“Series B Redemption Notice” has the meaning specified in Section 9.2(c).

“Series B Redemption Price” has the meaning specified in Section 9.2(c).

“Series B Redemption Shares” has the meaning specified in Section 9.2(b).

“Series B Unpaid Preferred Return” means, as of any date with respect to each Series B Preferred Share, the cumulative Series B Preferred Return with respect to such Series B Preferred Share less all distributions theretofore made on account thereof pursuant to Section 5.3(a)(iii).

“Series C Contribution Account” means each of the Series C1 Contribution Account, the Series C2 Contribution Account and the Series C3 Contribution Account.

“Series C Preferred Return” means, collectively, the Series C1 Preferred Return, Series C2 Preferred Return and Series C3 Preferred Return.

“Series C Preferred Shares” means Membership Rights in the Company having the economic and voting rights set forth herein with respect to “Series C1 Preferred Shares,” “Series C2 Preferred Shares” and “Series C3 Preferred Shares.”

“Series C Redemption Date” has the meaning specified in Section 9.1(b).

“Series C Redemption Notice” has the meaning specified in Section 9.1(c).

“Series C Redemption Price” has the meaning specified in Section 9.1(c).

“Series C Redemption Shares” has the meaning specified in Section 9.1(b).

“Series C Unpaid Preferred Return” means, collectively, the Series C1 Unpaid Preferred Return, Series C2 Unpaid Preferred Return and Series C3 Unpaid Preferred Return.

“Series C1 Contribution Account” means an account maintained with respect to each Series C1 Preferred Share equal to the difference between (a) $0.60 less (b) the cumulative distributions made in respect of such Series C1 Preferred Share in accordance with Section 5.3(a)(ii).

“Series C1 Conversion Price” has the meaning specified in Section 9.4(a).

“Series C1 Preferred Return” means an amount per Series C1 Preferred Share equal to the (a) the amount identified as the “Series C1 Preferred Return” of each holder on Schedule B hereto, which reflects the Series C1 Preferred Return as of October 14, 2014 plus (b) the cumulative amount accruing (or deemed to accrue) daily in cash on the amount of the Series C1 Contribution Account of each Series C1 Preferred Share from and after such date, at the rate of eight percent (8.0%) per annum, computed on the basis of a three hundred sixty-five (365) day year; provided, that the Series C1 Preferred Return shall only be payable (i) when, as and if declared by the Board, (ii) upon a Deemed Liquidation Event, (iii) upon a redemption pursuant to Article 9, or (iv) on the date such Series C1 Preferred Share is otherwise acquired by the Company. Notwithstanding the above, any accrued amount of the Series C1 Preferred Return shall be relinquished in the event of any optional or mandatory conversion of such Shares pursuant to the terms hereof.

“Series C1 Preferred Shares” means Membership Rights in the Company having the economic and voting rights set forth herein with respect to “Series C1 Preferred Shares”.

“Series C1 Unpaid Preferred Return” means, as of any date with respect to each Series C1 Preferred Share, the cumulative Series C1 Preferred Return with respect to such Series C1 Preferred Share less all distributions theretofore made on account thereof pursuant to Section 5.3(a)(i).

“Series C2 Contribution Account” means an account maintained with respect to each Series C2 Preferred Share equal to the difference between (a) $0.46 less (b) the cumulative distributions made in respect of such Series C2 Preferred Share in accordance with Section 5.3(a)(ii).

“Series C2 Conversion Price” has the meaning specified in Section 9.4(a).

“Series C2 Preferred Return” means an amount per Series C2 Preferred Share equal to the (a) the amount identified as the “Series C2 Preferred Return” of each holder on Schedule B hereto, which reflects the Series C2 Preferred Return as of October 14, 2014 plus (b) the cumulative amount accruing (or deemed to accrue) daily in cash on the amount of the Series C2 Contribution Account of each Series C2 Preferred Share from and after such date, at the rate of eight percent (8.0%) per annum, computed on the basis of a three hundred sixty-five (365) day year; provided, that the Series C2 Preferred Return shall only be payable (i) when, as and if declared by the Board, (ii) upon a Deemed Liquidation Event, (iii) upon a redemption pursuant to Article 9, or (iv) on the date such Series C2 Preferred Share is otherwise acquired by the Company. Notwithstanding the above, any accrued amount of the Series C2 Preferred Return shall be relinquished in the event of any optional or mandatory conversion of such Shares pursuant to the terms hereof.

“Series C2 Preferred Shares” means Membership Rights in the Company having the economic and voting rights set forth herein with respect to “Series C2 Preferred Shares”.

“Series C2 Unpaid Preferred Return” means, as of any date with respect to each Series C2 Preferred Share, the cumulative Series C2 Preferred Return with respect to such Series C2 Preferred Share less all distributions theretofore made on account thereof pursuant to Section 5.3(a)(i).

“Series C3 Contribution Account” means an account maintained with respect to each Series C3 Preferred Share equal to the difference between (a) $0.46 less (b) the cumulative distributions made in respect of such Series C3 Preferred Share in accordance with Section 5.3(a)(ii).

“Series C3 Conversion Price” has the meaning specified in Section 9.4(a).

“Series C3 Preferred Return” means an amount per Series C3 Preferred Share equal to the (a) the amount identified as the “Series C3 Preferred Return” of each holder on Schedule B hereto, which reflects the Series C3 Preferred Return as of October 14, 2014 plus (b) the cumulative amount accruing (or deemed to accrue) daily in cash on the amount of the Series C3 Contribution Account of each Series C3 Preferred Share from and after such date, at the rate of eight percent (8.0%) per annum, computed on the basis of a three hundred sixty-five (365) day year; provided, that the Series C3 Preferred Return shall only be payable (i) when, as and if declared by the Board, (ii) upon a Deemed Liquidation Event, (iii) upon a redemption pursuant to Article 9, or (iv) on the date such Series C3 Preferred Share is otherwise acquired by the Company. Notwithstanding the above, any accrued amount of the Series C3 Preferred Return shall be relinquished in the event of any optional or mandatory conversion of such Shares pursuant to the terms hereof, other than any conversion pursuant to Section 9.6(b) and Section 9.6(c).

“Series C3 Preferred Shares” means Membership Rights in the Company having the economic and voting rights set forth herein with respect to “Series C3 Preferred Shares”.

“Series C3 Unpaid Preferred Return” means, as of any date with respect to each Series C3 Preferred Share, the cumulative Series C3 Preferred Return with respect to such Series C3 Preferred Share less all distributions theretofore made on account thereof pursuant to Section 5.3(a)(i).

“Shares” means, collectively, the Preferred Shares and Common Shares, and any other class of shares of the Company created hereafter.

“Share Purchase Rights” shall mean any warrants, options or other rights to subscribe for, purchase or otherwise acquire any Common Shares or any Convertible Securities. Share Purchase Rights shall be deemed outstanding and issued or sold at the time of such issue or sale.

“Share Sale Agreement” means that certain Share Sale Agreement, dated on or about October [•], 2014, by and among the Company and the Members party thereto, as amended and/or restated from time to time.

“SOPs” has the meaning specified in Section 10.9.

“Strike Price” means (i) with respect to each Common B Share, the strike price as specified in Schedule C attached hereto, (ii) with respect to each Common C Share, an amount equal to the amount that would have been distributable with respect to a Common A Share if an amount equal to the threshold amount determined with respect to the issuance of such Common C Share had been distributed in liquidation of the Company at the time such Common C Share was issued (which, for the avoidance of doubt, shall take into account the fact that previously issued Common C Shares would not receive distributions with respect to their Strike Prices).

“Subsidiary(-ies)” means any Person the majority of the Capital Securities of which, directly, or indirectly through or one or more Persons, (a) the Company has the right to acquire or (b) is owned or controlled by the Company. As used in this definition, “control,” including, its correlative meanings, “controlled by” and “under common control with,” shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of Capital Securities, by contract or otherwise).

“Supporting Documentation” has the meaning specified in Section 10.4(b)(i).

“Tax Distribution Limitation Amount” has the meaning specified in Section 5.4.

“Tax Matters Partner” has the meaning specified in Section 10.6.

“Unvested Incentive Shares” means Incentive Shares issued under any Award Agreement that have not yet vested pursuant to the applicable Award Agreement or other agreement subjecting such Shares to vesting.

“Vested Incentive Shares” means Incentive Shares issued under any Award Agreement that have vested pursuant to the applicable Award Agreement or other agreement subjecting such Shares to vesting.

1.2 Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

ARTICLE 2

FORMATION AND ORGANIZATION

2.1 Formation and Name. The Company was formed on July 10, 2014 when the Certificate of Formation was filed with the Delaware Secretary. The name of the Company is Innocrin Pharmaceuticals Holdings, LLC. All Company business shall be conducted in the name of “Innocrin Pharmaceuticals Holdings, LLC” or such other names that comply with applicable law as the Board may select from time to time.

2.2 Principal Place of Business. The principal office of the Company is located at 4505 Emperor Blvd., Suite 300, Durham, NC 27703, and may be changed to such other place within or without the State of Delaware as may be determined from time to time by the Board.

2.3 Registered Office and Registered Agent. The Company’s registered agent and office shall be Corporation Service Company, located at 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The Company may change its registered agent or registered office to any other place or places in the State of Delaware as may be determined from time to time by the Board.

2.4 Term. The term of the Company commenced with the filing of the Certificate of Formation with the Delaware Secretary and shall continue until the Company is dissolved in accordance with the provisions of this Agreement.

2.5 No State Law Partnership. The Members intend that the Company (a) shall be taxed as a partnership for all applicable federal and, to the extent applicable, state and local income tax purposes, and (b) shall not be a partnership or joint venture for any other purpose, and that no Member or any Director shall, by virtue of this Agreement, be a partner or joint venturer of any other Member or Director.

2.6 Ownership of Company Property. All property acquired by the Company, real or personal, tangible or intangible, shall be owned by the Company as an entity and no Member, individually, shall have any ownership interest therein solely due to its capacity as a Member.

ARTICLE 3

PURPOSE AND POWERS OF THE COMPANY

3.1 Purpose. The Company is formed for the object and purpose of holding Capital Securities of other Persons.

3.2 Powers of the Company. Subject to the provisions of this Agreement, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes set forth in Section 3.1.

ARTICLE 4

SHARES, CAPITAL CONTRIBUTIONS, NATURE OF INTERESTS

AND ESTABLISHMENT OF CAPITAL ACCOUNTS

4.1 Shares.

(a) There are hereby established and authorized for issuance (i) 299,984 Series 1 Preferred Shares, (ii) 550,000 Series 2 Preferred Shares, (iii) 6,250,000 Series A Preferred Shares, (iv) 21,739,128 Series B Preferred Shares, (v) 16,304,348 Series C1 Preferred Shares, (vi) 8,695,652 Series C2 Preferred Shares, (vii) 4,347,826 Series C3 Preferred Shares, (viii) 59,286,938 Common A Shares, of which 59,236,938 shares shall be designated Voting

Common A Shares and 50,000 shares shall be designated Non-Voting Common A Shares, (ix) 3,599,026 Common B Shares and (x) 3,939,682 Common C Shares. All of the issued and outstanding Shares are held by the Persons and in the amounts set forth on Schedule A (which reflects such information both prior to and following the Distribution). In addition, Schedule A includes a table setting forth, with respect to each class of Incentive Shares, the number of such Shares outstanding, the grant date of such Shares, the threshold valuation applicable to each such class of Incentive Shares and the Strike Price applicable to the Common B Shares. No Shares or other interests purporting to confer Membership Rights shall be issued unless they have been authorized for issuance by the Company under the terms of this Agreement.

(b) Incentive Shares. The Company is authorized to issue up to a total of 3,939,682 Common C Shares from time to time pursuant to the terms of the applicable Award Agreements setting forth the terms and conditions governing such Common C Shares, as approved by the Board (the “Award Agreements”). The Common C Shares may be designated by the Board with appropriate alpha-numeric designations (e.g., Common C1 Shares, Common C2 Shares, etc.) to denote that they belong to one or more series, each of which may be subject to a different valuation threshold and corresponding Strike Price for purposes of the participation by such Shares in distributions made pursuant to Section 5.3(a)(vi). All of the Incentive Shares issued hereunder shall be issued on terms and conditions specified in an Award Agreement. In the event any Incentive Shares are repurchased or forfeited pursuant to the terms and conditions specified in the applicable Award Agreement or herein, an equivalent number of Common C Shares may be issued by the Company on terms and conditions as the Board deems appropriate. Allocations of Profit or Loss pursuant to Section 5.1 shall be made with respect to such Incentive Shares, whether vested or unvested. Subject to Section 5.4, any distributions pursuant to Section 5.3 hereof with respect to any Unvested Incentive Shares shall be held by the Company until such Shares vest, at which time any such retained distributions shall be released to the holder of such then vested Shares. Any retained distributions pursuant to the foregoing sentence that relate to Unvested Incentive Shares that are forfeited or fail to vest for whatever reason shall become unrestricted funds of the Company and may be used for whatever purpose determined by the Board. The Incentive Shares are intended to qualify as “profits interests” within the meaning of Revenue Procedure 93-27 as clarified by Revenue Procedure 2001-43. As such, none of the Members issued Incentive Shares shall make Capital Contributions in connection with the acquisition of such Shares and the Company shall treat such Members as holding “profits interests” for all purposes of this Agreement. In the event that the Internal Revenue Service issues any additional guidance concerning the taxation of the Incentive Shares after the execution of this Agreement, the Board is hereby authorized to take any action required by such guidance, including the filing of tax elections thereunder and the adoption of additional provisions to this Agreement that are binding on the Company and the Members under the Act, to achieve the same tax treatment for the Incentive Shares as is applicable on the date of execution of this Agreement. The Board may classify any future Incentive Shares as, for example, “Common C4 Shares” or otherwise as the Board may determine in its sole discretion.

(c) Incentive Share Vesting. All Incentive Shares and equivalents issued to officers, employees, directors, consultants and other service providers will be subject to vesting as determined by the Board, with all such Incentive Shares and other equity awards approved by the Board for officers and employees expected to vest over a period of no less than four years, with no more than twenty-five percent (25%) of each Incentive Share or other equity award vesting only after a period of one year from the date of grant or the date the recipient was hired and the balance vesting in equal amounts over the remaining three year period, except as otherwise approved by the Board. The terms of any repurchase option with respect to Unvested Incentive Shares upon termination of employment or service of the Member will also be determined by the Board.

4.2 Capital Contributions.

(a) [Reserved]

(b) No Member shall be required to make any additional Capital Contribution to the Company after the date hereof.

(c) Each Member, severally with respect to such Member, represents and warrants to the Company that the following statements are true and complete as of the date of this Agreement:

(i) The execution, delivery and performance by such Member of this Agreement, and the consummation by such Member of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of such Member. Such Member has the full right, power and authority to enter into, execute and deliver this Agreement, and to perform his, her or its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by such Member and constitutes the valid and binding obligation of such Member, enforceable against him, her or it in accordance with its terms.

(ii) Such Member is not party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction, decree, award or other requirement of any governmental entity that would prevent the execution or delivery of this Agreement. The execution and delivery by such Member of this Agreement does not, and the performance of this Agreement will not, (a) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, or require any notice, consent or waiver under, any material contract, instrument or other agreement to which such Member is a party (either with the Company or with another Person) or to which such Member may be bound or subject, (b) violate any fiduciary or confidential relationship or (c) conflict with or violate the provisions of any applicable laws or regulations or any order of any governmental entity.

4.3 Nature of Interests. The Shares shall for all purposes be personal property. No Member has any interest in specific Company property. Each Member hereby waives any and all rights such Person may have to initiate or maintain any suit or action for partition of the Company’s assets.

4.4 Capital Accounts. An individual Capital Account shall be established and maintained for each Member in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv). A pro forma calculation of each Member’s Capital Account as of August 31, 2014 is provided on Schedule D. Each Member’s Capital Account shall be increased by (i) the amount of money contributed by such Member to the Company, (ii) the Gross Asset Value of property contributed by such Member to the Company (net of liabilities secured by the contributed property that the Company is considered to assume or take subject to under

Section 752 of the Code), and (iii) allocations to such Member of Profits (and any items in the nature of income or gain separately allocated to such Member). Each Member’s Capital Account shall be decreased by (x) the amount of money distributed to such Member by the Company, (y) the Gross Asset Value of property distributed to such Member by the Company (net of liabilities secured by the distributed property that the Member is considered to assume or take subject to under Section 752 of the Code), and (z) allocations to such Member of Loss (and any items in the nature of losses or deductions separately allocated to such Member). The Capital Accounts also shall be maintained and adjusted as permitted by the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and as required by the other provisions of Treasury Regulation Section 1.704-1(b)(2)(iv) and Section 1.704-1(b)(4). On the transfer of all or a portion of a Member’s Shares, the Capital Account of the transferor that is attributable to the transferred Shares shall carry over to the transferee Member in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(1).

4.5 Negative Capital Accounts. No Member shall be required to pay to any other Member or the Company any deficit or negative balance that may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).

4.6 No Withdrawal. No Member shall be entitled to resign from the Company or withdraw all or any portion of such Member’s Capital Contributions or the balance of such Member’s Capital Account, or to receive any distribution from the Company, except as expressly provided herein.

4.7 Loans from Members. Loans by Members to the Company shall not be considered Capital Contributions. If any Member shall advance funds to the Company in excess of the amounts required hereunder to be contributed by such Member to the capital of the Company, the making of such advances shall not result in any increase in the amount of the Capital Account of such Member unless otherwise agreed by the Company and such Member. The amount of any such advances that are not agreed to be additional Capital Contributions shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such advances are made.

ARTICLE 5

ALLOCATIONS AND DISTRIBUTIONS

5.1 Allocations of Profit and Loss. Except as otherwise provided in this Article 5, Profit and Loss for each Fiscal Year shall be allocated to the Members in the following order of priority:

(a) Subject to Sections 5.1(b) and 5.1(c), Profits or Losses for each Fiscal Year shall be allocated to the Members in amounts that would result in the Economic Capital Account balance for each Member equaling the amount required to be distributed pursuant to Section 5.3(a) to such Member in accordance with the priority and manner provided therein on a hypothetical liquidation of the Company. In determining the amounts distributable to the Members under Section 5.3(a) upon a hypothetical liquidation, it shall be presumed that (i) all of the Company’s remaining assets are sold at their respective values reflected on the books of account of the Company, determined in accordance with Section 704(b) of the Code and the Treasury Regulations thereunder (“Book Value”), without further adjustment and (ii) the proceeds of such hypothetical sale are applied and distributed in accordance with Section 5.3(a) hereof.

(b) The Losses allocated in accordance with Section 5.1(a) shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. All Losses in excess of such limitation shall be allocated to the Members who would not have an Adjusted Capital Account Deficit as a result of such allocation (pro rata, in proportion to the excess of each such Member’s Capital Account balance over the amount of such allocations that would cause such Member to have an Adjusted Capital Account Deficit).

(c) The parties intend that the allocation provisions of this Section 5.1 shall produce Capital Account balances of the Members that will be consistent with the distribution provisions of Section 5.3. Notwithstanding anything to the contrary in this Agreement, to the extent the Board determines that the allocation provisions of this Section 5.1 may fail to produce such Capital Account balances, (i) such provisions shall be amended by the Board to the extent necessary to produce such result and (ii) Profits and Losses and other items of income, gain, loss, credit and deduction of the Company for the most recent open year (or items of income, gain, loss, deduction, and Code Section 705(a)(2)(B) expenditures of the Company for such years) shall be reallocated among the Members to the extent it is not possible to achieve such results with allocations of Profits and Losses (or items of income, gain, loss, deduction, and Code Section 705(a)(2)(B) expenditures) for the current year and future years, as determined by the Board. This Section 5.1(c) shall control notwithstanding any reallocation or adjustment of taxable income, taxable loss, or items thereof by the Internal Revenue Service or any other taxing authority.

(d) Special Allocations.

(i) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (d)(5) or (d)(6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 5.1(d)(i) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 5 have been tentatively made as if this Section 5.1(d)(i) were not a term of this Agreement. This Section 5.1(d)(i) is intended to constitute a “qualified income offset” provision as described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(ii) Gross Income Allocation. In the event any Member has an Adjusted Capital Account Deficit at the end of any Fiscal Year, each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.1(d)(ii) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this Section 5.1(d) have been tentatively made as if this Section 5.1(d)(ii) and Section 5.1(d)(i) hereof were not in the Agreement.

(iii) Curative Allocations. The allocations set forth in Sections 5.1(b) and 5.1(d)(i) and (ii) hereof (collectively, the “Regulatory Allocations”) are intended to comply with requirements of the Treasury Regulations. It is the intent of the parties hereto that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 5.1(d)(iii). Therefore, notwithstanding any other provision of Article 5 (other than the Regulatory Allocations), the Board shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account such Member would have had if the Regulatory Allocations were not terms of this Agreement and all Company items were allocated pursuant to Section 5.1.

(iv) Allocations of Withholding. To the extent the Company receives (or is deemed to receive) an amount of income that is net of any withholding tax, (i) such income shall be allocated among the Members as if the Company received the gross amount of such income before giving effect to the payment of the withholding tax and (ii) any resulting tax credit shall be allocated among the Members in proportion to such Member’s allocated share of income (including income allocated pursuant to Section 704(c) of the Code) to which the credit relates.

5.2 Tax Allocations.

(a) Generally. Except as otherwise provided in this Section 5.2, taxable income and loss and all items thereof shall be allocated to the Members to the greatest extent practicable in a manner consistent with the manner set forth in Section 5.1 and Sections 704(b) and (c) of the Code. Allocations pursuant to this Section 5.2 are solely for federal income tax purposes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits and Losses, other items or distributions pursuant to any provision of this Agreement.

(b) Section 704(c) of the Code. In accordance with Section 704(c) of the Code, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value.

(c) Adjustments under Section 704(c) of the Code. In the event the Gross Asset Value of any Company asset is adjusted pursuant to paragraph (b) of the definition of “Gross Asset Value,” subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted tax basis of such asset and its Gross Asset Value in the same manner as under Section 704(c) of the Code.

(d) Decisions Relating to Section 704(c) of the Code. Any elections or other decisions relating to allocations under this Section 5.2, including the selection of any allocation method permitted under Treasury Regulation Section 1.704-3, shall be made by the Board. The Board is hereby authorized to amend this Agreement as necessary to implement the method selected under Treasury Regulation Section 1.704-3.

(e) Changes in Members’ Interests. If during any Fiscal Year or other accounting period of the Company there is a change in any Member’s interest in the Company, the Board shall allocate Profits or Losses to the Members in the Company in a manner that complies with the provisions of Section 706 of the Code.

5.3 Distributions. Subject to the provisions of Sections 5.4 and 5.5, the Company shall make distributions, if any, to the Members as follows:

(a) Distributions. Subject to the provisions of Sections 5.3(c), any distributions that the Company may make to the Members shall be made in the following amounts and order of priority:

(i) First, to the holders of Series C1 Preferred Shares, Series C2 Preferred Shares and Series C3 Preferred Shares, pro rata in accordance with the relative balance of Series C Unpaid Preferred Return of each holder’s Series C1 Preferred Shares, Series C2 Preferred Shares and Series C3 Preferred Shares (to the extent such Series C Preferred Return is then payable), until the Series C Unpaid Preferred Return is equal to $0.00;

(ii) Second, to the holders of Series C1 Preferred Shares, Series C2 Preferred Shares and Series C3 Preferred Shares, pro rata in accordance with the relative balance of Series C Contribution Accounts, of each such holder’s Series C1 Preferred Shares, Series C2 Preferred Shares and Series C3 Preferred Shares , until the Company has distributed in respect of each Series C1 Preferred Share, Series C2 Preferred Share and Series C3 Preferred Share an amount equal to the balance of the Series C Contribution Account of each Series C1 Preferred Share, Series C2 Preferred Share and Series C3 Preferred Share as of the date of such distribution;

(iii) Third, to the holders of Series B Preferred Shares, pro rata in accordance with the relative balance of Series B Unpaid Preferred Return of each holder’s Series B Preferred Shares (to the extent such Series B Preferred Return is then payable), until the Series B Unpaid Preferred Return is equal to $0.00;

(iv) Fourth, to the holders of Series B Preferred Shares, pro rata in accordance with the relative balance of Series B Contribution Accounts, of each such holder’s Series B Preferred Shares, until the Company has distributed in respect of each Series B Preferred Share an amount equal to the balance of the Series B Contribution Account of each Series B Preferred Share as of the date of such distribution;

(v) Fifth, to the holders of Junior Preferred Shares, pro rata in accordance with the relative balances of: (A) the Series A Unpaid Preferred Return, Series 1 Unpaid Preferred Return and Series 2 Unpaid Preferred Return, as applicable of each such holder’s Junior Preferred Shares (to the extent such Series A Preferred Return, Series 1 Preferred Return and Series 2 Preferred Return is then payable), in each case, until the Series A Unpaid Preferred Return, Series 1 Unpaid Preferred Return and Series 2 Unpaid Preferred Return, as

applicable, is equal to $0.00; and (B) the Series A Contribution Accounts, Series 1 Contribution Accounts and Series 2 Contribution Accounts, as applicable, of each such holder’s Junior Preferred Shares, until the Company has distributed in respect of each Junior Preferred Share an amount equal to the balance of the Series A Contribution Account, Series 1 Contribution Account and Series 2 Contribution Account, as applicable, of each such Junior Preferred Share as of the date of such distribution (with such amounts applied first to the return of the Series A Unpaid Preferred Return, Series 1 Unpaid Preferred Return and Series 2 Unpaid Preferred Return, proportionately based on the aggregate amount that would be distributed pursuant to this subsection (v) if all amounts payable pursuant hereto were being distributed); and

(vi) Sixth, to the holders of Preferred Shares and Common Shares, pro rata according to the aggregate number of such Shares held (treating for this purpose all Preferred Shares as if they had been converted into Common A Shares pursuant to the terms hereof).

Notwithstanding anything set forth above, for purposes of this Section 5.3(a), no distribution shall be made pursuant to Section 5.3(a)(vi) with respect to an Incentive Share until the cumulative amount distributed with respect to a Common A Share equals the Strike Price of such Incentive Share following which, the Incentive Share shall share equally with each Common A Share in all additional distributions.

To the extent that the amounts available for distribution pursuant to any of subsections 5.3(a)(i) through 5.3(a)(vi) above are insufficient to pay the full amounts to which the applicable Members would otherwise be entitled pursuant to each such subsection, then the Members designated to receive distributions pursuant to such subsection shall share ratably in any such distribution in proportion to the respective amounts that would otherwise be payable in respect of the Shares held by them if all amounts payable on or with respect to such Shares pursuant to such subsection were paid in full.

(b) Fees and expenses. For the avoidance of doubt, if any fees are paid, or expenses are paid or reimbursed, to a holder of Preferred Shares or its Affiliates, such amounts shall not be considered distributions for any purpose under this Section 5.3 or otherwise hereunder.

(c) Dissolution and Liquidation. In the event of the dissolution and liquidation of the Company, the assets of the Company shall be disbursed in the following order of priority:

(i) first, to make payment of all debts and liabilities owing to creditors and the expenses of dissolution or liquidation;

(ii) second, to establish such reserves as reasonably deemed by the Board necessary for any contingent or unforeseen liabilities or obligations of the Company; and

(iii) third, in accordance with the priority set forth by Section 5.3(a).

(d) Sale of the Company. In connection with any Company Sale, the Members shall each be allocated an amount of economic consideration in respect of such Member’s Shares that such Member would receive if the aggregate economic consideration payable in such Company Sale were distributed pursuant to this Section 5.3.

(e) In-Kind Distributions. The Company may, at the direction of the Board, distribute the Company’s assets to the Members in kind to the extent such assets consist of Capital Securities of Subsidiaries or other Persons, in lieu of liquidating such assets, provided that (i) to the extent such assets consist of different Capital Securities, such assets shall be distributed to the Members so that as nearly as practicable each Member receives in accordance with Section 5.3(a) such Member’s pro rata share of each different type of asset being distributed and (ii) if any assets of the Company are to be distributed in kind, the Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(e) and such assets shall be distributed on the basis of the fair market value thereof (without taking Code Section 7701(g) into account). The fair market value of such assets shall be that which is determined in good faith by the Board.

(f) Former Members. Notwithstanding any provision of the Act, except as otherwise provided in this Agreement, no Person that ceases to be a Member of the Company shall be entitled to receive the fair value of such Person’s interest in the Company prior to the dissolution and winding up of the Company.

5.4 Tax Distributions. On or before April 15th of each Fiscal Year, the Company shall distribute to each Person who was a Member during the immediately preceding Fiscal Year of the Company an amount of cash (the “Tax Distribution Limitation Amount”) equal to forty percent (40%) (such rate to be subject to one or more equitable adjustments by the Board in the event of any changes in the applicable federal tax rates) of (a) the total amount of cumulative taxable income and gain allocated to such Member for federal income tax purposes in the Company income tax return filed or to be filed with respect to such Fiscal Year and prior Fiscal Years, over (b) the total cumulative amount of losses, deductions and credits allocated to such Member for federal income tax purposes in the Company’s income tax return filed or to be filed with respect to such Fiscal Year and prior Fiscal Years, reduced by any prior distributions pursuant to this Section 5.4 with respect to such Fiscal Year and prior Fiscal Years. Notwithstanding the foregoing, no distribution shall be made or required under this Section 5.4 with respect to any Fiscal Year to any Member in excess of the Tax Distribution Limitation Amount. In the discretion of the Board, distributions under this Section 5.4 may be made on an estimated basis each quarter and if such estimated distributions exceed the actual amount required on April 15th, such Member receiving excess distributions shall be given a credit balance and such excess shall be deducted from such Member’s next distribution(s) under this Section 5.4 (until fully repaid). No distribution under this Section 5.4 shall be made if the making of such distribution would constitute a violation of the Act or any other applicable law or regulation or order of any court of competent jurisdiction or any contract or agreement by which the Company is bound. Distributions made under this Section 5.4 shall be credited to each Member as if such Member had received such distribution in accordance with Section 5.3(a).

5.5 Limitations on Distributions to Holders of Common C Shares. Notwithstanding any other provision of this Article 5, to the extent that any Member has been granted any Common C Shares that, by the terms of such grant or by agreement, entitle the holder, once such Common C Shares vest, to receive less than the full amount of distributions otherwise payable in respect of such class or series of Common C Shares generally, whether on account of a threshold valuation or otherwise, then the provisions of such grant or agreement shall supersede such holder’s rights under this Article 5 and the amount of reduction in distributions to such holder shall be available to all other Members in accordance with this Article 5.

5.6 Withholding. All amounts withheld pursuant to the Code or any provision of tax laws with respect to any payment or distribution to the Members from the Company shall be treated as amounts distributed to the Member or Members subject to such withholding obligation in accordance with this Agreement and, accordingly, shall be credited to each Member as if such Member had received such distribution in accordance with Section 5.3(a).

ARTICLE 6

MANAGEMENT OF COMPANY

6.1 Management by Board of Managers.

(a) Except for situations in which the approval of one or more Members is expressly required by this Agreement or by nonwaivable provisions of applicable law, (i) the powers of the Company, including, without limitation, converting the Company into a corporation in accordance with Section 265 of the Delaware General Corporation Law, shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, a Board of Managers (the “Board,” and each member thereof being referred to for purposes of this Agreement as a “Director”) and (ii) the Board may make all decisions and take all actions for the Company not otherwise provided in this Agreement.

(b) Subject to Sections 6.1(c) below and (1) with respect to subsections (i), (ii) and (iii) below, so long as at least 2,500,000 Series A Preferred Shares remain outstanding and (2) with respect to subsections (iv) and (v) below, so long as at least 2,500,000 Series B Preferred Shares remain outstanding, there shall be eight (8) Directors who shall be designated as follows:

(i) For so long as it continues to own at least 1,500,000 Preferred Shares, one person designated by Intersouth Partners VI, L.P., which individual shall initially be James Rosen;

(ii) For so long as it continues to own at least 1,500,000 Preferred Shares, one person designated by Hatteras Venture Partners, III, LP, which individual shall initially be Doug Reed;

(iii) For so long as it continues to own at least 1,500,000 Preferred Shares, one person designated by A&B Equity Holdings, LLC, which individual shall initially be Kristopher Wood;

(iv) For so long as it continues to own at least 1,500,000 Preferred Shares, one person designated by Novartis Bioventures Ltd., which individual shall initially be Steven Weinstein;

(v) For so long as it continues to own at least 1,500,000 Preferred Shares, one person designated by Lilly Ventures Fund I, LLC, which individual shall initially be Ed Torres;

(vi) The Company’s Chief Executive Officer, who shall initially be William Moore (the “CEO Director”); provided that, if for any reason the CEO Director shall cease to serve as the Chief Executive Officer of the Company, then such person shall be removed as the CEO Director if they have not previously resigned, and such person’s replacement as Chief Executive Officer shall become the new CEO Director;

(vii) Robert Schotzinger; and

(viii) One individual not otherwise an Affiliate (defined below) of the Company or of any Preferred Member who is designated by the Company’s Chief Executive Officer and approved by a majority of the other members of the Board, which Director shall initially be Andrew von Eschenbach.

The Directors designated pursuant to clauses (i) through (v) above shall constitute the “Preferred Directors”.

To the extent that any of clauses (i) through (vii) above shall not be applicable, any Director who would otherwise have been designated in accordance with the terms thereof shall instead be designated by the Members holding a majority of the outstanding Preferred Shares and voting Common A Shares.

(c) Failure to Designate a Director. In the absence of any designation from the Persons or groups with the right to designate a Director as specified above, the Director previously designated by them and then serving shall continue to serve if still eligible to serve as provided herein.

(d) Removal of Board Members. Each Member agrees to take any steps, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(i) no Director elected pursuant to Sections 6.1(b) or 6.1(c) of this Agreement may be removed from office other than for cause unless (i) such removal is directed or approved by the Person originally entitled to designate or approve such Director pursuant to Section 6.1(b) or (ii) the Person originally entitled to designate or approve such Director pursuant to Section 6.1(b) is no longer so entitled to designate or approve such Director;

(ii) any vacancies created by the resignation, removal or death of a Director elected pursuant to Sections 6.1(b) or 6.1(c) shall be filled pursuant to the provisions of this Section 6; and

(iii) upon the request of any Person entitled to designate a Director as provided in Section 6.1(b)(i), (ii), (iii), (iv) or (v) to remove such Director, such Director shall be removed.

(e) No Liability for Election of Recommended Directors. No Member, nor any Affiliate of any Member, shall have any liability as a result of designating a person for election as a Director for any act or omission by such designated person in his or her capacity as a Director of the Company.

(f) No “Bad Actor” Designees. Each Person with the right to designate or participate in the designation of a director as specified above hereby represents and warrants to the Company that, to such Person’s knowledge, none of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act (each, a “Disqualification Event”), is applicable to such Person’s initial designee named above except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Any director designee to whom any Disqualification Event is applicable, except for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable, is hereinafter referred to as a “Disqualified Designee”. Each Person with the right to designate or participate in the designation of a director as specified above hereby covenants and agrees (A) not to designate or participate in the designation of any director designee who, to such Person’s knowledge, is a Disqualified Designee and (B) that in the event such Person becomes aware that any individual previously designated by any such Person is or has become a Disqualified Designee, such Person shall as promptly as practicable take such actions as are necessary to remove such Disqualified Designee from the Board and designate a replacement designee who is not a Disqualified Designee.

6.2 Director Expenses. The reasonable out-of-pocket expenses of members of the Board associated with attending meetings or business related to the Company will be borne by the Company, and all Directors will be treated identically with regard to compensation and expense reimbursement related to their service as members of the Board.

6.3 Meetings of Board of Directors. The Company shall call and hold meetings of the Board in accordance with this Agreement, but in any event not less than once in every two-month period (until seventy-five percent (75%) of the directors then in office vote to schedule meetings less frequently). Subject to the conditions of this Article 6, the vote of the Majority Directors shall be necessary and sufficient for the Board to take or consent to any action at a meeting of the Board. Each Director shall have one (1) vote on all matters voted upon by the Board. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if (i) all of the Directors consent to the action in writing and (ii) the written consent is filed with the minutes of proceedings of the Board. For the avoidance of doubt, (a) all decisions made, and all actions taken, by the Board with respect to any contracts, agreements or other arrangements entered into with a Preferred Member or an Affiliate of a Preferred Member after the date hereof shall be made or taken only with the approval, either in writing or at a duly called meeting, of the Directors holding a majority of the votes held by the Directors then serving on the Board, but excluding for such purposes the designee of such Preferred Member and (b) no Director shall vote on any transaction involving a third Person or a particular matter in which such Director has a material interest, other than as a result of the ownership interests in the Company held by such Director or such Director’s Affiliates or by the Member holding the right to appoint such Director. Special meetings of the Board may be called by the chairman of the Board, the president, any vice president, the secretary or any Director.

6.4 Committees of the Board. At the request of the Preferred Members, a three-member Compensation Committee of the Board (the “Compensation Committee”) and a three-member Audit Committee (the “Audit Committee”) of the Board shall be established and maintained at all times after the date of such request, the membership of such committees to be agreed to by the Board; provided that no member of the Compensation Committee or Audit Committee shall be an employee of the Company and provided that at least one (1) Preferred Director shall be a member of the Compensation Committee. The Chief Executive Officer or interim Chief Executive Officer of the Company shall be entitled to attend meetings of the Compensation Committee in a nonvoting capacity; provided, however, that such officer may be excluded from any meeting, or portion thereof, at the discretion of the Compensation Committee. The Compensation Committee will, among other things, be responsible for making recommendations to the Board regarding compensation matters, including salary and bonus amounts and issuances of Incentive Shares or other equity awards, subject in each case to final approval by the Board. The senior financial officer of the Company shall be entitled to attend meetings of the Audit Committee in a nonvoting capacity; provided, however, that such officer may be excluded from any meeting, or portion thereof, at the discretion of the Audit Committee. At least one of the Preferred Directors shall be entitled to be a member of each other committee of the Board currently existing or hereafter established by the Board, whether or not described in this section.

6.5 Powers of Members; Consents of Members.

(a) The Members shall have the power to exercise any and all rights or powers granted to the Members pursuant to the express terms of this Agreement. Except as otherwise provided in this Agreement or required by the Act (i) no Person or Persons other than the Board acting under the authority of this Agreement, and persons authorized by the Board in accordance with Section 6.4 acting under the authority of the Board, shall have the power to act for or on behalf of, or to bind, the Company, and (ii) no Member shall have the right to vote upon or consent to any matter, including without limitation any matter that would otherwise be the subject of a vote pursuant to Section 18-209 of the Act or any other provision of the Act.

(b) In addition to any other rights provided by law or as set forth in this Agreement, for so long as at least 2,500,000 Preferred Shares (subject to appropriate adjustment in the event of any recapitalization affecting the Preferred Shares) remain outstanding, the Company, without first obtaining the affirmative vote or written consent of (x) Members holding a majority of the then-outstanding Preferred Shares or (y) in the case of clauses (viii) and (ix) below, Members holding 60% of the then-outstanding Preferred Shares, consenting or voting separately as a class, shall not (whether by merger, consolidation or otherwise):

(i) authorize or effect the sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company;

(ii) authorize or effect any merger, consolidation or share exchange, or authorize or effect any other transaction which results in the holders of the Company’s Shares prior to the transaction owning less than fifty percent (50%) of the voting power of the Company’s Shares after such transaction;

(iii) authorize, effect or undergo the voluntary or involuntary liquidation, dissolution or winding up of the Company or its business;

(iv) authorize or effect the exclusive license or other acquisition of all or substantially all of the assets of another corporation, limited liability company or other business entity;

(v) authorize or effect the acquisition of all or substantially all of the outstanding capital stock, membership interests or other equity securities of another corporation, limited liability company or other business entity;

(vi) redeem, purchase or otherwise acquire for value, or apply any of its assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any shares of its equity interests, except for repurchases of equity interests from former employees, directors or consultants at the original issuance prices for such interests pursuant to agreements or arrangements approved by the Board;

(vii) authorize, declare or pay any distribution on any Shares other than the Preferred Shares;

(viii) authorize, issue or obligate itself to issue any new or existing class or classes or series of equity interests having any preference or priority as to distributions, liquidation, conversion, voting or assets superior to or on a parity with any such preference or priority of the Series C Preferred Shares or the Series B Preferred Shares, or authorize or issue equity interests of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any equity interests of the Company having any preference or priority as to distributions, liquidation, conversion, voting or assets superior to or on a parity with any such preference or priority of the Series C Preferred Shares or the Series B Preferred Shares;

(ix) reclassify any shares of Common Shares or other class or series of equity interests into interests having any preference or priority, or amend or modify the rights, preferences or privileges of any class or series of equity interests to grant any preference or priority, as to distributions, liquidation, conversion, voting or assets superior to or on a parity with any such preference or priority of the Series C Preferred Shares or the Series B Preferred Shares, or otherwise effect any other recapitalization of the Company;

(x) amend or repeal any provision of, or add any provision to, the Company’s Certificate of Formation or this Agreement, each as amended from time to time, in a manner that materially and adversely affects the powers, preferences or rights of any series of Preferred Shares;

(xi) authorize or undertake any public offering of any securities of the Company other than in a Qualified Public Offering;

(xii) authorize any borrowing by the Company in excess of $250,000 or create any material lien or security interest on its properties or assets (other than as approved by a majority of the Board, including a majority of the Preferred Directors);

(xiii) enter into or cause the Company to become subject to any agreement that would restrict the Company’s performance of its obligations under the terms of this Agreement or the Company’s Certificate of Formation (each as may be amended from time to time in accordance herewith);

(xiv) pursue any material business opportunities outside of the development, sales and marketing of pharmaceuticals and therapies;

(xv) hire (as an employee, officer, consultant or otherwise) any family member, or spouse thereof, of any Member or officer of the Company, unless such hiring has received the prior approval of each of the Preferred Directors;

(xvi) form or acquire the Capital Securities of any new Subsidiary;

(xvii) enter into, amend, waive, or cause any Subsidiary to enter into, amend or waive, any provision of, or terminate, any agreement between any of the Company’s Subsidiaries, or between the Company and any of its Subsidiaries;

(xviii) adopt or amend any of the Company’s SOPs;

(xix) effect a Conversion; or

(xx) effect the sale of any Subsidiary or any other material portion of the assets or equity held by the Company or its Subsidiaries (considered as a group) (a “Material Disposition”), the proceeds of which shall be distributed pursuant to Section 5.3(a).

In connection with the giving or withholding of any such consent, (i) no Member shall have any duty (fiduciary or otherwise) to give any consideration to any interest of or factors affecting the Company or the other Members and (ii) each Member shall (A) be entitled to consider only such interests and factors as such Member elects (whether or not such interests conflict with the interests of the Company or any other Member) and (B) have no duty to disclose any such real, perceived or potential conflicts.

6.6 Insurance. The Company shall maintain directors’ and officers’ liability insurance coverage on terms satisfactory to the Board, including a majority of the Preferred Directors.

6.7 Observation Rights. Each Preferred Member owning (either individually or collectively with its affiliates) not less than 1,500,000 Shares (as adjusted for share splits, share distributions, combinations and other reclassifications) and each transferee who holds (either individually or collectively with its affiliates) no less than that number of Shares, shall have the right to receive notice of all meetings of the Board, to attend any such meeting (or designate one representative to attend such meeting on its behalf) as a nonvoting observer and to comment for the record at any such meeting (for purposes of this Section 6.7, the term “meeting” shall include any “executive sessions” or any other similar meeting of all or part of the Board). Each observer so appointed as provided above shall sign a confidentiality agreement reasonably acceptable to the Board prior to his or her first attendance to his or her first meeting of the Board. Notwithstanding anything contained herein to the contrary, no observer shall be permitted to attend any meeting of any committee of the Board without the consent of a majority of the members of such committee (including a majority of the Preferred Directors). The Board, or the members of any committee thereof, as applicable, shall have the right to prevent access by any or all observers to any meeting of the Board, or committee thereof, respectively, or any portion thereof, if a majority of the Directors present at such meeting reasonably conclude (i) based on advice of counsel, that it is necessary to protect the attorney-client privilege of such information, (ii) that it is necessary to protect any highly confidential or proprietary information of the Company, or (iii) that a real or potential conflict of interest exists or could exist between the Company and/or any of its existing or potential Affiliates or business partners, and any such observer or the Preferred Member designating such observer or any of their respective Affiliates or business partners with regard to any subject matter to be discussed at such meeting.

6.8 Management Rights. The Company shall provide certain “management rights” to a Preferred Member if and only to the extent that such Member is subject to the plan asset requirements under the Employee Retirement Security Act of 1974 (“ERISA”) and requires such “management rights” to qualify for the venture capital operating company exemption to such ERISA requirements. The “management rights” granted to such Member will be in form and substance as is mutually agreeable to such Member and the Company.

6.9 Negative Covenants. Without limiting any other covenant or provision hereof, the Company covenants and agrees that, it will, and will cause each Subsidiary (to the extent applicable thereto) of the Company, if and when such Subsidiary exists, to do the following:

(a) Limitation on Guaranties; Investments; Advances or Loans. The Company and its Subsidiaries shall not guarantee, create any Subsidiaries, or purchase or otherwise acquire, or invest in the Capital Securities of, or make or suffer to exist any loan or advance to, or enter into any arrangement for the purpose of providing funds or credit to, or make any other investment in, any Person, other than as approved by the Board, including a majority of the Preferred Directors.

(b) Distributions and Redemptions. Except as otherwise permitted in this Agreement or the Investor Rights Agreement, the Company shall not (i) declare or make any distributions of its cash, Shares, property, or assets or redeem, retire, purchase, or otherwise acquire, directly or indirectly, any of the Capital Securities of the Company or of any Affiliate or any Subsidiary of the Company, or any Convertible Securities of the Company or of any Affiliate or any Subsidiary of the Company or otherwise make any distribution on account of the purchase, repurchase, redemption, put, call or other retirement of any Capital Securities of the Company or any Subsidiary thereof or of any Share Purchase Rights, or (ii) pay any professional consulting or management fees or any other payments to any Members of the Company or any Subsidiary, in each case other than as approved by the Board, including a majority of the Preferred Directors.

(c) Sale of Assets. The Company shall not effect any sale, lease, assignment, transfer, or other conveyance of any material portion of the assets or operations or the revenue or income generating capacity of the Company or its Subsidiaries (other than inventory in the ordinary course of business and other assets reasonably and in good faith determined by the Company to be obsolete or no longer necessary to the business of the Company or its Subsidiaries), or to take any such action that has the effect of any of the foregoing, other than as approved in writing by Preferred Members holding at least a majority of the Preferred Shares.

(d) Executive Compensation. The Company shall not (i) increase the compensation paid to its executive officers or directors, whether by means of salary, bonus, profit sharing, or any other means whatsoever or (ii) approve grants of Incentive Shares or the issuance of other equity-based compensation to its executive officers or directors, except, in each case, as approved by the Board, including a majority of the Preferred Directors serving on the Board.

(e) Related Party Transactions. The Company shall not enter into any transaction or transactions with any director, officer or Member of the Company, or any Affiliate or relative of the foregoing, other than normal payments of wages, benefits and travel expenses or advances, except upon terms that, in the opinion of Preferred Members holding a majority of the then-outstanding Preferred Shares, are fair and reasonable and that are, in any event, at least as favorable as would result in a comparable arm’s length transaction with a Person not a director, officer, shareholder or Affiliate of the Company or any Affiliate or related party of the foregoing, or advance any monies to any such persons or entities, except for travel advances in the ordinary course of business.

6.10 Officers. The Board may, from time to time, delegate to one or more individuals such authority and duties as the Board deems advisable, and such individuals shall owe the same fiduciary duty to the Company and the Members as officers of a corporation owe to such corporation and its stockholders under Delaware law. In addition, the Board may assign titles to officers of the Company and, unless the Board decides otherwise, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office. Any number of titles may be held by the same individuals. The salaries, bonuses or other compensation, if any, of such individuals shall be fixed from time to time by the Board in accordance with the terms of any Employment Agreement, if applicable. Any delegation pursuant to this Section 6.10 may be revoked at any time by the Board, in its sole and absolute discretion. As of the date hereof, the officers of the Company are as follows:

Name	Title(s)
William Moore	President and Chief Executive Officer
Thomas Laundon	Treasurer and Secretary

ARTICLE 7

TRANSFER RESTRICTIONS

7.1 Bring Along Rights.

(a) If (i) the Members holding not less than fifty percent (50%) of the Preferred Shares then outstanding (the “Approving Members”) and (ii) the Board, including a majority of the Preferred Directors, approve a Company Sale (an “Approved Sale”), the Board shall provide all Members at least ten (10) days advance notice of such Approved Sale (the “Approved Sale Notice”), which Approved Sale Notice shall include a reasonably detailed description of the Approved Sale, including the proposed time and place of closing, the consideration to be received by the Members, and any other material terms. Provided that the consideration therefrom is allocated in accordance with Article 5, upon receipt of an Approved Sale Notice each Member shall be required (i) if such Approved Sale is structured as a disposition of all outstanding Shares, to sell all of his, her or its Shares in the Approved Sale as contemplated by the Approved Sale Notice and on the same terms and conditions as agreed to by the Approving Members, or (ii) if such Approved Sale is structured as a merger, consolidation or similar transaction or a sale, disposition or other transaction with respect to all or substantially all of the assets of the Company, to (A) consent to and raise no objection to the Approved Sale and any matters ancillary thereto (including any conversion or exchange of Shares for shares of Capital Securities of a Person) and (B) waive any dissenters’ rights, appraisal rights or similar rights that such Member may have in connection therewith.

(b) The Members shall take all reasonably necessary and desirable actions requested by the Board in connection with the consummation of the Approved Sale, including the execution of such agreements and such instruments and other actions reasonably necessary to (i) effectuate the Approved Sale, including making such customary representations, warranties, indemnities, covenants, conditions, escrow agreements and other customary provisions and agreements relating to such Approved Sale and (ii) effectuate the agreed-upon allocation and distribution of the aggregate consideration upon the Approved Sale.

(c) In connection with an Approved Sale, the Members shall each be allocated an amount of economic consideration in respect of such Member’s Shares that such Member would receive if the aggregate economic consideration payable in such Approved Sale were distributed pursuant to Section 5.3 hereof.

(d) If a Member fails or refuses to sell his, her or its Shares as required by the terms of this Section 7.1, the Approving Members are hereby appointed by such Member as attorney-in-fact to sell such Member’s Shares (including the power to effectuate such sale, including making such customary representations, warranties, indemnities, covenants, conditions, escrow agreements and other customary provisions and agreements relating to such sale and effectuate the agreed-upon allocation and distribution of the aggregate consideration received), all in accordance with this Section 7.1.

(e) Termination. The rights granted and the obligations imposed on the Members under this Section 7.1 shall terminate upon the earlier of (a) the closing of an Approved Sale and (b) the consummation of a Qualified Public Offering.

(f) EACH MEMBER HEREBY EXPRESSLY AND IRREVOCABLY APPOINTS SUCH PERSON AS THE APPROVING MEMBERS MAY APPOINT AND SUCH PERSON’S SUCCESSORS AND ASSIGNS AS SUCH MEMBER’S PROXY AND ATTORNEY-IN-FACT TO VOTE SUCH MEMBER’S SHARES AND TAKE ANY AND ALL

SUCH OTHER ACTION WITH RESPECT TO SUCH MEMBER’S SHARES AND OTHER SECURITIES OF THE COMPANY AS THE APPROVING MEMBERS MAY DIRECT TO THE EXTENT NECESSARY TO ENFORCE THE PROVISIONS OF SUBSECTION (d) ABOVE IN CONNECTION WITH A SALE OF THE COMPANY EFFECTED BY THE APPROVING MEMBERS IN ACCORDANCE WITH THIS SECTION. SUCH APPOINTMENT OF A PROXY AND ATTORNEY-IN-FACT IS COUPLED WITH AN INTEREST AND SHALL BE VALID THROUGH THE DATE THAT IS ONE YEAR AFTER THE DATE ON WHICH A SALE OF THE COMPANY IS CONSUMMATED.

7.2 Substitute Members. Any Person who acquires Shares from a Member shall become a Member for purposes hereof only if the transfer of such Shares was effected in compliance with Article 7, the Share Sale Agreement and any applicable Award Agreement, and such Person agrees in writing to be bound by the terms of this Agreement in the same manner as the Member from which such Person acquired the Shares.

7.3 Admission of Additional Members. Subject to the requirements of Section 6.5(b), the Board may, with the prior written consent of the Members holding not less than fifty percent (50%) of the Preferred Shares then outstanding, but subject to the preemptive rights set forth in the Investors Rights Agreement, authorize and cause the Company to issue additional Shares, including any new class or series of Shares, on terms, including relative rights and preferences, established by the Board and approved by the Members holding not less than fifty percent (50%) of the Preferred Shares then outstanding, and amend this Agreement and Schedule A as the Board shall deem necessary or appropriate in connection with the authorization and issuance of such additional Shares. No Person acquiring any such additional Shares that is not currently a Member shall be admitted as a Member unless such Person shall execute and deliver a counterpart of this Agreement.

7.4 Allocations between Assignor and Assignee. If a Member transfers Shares in accordance with this Agreement, the Share Sale Agreement and any applicable Award Agreement, then the transferor and transferee shall each be entitled to distributions and allocations as hereafter provided in this Section 7.4. Unless the transferor and transferee shall agree otherwise and so provide in the instrument of assignment pursuant to which such transfer is effected and provide the Company with a copy thereof at the time of such transfer, distributions shall be made to the Person owning the Shares at the date of distribution and Profits and Losses shall be allocated between the transferor and transferee by taking into account their varying interests during the period in accordance with Section 706(d) of the Code, using any conventions permitted by law and selected by the Board.

7.5 Increase of Authorized Common Shares. Each Member agrees that the Company shall take all necessary actions to increase the number of authorized Common Shares from time to time to ensure that there will be sufficient Common Shares available for conversion of all of the Preferred Shares outstanding at any given time.

7.6 Legend. Each certificate representing Shares held by the Members or issued to any permitted transferee shall be endorsed by the Company with legends reading substantially as follows:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A LIMITED LIABILITY COMPANY AGREEMENT BY AND AMONG THE MEMBER, THE COMPANY AND CERTAIN OTHER HOLDERS OF SHARES OF THE COMPANY AND CERTAIN OTHER AGREEMENTS BY AND AMONG THE MEMBER, THE COMPANY AND CERTAIN OTHER HOLDERS OF SHARES OF THE COMPANY, AS EACH MAY BE AMENDED FROM TIME TO TIME. COPIES OF SUCH AGREEMENTS MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

Each Member agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in this Section 7.6 to enforce the provisions of this Agreement, and the Company agrees to promptly do so. The Company shall supply, free of charge, a copy of this Agreement and the other referenced agreements to any holder of a certificate evidencing Shares upon written request from such holder to the Company at its principal office. The failure to cause the certificates evidencing the Shares to bear the legend required by this Section 7.6 and /or the failure of the Company to supply, free of charge, a copy of this Agreement as provided herein shall not affect the validity or enforcement of this Agreement.

ARTICLE 8

CONVERSION TO CORPORATE FORM

8.1 Conversion to Corporation.

(a) Upon the approval of (i) the Board, including the vote of a majority of the Preferred Directors and (ii) the Members holding a majority of the Preferred Shares, the Board shall have the power and authority to effect the conversion of the Company’s legal form from a limited liability company to a Delaware corporation or the merger of the Company with or into a new or previously-established but dormant Delaware corporation having no assets or liabilities, debts or other obligations of any kind whatsoever other than those that are de minimis in amount and that are associated with its formation and initial capitalization (such a conversion or merger is referred to as a “Conversion” and such Delaware corporation is referred to as “NewCo”). Upon any such Conversion, the terms of this Agreement and all of the parties’ rights and obligations hereunder with respect to their Shares and other Membership Rights shall terminate.

(b) Upon the consummation of a Conversion, the Shares held by each Member shall be converted into or exchanged for a number of shares of NewCo’s Capital Securities determined by the Board, acting equitably, reasonably and in good faith. The Board shall, to the extent practicable, distribute the shares of NewCo in a manner designed to provide the Members of the Company with stock or other equity securities in NewCo that are of comparable value to those that they hold at the time of the conversion. Solely for purposes of example, (i) if there are outstanding Series B Preferred Shares in the Company on which no distributions have been paid, the Board could (but would not be required to) cause NewCo to issue shares of its Series B preferred stock, with a comparable preference amount and similarly accrued but undeclared dividends, and (ii) with respect to any Common Shares that would not participate in a liquidation of the Company for an amount equal to its fair market value at the time of the Conversion, the Board could (but would not be required to) replace such shares with options to purchase shares of common stock with a comparable exercise price, or with shares of common stock, or even with no equity in NewCo, depending on its view of the facts and circumstances of the time. The Board’s determination of the class (and the terms thereof and rights associated therewith) and number of shares of NewCo Capital Securities that each Member receives upon a Conversion shall be final and binding on the holders of Shares absent manifest arithmetic error. The Board shall use reasonable efforts to undertake any Conversion in such manner as would provide for no tax gain or loss to the Members solely as a result of the Conversion.

(c) In connection with a Conversion effected by the Board in accordance with this Section 8.1, each Member hereby covenants and agrees to take any and all such action and execute and deliver any and all such instruments and other documents as the Board may reasonably request in order to effect or evidence such Conversion. Without limiting the generality of the foregoing, no Member shall have or be entitled to exercise any dissenters’ rights, appraisal rights or other similar rights in connection with such Conversion.

ARTICLE 9

REDEMPTION; CONVERSION

9.1 Mandatory Redemption of Series C1 Preferred Shares, Series C2 Preferred Shares and Series C3 Preferred Shares.

(a) Series C1 Preferred Shares, Series C2 Preferred Shares and Series C3 Preferred Shares. At any time on or after June 23, 2015, to the extent all Series C1 Preferred Shares, Series C2 Preferred Shares and Series C3 Preferred Shares have not been previously redeemed or converted, the holders of a majority of the Series C1 Preferred Shares, Series C2 Preferred Shares and Series C3 Preferred Shares then outstanding (the “Electing Series C Holders”) may require the Company to redeem, subject to the provisions of this Section 9.1, all of the then-outstanding Series C1 Preferred Shares, Series C2 Preferred Shares and Series C3 Preferred Shares. The Company shall not redeem, purchase or acquire for value any Junior Preferred Shares or Series B Preferred Shares unless it first redeems all outstanding Series C1 Preferred Shares, Series C2 Preferred Shares and Series C3 Preferred Shares.

(b) Series C Redemption Date. The Company shall redeem the Series C1 Preferred Shares, Series C2 Preferred Shares and Series C3 Preferred Shares, elected for redemption pursuant to this Section 9.1 (the “Series C Redemption Shares”) in three (3) equal installments (each date on which such redemption occurs, a “Series C Redemption Date”).

(c) Series C Redemption Notice and Series C Redemption Price. The Company shall receive written notice (the “Series C Redemption Notice”) from the Electing Series C Holders requesting such redemption in accordance with this Section 9.1, and shall promptly provide a copy of the same to all other holders of Series C1 Preferred Shares, Series C2 Preferred Shares and Series C3 Preferred Shares. Promptly following receipt by the Company of the Series C Redemption Notice, the Electing Series C Holders and the Company shall set the initial Series C Redemption Date, such initial Series C Redemption Date to occur within thirty (30) days following receipt by the Company of the Series C Redemption Notice. The second Series C Redemption Date shall be ninety (90) days after the initial Series C Redemption Date and the third Series C Redemption Date shall be one hundred eighty (180) days after the initial Series C Redemption Date. The Company shall redeem each Series C Redemption Share at a redemption price equal to the sum of (1) the balance of the Series C Contribution Account, (2) the Series C Unpaid Preferred Return and (3) the amount of any additional distributions declared but unpaid thereon as of the applicable Series C Redemption Date (the “Series C Redemption Price”), from any source of funds legally available therefor, until all shares of Series C Redemption Shares have been redeemed or converted. If no funds or insufficient funds are legally available at the time of any Series C Redemption Date to redeem all of the Series C Redemption Shares then due to be redeemed, then the Company shall redeem Series C Redemption Shares from holders thereof pro rata based upon the aggregate Series C Redemption Price of the shares to be redeemed, and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available. Series C Redemption Shares that are subject to redemption but that have not been redeemed and the Series C Redemption Price paid or set aside with respect thereto due to insufficient legally available funds shall continue to be entitled to the Series C Preferred Return, conversion and other rights, preferences, privileges and restrictions of such Shares until such Shares have been redeemed and the Series C Redemption Price has been paid or set aside thereto.

(d) Company Series C Redemption Notice. At least twenty (20) calendar days prior to each Series C Redemption Date, written notice (the “Company Series C Redemption Notice”) shall be mailed, postage prepaid, by the Company to each holder of Series C Redemption Shares, to be redeemed on such Series C Redemption Date at its post office address last shown on the records of the Company, specifying the Series C Redemption Date, the Series C Redemption Price, the place at which payment may be obtained and the date on which such holder’s conversion rights as to such shares terminate, and calling upon such holder to surrender to the Company, in the manner and at the place designated, his, her or its certificate or certificates representing the Series C Redemption Shares to be redeemed on the next Series C Redemption Date. On a Series C Redemption Date, the Series C Redemption Price of such Series C Redemption Shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. From and after a Series C Redemption Date, unless there shall have been a default in payment of the Series C Redemption Price, the Series C Preferred Return on each Series C Redemption Share redeemed on such Series C Redemption Date shall cease to accrue, all rights of the holder of such Share as a holder of the Series C1 Preferred Share, Series C2 Preferred Share and Series C3 Preferred Share (except the right to receive the Series C Redemption Price upon surrender of their certificate or certificates) shall cease with respect to such Share, and such Share shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever. Each holder of Series C Redemption Shares to be redeemed on such Series C Redemption Date shall surrender the certificate or certificates representing such Shares to the Company at the Company’s principal executive office on or before the applicable Series C Redemption Date, and thereupon the Company shall pay the Series C Redemption Price for such Series C Redemption Shares to be paid as described in Section 9.1(c) in immediately available funds, by wire transfer to an account designated by the holder of such Shares or by certified or bank check payable to the order of such holder. Each certificate surrendered for redemption shall be canceled and retired.

(e) Series C Deposit. On or prior to each Series C Redemption Date, the Company shall deposit the Series C Redemption Price of all of the Series C Redemption Shares designated for redemption in the Company Series C Redemption Notice and not yet converted with a bank or trust company having aggregate capital and surplus in excess of $25,000,000 as a trust fund for the benefit of the holders of the Shares designated for redemption. Any moneys deposited by the Company pursuant to this Section 9.1(e) for the redemption of shares that are thereafter converted into Common Shares pursuant to Section 9.4 or 9.6 hereof shall be returned to the Company forthwith upon such conversion. The balance of any moneys deposited by the Company pursuant to this Section 9.1(e) remaining unclaimed at the expiration of one (1) year following the third and final Series C Redemption Date shall thereafter be returned to the Company upon its request expressed in a resolution of its Board, after which the holders of such Shares called for redemption shall be entitled only to receive payment of the Series C Redemption Price from the Company. Notwithstanding anything set forth elsewhere in this Agreement, upon the failure of the Company to redeem Series C1 Preferred Shares, Series C2 Preferred Shares and Series C3 Preferred Shares in accordance with the terms of this Section 9.1, the Series C Preferred Return shall thereafter be increased to twelve percent (12%).

9.2 Mandatory Redemption of Series B Preferred Shares.

(a) Series B Preferred Shares. At any time on or after June 23, 2015, to the extent all Series B Preferred Shares have not been previously redeemed or converted, the holders of a majority of the Series B Preferred Shares then outstanding (the “Electing Series B Holders”) may require the Company to redeem, subject to the provisions of this Section 9.2, all of the then-outstanding Series B Preferred Shares. The Company shall not redeem, purchase or acquire for value any Junior Preferred Shares or Series B Preferred Shares unless it first redeems all outstanding Series C1 Preferred Shares, Series C2 Preferred Shares and Series C3 Preferred Shares. The Company shall not redeem, purchase or acquire for value any Junior Preferred Shares unless it first redeems all outstanding Series B Preferred Shares.

(b) Series B Redemption Date. The Company shall redeem the Series B Preferred Shares elected for redemption pursuant to this Section 9.2 (the “Series B Redemption Shares”) in three (3) equal installments (each date on which such redemption occurs, a “Series B Redemption Date”).

(c) Series B Redemption Notice and Series B Redemption Price. The Company shall receive written notice (the “Series B Redemption Notice”) from the Electing Series B Holders requesting such redemption in accordance with this Section 9.2, and shall promptly provide a copy of the same to all other holders of Series B Preferred Shares. Promptly following receipt by the Company of the Series B Redemption Notice, the Electing Series B Holders and the Company shall set the initial Series B Redemption Date, such initial Series B Redemption Date to occur within thirty (30) days following receipt by the Company of the Series B Redemption Notice. The second Series B Redemption Date shall be ninety (90) days after the initial Series B Redemption Date and the third Series B Redemption Date shall be one hundred eighty (180) days after the initial Series B Redemption Date. The Company shall redeem such Series B Redemption Shares, at a redemption price equal to the sum of (1) the balance of the Series B Contribution Account, (2) the Series B Unpaid Preferred Return and (3) the amount of any additional distributions declared but unpaid thereon as of the applicable Series B Redemption Date (the “Series B Redemption Price”), from any source of funds legally available therefor, until all shares of Series B Redemption Shares. If no funds or insufficient funds are legally available at the time of any Series B Redemption Date to redeem all of the Series B Redemption Shares then due to be redeemed, then the Company shall redeem Series B Redemption Shares from holders thereof (a) first, by giving priority to the redemption of the Series C1 Preferred Shares, Series C2 Preferred Shares and Series C3 Preferred Shares and (b) thereafter, pro rata based upon the aggregate Series B Redemption Price of the shares to be redeemed, and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available. Series B Redemption Shares that are subject to redemption but that have not been redeemed and the Series B Redemption Price paid or set aside with respect thereto due to insufficient legally available funds shall continue to be entitled to the Series B Preferred Return, conversion and other rights, preferences, privileges and restrictions of such Shares until such Shares have been redeemed and the Series B Redemption Price has been paid or set aside thereto.

(d) Company Series B Redemption Notice. At least twenty (20) calendar days prior to each Series B Redemption Date, written notice (the “Company Series B Redemption Notice”) shall be mailed, postage prepaid, by the Company to each holder of Series B Redemption Shares, to be redeemed on such Series B Redemption Date at its post office address last shown on the records of the Company, specifying the Series B Redemption Date, the Series B Redemption Price, the place at which payment may be obtained and the date on which such holder’s conversion rights as to such shares terminate, and calling upon such holder to surrender to the Company, in the manner and at the place designated, his, her or its certificate or certificates representing the Series B Redemption Shares to be redeemed on the next Series B Redemption Date. On a Series B Redemption Date, the Series B Redemption Price of such Series B Redemption Shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. From and after a Series B Redemption Date, unless there shall have been a default in payment of the Series B Redemption Price, the Series B Preferred Return on the Series B Redemption Shares redeemed on such Series B Redemption Date shall cease to accrue, all rights of the holders of such Shares as holders of the Series B Preferred Shares (except the right to receive the Series B Redemption Price upon surrender of their certificate or certificates) shall cease with respect to such Shares, and such Shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever. Each holder of Series B Redemption Shares to be redeemed on such Series B Redemption Date shall surrender the certificate or certificates representing such Shares to the Company at the Company’s principal executive office on or before the applicable Series B Redemption Date, and thereupon the Company shall pay the Series B Redemption Price for such Series B Redemption Shares to be paid as described in Section 9.2(c) in immediately available funds, by wire transfer to an account designated by the holder of such Shares or by certified or bank check payable to the order of such holder. Each certificate surrendered for redemption shall be canceled and retired.

(e) Series B Deposit. On or prior to each Series B Redemption Date, the Company shall deposit the Series B Redemption Price of all of the Series B Redemption Shares designated for redemption in the Company Series B Redemption Notice and not yet converted with a bank or trust company having aggregate capital and surplus in excess of $25,000,000 as a trust fund for the benefit of the holders of the Shares designated for redemption. Any moneys deposited by the Company pursuant to this Section 9.2(e) for the redemption of shares that are thereafter converted into Common Shares pursuant to Section 9.4 or 9.6 hereof shall be returned to the Company forthwith upon such conversion. The balance of any moneys deposited by the Company pursuant to this Section 9.2(e) remaining unclaimed at the expiration of one (1) year following the third and final Series B Redemption Date shall thereafter be returned to the Company upon its request expressed in a resolution of its Board, after which the holders of such Shares called for redemption shall be entitled only to receive payment of the Series B Redemption Price from the Company. Notwithstanding anything set forth elsewhere in this Agreement, upon the failure of the Company to redeem the Series B Preferred Shares in accordance with the terms of this Section 9.2, the Series B Preferred Return shall thereafter be increased to twelve percent (12%).

9.3 Mandatory Redemption of Junior Preferred Shares.

(a) Junior Preferred Shares. At any time following the later of (a) June 23, 2015 or (b) the date upon which all Series C1 Preferred Shares, Series C2 Preferred Shares, Series C3 Preferred Shares and Series B Preferred Shares have been redeemed or converted, to the extent all Junior Preferred Shares have not been previously redeemed or converted, the holders of a majority of the Junior Preferred Shares then outstanding (the “Electing Junior Holders”) may require the Company to redeem, subject to the provisions of this Section 9.3(a), all of the then-outstanding Junior Preferred Shares in three (3) equal installments (each date on which such redemption occurs, a “Junior Redemption Date”); provided that the Company shall receive written notice (the “Junior Redemption Notice”) from the Electing Junior Holders requesting such redemption in accordance with this Section 9.3(a). Promptly following receipt by the Company of the Junior Redemption Notice, the Electing Junior Holders and the Company shall set the initial Junior Redemption Date, such initial Junior Redemption Date to occur within thirty (30) days following receipt by the Company of the Junior Redemption Notice. The second Junior Redemption Date shall be ninety (90) days after the initial Junior Redemption Date and the third Junior Redemption Date shall be one hundred eighty (180) days after the initial Junior Redemption Date. The Company shall redeem such shares of Junior Preferred Shares at a redemption price equal to the sum of (1) the balance of the Series A Contribution Account, the balance of the Series 1 Contribution Account and/or the balance of the Series 2 Contribution Account, as applicable, (2) the Series A Unpaid Preferred Return, Series 1 Unpaid Preferred Return and/or Series 2 Unpaid Preferred Return, as applicable, and (3) the amount of any additional distributions declared but unpaid thereon as of the applicable Junior Redemption Date (the “Junior Redemption Price”), from any source of funds legally available therefor, until all of the Junior Preferred Shares for which redemption has been so requested have been redeemed or converted. If no funds or insufficient funds are legally available at the time of any Junior Redemption Date to redeem all of the Junior Preferred Shares then due to be redeemed, then the Company shall redeem Junior Preferred Shares from holders thereof pro rata based upon the aggregate Junior Redemption Price of the Shares to be redeemed, and shall redeem the remaining Shares to be redeemed as soon as sufficient funds are legally available. Shares of Junior Preferred Shares that are subject to redemption but that have not been redeemed and the Junior Redemption Price paid or set aside with respect thereto due to insufficient legally available funds shall continue to be entitled to the distribution, conversion, and other rights, preferences, privileges and restrictions of such Junior Preferred Shares until such Shares have been redeemed and the Junior Redemption Price has been paid or set aside thereto.

(b) Company Junior Redemption Notice. At least twenty (20) calendar days prior to each Junior Redemption Date, written notice (the “Company Junior Redemption Notice”) shall be mailed, postage prepaid, by the Company to each holder of Junior Preferred Shares to be redeemed on such Junior Redemption Date at its post office address last shown on the records of the Company, specifying the Junior Redemption Date, the Junior Redemption Price, the place at which payment may be obtained and the date on which such holder’s conversion rights as to such shares terminate, and calling upon such holder to surrender to the Company, in the manner and at the place designated, his, her or its certificate or certificates representing the Junior Preferred Shares to be redeemed on the next Junior Redemption Date. On a Junior Redemption Date, the Junior Redemption Price of such Shares shall be payable to the order of the Person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. From and after a Junior Redemption Date, unless there shall have been a default in payment of the Junior Redemption Price, all preferred returns on the Junior Preferred Shares redeemed on such Junior Redemption Date shall cease to accrue, all rights of the holders of such Shares as holders of the Junior Preferred Shares (except the right to receive the Junior Redemption Price upon surrender of their certificate or certificates) shall cease with respect to such Shares, and such Shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever. Each holder of Junior Preferred Shares to be redeemed on such Junior Redemption Date shall surrender the certificate or certificates representing such Shares to the Company at the Company’s principal executive office on or before the applicable Junior Redemption Date, and thereupon the Company shall pay the Junior Redemption Price for such Shares to be paid as described in Section 9.3(a) in immediately available funds, by wire transfer to an account designated by the holder of such Shares or by certified or bank check payable to the order of such holder. Each certificate surrendered for redemption shall be canceled and retired.

(c) Junior Preferred Deposit. On or prior to each Junior Redemption Date, the Company shall deposit the Junior Redemption Price of all of the Junior Preferred Shares designated for redemption in the Company Junior Redemption Notice and not yet converted with a bank or trust company having aggregate capital and surplus in excess of $25,000,000 as a trust fund for the benefit of the holders of the Shares designated for redemption. Any moneys deposited by the Company pursuant to this Section 9.3(c) for the redemption of Shares that are thereafter converted into shares of Common Shares pursuant to Section 9.4 or 9.6 hereof shall be returned to the Company forthwith upon such conversion. The balance of any moneys deposited by the Company pursuant to this Section 9.3(c) remaining unclaimed at the expiration of one (1) year following the third and final Junior Redemption Date shall thereafter be returned to the Company upon its request expressed in a resolution of its Board, after which the holders of such Shares called for redemption shall be entitled only to receive payment of the Junior Redemption Price from the Company. Notwithstanding anything set forth elsewhere in this Agreement, upon the failure of the Company to redeem the Junior Preferred Shares in accordance with the terms of this Section 9.3, the Series 1 Preferred Return, Series 2 Preferred Return and Series A Preferred Return shall each thereafter be increased to twelve percent (12%).

9.4 Conversion Rights.

Each Preferred Share shall be convertible at the option of the holder thereof, at any time after the issuance of such Share, into Voting Common A Shares of the Company. The number of Voting Common A Shares into which each Preferred Share may be converted shall be determined by dividing the initial value of the Series 1 Contribution Account ($0.35), Series 2 Contribution Account ($0.52), Series A Contribution Account ($0.52), Series B Contribution Account ($0.60), Series C1 Contribution Account ($0.60), Series C2 Contribution Account ($0.46) or Series C3 Contribution Account ($0.46), as applicable, by the Series 1 Conversion Price, Series 2 Conversion Price, Series A Conversion Price, Series B Conversion Price, Series C1 Conversion Price, Series C2 Conversion Price or Series C3 Conversion Price, respectively (determined as hereinafter provided), in effect at the time of the conversion.

(a) Conversion Price. Before any adjustment is required pursuant to Section 9.5 hereof, (i) the conversion price of the Series 1 Preferred Shares shall be equal to $0.35 (the “Series 1 Conversion Price”), (ii) the conversion price of the Series 2 Preferred Shares shall be equal to $0.52 (the “Series 2 Conversion Price”), (iii) the conversion price of Series A Preferred Shares shall be equal to $0.52 (the “Series A Conversion Price”), (iv) the conversion price of the Series B Preferred Shares shall be equal to $0.60 (the “Series B Conversion Price”), (v) the conversion price of the Series C1 Preferred Shares shall be equal to $0.60 (the “Series C1 Conversion Price”), (vi) the conversion price of the Series C2 Preferred Shares shall be equal to $0.46 (the “Series C2 Conversion Price”) and (vii) the conversion price of the Series C3 Preferred Shares shall be equal to $0.46 (the “Series C3 Conversion Price” and together with the Series 1 Conversion Price, Series 2 Conversion Price, Series A Conversion Price, Series B Conversion Price, Series C1 Conversion Price and Series C2 Conversion Price, each a “Conversion Price”).

(b) Mechanics of Conversion. The holder of any Preferred Shares may exercise the conversion rights as to such Shares or any part thereof by delivering to the Company during regular business hours, at the office of any transfer agent of the Company for the Preferred Shares, or at the principal office of the Company or at such other place as may be designated by the Company, the certificate or certificates for the Shares to be converted, duly endorsed for transfer to the Company or accompanied by a written instrument or instruments of transfer (if required by it), accompanied by written notice stating that the holder elects to convert all or a number of such Shares represented by the certificate or certificates. Such notice shall also state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for Voting Common A Shares to be issued. Conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the “Conversion Date”. As promptly as practicable thereafter the Company shall issue and deliver to such holder, at such office or other place designated by the Company, a certificate or certificates for the number of full Voting Common A Shares to which such holder is entitled and a check for cash with respect to any fractional interest in a Voting Common A Share as provided in Section 9.4(c) below. The holder shall be deemed to have become a holder of record on the applicable Conversion Date. Upon conversion of only a portion of the number of Preferred Shares represented by a certificate surrendered for conversion, the Company shall issue and deliver to the holder of the certificate so surrendered for conversion, at the expense of the Company, a new certificate covering the number of Preferred Shares representing the unconverted portion of the certificate so surrendered.

(c) Fractional Shares. No fractional Voting Common A Shares or scrip shall be issued upon conversion of Preferred Shares. If more than one Preferred Share shall be surrendered for conversion at any one time by the same holder, the number of full Voting Common A Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Preferred Shares so surrendered. Instead of any fractional Voting Common A Shares that would otherwise be issuable upon conversion of any Preferred Shares, the Company shall pay a cash adjustment in respect of such fractional interest equal to the fair market value of such fractional interest as determined in good faith by the Board.

(d) Payment of Taxes. The Company shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of Voting Common A Shares on conversion of Preferred Shares pursuant hereto. The Company shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of shares of Voting Common A Shares in a name other than that in which the Preferred Shares so converted were registered, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

(e) Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available, out of its authorized but unissued Voting Common A Shares, solely for the purpose of effecting the conversion of Preferred Shares, the full number of Voting Common A Shares deliverable upon the conversion of all Preferred Shares from time to time outstanding. The Company shall from time to time increase the authorized amount of its Voting Common A Shares if at any time the authorized amount of its Voting Common A Shares remaining unissued shall not be sufficient to permit the conversion of all of the shares of Preferred Shares at the time outstanding.

(f) Adjustment for Reclassification Exchange and Substitution. If the Voting Common A Shares issuable upon the conversion of the Preferred Shares shall be changed into the same or a different number of shares of any class or classes of Shares, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or share distribution provided for in Section 9.5(a)), then and in each such event the holder of each Preferred Share shall have the right thereafter to convert such share into the kind and amount of Shares and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of Voting Common A Shares into which such Preferred Shares might have been converted immediately prior to such reorganization, reclassification, or change.

(g) Reorganizations, Mergers or Consolidations. In case of any consolidation or merger of the Company with or into another Person or the sale of all or substantially all of the assets of the Company to another Person (other than a consolidation, merger or sale treated as a Deemed Liquidation Event pursuant to Section 5.3 above), each Preferred Share shall thereafter be convertible into the kind and amount of Shares or other securities or property that a holder of the number of Common Shares of the Company deliverable upon conversion of Preferred Shares would have been entitled upon such consolidation, merger or sale; and in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions of Sections 9.4 and 9.5 with respect to the rights and interest thereafter of the holders of Preferred Shares, to the end that the provisions set forth in Sections 9.4 and 9.5 shall thereafter be applicable, as nearly as reasonably may be, in relation to any Shares or other property thereafter deliverable upon the conversion of Preferred Shares.

(h) Listing of Shares Issuable Upon Conversion. If any Voting Common A Shares to be reserved for the purpose of conversion of shares of Preferred Shares require registration or listing with, or approval of, any governmental authority, share exchange or other regulatory body under any federal or state law or regulation or otherwise, before such shares may be validly issued or delivered upon conversion, the Company will in good faith and as expeditiously as possible endeavor to secure such registration, listing or approval, as the case may be.

(i) Valid Issuance. All Voting Common A Shares that may be issued upon conversion of the Preferred Shares will upon issuance by the Company be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

(j) No Dilution or Impairment. The Company will not, by amendment of this Agreement or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all of the provisions of Sections 9.4 and 9.5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Shares against impairment.

(k) Adjustments Upon Conversion of Preferred Shares. Upon any conversion of Preferred Shares into Common Shares in accordance with the terms of this Agreement, the following shall occur:

(i) The Preferred Member so converting shall be treated as having contributed to the Company with respect to the Common Share or Shares received in the conversion the balance such Member had in its Capital Account to the extent attributable to the Preferred Share or Shares converted;

(ii) Immediately following the conversion, the Gross Asset Values of all of the Company’s assets shall be adjusted in accordance with clause (b) of the definition of Gross Asset Value;

(iii) The conversion date shall be treated as the end of an Fiscal Period so that all Profits and Losses (including the amount of any adjustment to the Gross Asset Values of the Company’s assets pursuant to Section 9.4(k)(ii)) and other items specially allocable to the Members shall be allocated in accordance with Article 5; provided, however, that notwithstanding any provision of Article 5 to the contrary, items of Profits and Losses attributable to any adjustment to the Gross Asset Value of the Company’s assets pursuant to Section 9.4(k)(ii) shall first be allocated to the Preferred Member that elected to convert its Preferred Share or Shares in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(2) so that, to the extent possible, the Economic Capital Account of the Preferred Member attributable to the Common Share or Shares issued upon the conversion equals the amount that would be distributed with respect to such Common Share or Share if the Company sold all if its assets at their Gross Asset Values (following their adjustment pursuant to Section 9.4(k)(ii)) and liquidated;

(iv) In the event that there is insufficient Profits or Losses attributable to any adjustment to the Gross Asset Values of the Company’s assets pursuant to Section 9.4(k)(ii) to accomplish the allocation specified in the proviso to Section 9.4(k)(iii), the Company shall (A) reallocate capital to or from the non-converting Members from or to the Preferred Member that converted its Share or Shares until the Economic Capital Account of the Preferred Member with respect to the Common Share or Shares received upon the conversion equals the amount that would be distributed with respect to such Common Share or Share if the Company sold all if its assets at their Gross Asset Values (following their adjustment pursuant to Section 9.4(k)(ii)) and liquidated and (B) make “corrective allocations” of items of gross income or loss solely for income tax purposes in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(x); and

(v) The Board shall make such other adjustments as it may in good faith determine may be necessary to comply with the provisions of the Treasury Regulation Section 1.704-1 pertaining to the treatment of “non-compensatory” options or any successor provisions relating thereto.

9.5 Adjustment of Conversion Price.

The Conversion Price of a Preferred Share shall be subject to adjustment from time to time as follows.

(a) Shares Splits, Distributions and Combinations. In case the Company shall at any time subdivide the outstanding Common Shares or shall issue a distribution in Common Shares on its outstanding Common Shares without a corresponding subdivision of or distribution on the Preferred Shares, each Conversion Price in effect immediately prior to such subdivision or the issuance of such distribution shall each be proportionately decreased, and in case the Company shall at any time combine the outstanding Common Shares into a lesser number of Common Shares without a corresponding combination of the Preferred Shares, each Conversion Price in effect immediately prior to such combination shall each be proportionately increased, concurrently with the effectiveness of such subdivision, distribution or combination, as the case may be.

(b) Noncash Distributions, Share Purchase Rights, Capital Reorganizations and Dissolutions. In case:

(i) the Company shall take a record of the holders of its Common Shares for the purpose of entitling them to receive any distribution, payable otherwise than in cash; or

(ii) the Company shall take a record of the holders of its Common Shares for the purpose of entitling them to subscribe for or purchase any Shares of any class or to receive any other rights; or

(iii) of any capital reorganization of the Company, reclassification of the equity interests of the Company (other than a subdivision or combination of its outstanding Common Shares), consolidation or merger of the Company with or into another Person that is not a Deemed Liquidation Event or conveyance of all or substantially all of the assets of the Company to another Person that is not a Deemed Liquidation Event;

then, and in any such case, the Company shall cause to be mailed to the transfer agent for the Preferred Shares and to the holders of record of the outstanding Preferred Shares, at least ten (10) days prior to the date hereinafter specified, a notice stating the date on which (i) a record is to be taken for the purpose of such distribution, distribution or rights, or (ii) such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which holders of Common Shares of record shall be entitled to exchange their Common Shares for Capital Securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

(c) Issuances at Less Than the Conversion Price. From and after the date of this Agreement, upon the issuance or sale by the Company of:

(i) Common Shares for a consideration per share less than a Conversion Price in effect immediately prior to the time of such issue or sale; or

(ii) any Share Purchase Rights where the consideration per share for which Common Shares may at any time thereafter be issuable upon exercise thereof (or, in the case of Share Purchase Rights exercisable for the purchase of Convertible Securities, upon the subsequent conversion or exchange of such Convertible Securities) shall be less than a Conversion Price in effect immediately prior to the time of the issue or sale of such Share Purchase Rights; or

(iii) any Convertible Securities where the consideration per share for which Common Shares may at any time thereafter be issuable pursuant to the terms of such Convertible Securities shall be less than a Conversion Price in effect immediately prior to the time of the issue or sale of such Convertible Securities;

other than (a) an issuance of Common Shares pursuant to Sections 9.5(a), 9.5(e) or 9.5(g) hereof or (b) solely with respect to the Series C3 Conversion Price, an issuance in connection with a Qualified Financing (any such issuance shall be referred to hereinafter as a “Dilutive Issuance”), then forthwith upon such issue or sale, such Conversion Price shall be reduced concurrently with such issue in order to increase the number of Common Shares into which the applicable series of Preferred Shares is convertible to a price (calculated to the nearest cent) determined by the following formula:

CP1 = CP	*(N+C)
N+AS

where:

CP1 = the Conversion Price as so adjusted to reflect the Dilutive Issuance;

CP = the former Conversion Price immediately prior to the Dilutive Issuance;

N = the number of Common Shares outstanding immediately prior to such issuance (or deemed issuance) assuming exercise or conversion of all outstanding securities exercisable for or convertible into Common Shares;

C = the number of Common Shares that the aggregate consideration received or deemed to be received by the Company for the total number of additional securities so issued or deemed to be issued would purchase if the purchase price per share were equal to the then existing Conversion Price;

AS = the number of Common Shares so issued or deemed to be issued.

Notwithstanding the foregoing, no Conversion Price shall at such time be reduced if such reduction would be an amount less than $0.01, but any such amount shall be carried forward and deduction with respect thereto made at the time of and together with any subsequent reduction that, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

(d) Determination of Consideration. The aggregate consideration received or deemed to be received by the Company for the issuance, sale, grant or assumption of Common Shares, Share Purchase Rights or Convertible Securities, irrespective of the accounting treatment of such consideration, shall be valued as follows:

(i) in the case of cash, the net amount received by the Company after deduction of any accrued interest or preferred returns and before deducting any expenses paid or incurred and any underwriting commissions or concessions paid or allowed by the Company in connection with such issue or sale;

(ii) in the case of consideration other than cash, the value of such consideration, which shall not include the value of any Convertible Securities being converted or exchanged, as determined by the Board in good faith, after deducting any accrued interest or preferred returns; and

(iii) with respect to the issuance of Share Purchase Rights and Convertible Securities, the total consideration, if any, received by the Company as consideration for the issuance of the Share Purchase Rights or the Convertible Securities, as the case may be, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise of such Share Purchase Rights or upon the conversion or exchange of such Convertible Securities, as the case may be, in each case after deducting any accrued interest or preferred returns.

In the event of any change in (i) the consideration, if any, payable upon exercise of any Share Purchase Rights or upon the conversion or exchange of any Convertible Securities, or (ii) the rate at which any Convertible Securities are convertible into or exchangeable for Common Shares, each Conversion Price as computed upon the original issue thereof shall forthwith be readjusted to the Conversion Price that would have been in effect at such time had such Share Purchase Rights or Convertible Securities provided for such changed purchase price, consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. On the expiration of any Share Purchase Rights not exercised or of any right to convert or exchange under any Convertible Securities not exercised, each Conversion Price then in effect shall forthwith be increased to the Conversion Price that would have been in effect at the time of such expiration had such Share Purchase Rights or Convertible Securities never been issued. No readjustment of any Conversion Price pursuant to this paragraph shall (A) increase such Conversion Price by an amount in excess of the adjustment originally made to such Conversion Price in respect of the issue, sale or grant of the applicable Share Purchase Rights or Convertible Securities, or (B) require any adjustment to the amount paid or number of Common Shares received by any holder of Preferred Shares upon any conversion of any Preferred Shares prior to the date upon which such readjustment to such Conversion Price shall occur.

(e) Exclusions for Adjustment for Issuances at Less Than the Conversion Price. Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment of any Conversion Price in the case of: (a) the issuance or sale of up to 7,538,708 Incentive Shares or options to purchase such number of Incentive Shares, or a combination of both, subject to adjustment in the event of any recapitalization, to Directors, officers, employees or consultants of the Company pursuant to Incentive Share awards or options or share purchase plans or agreements, whether “qualified” for tax purposes or not, pursuant to plans or arrangements approved by the Board; (b) the issuance of Common Shares upon conversion of the Preferred Shares; (c) the issuance of voting Common Shares upon the conversion of the non-voting Common Shares; (d) the issuance of Shares by way of distributions on the Preferred Shares; (e) Common Shares (or common stock of a NewCo) issued in a Qualified Public Offering; (f) the issuance of Shares, Convertible Securities or Share Purchase Rights issued pursuant to leasing, financing or other lending arrangements approved by a majority of the Preferred Directors (or, if no Preferred Directors are then in office, by holders of a majority of the Preferred Shares); and (g) the issuance of any Shares, Convertible Securities or Share Purchase Rights if the holders of at least a majority of the then-outstanding Preferred Shares waive any adjustment to the Conversion Prices (or any affected Conversion Price) pursuant to this Section 9.5 in connection with such issuance.

(f) Financing Adjustments. Upon a conversion pursuant to Section 9.6(b), the Series C2 Conversion Price shall be automatically adjusted so that it is equal to seventy-five percent (75%) of the conversion price of the Qualified Financing Securities (rounded to the penny).

(g) No Adjustment of Conversion Price. No adjustment in the Conversion Price for any series of Preferred Shares shall be made as the result of the issuance or sale of Common Shares, Share Purchase Rights and/or Convertible Securities if the Company receives written notice from the holders of a majority of the then-outstanding shares of such series of Preferred Shares agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance or sale of Common Shares, Share Purchase Rights and/or Convertible Securities.

(h) Certificate of Adjustment. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 9.5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms thereof, and prepare and furnish to each holder of Preferred Shares affected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written notice at any time of any holder of Preferred Shares furnish or cause to be furnished to such holder a like certificate setting forth (a) such adjustment or readjustment, (b) the Conversion Price at the time in effect, and (c) the number of Voting Common A Shares and the amount, if any, of other property that at the time would be received upon the conversion of such holder’s Shares.

9.6 Mandatory Conversion.

(a) Qualified Public Offering or Member Election. Upon the closing of a Qualified Public Offering, each Preferred Share shall automatically be converted into Voting Common A Shares at the then-applicable conversion rate. In addition, each Preferred Share shall automatically be converted into Voting Common A Shares at the then applicable conversion rate upon the affirmative vote of the holders of at least a majority of the Preferred Shares.

(b) Qualified Financing. Upon the closing of a Qualified Financing, each Series C3 Preferred Share shall be converted automatically into the new series of Capital Securities issued in such Qualified Financing. Shares of the new series of Capital Securities are referred to as “Qualified Financing Securities.”

(c) Conversion Ratio—Qualified Financing. Upon a mandatory conversion pursuant to Section 9.6(b) (conversion for Qualified Financing), each Series C3 Preferred Share shall be automatically converted into a number of Qualified Financing Securities being issued in connection with the Qualified Financing that is equal to the quotient of (i) the sum of the Series C3 Contribution Account plus the Series C3 Unpaid Preferred Return divided by (ii) the purchase price per share (or per unit, if any Convertible Securities are issued together with such shares) of the Qualified Financing Securities being issued in such Qualified Financing.

(d) Share Certificates. Upon the occurrence of either of the events specified in Section 9.6(a) or Section 9.6(b) above, the outstanding Preferred Shares and Series C3 Preferred Shares, as applicable, shall be converted automatically without any further action by the holders of such Shares and whether or not the certificates representing such Shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the Common Shares or Qualified Financing Securities, as applicable, issuable upon such conversion unless the certificates evidencing such Preferred Shares are either delivered to the Company or its transfer agent, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Shares pursuant to Section 9.6(a) or Section 9.6(b), the holders of all outstanding Preferred Shares shall surrender the certificates representing such Shares at the office of the Company, any transfer agent for the Preferred Shares. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of Common Shares or Qualified Financing Securities, as applicable, into which the Preferred Shares surrendered were convertible on the date on which such automatic conversion occurred.

(e) No Reissuance. Upon the automatic conversion of any Preferred Shares pursuant to Section 9.6(a) or 9.6(b), all such converted Preferred Shares shall be deemed retired and shall be cancelled and may not under any circumstances thereafter be reissued or otherwise disposed of by the Company.

9.7 Effecting a Deemed Liquidation Event.

(a) The Company shall not have the power to effect a Deemed Liquidation Event that is a merger or consolidation in which the Company is a constituent party unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the Members of the Company shall be allocated among the holders of Shares in accordance with Section 5.3(a) hereof.

(b) In the event of a Deemed Liquidation Event that is a merger or consolidation in which a Subsidiary of the Company is a constituent party and the Company issues Shares pursuant to such merger or consolidation or a Deemed Liquidation Event that is referred to in clause (b)(i) or (iii) of the definition of a Deemed Liquidation Event, if the Company does not effect a dissolution of the Company within ninety (90) days after such Deemed Liquidation Event, then (i) the Company shall send a written notice to each holder of Preferred Shares no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii), to require the redemption of such shares of Preferred Shares, and (ii) if the holders of at least a majority of the then-outstanding Preferred Shares so request in a written instrument delivered to the Company not later than 120 days after such Deemed Liquidation Event, the Company shall use the consideration received by the Company for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board), together with any other assets of the Company available for distribution to its Members (the “Available Proceeds”), to the extent legally available therefor, on the 150th day after such Deemed Liquidation Event, to redeem all outstanding Preferred Shares at a price per Share equal to the respective Contribution Account and Unpaid Preferred Return for each series of Preferred Shares. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available

Proceeds are not sufficient to redeem all outstanding Preferred Shares, the Company shall redeem a pro rata portion of each holder’s outstanding Series C1 Preferred Shares, Series C2 Preferred Shares and Series C3 Preferred Shares, based on the respective amounts which would otherwise be payable in respect of the shares of Series C1 Preferred Shares, Series C2 Preferred Shares and Series C3 Preferred Shares to be redeemed if the Available Proceeds were sufficient to redeem all such Shares and shall redeem the remaining Shares to have been redeemed as soon as practicable after the Company has funds legally available therefor, (2) after all of the outstanding Series C1 Preferred Shares, Series C2 Preferred Shares and Series C3 Preferred Shares have been redeemed pursuant to clause (2), redeem a pro rata portion of each holder’s outstanding Series B Preferred Shares, based on the respective amounts which would otherwise be payable in respect of the shares of Series B Preferred Shares to be redeemed if the Available Proceeds were sufficient to redeem all such Shares and shall redeem the remaining Shares to have been redeemed as soon as practicable after the Company has funds legally available therefor, and (3) after all of the outstanding Series B Preferred Shares have been redeemed pursuant to clause (2), redeem a pro rata portion of each holder’s outstanding Junior Preferred Shares based on the respective amounts which would otherwise be payable in respect of the Junior Preferred Shares to be redeemed if the Available Proceeds were sufficient to redeem all such Shares and shall redeem the remaining Shares to have been redeemed as soon as practicable after the Company has funds legally available therefor. The provisions of Sections 9.1, 9.2 and 9.3 regarding the mechanics of effecting a redemption shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Preferred Shares pursuant to this Section 9.7(b). Prior to the distribution or redemption provided for in this Section 9.7, the Company shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

ARTICLE 10

LIABILITY AND EXCULPATION; INDEMNIFICATION; CERTAIN COVENANTS

10.1 Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

10.2 Exculpation.

(a) To the fullest extent permitted by applicable law, no Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that (i) a Covered Person shall be liable for any such loss, damage or claim incurred by reason of (A) any breach of such Covered Person’s legal obligations to the Company, (B) acts or omissions by such Covered Person not in good faith or which involve intentional misconduct or a knowing violation of the law or (C) any transaction from which such Covered Person derived an improper personal benefit, and (ii) this provision shall not reduce or limit the contractual liability of a Covered Person for breach of any agreement with the Company to which such Covered Person is a party (including without limitation any claim for indemnification under this Agreement).

(b) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Profits, Losses or income or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid. Without limiting the foregoing, neither the Company nor any Covered Person shall have any liability with respect to any valuations performed pursuant to this Agreement, and shall be fully protected in relying in good faith upon the records of the Company and upon information, opinions, reports or statements presented to the Company by any person as to matters which the Company or such Covered Person reasonably believes are within such other Person’s professional or expert competence.

10.3 Indemnification Generally. The Company shall have the power, to the extent and in the manner permitted by the Act, to indemnify any Covered Person against expenses (including attorneys’ fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any action, suit or proceeding, arising by reason of the fact that such Person is or was an agent of the Company or was otherwise acting in such Person’s capacity as a Covered Person. For purposes of this Section 10.3, a Covered Person shall include, without limitation, any person (a) who is or was an officer, employee or agent of the Company, (b) who is or was serving at the request of the Company as a director, officer, manager, member, partner, trustee, employee or other agent of another Person, including any Subsidiary of the Company, or (c) who was an officer, employee or agent of a Person that was a predecessor of the Company or of another Person at the request of such predecessor of the Company.

10.4 Indemnification of Directors. The Company shall, to the maximum extent and in the manner permitted by the Act, indemnify each of its Directors against expenses (including attorneys’ fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was serving as a Director or acting as an agent of the Company. For purposes of this Section 10.4 only, a Director of the Company includes any person (a) who is or was a Director of the Company, (b) who is or was serving at the request of the Company as a director, manager, member, partner, trustee, or other agent of another Person, or (c) who was a director of another Person that was a predecessor to the Company or of another Person at the request of such predecessor. Such indemnification shall be a contract right and shall include the right to receive payment of any expenses incurred by the indemnitee in connection with any proceeding in advance of its final disposition, consistent with the provisions of applicable law as then in effect. The right of indemnification provided in this Section 10.4 shall not be exclusive of any other rights to which those seeking indemnification may otherwise be entitled, and the provisions of this Section 10.4 shall inure to the benefit of the heirs and legal representatives of any person entitled to indemnity under this Section 10.4 and shall be applicable to proceedings commenced or continuing after the adoption of this Section 10.4, whether arising from acts or omissions occurring before or after such adoption. In furtherance, but not in limitation of the foregoing provisions, the following procedures, presumptions and remedies shall apply with respect to advancement of expenses and the right to indemnification under this Section 10.4.

(a) Advancement of Expenses. All reasonable expenses incurred by or on behalf of the indemnitee in connection with any proceeding shall be advanced to the indemnitee by the Company within twenty (20) days after the receipt by the Company of a statement or statements from the indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such proceeding, unless, prior to the expiration of such 20-day period, the Board shall unanimously (except for the vote, if applicable, of the indemnitee) determine that the indemnitee has no reasonable likelihood of being entitled to indemnification pursuant to this Section 10.4. Such statement or statements shall reasonably evidence the expenses incurred by the indemnitee and, if required by law at the time of such advance, shall include or be accompanied by an undertaking by or on behalf of the indemnitee to repay the amounts advanced if it should ultimately be determined that the indemnitee is not entitled to be indemnified against such expenses pursuant to this Section 10.4.

(b) Procedure for Determination of Entitlement to Indemnification.

(i) To obtain indemnification under this Section 10.4, an indemnitee shall submit to the Secretary of the Company a written request, including such documentation and information as is reasonably available to the indemnitee and reasonably necessary to determine whether and to what extent the indemnitee is entitled to indemnification (the “Supporting Documentation”). The determination of the indemnitee’s entitlement to indemnification shall be made not later than sixty (60) days after receipt by the Company of the written request for indemnification together with the Supporting Documentation. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that the indemnitee has requested indemnification, whereupon the Company shall provide such indemnification, including without limitation advancement of expenses, so long as the indemnitee is legally entitled thereto in accordance with applicable law.

(ii) The indemnitee’s entitlement to indemnification under this Section 10.4 shall be determined in one of the following ways: (A) by a majority vote of the Disinterested Directors, even though less than a quorum of the Board; (B) by a committee of such Disinterested Directors, even though less than a quorum of the Board; (C) by a written opinion of Independent Counsel if (x) a Change of Control shall have occurred and the indemnitee so requests or (y) a quorum of the Board consisting of Disinterested Directors is not obtainable or, even if obtainable, a majority of such Disinterested Directors so directs; (D) by the Members having voting rights hereunder (but only if a majority of the Disinterested Directors, if they constitute a quorum of the Board, presents the issue of entitlement to indemnification to the Members for their determination); or (E) as provided in paragraph (c) below.

(iii) In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to paragraph (b)(ii) above, a majority of the Disinterested Directors shall select the Independent Counsel, but only an Independent Counsel to which the indemnitee does not reasonably object; provided, however, that if a Change of Control shall have occurred, the indemnitee shall select such Independent Counsel, but only an Independent Counsel to which the Board does not reasonably object.

(iv) The only basis upon which a finding that indemnification may not be made is that such indemnification is prohibited by law.

(c) Presumptions and Effect of Certain Proceedings. Except as otherwise expressly provided in this Section 10.4, if a Change of Control shall have occurred, the indemnitee shall be presumed to be entitled to indemnification under this Section 10.4 upon submission of a request for Indemnification together with the Supporting Documentation in accordance with paragraph (b)(i), and thereafter the Company shall have the burden of proof to overcome that presumption in reaching a contrary determination. In any event, if the person or persons empowered under paragraph (b)(ii) above to determine entitlement to indemnification shall not have been appointed or shall not have made a determination within sixty (60) days after receipt by the Company of the request therefor together with the Supporting Documentation, the indemnitee shall be deemed to be entitled to indemnification and the indemnitee shall be entitled to such indemnification unless (A) the indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (B) such indemnification is prohibited by law. The termination of any proceeding described in this Section 10.4, or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, adversely affect the right of the indemnitee to indemnification or create a presumption that the indemnitee did not act in good faith and in a manner that the indemnitee reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal proceeding, that the indemnitee had reasonable cause to believe that the indemnitee’s conduct was unlawful.

(d) Remedies of Indemnitee.

(i) In the event that a determination is made pursuant to paragraph (b)(ii) that the indemnitee is not entitled to indemnification under this Section 10.4: (A) the indemnitee shall be entitled to seek an adjudication of his or her entitlement to such indemnification either, at the indemnitee’s sole option, in (x) an appropriate court of the State of Delaware or any other court of competent jurisdiction, or (y) an arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association; (B) any such judicial proceeding or arbitration shall be de novo and the indemnitee shall not be prejudiced by reason of such adverse determination; and (C) in any such judicial proceeding or arbitration the Company shall have the burden of proving that the indemnitee is not entitled to indemnification under this Section 10.4.

(ii) If a determination shall have been made or is deemed to have been made, pursuant to paragraph (b)(ii) or (iii), that the indemnitee is entitled to indemnification, the Company shall be obligated to pay the amounts constituting such indemnification within five days after such determination has been made or is deemed to have been made and shall be conclusively bound by such determination unless (A) the indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation, or (B) such indemnification is prohibited by law. In the event that: (X) advancement of expenses is not timely made pursuant to paragraph (a); or (Y) payment of indemnification is not made within five (5) days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to paragraph (b)(ii) or (iii) the indemnitee shall be entitled to seek judicial enforcement of the Company’s obligation to pay to the indemnitee such advancement of expenses or indemnification. Notwithstanding the foregoing, the Company may bring an action, in an appropriate court in the State of Delaware or any other court of competent jurisdiction, contesting the right of the indemnitee to receive indemnification hereunder due to the occurrence of an event described in subclause (A) or (B) of this clause (ii) (a “Disqualifying Event”); provided, however, that in any such action the Company shall have the burden of proving the occurrence of such Disqualifying Event.

(iii) The Company shall be precluded from asserting in any judicial proceedings or arbitration commenced pursuant to this paragraph (d) that the procedures and presumptions of this Section 10.4 are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Section 10.4.

(iv) In the event that the indemnitee, pursuant to this paragraph (d), seeks a judicial adjudication of or an award in arbitration to enforce his or her rights under, or to recover damages for breach of, this Section 10.4, the indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any expenses actually and reasonably incurred by the indemnitee if the indemnitee prevails in such judicial adjudication or arbitration. If it shall be determined in such judicial adjudication or arbitration that the indemnitee is entitled to receive part but not all of the indemnification or advancement of expenses sought, the expenses incurred by the indemnitee in connection with such judicial adjudication shall be prorated accordingly.

(e) Invalidity; Severability; Interpretation. If any provision or provisions of this Section 10.4 shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Section 10.4 (including, without limitation, all portions of any paragraph of this Section 10.4 containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Section 10.4 (including, without limitation, all portions of any paragraph of this Section 10.4 containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid; illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable. Reference herein to laws, regulations or agencies shall be deemed to include all amendments thereof, substitutions therefor and successors thereto.

(f) Continuation of Obligation. In the event that the Company or any of its successors or assigns (i) consolidates with or merges into any other entity and shall not be the continuing or surviving corporation in such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Company assume the obligations of the Company with respect to indemnification of members of the Board as contained in this Agreement.

(g) Conflicts. To the extent that any conflict may exist between the provisions of this Section 10.4 and the terms of any agreement between the Company and a Director individually, the terms of the latter agreement shall prevail.

10.5 Expenses; Advances. Subject to the Company’s indemnification obligations, whether in this Agreement or any other, to the fullest extent permitted by applicable law, the Company shall pay the expenses (including reasonable legal fees and expenses and costs of investigation) incurred by a Covered Person in defense or settlement of any claim, demand, action, suit or proceeding (whether civil, criminal, administrative, investigative or otherwise) that may be subject to a right of indemnification hereunder as such expenses are incurred by such Covered Person and prior to the final disposition thereof upon receipt of an undertaking by or on behalf of such Covered Person to repay such amount to the extent that it shall be determined by a final judgment of a court of competent jurisdiction that such Covered Person is not entitled to be indemnified hereunder.

10.6 Tax Matters Partner. William Moore1 is hereby designated, initially, as the “Tax Matters Partner” of the Company for purposes of Section 6231(a)(7) of the Code and shall have the power and authority, subject to the review and control of the Board, to manage and control, on behalf of the Company, any administrative proceeding involving the Company with the Internal Revenue Service relating to the determination of any item of Company income, gain, loss, deduction or credit for federal income tax purposes. The Majority Directors may remove any Person serving as the Tax Matters Partner and appoint another Person to serve as Tax Matters Partner at any time.

10.7 Nature of Rights. The rights set forth in Article 10 are contractual in nature and may not be revised as applied to prior actions of a Covered Person by a subsequent amendment of this Agreement without such Covered Person’s prior written approval.

10.8 Certain Operating Restrictions. The Company shall not, without the prior written consent of the Preferred Members holding seventy percent (70%) of the Preferred Shares, undertake any activity other than the holding of Capital Securities of its Subsidiaries, including without limitation, the acquisition of any physical assets, the employment of any employees, the issuance of any indebtedness or debt securities or the guaranteeing of the same. In the event the Company intends to undertake any activities other than the holding of Capital Securities of its Subsidiaries, or the Company or the Preferred Members propose to amend or waive the requirements of this Section 10.8, then the Company shall provide each Member with ten (10) Business Days prior written notice of the initiation of any such activities or of the approval of any such amendment or waiver.

10.9 Standard Operating Procedures. The Board, with the approval of the Majority Directors, shall adopt Standard Operating Procedures (“SOPs”) designed to guide the Company’s officers and management in the conduct of the business by the Company and its Subsidiaries, and the Company shall use its best efforts to adhere to such SOPs. The Majority Directors may amend, amend and restate, update and otherwise alter such SOPs from time to time in their sole discretion.

[1]	Innocrin to confirm.

10.10 Certain Limitations. Except to the extent required by law, and notwithstanding the provisions of Section 18-305 of the Act, no Member other than a Preferred Member shall have any rights to inspect the books and records of the Company or to request any other information of the Company, or to receive a copy of Schedule A or Schedule C hereto. Each grantee of Incentive Shares further agrees that such grantee has no right to, and none of the Company, the Board nor any other Member shall have any duty or obligation to disclose to such grantee, any information regarding the Incentive Shares issued to any other grantee of Incentive Shares, including without limitation, the information set forth on Schedule A, Schedule C and other information regarding the number or amount thereof or the terms or status of the vesting applied thereto.

ARTICLE 11

DISSOLUTION, LIQUIDATION AND TERMINATION

11.1 No Dissolution. Only the events set forth in Section 11.2 hereof shall cause the dissolution of the Company. The Company shall not be dissolved by the admission of additional or substitute Members in accordance with the terms of this Agreement.

11.2 Events Causing Dissolution. The Company shall be dissolved and its affairs shall be wound up as follows:

(a) upon written approval by (i) the Board and (ii) the Members holding not less than fifty percent (50%) of the then-outstanding Preferred Shares;

(b) upon the sale or distribution by the Company of all or substantially all of its assets; or

(c) upon the entry of a decree of judicial dissolution under the Act.

Any other provision of this Agreement to the contrary notwithstanding, no withdrawal, assignment, removal, bankruptcy except as required by applicable law, insolvency except as required by applicable law, death, incompetency, termination, dissolution or distribution with respect to any Member or any Share will effect a dissolution of the Company.

11.3 Liquidation. Upon dissolution of the Company, the Board may appoint one or more Persons to carry out the winding up of the Company (such Person(s) if appointed, or the Board if no such Person(s) are so appointed, being referred to as the “Liquidating Trustee(s)”), which Liquidating Trustee(s) shall immediately commence to wind up the Company’s affairs in an orderly fashion. The proceeds of liquidation shall be disbursed as provided in Section 5.3(c).

11.4 Termination. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed as provided in Section 5.3(c).

11.5 Claims of the Members. The Members and former Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company or any other Member with respect to such Capital Contributions.

ARTICLE 12

MISCELLANEOUS

12.1 Governing Law. This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the laws of the State of Delaware.

12.2 Submission to Jurisdiction; Waiver. Each party irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns shall be brought and determined in the courts of the State of Delaware and the United States District Court for the District of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, and each party hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement or the subject matter hereof, may not be enforced in or by such courts.

12.3 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.3.

12.4 No Expansion of Duties. To the maximum extent permissible under applicable law, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any and all business opportunities that are presented to the Preferred Members whose primary business is investment activities, or their affiliates (including, without limitation, any representative or affiliate of the Preferred Members serving on the Board, but excluding any person who is an employee or officer of the Company or any of its subsidiaries) (collectively, the “Preferred Parties”), unless such business opportunity is presented to, or otherwise comes into the possession of, a Preferred Party in such Preferred Party’s capacity as a member of the Board. Without limiting the foregoing renunciation, the Company (a) acknowledges that certain of the Preferred Parties are in the business of making investments in, and have or may have investments in, other businesses similar to and that may compete with the businesses of the Company (“Competing Businesses”) and (b) agrees that the Preferred Parties shall have the unfettered right to make investments in other Competing Businesses independent of their investments in the Company.

12.5 Equitable Remedies; Failure to Pursue Remedies. The parties hereto agree that irreparable harm may occur in the event that any of the agreements and provisions this Agreement, specifically including, but without limitation, Article 7 hereof, were not performed fully by the parties hereto in accordance with their specific terms or were otherwise breached, and that money damages may be an inadequate remedy for breach hereof because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the parties hereto in the event that this Agreement is not performed in accordance with its terms or is otherwise breached. It is accordingly hereby agreed that the parties hereto shall be entitled to an injunction or injunctions to restrain, enjoin and prevent breaches of this Agreement by the Company and the other parties hereto and to enforce specifically such terms and provisions of this Agreement against the Company and other parties hereto, as applicable, in any court of the United States or any state having jurisdiction, such remedy being in addition to and not in lieu of, any other rights and remedies to which the parties are entitled to hereunder and at law or in equity.

12.6 Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise. Except where a time period is otherwise specified, no delay on the part of any party in the exercise of any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any exercise or partial exercise of any such right, power, privilege or remedy preclude any further exercise thereof or the exercise of any right, power, privilege or remedy.

12.7 Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, legal representatives and assigns.

12.8 Notices.

(a) All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by electronic mail or facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section), generally recognized receipted overnight courier (including FedEx) or U.S. Postal Service overnight delivery service, or, deposited with the U.S. Postal Service mailed first class, registered or certified mail, postage prepaid, as set forth below:

If to the Company, addressed to:

Innocrin Pharmaceuticals Holdings LLC

4505 Emperor Blvd., Suite 300

Durham, NC 27703

Attention: Chief Executive Officer

Telephone: (919) 467-8539

Facsimile: (919) 467-8540

With a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attn: David E. Redlick

Telephone: (617) 526-6000

Facsimile: (617) 526-5000

(b) If to any Member, at its address set forth on Schedule A hereto.

(c) Notices shall be deemed given upon the earlier to occur of (i) receipt by the party to whom such notice is directed; (ii) if sent by electronic mail or facsimile machine, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. U.S. Eastern Time and, if sent after 5:00 p.m. U.S. Eastern Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; (iii) on the first (1st) day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the courier if sent by generally recognized receipted overnight courier; or (iv) the fifth day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following deposit thereof with the U.S. Postal Service as aforesaid. Each party, by notice duly given in accordance therewith, may specify a different address for the giving of any notice hereunder.

12.9 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

12.10 Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

12.11 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original, and all of which shall constitute one and the same document. This Agreement may be executed by facsimile or pdf signatures.

12.12 Article and Section Headings and References. The article and section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties. Any reference in this agreement to a particular article, section or subsection shall refer to an article, section or subsection of this Agreement, unless specified otherwise.

12.13 Integration; Entire Agreement. This Agreement, the Investor Rights Agreement and the Share Sale Agreement, constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, relating to such subject matter.

12.14 Amendments. Except as otherwise specified herein, this Agreement may be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company and (b) the holders of a majority of the Preferred Shares held by the Preferred Members (voting as a single class). Notwithstanding the foregoing:

(i) this Agreement may not be amended or terminated and the observance of any term of this Agreement may not be waived with respect to any Preferred Member without the written consent of such Preferred Member unless such amendment, termination or waiver applies to all Preferred Members, as the case may be, in the same fashion;

(ii) any provision hereof may be waived by the waiving party on such party’s own behalf, without the consent of any other party;

(iii) neither Section 6.1(b)(i) nor this Section 12.14(iii) shall be amended, terminated or waived without the written consent of Intersouth Partners VI, L.P. so long as it is entitled to a right to designate a member of the Board;

(iv) neither Section 6.1(b)(ii) nor this Section 12.14(iv) shall be amended, terminated or waived without the written consent of Hatteras Venture Partners, III, LP so long as it is entitled to a right to designate a member of the Board;

(v) neither Section 6.1(b)(iii) nor this Section 12.14(v) shall be amended, terminated or waived without the written consent of A&B Equity Holdings, LLC so long as it is entitled to a right to designate a member of the Board;

(vi) neither Section 6.1(b)(iv) nor this Section 12.14(vi) shall be amended, terminated or waived without the written consent of Novartis Bioventures Ltd. so long as it is entitled to a right to designate a member of the Board;

(vii) neither Section 6.1(b)(v) nor this Section 12.14(vii) shall be amended, terminated or waived without the written consent of Lilly Ventures Fund I, LLC so long as it is entitled to a right to designate a member of the Board;

(viii) Schedule A hereto may be amended by the Company from time to time in order to add information regarding additional Members admitted to the Company in accordance with the terms hereof, without the consent of the other parties hereto; and

(ix) any provision requiring the approval of Members holding a specific percentage of the Preferred Shares shall not be amended without the approval of the holders of such applicable percentage of the Preferred Shares.

The Company shall give prompt written notice of any amendment, termination or waiver hereunder to any party that did not consent in writing thereto. Any amendment, termination or waiver effected in accordance with this Section 12.14 shall be binding on each Member and all of such Member’s successors and permitted assigns, whether or not any such Member, successor or assignee entered into or approved such amendment, termination or waiver.

12.15 Acknowledgments and Representations. Each Preferred Member hereby acknowledges and represents the following:

(a) Investment Intent. Such Member is (i) an “accredited investor” as defined in Regulation D of the Securities Act and (ii) acquiring the Shares to be purchased or otherwise acquired by such Member pursuant to Article 4 hereof for investment only and not with a view to the distribution thereof. Such Member hereby agrees that it, he or she will not transfer the Shares in a manner that will violate the Securities Act.

(b) Investment Risk. Such Member represents that it, he or she is in a financial position to hold the Shares for an indefinite period of time and able to bear the economic risk and withstand a complete loss of its, his or her investment in the Shares.

(c) Authorization. The execution, delivery and performance by such Member of this Agreement and, to the extent applicable, the Investor Rights Agreement and Share Sale Agreement, have been duly authorized by all necessary or appropriate action.

(d) Enforceability. The execution and delivery by such Member of this Agreement and, to the extent applicable, the Investor Rights Agreement and Share Sale Agreement, will result in legally binding obligations of such Member enforceable against such Member in accordance with the respective terms and provisions hereof and thereof, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights or general equity principles (regardless of whether considered at law or in equity).

(e) Exemption. Such Member understands that the Shares are not registered under the Securities Act on the grounds that the Company intends the sale and the issuance of securities hereunder to be exempt from registration under the Securities Act pursuant to Regulation D thereof or other exemptions available thereunder, and that the Company’s reliance on such exemption is predicated on the Members’ representations set forth herein.

(f) Experience. Such Member is experienced in evaluating and investing in companies such as the Company, or is familiar with the risks associated with the business and operations of the Company, and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment.

(g) Restrictions on Resale. Such Member understands that the Shares may not be sold, transferred or otherwise disposed of without registration under the Securities Act and applicable state securities laws or an exemption therefrom, and that in the absence of an effective registration statement covering the Shares or an available exemption from registration under the Securities Act and applicable state securities laws, the Shares must be held indefinitely. Such Member understands that any certificates representing the Shares may bear a restrictive legend to this effect.

(h) No Legal Actions. No legal action or suit against such Member, or to which such Member is a party, is pending or, to the knowledge of such Member, threatened, which seeks to delay or prevent the consummation of any of the transactions contemplated by this Agreement.

(i) Separate Counsel. Each Member has had the opportunity to seek the advice of counsel and other personal advisors and acknowledges that neither the Company nor any of its Affiliates has provided such Member with any advice regarding the tax, economic or other impacts to such Member of the arrangements contemplated hereby.

(j) “Bad Actor” Matters.

(i) Representation. Each such Member with the right to designate or participate in the designation of a director pursuant to this Agreement hereby represents that no Disqualification Event is applicable to such Member or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. For purposes of this Agreement, “Rule 506(d) Related Party” shall mean with respect to any Person any other Person that is a beneficial owner of such first Person’s securities for purposes of Rule 506(d) of the Securities Act.

(ii) Covenant. Each Member with the right to designate or participate in the designation of a director pursuant to this Agreement hereby agrees that it shall notify the Company promptly in writing in the event a Disqualification Event becomes applicable to such Member or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed by its duly authorized representative, solely for the purpose of and with respect to Section 12.14 hereof, as of the date first written above.

Innocrin Pharmaceuticals Holdings, LLC

By:
Name: William Moore
Title: President and Chief Executive Officer

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed by its duly authorized representative, solely in its capacity as the sole Member prior to the Distribution, it being understood that the undersigned shall cease to be a Member and shall no longer be subject to this Agreement following the Distribution.

Viamet Pharmaceuticals Holdings, LLC

By:
Name: Robert J. Schotzinger, M.D., Ph.D.
Title: President and Chief Executive Officer

EXHIBIT B

Form of License Agreement

This License Agreement (“Agreement”), effective as of October [__], 2014 (the “Effective Date”), is entered into by and between VPS-1, Inc., a Delaware corporation with a principal place of business at 4505 Emperor Blvd., Suite 300, Durham, North Carolina 27703 (“Primary”), and Innocrin Pharmaceuticals, Inc. (originally incorporated as Hephestics, Inc. and formerly known as Viamet Pharmaceuticals, Inc.), a Delaware corporation with a principal place of business at 4505 Emperor Blvd., Suite 300, Durham, North Carolina 27703 (“Legacy”). Primary and Legacy may collectively be referred to as the “Parties” (and each, as a “Party”).

WHEREAS, Legacy is a party to the Existing Ag Agreement (as defined below); and

WHEREAS, Primary, Legacy, and certain other related entities have undergone a corporate restructuring such that certain intellectual property assets and other assets have been transferred to, and are owned or controlled by, Primary instead of Legacy;

WHEREAS, the Parties wish to grant each other the respective rights set forth herein in order to enable Legacy to comply with its obligations, and enjoy its economic benefits, under the Existing Ag Agreement and provide Primary with certain intellectual property rights granted to Legacy by Ag Partner under the Existing Ag Agreement.

NOW THEREFORE, intending to be legally bound, Legacy and Primary hereby covenant and agree as follows:

1. Definitions.

1.1 “Active Ingredient” means the chemical or biological component(s) of a Legacy Royalty Product which achieve(s) the fungicidal, herbicidal, or insecticidal performance objectives of the Legacy Field.

1.2 “Affiliate” means, with respect to a party, any Person that controls, is controlled by, or is under common control with that party. For the purpose of this definition, “control” shall mean direct or indirect ownership of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or more than fifty percent (50%) of the equity interest in the case of any other type of legal entity, or any other arrangement whereby the Person has the power to elect a majority of the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity. The parties acknowledge that in the case of certain entities organized under the laws of certain countries, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity. Notwithstanding anything to the contrary, for all purposes under this Agreement other than with respect to Section 6.4(a) (for which this last sentence of this Section 1.2 shall not apply for any use of the term Affiliate therein), neither Innocrin Pharmaceuticals Holdings, LLC (“Legacy Parent”) nor Legacy shall be considered an Affiliate of Primary, and Primary shall not be considered an Affiliate of either Legacy Parent or Legacy.

1.3 “Ag Partner Collaboration Derived Product” means any product or product candidate incorporating a CDC or any Derivative thereof.

1.4 “Applicable Laws” means all applicable provisions of all statutes, laws, rules, regulations, administrative codes, ordinances, decrees, orders, decisions, guidance documents (including FDA, EPA, or USDA guidance documents), injunctions, awards, judgments, and permits and licenses of or from Governmental Authorities that may apply to the development, manufacture, handling, storage, use, marketing or sale of any CDC, VDC, Primary Royalty Product, or Legacy Royalty Product or the performance of either Party’s obligations, or exercise of either Party’s rights, under this Agreement.

1.5 “Assigned Downstream Agreement” means any Downstream Agreement that is (i) assigned to Legacy or an Affiliate thereof upon termination of the Existing Ag Agreement (in accordance with Section 13.8(c) thereof) or (ii) assigned to Legacy or an Affiliate thereof, upon termination of an Assigned Downstream Agreement previously assigned to Legacy or an Affiliate thereof, in accordance with its terms and in a manner consistent with that contemplated by Section 13.8(c) of the Existing Ag Agreement with respect to Downstream Agreements executed by Ag Partner or its Affiliates thereunder.

1.6 “Commercially Reasonable Efforts” means the carrying out of obligations or tasks in a manner consistent with the efforts a Party devotes to research, development or marketing of a product or products of similar market potential, profit potential or strategic value resulting from its own research efforts or for its own benefit, taking into account technical, regulatory and intellectual property factors, target product profiles, product labeling, past performance, costs, economic return, the regulatory environment and competitive market conditions in the market niche, all based on conditions then prevailing, and subject to and in consideration of, in each case, the resources available to such Party and within such Party’s organization for such efforts.

1.7 “Control” or “Controlled” means, with respect to any Know-How or Patent Rights, the legal authority or right (whether by ownership, license or otherwise) of a party to grant a license or a sublicense of or under such Know-How or Patent Rights to another Person, without breaching the terms of any agreement with, or misappropriating the proprietary or trade secret information of, any other Person.

1.8 “Cover” means that the use, manufacture, sale, offer for sale, development, commercialization or importation of the subject matter in question by an unlicensed entity would infringe a Valid Claim of a Patent Right.

1.9 “Derivative” means, with respect to any VDC or CDC, any analog, isomer, tautomer, enantiomer, diastereomer, prodrug, metabolite, ester, salt, hydrate, solvate, racemate, or polymorph thereof.

1.10 “Downstream Agreement” means any sublicense or license agreement executed by Ag Partner or an Affiliate thereof, or by another Legacy Licensee, granting to a subsequent Legacy Licensee, in accordance with this Agreement and, prior to any termination thereof, the

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Existing Ag Agreement, (i) a sublicense to any of the sublicensable rights granted by Legacy to Ag Partner and its Affiliates under the Existing Ag Agreement or (ii) a license in the Legacy Field under the Ag Partner Patents, Ag Partner Know-How, or any other intellectual property rights Controlled by Ag Partner to make, use, or sell any CDC, Derivative thereof, or Ag Partner Collaboration Derived Product, including, in either case, for purposes of clarification but not limitation, any agreement under which Ag Partner, any Affiliate thereof, or any other Legacy Licensee grants a Third Party exclusive rights to sell, market, or distribute one or more Ag Partner Collaboration Derived Products in all or any portion of the Legacy Field

1.11 “EPA” means the United States Environmental Protection Agency or any successor agency thereto.

1.12 “EU means any member nation of the European Union as of the Effective Date.

1.13 “Existing Ag Agreement” means that certain Option, Research, Collaboration, and License Agreement, dated November 1, 2010, between DowAgroSciences LLC (such limited liability company, “Ag Partner”) and Legacy, as it may be amended from time to time as permitted by this Agreement.

1.14 “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.15 “FTE” means the equivalent of one person working full time for one 12-month period in a research, development, commercialization, regulatory or other relevant capacity, approximating 1800 hours per year. In the interests of clarity, a single salaried individual who works more than 1800 hours in a single year shall be treated as one FTE regardless of the number of hours worked.

1.16 “Governmental Authority” means any court, agency, department or other instrumentality of any foreign, federal, state, county, city or other political subdivision (including any supra-national agency such as in the EU), including but not limited to, in the United States of America, the EPA, FDA, or USDA.

1.17 “Information” means information, results and data of any type whatsoever, including without limitation, databases, inventions, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and patent and other legal information or descriptions.

1.18 “Know-How” means any non-public Information and other trade secrets, data, instructions, processes, methods, formulae, techniques, compositions, materials, expert opinions and information, including without limitation, biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information. For the avoidance of doubt, Know-How shall exclude Patent Rights.

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1.19 “Legacy Acquired Entity” means, in the event Legacy or any Affiliate thereof acquires any Third Party or all or substantially all of the stock, assets, or business of a Third Party (or that portion thereof related to CDCs, VDCs, any Derivatives of either of the foregoing, or any products incorporating either of the foregoing) or otherwise obtains control of a Third Party (with “control”, for purposes of this definition, having the meaning set forth above in the definition of “Affiliate”), such Third Party or any Affiliate thereof.

1.20 “Legacy Acquiring Entity” means any entity that acquires all or substantially all of the stock, assets, or business of Legacy (or all or substantially all of the assets or business thereof related, in either case, to this Agreement) or otherwise obtains control of Legacy (with “control”, for purposes of this Section 1.20, having the meaning set forth in Section 1.2 above), or any Affiliate of such an entity.

1.21 “Legacy Field” means (i) agricultural (including but not limited to turf and ornamental, home and garden, industrial vegetation management and range and pasture) use as a fungicide for plant or crop health, (ii) agricultural (including but not limited to turf and ornamental, home and garden, industrial vegetation management and range and pasture) use as a herbicide for plant or crop health, (iii) agricultural (including but not limited to turf and ornamental, home and garden, industrial vegetation management and range and pasture) use as an insecticide for plant or crop health, or (iv) use as an insecticide for non-agricultural pest control, excluding, for purposes of clause (iv), veterinary products that are administered by injection, oral/buccal, transdermal, intraocular, topical cream, inhaled, or other common drug delivery methods or otherwise to (or through) the organs or tissues of the treated animal, or that are intended, in order to cause their intended pest control effects, to be metabolized or absorbed by the treated animal or any organ or tissue thereof (e.g. flea and tick control through an insecticidal spray that itself directly kills fleas and ticks that may reside on an animal’s skin is in the Legacy Field, but a pill or other medication that is metabolized by an animal to control fleas/ticks is outside the Legacy Field). For purposes of clarification, but not limitation, the Legacy Field excludes all uses not described in (i), (ii), (iii), or (iv) above, including (but not limited to) human and veterinary therapeutic and prophylactic uses.

1.22 “Legacy Know-How” means (i) all Know-How Controlled by Legacy at any time during the Term that is necessary or useful to make, have made, use, sell, offer for sale, or import any CDC, VDC, Derivative of either of the foregoing, or any product incorporating a CDC, VDC, or Derivative incorporating either of the foregoing and (ii) VDC Data. Legacy Know-How shall include, but is not limited to, CDC Data and Ag Partner Know-How. Notwithstanding anything to the contrary, Legacy Know-How shall not include any Know-How that is owned, licensed, or otherwise controlled by any Legacy Acquiring Entity or Legacy Acquired Entity prior to the date of the transaction by which such Legacy Acquiring Entity or Legacy Acquired Entity, respectively, first became a Legacy Acquiring Entity or Legacy Acquired Entity, respectively, except to the extent that such Know-How was already included within the Legacy Know-How prior to the date of the transaction by which such Legacy Acquiring Entity or Legacy Acquired Entity, respectively, first became a Legacy Acquiring Entity or Legacy Acquired Entity, respectively.

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1.23 “Legacy Licensee” means Ag Partner, any Affiliate thereof, and, as permitted by the Existing Ag Agreement and, if applicable, any Downstream Agreement, any Third Party granted, (i) a sublicense to any of the rights to granted by Legacy to Ag Partner and its Affiliates under the Existing Ag Agreement or (ii) a license in the Legacy Field under the Ag Partner Patents, Ag Partner Know-How, or any other intellectual property rights Controlled by Ag Partner to make, use, or sell any CDC, Derivative thereof, or Ag Partner Collaboration Derived Product, including, in either case, for purposes of clarification but not limitation, a Third Party to whom Ag Partner or any Affiliate thereof grants exclusive rights to sell, market, or distribute one or more Ag Partner Collaboration Derived Products in all or any portion of the Legacy Field.

1.24 “Legacy Patents” means all Patent Rights Controlled by Legacy that Cover, or would otherwise be necessary or useful for the manufacture, use, sale, or import of, any CDC, Derivative thereof, or Ag Partner Collaboration Derived Product (to the extent not incorporating any VDC or Active Ingredient(s) other than any CDC(s)), provided that, notwithstanding anything to the contrary, Legacy Patents shall (i) include Ag Partner Patents and (ii) be limited to Patent Rights containing Valid Claims with respect to composition of matter, use, methods of manufacture, or synthetic or other processes concerning CDCs or Derivatives thereof. The Legacy Patents existing as of the Effective Date are set forth on Schedule 1.24, which shall be updated from time-to-time by Legacy, including upon request of Primary, to reflect the ongoing filing, prosecution, and maintenance of the Legacy Patents.

1.25 “Legacy Product-Related Materials” means (i) DAS Product-Related Materials and (ii) all other advertising and promotional materials (including but not limited to flyers, brochures, pamphlets and electronic media), labeling and packaging materials, and any materials or items similar to the foregoing to the extent, in each case, pertaining exclusively to any Legacy Royalty Products in the Legacy Field and in (or coming into) the possession or control of Legacy or any Affiliate thereof upon or following any termination of any Downstream Agreement, and all copyright and similar rights to the contents thereof, provided that the foregoing rights shall not include any rights to any trademark, logos, or the like other than Legacy Product Trademarks.

1.26 “Legacy Product Trademarks” means (i) DAS Product Trademarks and (ii) all other trademarks, logos, tradedress, tradenames, internet domain names, and the like, and registrations for any of the foregoing, to the extent owned by (or coming under the control of) Legacy or any Affiliate thereof upon or following any termination of any Downstream Agreement that pertain exclusively to Legacy Royalty Products in the Legacy Field and in (or coming into) the possession or control of Legacy or any Affiliate thereof.

1.27 “Legacy Royalty Product” means a Viamet Derived Product or Ag Partner Collaboration Derived Product, and shall in any event include all Ag Partner Royalty Products.

1.28 “Legacy Royalty Term” means, on a Legacy Royalty Product-by-Legacy Royalty Product and country-by-country basis, the period from the Effective Date until such time as there are no Valid Claims of any Primary Patents or Ag Partner Patents Covering the composition of matter of any VDC or CDC included in a particular Legacy Royalty Product in a particular country.

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1.29 “Metallobase™” means Primary’s and its Affiliates’ proprietary database of information relating to metalloproteins that have been the basis of pharmaceutical and academic research programs and information relating to Metalloprotein Inhibitors of those metalloproteins that have been publicly disclosed or presented in the scientific literature. Notwithstanding anything to the contrary, Metallobase shall not include any such Know-How, or subject matter claimed in any Patent Rights, owned, licensed, or otherwise controlled by any Primary Acquiring Entity prior to the date of the transaction by which such Primary Acquiring Entity first became a Primary Acquiring Entity, provided that such Know-How, or subject matter claimed in any Patent Rights, was not already included within Metallobase prior to the date of the transaction by which such Primary Acquiring Entity first became a Primary Acquiring Entity.

1.30 “Metallophile™ Indices” means Primary’s and its Affiliates’ in silico-derived predictors of the binding affinity of a given metal-binding group to a given metal. Notwithstanding anything to the contrary, Metallophile™ Indices shall not include any such Know-How, or subject matter claimed in any Patent Rights, owned, licensed, or otherwise controlled by any Primary Acquiring Entity prior to the date of the transaction by which such Primary Acquiring Entity first became a Primary Acquiring Entity, provided that such Know-How, or subject matter claimed in any Patent Rights, was not already included within the Metallophile™ Indices prior to the date of the transaction by which such Primary Acquiring Entity first became a Primary Acquiring Entity.

1.31 “Metallophile™ Technology” means the technology used by Primary and its Affiliates to identify and design Metalloprotein Inhibitors and analogues thereof, which technology shall include Metallobase™, Metallophiles™ and Metallophile™ Indices. Notwithstanding anything to the contrary, Metallophile™ Technology shall not include any such Know-How, or such subject matter claimed in any Patent Rights, owned, licensed, or otherwise controlled by any Primary Acquiring Entity prior to the date of the transaction by which such Primary Acquiring Entity first became a Primary Acquiring Entity, provided that such Know-How, or subject matter claimed in any Patent Rights, was not already included within Metallophile™ Technology prior to the date of the transaction by which such Primary Acquiring Entity first became a Primary Acquiring Entity. MetallophileTM Technology shall not include Ag Filter, Protected Ag Partner Development Process, or Protected Ag Partner Scaffold Information except to the extent Primary can reasonably demonstrate that such Know-How: (i) is now or hereafter becomes available to the public through no fault of Legacy or Primary; (ii) was already possessed by Legacy or Primary prior to Legacy’s receipt of such Know-How from Ag Partner; (iii) was acquired by Legacy or Primary from a Third Party (other than Ag Partner or any Affiliate thereof) without obligation of confidence; or (iv) was independently developed by an employee or Third Party contractor of Legacy or Primary without reference to or benefit of Ag Filter, Protected Ag Partner Development Process, or Protected Ag Partner Scaffold Information.

1.32 “Metallophiles™” means Primary’s and its Affiliates’ database of alternative metal-binding groups that can be used in the design of Metalloprotein Inhibitors. Notwithstanding anything to the contrary, Metallophiles™ shall not include any such Know-How, or such subject matter claimed in any Patent Rights, owned, licensed, or otherwise controlled by any Primary Acquiring Entity prior to the date of the transaction by which such Primary Acquiring Entity first became a Primary Acquiring Entity, provided that such Know-How, or subject matter claimed in any Patent Rights, was not already included within Metallophiles™ prior to the date of the transaction by which such Primary Acquiring Entity first became a Primary Acquiring Entity.

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1.33 “Metalloprotein Inhibitor” means any compound or agent that combines with a metalloprotein in such a manner as to prevent, inhibit, or interfere with the normal substrate-metalloprotein combination and the subsequent catalytic reaction.

1.34 “North America” means the United States of America, Canada, Mexico, or any of the territories, protectorates, or possessions of any of the foregoing.

1.35 “Patent Rights” means patents, patent applications, and any and all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or the like of any such patents and patent applications and all equivalents thereof worldwide.

1.36 “Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

1.37 “Primary Acquiring Entity” means any entity that acquires all or substantially all of the stock, assets, or business of Primary (or all or substantially all of the assets or business thereof related, in either case, to this Agreement) or otherwise obtains control of Primary (with “control”, for purposes of this Section 1.37, having the meaning set forth in Section 1.2), or any Affiliate of such an entity.

1.38 “Primary Collaboration Derived Product” means any product or product candidate incorporating any CDC or Derivative thereof that is developed, made, used, sold, or imported by or on behalf of Primary, any Affiliate thereof, or any Primary Sublicensee pursuant to the exercise of the rights granted under Section 4.3.

1.39	“Primary Field” means all uses and applications outside the Legacy Field.

1.40 “Primary Know-How” means, to the extent necessary to make, use, sell, or import VDCs, all Know-How Controlled by Primary or its Affiliates, provided that Primary Know-How shall not include the Metallophile™ Technology. Notwithstanding anything to the contrary, Primary Know-How shall not include any Know-How that is owned, licensed, or otherwise controlled by any Primary Acquiring Entity prior to the date of the transaction by which such Primary Acquiring Entity first became a Primary Acquiring Entity, including any modifications or extensions thereto (the “Primary Acquiring Entity Know-How”), provided that such Primary Acquiring Entity Know-How was not already included within the Primary Know-How prior to the date of the transaction by which such Primary Acquiring Entity first became a Primary Acquiring Entity.

1.41 “Primary Net Sales” means gross amounts invoiced or otherwise received for Primary’s, its Affiliates’, and Primary Sublicensee’s sales of Primary Royalty Products during the Primary Royalty Term, less the sum of the following, to the extent commercially reasonable and directly and solely related to the sale of such Primary Royalty Products: (1) discounts to customers in amounts customary in the trade; (2) reasonable rebates, credits, and chargeback payments granted to federal, state/provincial, local and other governments or managed health care organizations, including their agencies, purchasers, and/or reimbursers, under programs available or required by law, or reasonably entered into to sustain and/or increase market share for Primary Royalty Products; (3) sales, value added, and/or use taxes directly imposed and with reference to particular sales; (4) amounts allowed or credited on returns for defective Primary

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Royalty Products; (5) shipping and insurance charges with respect to Primary Royalty Products; and (6) import or export duties, tariffs, or similar charges incurred with respect to the import or export of Primary Royalty Products into or out of any country. Such amounts shall be determined from the books and records of Primary, its Affiliates, and Primary Sublicensees maintained in accordance with United States generally accepted accounting principles (“GAAP”), consistently applied.

No deductions from the amounts defined above may be made for commissions paid to individuals whether those individuals are associated with independent sales agencies or regularly employed by Primary, its Affiliates, or Primary Sublicensees, nor may deductions be made for cost of collections. Primary Royalty Products are considered “sold” when billed out or invoiced or, in the event Primary Royalty Products are not billed out or invoiced, when the consideration for sale of the Primary Royalty Products is received. Notwithstanding the foregoing, Primary Net Sales shall not include, and shall be deemed zero with respect to, (i) Primary Royalty Products used by Primary or its Affiliates for their own internal use, (ii) the no-charge distribution of reasonable quantities of promotional samples of Primary Royalty Products, (iii) Primary Royalty Products provided for clinical trials or research or development purposes, or (iv) Primary Royalty Products provided to a Primary Affiliate or Primary Sublicensee for purposes of any resale, provided amounts invoiced or received with respect to such Primary Royalty Products’ resale are subject to royalties due to Legacy under Section 5.1 of this Agreement.

Notwithstanding anything to the contrary, in the event that any Primary Royalty Product includes, in addition to one or more CDCs, one or more other active pharmaceutical ingredients (a “Primary Combination Product”), the Primary Net Sales of such Primary Combination Product in a particular country, for the purposes of determining royalty payments due to Legacy hereunder, shall be determined by multiplying the Primary Net Sales of the Primary Combination Product in such country by the fraction, A / (A+B), where A is the weighted average sale price of the Primary Royalty Product including the CDC(s) (and not any of the other active pharmaceutical ingredients included in the Primary Combination Product) (the “Primary Basic Product”) when sold separately in finished form in such country, and B is the weighted average sale price(s) of product(s) including the other active pharmaceutical ingredient(s) (and not any CDC(s)) (such products, “Other Primary Royalty Products” ) sold separately in finished form in such country (if there is more than one Primary Other Product, B shall equal the sum of all such Other Primary Royalty Products’ weighted average sale prices in such country).

In the event that, with respect to any Primary Combination Product sold in a particular country, the weighted average sale price of the Primary Basic Product in such country can be determined but the weighted average sale price(s) of the Primary Other Product(s) in such country cannot be determined, Primary Net Sales for purposes of determining royalty payments for such Primary Combination Product in such country shall be calculated by multiplying the Primary Net Sales of the Primary Combination Product in such country by the fraction A / C, where A is the weighted average sale price of the Primary Basic Product when sold separately in finished form in such country and C is the weighted average sale price of the Primary Combination Product in such country.

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In the event that, with respect to any Primary Combination Product sold in a particular country, the weighted average sale price(s) of the Primary Other Product(s) in such country can be determined but the weighted average sale price of the Primary Basic Product cannot be determined, Primary Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Primary Net Sales of the Primary Combination Product by the following formula: one (1) minus (B / C), where B is the weighted average sale price(s) of the Primary Other Product(s) when sold separately in finished form in such country and C is the weighted average sale price of the Primary Combination Product in such country (if there is more than one Primary Other Product, B shall equal the sum of all such Other Primary Royalty Products’ weighted average sale prices in such country).

In the event that, with respect to any Primary Combination Product sold in a particular country, the weighted average sale price(s) in such country of neither the Primary Basic Product nor the Primary Other Product(s) in the Primary Combination Product can be determined, the Primary Net Sales of the Primary Combination Product shall, for the purposes of determining royalty payments with respect to such Primary Combination Product, be commercially reasonable and determined by good faith negotiation between Primary and Legacy consistent with the ratios and related principles referenced above and based on the relative value of the CDC(s) and the other active pharmaceutical ingredient(s) to such Primary Combination Product.

Notwithstanding anything to the contrary, in the case of discounts on “bundles” of separate products or services which include Primary Royalty Products (such “bundles” including but not limited to (i) contingent arrangements involving drugs that share the same NDC (whether the same or different package sizes), drugs with different NDCs, or drugs and other products or services, (ii) circumstances in which a discount is conditioned on the achievement of some other performance requirement for the Primary Royalty Product or other product or service (e.g. achievement of market share or placement on a formulary tier), or (iii) otherwise where the resulting price concessions or discounts are greater than those which would have been available had the bundled products or services been purchased separately or outside the bundled arrangement), Primary may with notice to Legacy discount the bona fide list price of a Primary Royalty Product by up to the average percentage discount of all products or services of Primary and/or its Affiliates or Primary Sublicensee in a particular “bundle”, calculated as follows:

Average percentage
discount on a	= [1 - (X/Y)] x 100
particular “bundle”

where X equals the total discounted price of a particular “bundle” of products or services, and Y equals the sum of the undiscounted bona fide list prices of each unit of every product or service in such “bundle”. Primary shall provide Legacy documentation reasonably supporting such average discount with respect to each “bundle.” If a Primary Royalty Product in a “bundle” is not sold separately, and no bona fide list price exists for such Primary Royalty Product, Primary and Legacy shall negotiate in good faith a reasonable imputed list price for such Primary Royalty Product and Primary Net Sales with respect thereto shall be based on such imputed list price.

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1.42 “Primary Patents” means, to the extent necessary to make, use, sell, or import VDCs or any Derivative thereof, all Patent Rights Controlled by Primary or its Affiliates, provided that Primary Patents shall not include any Patent Rights Covering any Metallophile™ Technology. Notwithstanding anything to the contrary, Primary Patents shall not include any Patent Rights that are owned, licensed, or otherwise controlled by any Primary Acquiring Entity prior to the date of the transaction by which such Primary Acquiring Entity first became a Primary Acquiring Entity (the “Acquiring Entity Patents”), provided that such Primary Acquiring Entity Patents were not already included within the Primary Patents prior to the date of the transaction by which such Primary Acquiring Entity first became a Primary Acquiring Entity.

1.43 “Primary Product-Related Materials” means all advertising and promotional materials (including but not limited to flyers, brochures, pamphlets and electronic media), labeling and packaging materials, and any materials or items similar to the foregoing to the extent, in each case, pertaining exclusively to any Primary Royalty Products in the Primary Field and in the possession or control of Primary or any Affiliate thereof, and all copyright and similar rights to the contents thereof, provided that the foregoing rights shall not include any rights to any trademark, logos, or the like other than Primary Product Trademarks.

1.44 “Primary Product Trademarks” means all trademarks, logos, tradedress, tradenames, internet domain names, and the like, and registrations for any of the foregoing, to the extent owned by Primary or any Affiliate thereof and pertaining exclusively to Primary Royalty Products in the Primary Field.

1.45	“Primary Royalty Product” means any product in the Primary Field incorporating any CDC or any Derivative thereof.

1.46 “Primary Royalty Term” means, on a Primary Royalty Product-by-Primary Royalty Product and country-by-country basis, the period from the Effective Date until such time as there no Valid Claims of any Ag Partner Patents Covering the manufacture, use, sale, or import of a particular Primary Royalty Product in a particular country.

1.47 “Primary Sublicensee” means a Third Party granted a (i) sublicense to any of the rights granted by Legacy to Primary and its Affiliates under Section 4.3(a) or (ii) a sublicense under any Legacy Patents to make, use, or sell any Primary Royalty Product, including, for purposes of clarification but not limitation, a Third Party to whom Primary or any Affiliate thereof grants exclusive rights to market or distribute one or more Primary Royalty Products.

1.48 “Protected Primary Structure Information” means metal-binding groups included in, or utilized to specifically predict, generate, or develop, any VDC or CDC, the chemical structures thereof, or any other Know-How controlled by Primary or Legacy which, in the reasonable determination of Primary, may provide insight as to Primary’s or Legacy’s methods, processes, and other technology or information, including but not limited to the Metallophile™ Technology, used specifically to predict, identify, generate, or develop the composition or structure of such metal-binding groups, except to the extent any of the foregoing becomes publicly available or is approved in writing by Primary for disclosure by Legacy, and provided that (i) any chemical structures of any VDC or CDC that are required to be disclosed (upon

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request of Ag Partner, any other Legacy Licensee, or otherwise) pursuant to the terms of the Existing Ag Agreement (or any Assigned Downstream Agreement) shall not, in either case, be included within Protected Primary Structure Information and (ii) Protected Primary Structure Information shall exclude any Know-How to the extent: (a) such Know-How is now or hereafter becomes available to the public through no fault of Legacy or Ag Partner or (b) Ag Partner or Legacy acquired such Know-How from a Third Party (other than Ag Partner, Legacy, or an Affiliate of either of the foregoing) without obligation of confidence.

1.49 “Regulatory Approval” means any and all approvals (including supplements, amendments, pre- and post-approval), licenses, registrations, clearances, permits, or authorizations of any national, supra-national (e.g., the European Commission or the Council of the European Union), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the manufacture, distribution, use, marketing, or sale of a Legacy Royalty Product for its intended use in the Legacy Field in a particular jurisdiction.

1.50 “Regulatory Filing” means any application for any form of Regulatory Approval, application to any Governmental Authority to test or evaluate any VDC, any CDC, any Derivative of either of the foregoing, or any Legacy Royalty Product or Primary Royalty Product, any DMFs, MSDSs, and any other filings or submissions required by or provided to any Governmental Authority(ies) relating to the development or commercialization of any Legacy Royalty Product or Primary Royalty Product, including any supporting documentation, correspondence, meeting minutes, amendments, supplements, registrations, licenses, regulatory drug lists, advertising and promotion documents, adverse event files, complaint files, and manufacturing, shipping, or storage records with respect to any of the foregoing.

1.51 “Target” means lanosterol demethylase (also referred to as CYP51).

1.52 “Territory” means the entire world.

1.53 “Third Party” means any Person other than Primary, Legacy, or any Affiliate of either of the foregoing.

1.54 “USDA” means the United States Department of Agriculture or any successor agency thereto.

1.55 “Valid Claim” means a claim of any pending patent application or any issued, unexpired United States or granted foreign patent that has not been dedicated to the public, disclaimed, abandoned or held invalid or unenforceable by a court or other body of competent jurisdiction from which no further appeal can be taken, and that has not been explicitly disclaimed, or admitted in writing to be invalid or unenforceable or of a scope not Covering a particular subject matter through reissue, disclaimer or otherwise.

1.56 “Viamet Derived Compound” or “VDC” means any compound generated by Legacy or Primary, prior to or following the Effective Date, through its use of the Metallophile™ Technology to identify inhibitors of the Target for potential development as human therapeutic products, excluding any (A) CDCs and (B) compounds (i) rights to which are subject to an option or license granted by Primary or any Affiliate thereof to a Third Party in the Primary

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Field, (ii) which are the subject of material optimization or development efforts in the Primary Field by Primary, any Affiliate thereof, or any licensee thereof, (iii) constituting a ‘back up’ candidate identified for possible optimization or development in the Primary Field in the event any compound already engaged in optimization or development in the Primary Field is determined by Primary, an Affiliate thereof, or any licensee of any of the foregoing to no longer constitute a viable candidate for a product in the Primary Field. For clarity, (i) any compound generated or developed under this Agreement that incorporates or is based on the same scaffold as any VDC, and any Derivative of such a compound, shall be considered a VDC under this Agreement and (ii) the compounds known to the Parties as VT-1161, VT-1129, and VT-1598 are not VDCs.

1.57 “Viamet Derived Product” means any product incorporating or comprising a Licensed VDC or any Derivative thereof, including any formulation or dosage thereof.

1.58 Any capitalized terms not defined above or elsewhere in this Agreement shall have the meaning established therefor in the Existing Ag Agreement. The capitalized terms Ag Partner Know-How, Ag Partner Patents, Ag Partner Reserve Period, Ag Partner Royalty Products, Protected Ag Partner Development Process, and Protected Ag Partner Scaffold Information, respectively, shall have the meanings set forth in the Existing Ag Agreement for DAS Know-How, DAS Patents, DAS Reserve Period, DAS Royalty Products, Protected DAS Product Development Process, and Protected DAS Scaffold Information, respectively.

2. VDCs, CDCs, and Related Obligations

2.1 Viamet Derived Compounds.

(a) Legacy Exclusion. If, at any time prior to Ag Partner being granted an exclusive license under the Existing Ag Agreement to make, have made, use, sell, or import Viamet Derived Products incorporating a particular VDC or any Derivatives thereof, (i) rights to a particular VDC become subject to an option or license granted by Primary or any Affiliate thereof to a Third Party in the Primary Field, (ii) a particular VDC becomes the subject of material optimization or development efforts by Primary, any Affiliate thereof, or any licensee of either of the foregoing in the Primary Field, or (iii) a particular VDC is determined to constitute a ‘back up’ candidate identified by Primary for possible optimization or development in the Primary Field in the event any compound already engaged in optimization or development in the Primary Field is determined by Primary, any Affiliate thereof, or any licensee of either of the foregoing to no longer constitute a viable candidate for a product in the Primary Field and, with respect to any such determination by Primary, any Affiliate thereof, or any licensee of either of the foregoing, Primary provides written notice of (i), (ii), or (iii) to Legacy, such VDC shall no longer be included within the definition of VDC under this Agreement and Primary shall have no obligations, and Legacy shall have no rights, under this Agreement with respect to such VDC or any Derivative thereof, provided that the limitations and obligations of Section 3.2 shall remain in effect with respect thereto.

(b) Supply of VDC. To the extent any tangible supply of VDC is necessary for Legacy to comply with its obligations under Section 3.2(d) of the Existing Ag Agreement, is explicitly requested by Legacy in writing for such purpose, has previously been synthesized by Primary, and is in Primary’s possession or control, such VDC shall be supplied by Primary to Legacy, within fifteen (15) business days of such request, in reasonably sufficient quantities (no more than 5 milligrams) for such purpose.

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(c) Provision of Structures. Primary shall, promptly following written request of Legacy, provide to Legacy (and Legacy shall be entitled to disclose to Ag Partner) chemical structures for VDCs to the extent such structures are required to be disclosed to Ag Partner under the Existing Ag Agreement.

2.2 Collaboration Derived Compounds

(a) Primary Exclusion.

(i) If, at any time prior to the Effective Date during the Research Term, (x) rights to a particular CDC became subject to an option or license granted by Ag Partner or any Affiliate thereof to a Third Party in the Legacy Field pursuant to a written agreement with such Third Party, (y) a particular CDC became the subject of material optimization or development efforts by Ag Partner, any Affiliate thereof, or any licensee of either of the foregoing in the Legacy Field, or (z) a particular CDC was reasonably determined to constitute a ‘back up’ candidate identified by Ag Partner for possible optimization or development in the Legacy Field in the event any CDC already engaged in optimization or development in the Legacy Field is reasonably determined by Ag Partner, an Affiliate thereof, or any licensee of either of the foregoing to no longer constitute a viable candidate for an Ag Partner Royalty Product in the Legacy Field and, prior to, on, or following the Effective Date, Ag Partner provided(provides) written notice of (x), (y), or (z) to Legacy or Primary, Primary shall have no rights to further develop, sell or sublicense, such CDC or any Derivative thereof under this Agreement.

(ii) If, at any time on or after the Effective Date during the Research Term, (x) rights to a particular CDC become subject to an option or license granted by Ag Partner or any Affiliate thereof to a Third Party in the Legacy Field pursuant to a written agreement with such Third Party, (y) a particular CDC becomes the subject of material optimization or development efforts by Ag Partner, any Affiliate thereof, or any other Legacy Licensee in the Legacy Field, or (z) a particular CDC is reasonably determined to constitute a ‘back up’ candidate identified by Ag Partner for possible optimization or development in the Legacy Field in the event any CDC already engaged in optimization or development in the Legacy Field is reasonably determined by Ag Partner, an Affiliate thereof, or other Legacy Licensee to no longer constitute a viable candidate for a Ag Partner Royalty Product in the Legacy Field and Ag Partner provides written notice of (x), (y), or (z) to Legacy, then Legacy shall immediately provide notice thereof to Primary and Primary shall have no rights to further develop, sell or sublicense, such CDC or any Derivative thereof under this Agreement, provided that the foregoing shall not apply to (I) (a) any CDC for which Primary has, prior to receipt of the above-referenced notice from Legacy with respect to such CDC, provided written notice to Legacy of Primary’s (or any Primary Affiliate’s or Primary Sublicensee’s) interest in pursuing development and/or commercialization of such CDC or (b) any Derivative of any CDC referenced in clause (a), for so long as, in either case, Primary, any Affiliate thereof, or

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any Primary Sublicensee is using Commercially Reasonable Efforts to pursue the development or commercialization of such CDC or any Derivative thereof, (II) a particular CDC is determined to constitute a ‘back up’ candidate identified by Primary (or any Affiliate thereof or Primary Sublicensee) for possible optimization or development in the Primary Field in the event any compound already engaged in optimization or development in the Primary Field is determined by Primary, an Affiliate thereof, or Primary Sublicensee to no longer constitute a viable candidate for a product in the Primary Field, or (III) any CDC which is the subject of an option or license granted by Primary or any Affiliate thereof to any Third Party in the Primary Field pursuant to a written agreement with such Third Party, provided Primary or an Affiliate thereof has provided written notice to Legacy of such option or license.

(b) Provision of Chemical Structures. For each CDC for which Ag Partner requests in writing from Legacy chemical structure information concerning such CDC in accordance with the Existing Ag Agreement, Legacy shall have the right, to the extent it is obligated to provide such information to Ag Partner under the Existing Ag Agreement, to request in writing from Primary such information and the right to reveal such information to Ag Partner, and promptly following such a request, Primary shall provide to Legacy, and Legacy shall be permitted to reveal (to the extent permitted by the Existing Ag Agreement), such chemical structure information concerning such CDC.

2.3 Limits on Disclosure; No Reverse Engineering.

(a) Notwithstanding anything to the contrary, neither Primary nor any Affiliate thereof shall disclose, provide, or identify, or be required to disclose, provide, or identify, any portion of the Metallophile™ Technology, any chemical structures of any VDCs, CDCs, or Derivatives of either of the foregoing, any metal-binding groups included in any of the foregoing, or any Protected Viamet Structure Information, except to the extent (i) necessary to enable Legacy to comply with its obligations under the Existing Ag Agreement or (ii) permitted or contemplated by any other agreement between the Parties.

(b) Neither Legacy nor any Affiliate thereof shall intentionally undertake any efforts to reverse engineer any portion of the Metallophile™ Technology.

(c) Legacy shall use Commercially Reasonable Efforts to enforce Section 3.5 of the Existing Ag Agreement.

2.4 Research Term. Legacy shall notify Primary immediately upon (i) Legacy’s receipt of any notice or correspondence from Ag Partner regarding the extension, expiration, or termination of the Research Term and (ii) any expiration or termination of the Research Term, respectively, including in such notice (a) a copy of any such notice or correspondence and (b) the date of termination or expiration of the Research Term, respectively.

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2.5 Target Exclusivity. Legacy shall notify Primary immediately upon the occurrence of the Target Exclusivity Expiration Date (as defined below). Primary covenants and agrees that until the earliest of (i) the date six (6) years following the end of the Research Term, (ii) termination of the Existing Ag Agreement, or (iii) the date on which Ag Partner ceases using Commercially Reasonable Efforts to develop and commercialize Ag Partner Royalty Products incorporating any Licensed VDCs or CDCs targeting, in either case, the Target (the earliest of (i), (ii), or (iii), the “Target Exclusivity Expiration Date”), neither Primary nor any Affiliate thereof shall enter into any agreement or arrangement in the Legacy Field with a Third Party for the identification or generation of Metalloprotein Inhibitors intended to target the Target, provided that, notwithstanding the foregoing, this Section 2.5 shall not prohibit (i) any Primary Acquiring Entity or any Affiliate thereof from entering into any agreement or arrangement in the Legacy Field for the identification or generation of Metalloprotein Inhibitors intended to target the Target using Know-How or subject matter claimed in Patent Rights other than that included in Metallophile™ Technology prior to the date of the transaction by which such Primary Acquiring Entity first became a Primary Acquiring Entity or (ii) Primary or any Affiliate thereof from entering into any agreement or arrangement in the Legacy Field with a Third Party for the identification or generation of Metalloprotein Inhibitors intended to target the Target using any Primary Acquiring Entity Know-How or subject matter claimed in Primary Acquiring Entity Patents, except to the extent such Primary Acquiring Entity Know-How or Primary Acquiring Entity Patents were already included within the Metallophile™ Technology prior to the date of the transaction by which such Primary Acquiring Entity first became an Primary Acquiring Entity. For purposes of clarification but not limitation, nothing in this Agreement shall prevent Primary or any Affiliate thereof from entering into collaboration, licensing or other agreements with any Third Party(ies) (i) outside the Legacy Field concerning the identification, development, or commercialization of compounds directed against any receptor, protein, peptide, or other biological or chemical entity (including but not limited to the Target) or (ii) inside the Legacy Field concerning the identification, development, or commercialization of compounds directed against any receptor, protein, peptide, or other biological or chemical entity other than the Target.

3. Ag Partner Option; Ag Partner Reserve Period

3.1 Option Notice. Legacy shall notify Primary immediately in writing upon (i) Ag Partner’s exercise of its Option under the Existing Ag Agreement to be granted exclusive rights to make, have made, use, sell, and import Viamet Derived Products incorporating any particular VDC or Derivatives thereof and (ii) the expiration of the Option Term with respect to any VDC, specifying in such notice the identity and structure of the VDC subject to such exercise or expiration and the date of any such exercise or expiration.

3.2 Ag Partner Reserve Period. Legacy shall notify Primary in writing immediately upon both the beginning and expiration of the Ag Partner Reserve Period for each VDC to which a Ag Partner Reserve Period applies pursuant to the Existing Ag Agreement (identifying in each such notice the relevant VDC). During the Ag Partner Reserve Period for a particular VDC, Primary shall not grant any intellectual property rights in the Legacy Field to any Third Party with respect to such VDC. Following the expiration of the Ag Partner Reserve Period for a VDC, Primary shall be free, in its discretion, to grant intellectual property rights in the Legacy Field to any Third Party with respect to such VDC or any Derivative thereof or itself make, use, or sell any product incorporating such VDC or Derivative thereof for use in the Legacy Field. Nothing in this Agreement shall be construed to limit any rights of Primary with respect to (i) any efforts during any VDC’s Ag Partner Reserve Period to evaluate and/or develop such VDC or

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Derivative thereof for potential use in the Legacy Field (including the use of third party fee-for-service contractors to perform any activities related to such development), (ii) any use or application of any VDC or Derivative thereof in the Primary Field, or (iii) Primary’s ability to enter into licenses or any similar agreements with any Third Party(ies) concerning VDCs or Derivatives thereof in the Primary Field.

4. Licenses; Assignment

4.1 Assignment to Primary. Legacy hereby assigns all VDCs and VDC Data to Primary, subject to the licenses granted, and other obligations of Primary and rights of Legacy, under this Agreement with respect thereto.

4.2 Licenses to Legacy.

(a) Ag Partner Research License. Primary hereby grants Legacy a nonexclusive license in the Legacy Field under Know-How and Patent Rights Controlled by Primary with respect to VDCs to the extent necessary to enable Legacy to grant to Ag Partner the rights granted to Ag Partner under Section 5.1(a) of the Existing Ag Agreement. Such license shall expire upon the earliest of (i) the expiration of the Research Term or (ii) the termination or expiration of the Existing Ag Agreement.

(b) Legacy Research License. Primary hereby grants Legacy a nonexclusive license in the Legacy Field under Primary Know-How and Primary Patent Rights to the extent necessary to enable Legacy to perform Legacy’s obligations under the Existing Ag Agreement.

(c) Metallophile™ Technology License. Primary hereby grants Legacy a nonexclusive license in the Legacy Field to practice Metallophile™ Technology solely to the extent necessary to perform Legacy’s obligations under the Existing Ag Agreement.

(d) Exclusive License. Primary hereby grants Legacy and its Affiliates an exclusive license, with rights of sublicense as further described below, in the Legacy Field under the Primary Patents and Primary Know-How to make, have made, use, sell, or import Viamet Derived Products incorporating any Licensed VDC in the Territory.

(e) Limitation to Existing Ag Agreement Needs. Notwithstanding anything to the contrary, the rights granted under Sections 4.2(a), 4.2(b), 4.2(c), and 4.2(d) above shall in all cases be limited to those rights necessary to enable Legacy and its Affiliates to comply with, perform its obligations, or grant those corresponding rights granted to Ag Partner under, under the Existing Ag Agreement (or, upon any termination of the Existing Ag Agreement not triggering a termination under Section 12.4 hereof, any Downstream Agreement).

(f) Sublicensing. With respect to the rights granted in Sections 4.2(a) and 4.2(d), respectively, Legacy shall only have the right to sublicense such rights to the extent necessary to enable Legacy to grant the rights set forth in Section 5.1(a) and Section 5.1(b) of the Existing Ag Agreement, respectively (or, upon any termination of the Existing Ag Agreement not triggering termination of this Agreement under Section 12.4, any Downstream Agreement surviving such termination). Ag Partner and its Affiliates shall (i) use Commercially Reasonable Efforts to ensure that any Downstream Agreement satisfies the requirements set forth in Section 5.1(c) of

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the Existing Ag Agreement and (ii) ensure that any amendment of the Existing Ag Agreement permitted by this Agreement ensures that the Existing Ag Agreement remains consistent with the terms of this Agreement, contains terms reasonably sufficient to enable Legacy and its Affiliates to comply with the provisions of this Agreement and satisfy their obligations hereunder, and contains terms substantially as protective of Primary, its Affiliates, and any successor or assignee thereof, and the intellectual property rights owned, licensed, or controlled by the foregoing, as the terms contained in this Agreement are protective of Primary, its Affiliates, the Primary Patent Rights, and the Primary Know-How. For clarification, Legacy, its Affiliates, and Legacy Licensees have the right to subcontract the production of a Legacy Royalty Product to a third party without approval of Primary, provided that any such subcontract shall contain confidentiality, intellectual property, and other provisions reasonably consistent with those of this Agreement and sufficient to ensure Legacy Licensees’ ability to fulfill their obligations under the Existing Ag Agreement (or any Downstream Agreement) and protect Legacy’s interests under the Existing Ag Agreement (or any Downstream Agreement), and Primary’s interests under this Agreement, in VDCs, CDCs, Viamet Derived Products, Ag Partner Collaboration Derived Products, and all Patent Rights and Know-How with respect to any of the foregoing. Legacy shall, to the extent available or known to Legacy or any Affiliate thereof, promptly provide Primary a copy of any license or sublicense executed by Ag Partner, any Affiliate thereof, or any other Legacy Licensee granting any Third Party any rights to any VDCs, CDCs, Viamet Derived Products, Ag Partner Collaboration Derived Products, Legacy Patents, Legacy Know-How, Primary Patents, or Primary Know-How.

4.3 Licenses to Primary.

(a) License. Legacy hereby grants Primary and its Affiliates an exclusive license, with rights of sublicense as further described below, in the Primary Field under the Legacy Patents and Legacy Know-How to make, have made, use, sell, or import CDCs, any Derivatives thereof, and Viamet Derived Products in the Territory. Legacy hereby further grants Primary and its Affiliates an exclusive license, with rights of sublicense as further described below, in the Primary Field under Legacy Know-How to make, have made, use, sell, or import VDCs, any Derivatives thereof, and any products incorporating any of the foregoing in the Territory. Except as described in Section 7.2(c), 7.2(d), or 12.5(b), the licenses granted in this Section 4.3(a) shall be perpetual.

(b) Sublicensing. The licenses granted in Section 4.3(a) shall include the right of Primary and its Affiliates to sublicense to any Third Party so long as such sublicense is consistent with the terms of this Agreement and contains terms reasonably sufficient to enable Primary and its Affiliates to comply with the provisions of this Agreement and satisfy their obligations hereunder.

(c) Prohibitions on CDC Rights. Neither Primary nor any Affiliate thereof shall grant any Third Party any rights that would prevent Legacy from fulfilling its obligations under Section 3.3 of the Existing Ag Agreement.

4.4 Limitations on CDC Rights. Legacy shall use Commercially Reasonable Efforts to ensure that, to the extent prohibited by the Existing Ag Agreement, (i) neither Ag Partner nor any Affiliate thereof manufactures, uses, sells, or imports any CDCs, or products incorporating

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any CDCs, other than Advanced CDCs or Ag Partner Collaboration Derived Products incorporating Advanced CDCs (and not incorporating any other CDCs thereof), (ii) neither Ag Partner nor any Affiliate thereof shall grant any Third Party any rights, under any Ag Partner Patents, Ag Partner Know-How, or any other intellectual property rights owned, licensed, or controlled by Ag Partner, to manufacture, use, sell, or import any CDCs or products incorporating any CDCs, other than Advanced CDCs or Ag Partner Collaboration Derived Products incorporating Advanced CDCs (and not incorporating any other CDCs), and (iii) neither Ag Partner nor any Affiliate thereof shall grant any Third Party any rights that conflict with those granted to Legacy pursuant to Section 5.2, 9.3, or Section 13.1 of the Existing Ag Agreement.

4.5 Section 365(n). All licenses granted under this Agreement are deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined in Section 101 of such Code. The Parties agree that a Party granted a license pursuant to this Agreement (a “Licensee”) may fully exercise all of its rights and elections under the U.S. Bankruptcy Code and any foreign equivalent thereto in any country having jurisdiction over a Party or its assets. The Parties further agree that, in the event a Licensee elects to retain its rights as a licensee under such Code, such Licensee shall be entitled to complete access to any technology licensed to it hereunder and all embodiments of such technology. Such embodiments of the technology shall be delivered to such Licensee not later than:

(a) the commencement of bankruptcy proceedings against the other Party, upon written request, unless the other Party elects to perform its obligations under this Agreement, or

(b) if not otherwise delivered under this Section 4.5, upon the rejection of this Agreement by or on behalf of the other Party, upon Licensee’s written request

4.6 No Implied Rights. Neither Party (nor any Affiliate of either Party) shall obtain any implied license rights to any Patent Rights or Know-How of the other Party (or any Affiliate thereof). Any rights not expressly granted to a Party (or its Affiliates) under this Agreement shall be retained by the other Party (and its Affiliates).

5. Financial Terms

5.1 Primary Royalties. Primary shall pay Legacy one-half percent (0.5%) of Primary Net Sales.

5.2 Payments and Payment Reports. Payments due under Section 5.1 shall be paid within fifty-five (55) days of the end of each calendar quarter during which Primary Net Sales occur. Each payment shall be accompanied by a statement stating (as applicable) the number, description, and aggregate Primary Net Sales, by country, of each Primary Royalty Product sold during the relevant calendar quarter and detailing the calculation of payments due for such calendar quarter (including detailed descriptions and amounts of the amounts deducted from gross sales to calculate Primary Net Sales).

5.3 Payment Method. All payments due under this Agreement shall be made by bank wire transfer in immediately available funds to an account designated in writing by the Party to receive such payments. All payments hereunder shall be made in the legal currency of the United States of America.

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5.4 Taxes. In the event any tax is paid or required to be withheld by a Party (the “Payor”) for the benefit of the other Party (the “Payee”) on account of any royalties or other payments payable to Payee under this Agreement, the corresponding amounts payable to Payee shall be reduced by the amount of taxes deducted and withheld, and Payor shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Payee an official tax certificate or other evidence of such tax obligations together with proof of payment from the relevant Governmental Authority of all amounts deducted and withheld sufficient to enable Payee to claim such payment of taxes. Any such withholding taxes required under Applicable Laws to be paid or withheld shall be an expense of, and borne solely by, Payee. Payor will provide Payee with, at Payee’s expense, reasonable assistance to enable Payee to recover such taxes or amounts otherwise withheld as permitted by law.

5.5 Licenses. For avoidance of doubt, the Parties agree that Primary shall, and shall ensure that all of their respective Affiliates, include in all of their respective license and other agreements with Primary Sublicensees concerning the grant of rights thereto rendering such Third Party a Primary Sublicensee an obligation for such Primary Sublicensee to account for and report its sales of Primary Royalty Products on a basis reasonably sufficient to enable Primary to pay the amounts due under this Agreement and satisfy their related reporting obligations hereunder.

5.6 Foreign Exchange. With respect to Primary Net Sales invoiced in a currency other than United States dollars, such Primary Net Sales will be converted into the United States dollar equivalent using the conversion rate existing in the United States (as reported in The Wall Street Journal) on the last date of the applicable calendar quarter. If The Wall Street Journal ceases to be published, then the rate of exchange to be used shall be that reported in such other business publication of national circulation in the United States as the Parties reasonably agree.

5.7 Blocked Currency. In each country where the local currency is blocked and cannot be removed from the country, payments under Section 5.1 arising from Primary Net Sales made in that country shall be paid to Legacy in the country in local currency by deposit in a local bank designated by the Party to whom such payment is due, unless the Parties otherwise agree.

5.8 Interest. If a Party fails to make any payment when due under this Agreement, then interest shall accrue on the balance due at a per annum rate of 2% above the prime rate in effect at Chase Manhattan Bank (N.A.) (or its successor, as the case may be) on the due date of the payment(s) in question. Amounts due shall be compounded monthly until the applicable Party meets the full financial obligation due. The obligation to pay interest on such late payments set forth herein shall not be construed to limit or restrict a Party’s right to any other rights or remedies which may be available to it, including any applicable right to terminate this Agreement in accordance with its terms and conditions.

5.9 Records; Audits. Each Party shall keep or cause to be kept such records as are reasonably required to determine, in a manner, with respect to any financial records, consistent with generally accepted accounting principles in the United States, the amounts due under this

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Agreement and whether or not such Party is complying with the terms of this Agreement; such records must be kept for a minimum of three (3) years following the calendar year to which such records pertain. Each Party shall permit the other Party, at the other Party’s expense, to engage an independent certified public accounting firm reasonably acceptable to the first Party, at reasonable times not more than once a year and upon reasonable notice, to examine only those records as may be necessary to determine, with respect to any calendar year ending not more than five (5) years prior to the other Party’s request, the correctness or completeness of any report or payment made under this Agreement. The Party undertaking such audit or examination shall promptly provide a copy of the results thereof to the other Party. The Party undertaking such audit or examination shall bear the full cost of the performance of any such audit or examination, unless such audit or examination discloses an underpayment exceeding five percent (5%) of the amount actually due hereunder with respect to any particular calendar quarter, in which case the other Party shall bear the reasonable, documented cost of the performance of such audit or examination. The Party whose records are being audited or examined shall promptly pay to the other Party the amount of any underpayment of royalties revealed by such an audit or examination plus any interest due therein pursuant to Section 5.8. Any overpayment revealed by such an audit or examination shall, in the sole discretion of the Party making such overpayment, (i) be fully-creditable against future payments due under this Agreement or (ii) refunded within thirty (30) days of its written request therefor.

6. Diligence; Reporting; Compliance; Affiliates.

6.1 Existing Ag Agreement; Reporting; Derivative Samples.

(a) Legacy and its Affiliates shall at all times comply with, and perform its and their obligations under, the Existing Ag Agreement or any Assigned Downstream Agreement to which Legacy or an Affiliate thereof is a party. In the event of any breach of the Existing Ag Agreement (or any Assigned Downstream Agreement) that may be the subject of any potential termination thereof by Ag Partner under Section 13.3 thereof (or by any Legacy Licensee which is a party to any Assigned Downstream Agreement on the basis of Legacy’s or its Affiliate’s uncured material breach of such Assigned Downstream Agreement), Primary shall have the right, upon written notice to Legacy, to take such action(s) or make such payment(s) as are necessary to cure such breach and avoid such termination and, in the event Primary exercises such right, Primary shall be entitled to credit the reasonable, documented cost of effecting such cure or making such payment against any amounts due Legacy under this Agreement.

(b) Legacy shall provide Primary with any Diligence Reports received by Legacy from Ag Partner, or any similar reports received by Legacy or any Affiliate thereof with respect to any Downstream Agreement, within ten (10) days of such receipt. Legacy shall provide Primary with copies of any correspondence received by Legacy or any Affiliate thereof from, or sent by Legacy or any Affiliate thereof to, any Legacy Licensee regarding (i) any actual, potential, or alleged breach or termination of the Existing Ag Agreement (or any Downstream Agreement), (ii) any matter that may increase, decrease, or otherwise affect the scope of rights granted under Section 4.2 (including any VDCs becoming Licensed VDCs, which shall promptly be identified by Legacy in a written notice to Primary), or (iii) any actual or potential amendment of, or waiver, consent, side letter, or similar arrangement concerning, the Existing Ag Agreement or any Downstream Agreement. Legacy shall promptly provide Primary with, to the extent

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Legacy has the right to obtain the following under the Existing Ag Agreement or any Assigned Downstream Agreement, copies of any Downstream Agreement (including but not limited to any of the foregoing that may be assigned to Legacy upon termination of the Existing Ag Agreement or an Assigned Downstream Agreement) or any amendments to any of the foregoing.

(c) To the extent Legacy, any Affiliate thereof, or any Legacy Licensee generates a Derivative of any VDC or CDC in the course of its research or development concerning any VDC, CDC, Derivative of either of the foregoing, or any Legacy Royalty Product, Primary shall be entitled to request, and Legacy shall be obligated to deliver to Primary, up to five (5) milligrams of such Derivative, at Primary’s expense, which shall be reasonable and documented. Legacy shall deliver any Derivative requested in accordance with the foregoing within forty-five (45) days of receiving a written request therefor from Primary.

6.2 Compliance. Each Party shall comply, and cause its Affiliates to comply, with all Applicable Laws in the performance of its obligations, and exercise of its rights, under this Agreement. Primary (and its Affiliates) and Legacy (and its Affiliates), respectively, shall include provisions in any agreement with any Primary Sublicensee or Legacy Licensee, respectively, requiring that such Third Party comply with all Applicable Laws in the performance of its obligations and exercise of its rights under such agreement, and each Party (and its Affiliates) shall use Commercially Reasonable Efforts to enforce such provisions, which shall include, with respect to Legacy, Legacy’s use of Commercially Reasonable Efforts to enforce such provisions of the Existing Ag Agreement.

6.3 Maintenance of Rights. Except as contemplated or permitted by this Agreement or the Existing Ag Agreement, both Legacy and Primary shall not, and shall ensure that their Affiliates do not, by act, omission, or the execution of any agreement with any Third Party, directly or indirectly adversely affect, or reduce the scope of, the other Party’s rights under this Agreement with respect to Primary Patents, Legacy Patents, Legacy Know-How, Primary Know-How, Metallophile™ Technology, Viamet Derived Products, or Collaboration Derived Products without the other Party’s written consent, which consent shall not be unreasonably withheld with respect to any matter concerning the prosecution or maintenance of any Patent Rights.

6.4 Affiliate-Based Responsibilities. During any period in which Primary is an Affiliate of Legacy, Primary shall comply with the Existing Ag Agreement, including but not limited to all provisions thereof applicable to Affiliates of Legacy. Each Party shall be responsible for its Affiliates’ compliance with this Agreement, and for any breach of this Agreement by any of its Affiliates. Any act or omission of a Party’s Affiliate concerning this Agreement shall be deemed the act or omission of such Party, and such Party shall be liable for such act or omission as if such act or omission was that of such Party.

7. Patent Prosecution; Patent Marking; Patent Challenge

7.1 Primary Patents. With respect to any VDC for which Ag Partner has exercised its Option and Primary has been notified of such exercise:

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(a) Primary shall be responsible for, and use Commercially Reasonable Efforts to pursue, the preparation, filing, prosecution (including but not limited to, by conducting interferences, oppositions and reexaminations or other similar proceedings), maintenance (by timely paying all maintenance fees, renewal fees and other applicable fees and costs), and extension of any Primary Patents to the extent Covering such VDC or any Derivative thereof (“Licensed Primary Patents”). Primary will regularly advise Legacy of the status of all pending patent applications in the Licensed Primary Patents, including any related hearings or other proceedings, and, at Legacy’s request, will provide Legacy with copies of all documentation concerning such applications, including all correspondence to and from any Governmental Authority. Primary will solicit Legacy’s advice and review of applications included within the Licensed Primary Patents and important prosecution matters related thereto in reasonably sufficient time prior to filing thereof, and will take into account Legacy’s reasonable comments related thereto. Primary shall (i) provide at least forty-five (45) days’ written notice to Legacy and, if requested by Legacy, consult with Legacy prior to abandoning any Licensed Primary Patent, any claim contained therein Covering any Licensed VDC, or the prosecution or maintenance of either of the foregoing and (ii) provide Legacy, if elected by Legacy via written notice to Primary, a reasonable opportunity, prior to any such abandonment, to assume control of the filing, prosecution, maintenance, and defense of such claim or Licensed Primary Patent (and, thereafter, any such claim or Licensed Primary Patent shall only be abandoned if and as determined by Legacy, in its sole discretion). If Licensee wishes to make such an election, it must provide notice thereof to Primary within thirty (30) days of Primary’s notice to Legacy of such proposed abandonment. If Legacy makes such an election with respect to a particular claim or Licensed Primary Patent, Legacy shall use Commercially Reasonable Efforts to provide Primary a reasonable opportunity to review and comment on any material patent filings or correspondence with patent authorities pertaining to such claim or Licensed Primary Patent;

(b) The reasonable, documented costs incurred with respect to the filing, prosecution, and maintenance of Licensed Primary Patents shall, in any event, be borne by Legacy (and Legacy shall reimburse Primary with respect to any such costs incurred by Primary or any Affiliate thereof), within thirty (30) days of receiving any invoice therefor), subject to subsections (d) and (e) below;

(c) The Party controlling prosecution and maintenance of any Licensed Primary Patent pursuant to Section 7.1(a) will provide the other Party with reasonable advance written notice of any foreign patent filings and associated fees concerning such Licensed Primary Patent. Legacy must thereafter inform Primary in writing which foreign countries, if any, in which Legacy desires patent protection with respect thereto. Primary may elect to seek patent protection with respect thereto in countries not so designated by Legacy, in which case (i) Primary shall, as between the Parties, be responsible for expenses attendant thereto, (ii) such patent filings will no longer be included within Primary Patents (nor Licensed Primary Patents) for any purposes under this Agreement, and (iii) all of rights held by Legacy, its Affiliates, and Legacy Licensees (and all obligations of Primary and its Affiliates) under this Agreement with respect to such patent applications and resulting patents in such countries shall terminate;

(d) If Legacy provides Primary with written notification that it will no longer support the filing, prosecution, or maintenance of a specified patent(s) and/or patent application(s) within any Licensed Primary Patents, then (i) Legacy’s responsibility for fees and costs related to the filing, prosecution, and maintenance of such specified patent(s) and/or patent application(s) will terminate with respect to any such fees and costs incurred later than sixty (60)

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days after Primary’s receipt of such written notification, (ii) such patents and/or patent applications will no longer be included in the Primary Patents or Licensed Primary Patents, and (iii) all of rights Legacy, its Affiliates, and Legacy Licensees (and all obligations of Primary and its Affiliates) under this Agreement to such patent applications and/or patents shall terminate; and

(e) Legacy shall promptly notify Primary of the issuance of each Regulatory Approval concerning a Viamet Derived Product and, where reasonably possible and reasonably useful or materially valuable in the commercialization of any Viamet Derived Products, Primary shall, to the extent reasonably possible and reasonably useful or valuable therein, use Commercially Reasonable Efforts to, if and as requested by Legacy and at Legacy’s expense, obtain (or assist Legacy in obtaining), with respect to the Licensed Primary Patents, all available patent term extensions, adjustments or restorations, supplementary protection certificates, or other forms of market exclusivity conferred by Applicable Laws (collectively, “Primary Patent Term Extensions”) in any country of the Territory. The Parties shall cooperate with each other (at Legacy’s expense) in obtaining Primary Patent Term Extensions wherever and whenever applicable, reasonably possible to obtain, and reasonably useful or valuable in the commercialization of any Viamet Derived Product.

7.2 Legacy Patents.

(a) Filing, Prosecution, and Maintenance. Subject to Sections 2.3(a), 2.3(b), 7.2(b), and 7.2(c), Legacy shall be responsible for, and be obligated to use Commercially Reasonable Efforts to pursue, the preparation, filing, prosecution (including but not limited to, by conducting interferences, oppositions and reexaminations or other similar proceedings), maintenance (by timely paying all maintenance fees, renewal fees and other applicable fees and costs), and extension of any Patent Rights within the Legacy Patents. Subject to any applicable limitations on disclosure to Primary set forth in Section 8.2(b)(i) of the Existing Ag Agreement, which, upon Primary’s request, Legacy shall use Commercially Reasonable Efforts to have waived by Ag Partner with respect to disclosures to Primary, its Affiliates, and their respective licensees and sublicensees, (I) Legacy will regularly advise Primary of the status of all pending patent applications in the Legacy Patents, including any related hearings or other proceedings, and, at Primary’s request, will provide Primary with copies of all documentation concerning such applications, including all correspondence to and from any Governmental Authority; (II) Legacy shall consult with and obtain written consent from Primary prior to the abandonment of any Legacy Patent or any claim contained therein, which consent shall not be unreasonably withheld, delayed, or conditioned; Primary shall have the right, upon written notice given prior to any such abandonment, to have such Legacy Patent assigned to Primary, free and clear of all liens, claims, and encumbrances, and upon any such assignment (i) such Legacy Patent shall no longer be included within the definition of Legacy Patents or Primary Patents for purposes of this Agreement, (ii) any compounds claimed therein shall be deemed not to be CDCs nor VDCs in the relevant country(ies) for purposes of this Agreement, and (iii) Legacy, its Affiliate, and Legacy Licensees shall no longer have any right to manufacture, use, sell, or import any CDC or Derivative thereof Covered by such Patent Rights in the relevant country(ies); and (III) Legacy will solicit Primary’s advice and review of such applications and important prosecution matters related thereto in reasonably sufficient time prior to filing thereof, and will take into account Primary’s reasonable comments related thereto. Subject to Sections 7.2(b) and 7.2(c), Legacy shall bear all reasonable, documented expenses incurred by it with respect to the filing, prosecution, and maintenance of Legacy Patents.

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(b) Foreign Filings. Legacy will provide Primary reasonable advance written notice of any required foreign patent filings concerning any Legacy Patents and associated fees. Legacy must thereafter inform Primary in writing which foreign countries, if any, in which Legacy will pursue patent protection. Primary may elect to seek patent protection in countries not so designated by Legacy, in which case (i) Primary shall be responsible for all expenses attendant to such foreign filings and, in such instances, all right, title, and interest in such Patent Rights shall be assigned to Primary, free and clear of all liens, claims, and encumbrances, (ii) such Patent Rights shall be deemed not to be Legacy Patents or Primary Patents for purposes of this Agreement, (iii) to the extent Covered thereby, no compounds claimed therein shall be considered CDCs nor VDCs for any purposes related to this Agreement in the country(ies) in which such Patent Rights were filed or issued, and (iv) Legacy, its Affiliate, and Legacy Licensees shall no longer have any right to manufacture, use, sell, or import any CDC or Derivative thereof to the extent Covered by such Patent Rights in the country(ies) in which such Patent Rights were filed or issued.

(c) Expense Opt-Out. If Legacy provides Primary with written notification that it will no longer support the filing, prosecution, or maintenance of any specified patent(s) and/or patent application(s) within the Legacy Patents, then (i) Legacy’s responsibility for any fees and costs related to the filing, prosecution, and maintenance of such subject Legacy Patents will terminate sixty (60) days after Primary’s receipt of such written notification, and Legacy’s obligations under Section 7.2(a), shall terminate with respect to such patents and/or patent applications on such date, and all right, title, and interest in such Patent Rights shall be assigned to Primary, free and clear of all liens, claims, and encumbrances, (ii) such Patent Rights shall be deemed not to be Legacy Patents for purposes of this Agreement, (iii) to the extent Covered thereby, no compounds claimed therein shall be considered CDCs nor VDCs for any purposes related to this Agreement in the country(ies) in which such Patent Rights were filed or issued, and (iv) to extent any CDC or Derivative thereof is Covered thereby, Legacy, its Affiliate, and Legacy Licensees shall no longer have any right to manufacture, use, sell, or import such CDC or Derivative thereof in the country(ies) in which such Patent Rights were filed or issued.

(d) Patent Extensions. Primary shall promptly notify Legacy of the issuance of each Regulatory Approval concerning a Primary Collaboration Derived Product in the Primary Field and, where reasonably possible and reasonably useful or materially valuable in the commercialization of Primary Collaboration Derived Products in the Primary Field, use Commercially Reasonable Efforts to apply or enable Legacy to apply for all available patent term extensions, adjustments or restorations, or supplementary protection certificates with respect to any Legacy Patents Covering such Primary Collaboration Derived Products (or CDC(s) or Derivative(s) thereof contained therein), or other forms of market exclusivity conferred by Applicable Laws on any Primary Collaboration Derived Products (or CDC(s) or Derivative(s) thereof contained therein) (collectively, all of the foregoing, “Legacy Patent Term Extensions”). Legacy shall, to the extent reasonably possible and reasonably useful or valuable in the commercialization of Primary Collaboration Derived Products, use Commercially Reasonable Efforts to, if and as requested by Primary, obtain (or assist Primary in obtaining), with respect to the Legacy Patents, all Legacy Patent Extensions in any country of the Territory.

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The Parties shall cooperate with each other in obtaining Legacy Patent Term Extensions wherever and whenever applicable, reasonably possible to obtain, and reasonably useful or valuable in the commercialization of Primary Collaboration Derived Products.

(e) Orange Book Listing. The Parties will evaluate in good faith and identify all Legacy Patents that may meet the requirements for listing with FDA in the Orange Book, or any foreign Governmental Authority in any jurisdiction outside the United States, in connection with any new drug application or other application for marketing or regulatory approval for any Primary Royalty Product. Primary, its Affiliates, and Primary Sublicensees shall, if and as elected thereby in their reasonable discretion, be entitled to (i) submit such Legacy Patents identified thereby to the FDA for listing in the Orange Book and/or to any foreign Governmental Authority for a similar listing on a timely basis and (ii) maintain with the FDA or other applicable Governmental Authority correct and complete listings of applicable Legacy Patents for any such Primary Royalty Product.

7.3 Patent Marking.

(a) Legacy Royalty Products. Legacy and its Affiliates shall use Commercially Reasonable Efforts to ensure that, to the extent reasonably possible and provided for under the Existing Ag Agreement and, if applicable, any Downstream Agreement, (i) all Legacy Licensees shall permanently and legibly mark all Legacy Royalty Products and related documentation manufactured for commercial sale by Ag Partner, its Affiliates, and any other Legacy Licensees in the United States with a patent notice as may be permitted or required under Title 35, United States Code, (ii) without limitation of the foregoing and to the extent permitted by Applicable Laws, Ag Partner, its Affiliates, and any other Legacy Licensees mark Legacy Royalty Products (through a marking on containers, packaging or labels, or otherwise) made, sold, or otherwise disposed of by it or them with any notice of patent rights reasonably necessary, in any country where Legacy Royalty Products are sold, to (x) enable Primary Patents (to the extent relating to Legacy Royalty Products or their use or manufacture) and Ag Partner Patents or Legacy Patents Covering Legacy Royalty Products to be enforced to their full extent or (y) ensure the availability of all potential legal or equitable remedies with respect to any infringement of any such Primary Patents, Ag Partner Patents, or Legacy Patents, (iii) Ag Partner and its Affiliates use Commercially Reasonable Efforts to ensure that DAS Licensees are subject to, and comply with, substantially similar obligations with respect to Legacy Royalty Products and related documentation manufactured for commercial sale by or on behalf of DAS Licensees.

(b) Primary Royalty Products. To the extent reasonably possible, Primary and its Affiliates shall permanently and legibly mark all Primary Collaboration Derived Products and related documentation manufactured for commercial sale by Primary or its Affiliates in the United States under this Agreement with a patent notice as may be permitted or required under Title 35, United States Code. Further, and without limitation of the foregoing, to the extent permitted by Applicable Laws, Primary and its Affiliates shall mark Primary Collaboration Derived Products (through a marking on containers, packaging or labels, or an Orange Book or similar listing) made, sold, or otherwise disposed of by it or them with any notice of patent rights reasonably necessary, in any country where Primary Collaboration Derived Products are sold, to (i) enable Legacy Patents (to the extent Covering such Primary Collaboration Derived Products) to be enforced to their full extent or (ii) ensure the availability of all potential legal or equitable

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remedies with respect to any infringement of any such Legacy Patents. Primary and its Affiliates shall use Commercially Reasonable Efforts to ensure that Primary Sublicensees are subject to, and comply with, substantially similar obligations with respect to Primary Royalty Products and related documentation manufactured for commercial sale by or on behalf of Primary Sublicensees.

7.4 Patent Challenge. If any Legacy Licensees granted rights with respect to Primary Patents directly, or knowingly, intentionally, or indirectly through assistance granted to a Third Party (except where such assistance is ordered by a court, patent office, or other tribunal or is required by Applicable Laws), commence any interference or opposition proceeding, challenge the scope, validity, or enforceability in any patent office or court proceedings of, or oppose any extension of or the grant of a supplementary protection certificate with respect to any Primary Patents (each such action, a “Patent Challenge”), (i) Legacy shall, to the extent it or any of its Affiliates is aware of such Patent Challenge, provide at least thirty (30) days prior written notice to Primary of such Patent Challenge and (ii) Legacy shall reimburse any reasonable, documented expenses incurred by Primary in defending against or taking any other action with respect to such Patent Challenge to the extent Legacy is entitled under the Existing Ag Agreement (or any Assigned Downstream Agreement) to be reimbursed therefor, with such reimbursement to be made within thirty (30) days of receiving an invoice with respect to the same from Primary. Notwithstanding the foregoing, if any Primary Patent is asserted against Legacy, any Affiliate thereof, or any Legacy Licensees or any subcontractors of any of the foregoing, under the direction of Legacy or any Affiliate thereof (in the case of any such assertion against any Third Party Legacy Licensees), or Primary, any Affiliate thereof, or any Third Party (in the case of Legacy, its Affiliates, and Legacy Licensees), then, as applicable, Legacy, its Affiliates, and Legacy Licensees are entitled to all and any defenses available to them with respect to such matter, including challenging the validity or enforceability of such patent, or undertaking any of the other actions referenced above (and such challenge or other action by Legacy, its Affiliates, or any Legacy Licensees in response to such an assertion shall not be considered a “Patent Challenge” for purposes of this Section 7.4).

8. Patent Infringement

8.1 Notice. Each Party to this Agreement shall notify the other in writing promptly of any actual, potential or suspected infringement (collectively “alleged infringement”) of Primary Patents or Legacy Patents of which such Party becomes aware and shall promptly provide the other Party with available evidence of such alleged infringement. In such event, the Parties shall discuss the most appropriate action to take.

8.2 Primary Patents. With respect to any actual, potential or suspected infringement of Licensed Primary Patents in the Legacy Field to the extent they Cover Viamet Derived Products or Licensed VDCs, Legacy (or any Affiliate of Legacy or Legacy Licensee, to the extent granted such right by Legacy or an Affiliate thereof) shall have the first and primary right, but not the obligation, to, in its sole discretion, initiate, prosecute, and control any action or legal proceedings, and/or enter into a settlement, including any declaratory judgment action, on its behalf or in Primary’s name, if necessary. If, within five (5) months of the notice above, Legacy (or an Affiliate thereof or a Legacy Licensee) (i) shall have been unsuccessful in persuading the alleged infringer to desist, (ii) shall not have brought and shall not be diligently prosecuting an

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infringement action, or (iii) has not executed a settlement agreement with respect to such infringement, or if Legacy notifies Primary that it has decided not to undertake any of the foregoing against any such alleged infringer, then Primary shall then have the right to bring suit to enforce such Licensed Primary Patents in the Legacy Field at its own expense. If either Party (or an Affiliate, licensee, or sublicensee of a Party) brings any infringement action or proceeding under this Section 8.2, the other Party agrees to be joined as a plaintiff and, at the expense of the other Party (or its Affiliate, licensee, or sublicensee), to give the Party undertaking such infringement suit or other action reasonable assistance and authority to control, file and prosecute the suit as necessary. Except as explicitly provided in this Section 8.2, Primary retains all rights to initiate, prosecute, and control any action or legal proceedings, and/or enter into a settlement, including any declaratory judgment action, with respect to any actual, potential or suspected infringement of any Primary Patents, and to retain all recoveries, damages, or proceeds resulting from any of the foregoing. Any recovery, damages, or other amounts received by Legacy (or its Affiliate or any Legacy Licensee) with respect to the infringement of the Licensed Primary Patents in the Legacy Field to the extent they Cover Viamet Derived Products or Licensed VDCs, or any settlement with respect to the foregoing, shall be used first to reimburse the Parties for their unreimbursed reasonable, documented expenses incurred in connection with such action, with Legacy and its Affiliates, as between the Parties and subject to its obligations to any Legacy Licensee, being entitled to retain any remaining balance thereof, provided that, notwithstanding the foregoing, (i) Primary, at its expense, shall have the right to be represented by counsel of its choice in any such proceeding and, subject to the aforementioned reimbursement of expenses, (ii) Primary shall be entitled to all recoveries, damages, and other amounts received by either Party (or any Affiliate thereof) with respect to any infringement of the Primary Patents (or settlement with respect thereto) other than an infringement of Licensed Primary Patents in the Legacy Field to the extent they Cover Viamet Derived Products or Licensed VDCs; to the extent Legacy (or its Affiliate or any Legacy Licensee) initially receives any such amounts, Legacy shall promptly pay them to Primary. Primary shall, in the event it pursues any actual, potential or suspected infringement of Licensed Primary Patents in the Legacy Field to the extent they Cover Viamet Derived Products or Licensed VDCs in accordance with this Section 8.2, be entitled, subject to the reimbursement of Legacy’s expenses related to such action as contemplated above, to retain one hundred percent (100%) of any resulting recoveries, damages, or other amounts received with respect to such actual, potential or suspected infringement.

8.3 Legacy Patents.

(a) Primary. With respect to any actual, potential or suspected infringement of Legacy Patents in the Primary Field, Primary shall have the first and primary right, but not the obligation, to, in its sole discretion, initiate, prosecute, and control any action or legal proceedings, and/or enter into a settlement, including any declaratory judgment action, on its behalf or in Legacy’s name. If, within three (3) months of the notice above, Primary (i) shall have been unsuccessful in persuading the alleged infringer to desist, (ii) shall not have brought and shall not be diligently prosecuting an infringement action, or (iii) has not entered into settlement discussions with respect to such infringement, or if Primary notifies Legacy that Primary has decided not to undertake any of the foregoing against any such alleged infringer, then Legacy (or any Affiliate thereof or Legacy Licensee) shall then have the right to bring suit to enforce such Legacy Patents in the Primary Field. If either Party brings any infringement

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action or proceeding hereunder, the other Party agrees to be joined as a plaintiff and, at the expense of the other Party, to give the Party undertaking such infringement suit or action reasonable assistance and authority to control, file and prosecute the suit as necessary. Any recovery, damages, or other amounts received by Primary with respect to the infringement of the Legacy Patents in the Primary Field, or any settlement with respect to the foregoing, shall be used first to reimburse the Parties for their unreimbursed reasonable, documented expenses incurred in connection with such action. Any balance remaining after such reimbursement shall be split ninety-five percent (95%) percent to Primary and five percent (5%) to Legacy, with Primary promptly paying Legacy its portion of such recovery or damages, provided that, notwithstanding the foregoing, Legacy, at its expense, shall have the right to be represented by counsel of its choice in any such proceeding and, subject to the aforementioned reimbursement of expenses. Legacy shall, in the event it (or any Affiliate thereof or Legacy Licensee) pursues any actual, potential or suspected infringement of any Legacy Patents in the Primary Field in accordance with this Section 8.3(a), be entitled, subject to the reimbursement of Primary’s expenses related to such action as contemplated above, to retain one hundred percent (100%) of any resulting recoveries, damages, or other amounts received with respect to such actual, potential or suspected infringement.

(b) Legacy. With respect to any actual, potential or suspected infringement of Legacy Patents in the Legacy Field, Legacy (or any Affiliate thereof or Legacy Licensee) shall have the first and primary right, but not the obligation, to, in its sole discretion, initiate, prosecute, and control any action or legal proceedings, and/or enter into a settlement, including any declaratory judgment action. If, within five (5) months of the notice above, Legacy (or any Affiliate thereof or Legacy Licensee) (i) shall have been unsuccessful in persuading the alleged infringer to desist, (ii) shall not have brought and shall not be diligently prosecuting an infringement action, or (iii) has not executed a settlement agreement with respect to such infringement, or if Legacy notifies Primary that Legacy has decided not to undertake any of the foregoing against any such alleged infringer, Primary shall have the right to bring suit to enforce such Legacy Patents to the extent subject to this Section 8.3(b) at its own expense. If either Party brings any infringement action or proceeding hereunder, the other Party agrees to be joined as a plaintiff and, at the expense of the other Party, to give the Party undertaking such infringement suit or action reasonable assistance and authority to control, file and prosecute the suit as necessary. Any recovery, damages, or other amounts received by Legacy (or any Affiliate thereof or Legacy Licensee) with respect to the infringement of the Legacy Patents in the Legacy Field, or any settlement with respect to the foregoing, shall be used first to reimburse the Parties for unreimbursed reasonable, documented expenses incurred in connection with such action. Any remainder shall be retained, as between the Parties, by Legacy, provided that, notwithstanding the foregoing, (i) Primary, at its expense, shall have the right to be represented by counsel of its choice in any such proceeding and, subject to the aforementioned reimbursement of expenses, (ii) Primary shall, subject to Section 8.3(a), be entitled to all recoveries, damages, and other amounts received by either Party (or any Affiliate thereof or any Legacy Licensee) with respect to any infringement of the Legacy Patents (or settlement with respect thereto) in the Primary Field and, to the extent Legacy, any Affiliate thereof, or any Legacy Licensee initially receives any such amounts, Legacy shall promptly pay such amounts to Primary. Primary shall, in the event it pursues any actual, potential or suspected infringement of any Legacy Patents in the Legacy Field in accordance with this Section 8.3(b), be entitled, subject to the reimbursement of Legacy’s expenses related to such action as contemplated above, to retain one hundred percent (100%) of any resulting recoveries, damages, or other amounts received with respect to such actual, potential or suspected infringement.

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8.4 Infringement of Third Party Patent Rights. If a Party’s conduct or exercise of its rights under this Agreement becomes the basis of a claim of infringement of any patent or other proprietary right of any Third Party, such Party shall promptly give notice to the other Party and the Parties shall confer to consider the claim and an appropriate course of action. If and when a Party to this Agreement has the right to defend an infringement claim, each Party shall have the right to conduct the defense against any such claim or infringement action brought against it, and shall have the right and authority to settle any such claim or action after consultation with the other Party, subject to Section 8.5. The other Party shall cooperate with the defending Party, as reasonably requested by it, in connection with the defense against such claim or action, at the defending Party’s expense. Costs and fees of any such defense (including but not limited to damages and reasonable, documented attorneys’ fees and expenses, but excluding any royalties or similar amounts due as consideration under any settlement agreement with respect thereto for any post-settlement activities) may be deducted, prior to the calculation of any payments due under Section 8.5.

8.5 Litigation Control. The Party pursuing or controlling any action or defense under Section 8.2, 8.3, or 8.4 (the “Controlling Party”) shall be free to enter into a settlement, consent judgment, or other voluntary disposition of any such action or defense, provided, however, that (i) the Controlling Party shall consult with the other Party (the “Secondary Party”) prior to entering into any settlement, consent judgment, or voluntary disposition thereof, (ii) any settlement, consent judgment or other voluntary disposition of such actions which (1) subjects the Secondary Party to any non-indemnified liability or obligation or (2) admits fault or wrongdoing on the part of Secondary Party must, in each case, be approved in writing by Secondary Party, (iii) any settlement, consent judgment, or other voluntary disposition of such actions which materially limits the scope, validity, or enforceability in the Primary Field of any Primary Patents or Legacy Patents must, in each case, be approved in writing by Primary, and (iv) any settlement, consent judgment, or other voluntary disposition of such actions which materially limits the scope, validity, or enforceability in the Legacy Field of any Legacy Patents or Licensed Primary Patents must, in each case, be approved in writing by Legacy. The Party whose approval is required under any of the conditions described (the “Approving Party”) above shall provide the other Party notice of the Approving Party’s approval or denial of such approval within ten (10) business days of any request for such approval by the other Party, provided that (i) in the event the Approving Party wishes to deny such approval, such notice shall include a written description of the Approving Party’s reasonable objections to the proposed settlement, consent judgment, or other voluntary disposition and (ii) the Approving Party shall be deemed to have approved such proposed settlement, consent judgment, or other voluntary disposition in the event it fails to provide such notice within such ten (10) business day period.

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9. Confidentiality; Publication; Intellectual Property

9.1 Confidentiality.

(a) Definition. For purposes of this Agreement, “Confidential Information” means all information, technical data or know-how disclosed by or on behalf of one Party (the “Discloser”) to the other Party (the “Recipient”, which shall include any of such party’s Affiliates, directors, officers, employees, agents, contractors, consultants, advisors, and service providers), including, but not limited to, that which relates to research, data, algorithms, formulae, chemical entities, compounds, mixtures, product plans, products, services, customers, markets, software, developments, inventions, processes, designs, drawings, product or satisfaction surveys, questionnaires, marketing or finances, provided that, notwithstanding anything to the contrary, (i) Protected Primary Structure Information and all information concerning Metallophile™ Technology, Primary Improvements (as defined hereinbelow in Section 9.3), Primary Patents, Primary Know-How, VDC Data, VDCs, any Derivatives of any of the foregoing, any Primary Royalty Product(s), or the manufacture or use of any of the foregoing shall be deemed the Confidential Information of Primary, and Primary shall be the Discloser, and Legacy the Recipient, thereof regardless of the source or actual initial disclosing party of such Confidential Information, (ii) all Information concerning VDC Data, CDCs, any Derivatives of any of the foregoing, CDC Data, Legacy Royalty Products, Legacy Patents, Legacy Know-How, Protected Ag Partner Scaffold Information, Protected Ag Partner Development Process information, and any Confidential Information (as defined in the Existing Ag Agreement) of Ag Partner that is disclosed to Primary or any Affiliate thereof hereunder shall be deemed the Confidential Information of Legacy, and Legacy shall be the Discloser, and Primary the Recipient, thereof regardless of the source or actual initial disclosing party of such Confidential Information, and (iii) the terms and conditions of this Agreement shall be deemed the Confidential Information of both parties. Any disclosure of Confidential Information to Recipient by (a) Discloser or any of its Affiliates or (b) any Third Party at the request of Discloser, shall be deemed to be a disclosure made by Discloser under this Agreement.

(b) Confidentiality and Limitations on Use. Each Recipient agrees that it shall (a) not disclose the Discloser’s Confidential Information to any Third Party, (b) take reasonable precautions to prevent disclosure of such Confidential Information to Third Parties, and (c) not use the Discloser’s Confidential Information except as contemplated by this Agreement. Each Recipient shall be responsible for any breach by its Affiliates, directors, officers, employees, consultants, contractors, advisors, or service providers (collectively, “Representatives”) of the confidentiality obligations and limitations on use contained herein, which shall be considered a breach by Recipient.

(c) Exceptions. The obligations of Recipient under Section 9.1(b) shall not apply to any Confidential Information of the Discloser which the Recipient can demonstrate:

(i) is (at the time of disclosure (or generation)) or becomes (after the time of disclosure (or generation)) known to the public through no breach of this Agreement by Recipient;

(ii) is disclosed to Recipient or any of its Affiliates without obligation of confidentiality or limitation on use by a Third Party who is entitled to disclose it without breaching a confidentiality obligation to Discloser or any of its Affiliates;

(iii) as shown by written records, was known to, or was otherwise in the possession of, Recipient or any of its Affiliates prior to the time of disclosure by Discloser (or, if applicable, generation by Recipient or any Representative thereof); or

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(iv) as shown by written records, is developed by Recipient or any of its Affiliates independently of this Agreement and without use or benefit of any of Discloser’s Confidential Information.

(d) Authorized Disclosure and Use. A Recipient may use and disclose the other Party’s Confidential Information as follows: (a) under appropriate confidentiality provisions substantially equivalent to those in this Agreement, solely as reasonably required in connection with the performance of its obligations or exercise of rights granted to such Party in this Agreement, (b) to the extent such disclosure is reasonably necessary in filing or prosecuting patent, copyright, or trademark applications in accordance with this Agreement, prosecuting or defending litigation, complying with Applicable Laws (including, without limitation, any securities regulations applicable to a Party), obtaining Regulatory Approval, or developing or commercializing a Primary Royalty Product or any product incorporating any VDCs or Derivatives thereof (in the case of Primary) or Legacy Royalty Product or any product incorporating any CDCs or Derivatives thereof (in the case of Legacy), provided, however, that if Recipient is required by Applicable Laws to make any such disclosure of the other Party’s Confidential Information it will, except where reasonably impracticable for necessary disclosures (for example, in the event of medical emergency), give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use Commercially Reasonable Efforts to secure confidential treatment of such Confidential Information required to be disclosed and, to the extent confidential treatment cannot be secured using Commercially Reasonable Efforts, provide the other Party a reasonable opportunity to review and comment on the proposed disclosure, (c) in communication with existing and potential investors, consultants, advisors (including financial advisors, lawyers and accountants), lenders, acquirers, acquisition or merger targets, licensees, licensors, and other strategic partners on a need to know basis, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement, provided that, in any such disclosure, Primary shall not disclose to any Third Party materially and substantially engaged in the development and commercialization of products in the Legacy Field as a substantial portion of its business the identity of any Advanced CDC or Licensed VDC that is the subject of material ongoing development or commercialization efforts by any Legacy Licensee, Protected Ag Partner Scaffold Information, or Protected Ag Partner Development Process without Legacy’s prior written consent, or (d) to the extent mutually agreed to in writing by the Parties.

(e) Required Disclosures.

(i) Recipient may disclose the Discloser’s Confidential Information if compelled to do so by a court, administrative agency or other tribunal of competent jurisdiction or required to do so under Applicable Law, provided however, that in such case Recipient shall (i) provide prompt written notice to Discloser in advance of the disclosure, to the extent reasonably possible, so that Discloser may seek confidential or protective treatment thereof, (ii) cooperate with Discloser, as reasonably requested thereby, in seeking confidential or protective treatment of such information, and (iii) only disclose that portion of such Confidential Information that, based on the reasonable advice of its legal counsel, is required to be disclosed. In the event that Discloser’s Confidential Information is required to be disclosed pursuant to this paragraph, Recipient shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information.

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(ii) The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties. Such terms may be disclosed by a Party to investment bankers, counsel accountants, financial advisors, potential or actual investors, potential or actual lenders, potential or actual acquirers, acquisition targets, or merger targets, actual or potential licensees, or actual or potential other strategic partners, provided that they are bound by obligations of confidentiality and non-use at least as protective as those set forth in this Section 9.1. In addition, a copy of this Agreement or a notification thereof may be filed or registered by either Party with any governmental or regulatory authority, including but not limited to the Federal Trade Commission, the Justice Department, or the Securities and Exchange Commission (or any similar foreign entity) if such filing is required by law or regulation. In connection with any such filing, such Party shall (i) provide the other Party a reasonable opportunity to review and comment on any potential disclosure and (ii) use commercially reasonable efforts to obtain confidential treatment of economic, trade secret, and other confidential or proprietary information to the extent permitted by Applicable Laws and the applicable Governmental Authority(ies). In any event, the Parties agree to take all reasonable action to avoid disclosure of the other Party’s Confidential Information except as permitted hereunder.

(f) Return or Destruction of Confidential Information. Upon termination or expiration of this Agreement, Recipient shall, subject to any rights of Recipient therein that may survive such termination or expiration or Party’s need to retain such Confidential Information to exercise its surviving rights hereunder, return to Discloser or, at Recipient’s option and cost, destroy all Confidential Information (including copies thereof and extracts therefrom) of the Discloser; provided, however, that Recipient may retain one copy of such Confidential Information solely for archival purposes and subject to any copies remaining on Recipient’s standard computer back-up devices (which copies Recipient agrees not to access after termination).

9.2 Publication.

(a) Primary Publications. Primary and its Affiliates shall have the right to publish, present or otherwise disclose, including in scientific journals or promotional literature, information pertaining to any CDC, Derivative thereof, Ag Partner Collaboration Derived Product, Licensed VDC, or Viamet Derived Product; provided, however, that the following procedure shall apply: (i) Primary shall first provide a copy of the proposed publication or presentation to Legacy for review and comment for a period not to exceed seventy-five (75) calendar days (the “Primary Review Period”); (ii) if, during the Primary Review Period, Primary receives written notice from Legacy identifying Confidential Information of Legacy in such a proposed publication or presentation and requesting its deletion, then Primary shall delete such Confidential Information from the proposed publication and/or delay such publication or presentation for an additional sixty (60) calendar days in order to permit such Legacy to file a patent application covering such Confidential Information.

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(b) Legacy Publications. Subject to, and without limitation of, Section 2.3, Legacy, its Affiliates, Ag Partner, and its Affiliates shall have the right to publish, present or otherwise disclose, including in scientific journals or promotional literature, information pertaining to any Licensed VDC, Viamet Derived Product, CDC, Derivative thereof, or Ag Partner Collaboration Derived Product; provided, however, that the following procedure shall apply: (i) Legacy shall first provide a copy of the proposed publication or presentation to Primary for review and comment for a period not to exceed forty-five (45) calendar days (the “Legacy Review Period”); (ii) if, during the Legacy Review Period, Legacy receives written notice from Primary identifying Confidential Information of Primary in such a proposed publication or presentation and requesting its deletion, then Legacy shall (i) delete such Confidential Information from the proposed publication and/or delay such publication or presentation for an additional forty-five (45) calendar days in order to permit such Primary to file a patent application covering such Confidential Information and, with respect to any such publication, presentation, or disclosure proposed by Ag Partner or any Affiliate thereof, (ii) exercise and enforce Legacy’s rights under Section 10.2(b) of the Existing Ag Agreement to cause Ag Partner to delete such Confidential Information from the proposed publication and/or delay such publication or presentation for an additional forty-five (45) calendar days in order to permit such Primary to file a patent application covering such Confidential Information.

9.3 Primary Improvements. Subject to Legacy’s rights under Section 4.2, Primary shall be entitled to sole ownership of (i) all inventions, discoveries, or improvements related to any Metallophile™ Technology, VDCs, or the manufacture or use of any of the foregoing, conceived, reduced to practice, or otherwise generated by either Party, any Affiliate thereof, or any employee, contractor, agent, or representative of either Party or any Affiliate thereof, solely or jointly with the other Party , any Affiliate thereof, or any Third Party, as a result of the activities contemplated by this Agreement, the parties’ interactions under this Agreement, or Legacy’s, its Affiliates’, or their employees’, contractors’, agents’ or representatives’ knowledge or use of, or access to, Primary’s Confidential Information, Metallophile™ Technology, or any VDC(s) and (ii) Viamet Improvements (collectively, all of the foregoing, “Primary Improvements”), and all intellectual property rights related thereto, specifically excluding any improvements of Protected Ag Partner Scaffold Information or Protected Ag Partner Development Process directly resulting from a Party’s knowledge or use of Protected Ag Partner Scaffold Information or Protected Ag Partner Development Process. Primary Improvements shall, notwithstanding anything to the contrary, include, but not be limited to, any Derivatives of VDCs generated by or on behalf of Legacy, Ag Partner, any Affiliate of either of the foregoing, or any Legacy Licensee in the exercise of the rights granted under Section 4.2 or research, development, use, manufacture, or sale of any VDC or any Viamet Derived Product. Subject to Legacy’s rights under Section 4.2, Legacy hereby assigns all of its right, title, and interest in any Primary Improvements (including any such rights, title, or interest obtained by Legacy from Ag Partner, any Affiliate thereof, or any Legacy Licensee), and all intellectual property rights related thereto, to Primary, free and clear of all liens, claims, and encumbrances. Legacy shall take all actions, and shall (a) cause its Affiliates, and its and its Affiliates’ employees, contractors, agents, and other representatives and to the extent reasonably possible through the exercise and enforcement of Legacy’s rights under Section 10.3(c) of the Existing Ag Agreement, (b) Ag Partner, Ag Partner’s Affiliates, and Ag Partner’s and Ag Partner’s Affiliates employees, contractors, agents, and other representatives to take all actions, including but not limited to the execution of patent assignments or other documents, reasonably requested by Primary to effect

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the purposes of the foregoing. As soon as reasonably aware of the conception, reduction to practice, or other generation of any Primary Improvement by Legacy, any Affiliate thereof, any Legacy Licensee, or any employee, contractor, agent, or other representative of either of the foregoing, solely or jointly with Primary or any Third Party, Legacy shall promptly disclose the same to Primary in writing. Legacy shall use Commercially Reasonable Efforts to enforce those provisions of the Existing Ag Agreement corresponding to the subject matter of this Section 9.3 for the benefit of Primary.

10.	Representations and Warranties; Disclaimer; Covenants.

10.1 Representations and Warranties. Each Party represents and warrants to the other that, as of the Effective Date:

(a) it is duly organized and validly existing under the laws of its jurisdiction of organization, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;

(c) this Agreement is legally binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any Governmental Authority having jurisdiction over it;

(d) it is aware of no action, suit or inquiry or investigation instituted by any governmental agency that questions or threatens the validity of this Agreement; and

(e) all necessary consents, approvals and authorizations of all Governmental Authorities and other parties required to be obtained by such Party to enter into this Agreement have been obtained (provided, however, that the foregoing shall not be construed as a representation or warranty concerning governmental authorizations and non-infringement of intellectual property rights of Third Parties disclaimed in Section 10.2 below).

10.2 Disclaimer of Warranties. EXCEPT AS EXPLICITLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTIES, EITHER EXPRESS OR IMPLIED, AS TO ANY MATTER, INCLUDING, WITHOUT LIMITATION, THE RESULTS OF ANY RESEARCH OR DEVELOPMENT CONTEMPLATED BY THIS AGREEMENT OIR THE EXISTING AG AGREEMENT, ANY INVENTIONS, COMPOUNDS, OR PRODUCT, TANGIBLE OR INTANGIBLE, CONCEIVED, DISCOVERED OR DEVELOPED UNDER THIS AGREEMENT (INCLUDING BUT NOT LIMITED TO VDCS, CDCS, PRIMARY ROYALTY PRODUCTS, OR LEGACY ROYALTY PRODUCTS), THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESULTS OF SUCH RESEARCH AND DEVELOPMENT OR ANY COMPOUND OR PRODUCT (INCLUDING BUT NOT LIMITED TO VDCS, CDCS, PRIMARY ROYALTY PRODUCTS, OR LEGACY ROYALTY PRODUCTS), OR ANY WARRANTY THAT THE

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MANUFACTURE, USE, SALE, OR IMPORT OF ANY VDC, CDC, PRIMARY ROYALTY PRODUCT, OR LEGACY ROYALTY PRODUCT WILL NOT INFRINGE, VIOLATE, OR MISAPPROPRIATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY. EACH PARTY ACKNOWLEDGES THAT, WITHOUT LIMITATION OF THE PARTY’S CONTRACTUAL OBLIGATIONS HEREUNDER, THE RESEARCH AND DEVELOPMENT CONTEMPLATED BY THIS AGREEMENT IS EXPERIMENTAL IN NATURE AND THAT NEITHER PARTY HAS ANY OBLIGATION, AND HAS MADE NO WARRANTY, WITH RESPECT TO ANY OUTCOME OR RESULTS OF SUCH RESEARCH AND DEVELOPMENT.

10.3 Legacy Covenant. Legacy hereby agrees that neither it nor any Affiliate of Legacy shall, without Primary’s prior written consent, (i) amend the Existing Ag Agreement or any Assigned Downstream Agreement or (ii) execute any waiver, side letter, or similar arrangement with respect to the Existing Ag Agreement, any Assigned Downstream Agreement, or the subject matter of any of the foregoing, that would, in any case, conflict with or contradict the terms of this Agreement or reduce, or adversely affect, Primary’s or its Affiliates’ rights or Legacy’s and its Affiliates’ obligations under this Agreement. Legacy shall provide Primary a copy of any (i) proposed amendment, side letter, waiver, or similar arrangement concerning the Existing Ag Agreement or any Assigned Downstream Agreement at least ten (10) business days prior to the execution thereof and (ii) amendment, side letter, waiver, or similar arrangement executed by Legacy or any Affiliate thereof concerning the Existing Ag Agreement or any Assigned Downstream Agreement within two (2) business days following Legacy’s or its Affiliates’ execution thereof.

11. Indemnification; Limitations on Liability

11.1 Indemnification by Legacy. Subject to Section 11.3, Legacy hereby agrees to defend, indemnify and hold harmless Primary and its Affiliates and each of their directors, officers, employees, agents, contractors, and other representatives (“Primary Indemnitees”) from and against all suits, claims, proceedings or causes of action brought by any Third Party(ies) (“Claims”), and all associated damages, liabilities, expenses and/or loss, including reasonable legal expenses and reasonable attorneys’ fees (“Losses”), to the extent arising out of (I) Legacy’s, its Affiliates’, Legacy Licensees’, or any Legacy Representative’s (i) negligence or willful misconduct in connection with this Agreement or the Existing Ag Agreement, (ii) breach of this Agreement, (iii) failure to comply with Applicable Laws in connection with this Agreement or the Existing Ag Agreement, or (iv) development, commercialization, manufacture, use, import, export, sale, marketing, or distribution of any VDC, CDC, or Legacy Royalty Product or (II) any Third Party’s claim or allegation of infringement of its intellectual property rights by (q) Legacy’s exercise of its rights under Section 4.2(b) or 4.2(c) or (r) Legacy’s, its Affiliates’, Legacy Licensees’, or any Legacy Representative’s development, commercialization, manufacture, use, import, export, sale, marketing, or distribution of any VDC, CDC, or Legacy Royalty Product, except to the extent such Losses result from the circumstances described in clause (I) or (II) of the first (1st) sentence of Section 11.2. For purposes of this Section 11, a “Legacy Representative” means any officer, director, employee, contractor, agent, other representative, successor, or assign of Legacy or any Affiliate thereof.

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11.2 Indemnification by Primary. Subject to Section 11.3, Primary hereby agrees to defend, indemnify and hold harmless Legacy and its Affiliates and each of their directors, officers, employees, agents, contractors, and other representatives (“Legacy Indemnitees”) from and against all Claims and all associated Losses, to the extent arising out of (I) Primary’s, its Affiliates’, any Primary Sublicensees’, or any Primary Representatives’ (i) negligence or willful misconduct in connection with this Agreement, (ii) breach of this Agreement, (iii) failure to comply with Applicable Laws in connection with this Agreement, or (iv) development, commercialization, manufacture, use, import, export, sale, marketing, or distribution of any VDC, CDC, or Primary Royalty Product or (II) any Third Party’s claim or allegation of infringement of its intellectual property rights by Primary’, its Affiliates’, Primary Sublicensees’, or any Primary Representative’s development, commercialization, manufacture, use, import, export, sale, marketing, or distribution of any VDC, CDC, or Primary Royalty Product, except to the extent such Losses result from any of the circumstances described in clause (I) or (II) of the first (1st) sentence of Section 11.1. For purposes of this Section 11, a “Primary Representative” means any officer, director, employee, contractor, agent, other representative, successor, or assign of Primary or any Affiliate thereof.

11.3 Indemnification Procedure. Each Party’s agreement to indemnify, defend, and hold harmless under Section 11.1 or 11.2, as applicable, is conditioned upon the indemnified party (a) providing written notice to the indemnifying Party of any claim, demand or action arising out of the indemnified matter as soon as reasonably possible, and in any event no later than within thirty (30) days after the indemnified Party has actual knowledge of such claim, demand or action, (b) permitting the indemnifying Party to assume control over the investigation of, preparation and defense against, and settlement or voluntary disposition of any such claim, demand or action, (c) assisting the indemnifying Party, at the indemnifying Party’s reasonable expense, in the investigation, preparation, defense, and settlement or voluntary disposition of any such claim, demand or action, and (d) not compromising, settling, or entering into any voluntary disposition of any such claim, demand or action without the indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld; provided, however, that if the party entitled to indemnification fails to promptly notify the indemnifying Party pursuant to the foregoing clause (a), the indemnifying Party will only be relieved of its indemnification obligation under this Section 11 to the extent materially prejudiced by such failure. Notwithstanding anything to the contrary, however:

(a) an indemnifying Party shall not compromise, settle, or enter into any voluntary disposition of any claim, demand or action in any manner that admits material fault or wrongdoing on the part of the indemnified party or incurs non-indemnified liability on the part of the indemnified party without the prior written consent of the indemnified party;

(b) an indemnifying Party shall not settle, compromise, or agree to any voluntary disposition of any matter subject to indemnification hereunder in any manner which may adversely affect any portion of the Metallophile™ Technology, Primary Patents in the Primary Field, or Legacy Patents in the Primary Field without Primary’s prior written consent; and

(c) an indemnifying Party shall not settle, compromise, or agree to any voluntary disposition of any matter subject to indemnification hereunder in any manner which may materially and adversely affect any portion of the Legacy Patents Covering Advanced CDCs or Ag Partner Collaboration Derived Products in the Legacy Field without Legacy’s prior written consent.

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11.4 Limitations on Liability. IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT, PROVIDED THAT, NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE FOREGOING SHALL NOT BE CONSTRUED TO LIMIT THE INDEMNITY OBLIGATIONS SET FORTH IN SECTIONS 11.1 AND 11.2 ABOVE OR EITHER PARTY’S LIABILITY FOR PATENT INFRINGEMENT OR BREACH OF SECTION 9.1.

12. Term; Termination

12.1 Term. This Agreement commences on the Effective Date and shall, subject to any earlier termination pursuant to this Section 12, expire on the later of the (i) end of the Research Term or (ii) last to expire of any Legacy Royalty Term or Primary Royalty Term, provided that upon such expiration of this Agreement, (i) Legacy and its Affiliates shall have the perpetual, irrevocable fully-paid, royalty-free right, with rights of sublicense, to make, have made, use, sell, offer for sale, and import Viamet Derived Products in the Legacy Field and (ii) Primary and its Affiliates shall have the perpetual, irrevocable fully-paid, royalty-free right, with rights of sublicense, to make, have made, use, sell, offer for sale, and import Primary Royalty Products in the Primary Field.

12.2 Termination for Material Breach. If either Party materially breaches this Agreement at any time, the non-breaching Party shall have the right to terminate this Agreement by written notice to the breaching Party, if such material breach is not cured within thirty (30) days after written notice is given for a payment breach, and sixty (60) days in the case of any other breach, by the non-breaching Party to the breaching Party specifying the material breach. The foregoing notwithstanding, if such breach is cured or remedied or shown to be non-existent within the aforesaid thirty (30) or sixty (60) day period, as applicable, the notice shall be automatically withdrawn and of no effect.

12.3 Termination for Financial Insecurity. In the event that either Party files for protection under bankruptcy or similar laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not discharged within sixty (60) days of the filing thereof, then the other Party may terminate this Agreement effective immediately upon written notice to such Party.

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12.4 Termination Upon Termination of Existing Ag Agreement or Assigned Downstream Agreement; Effects of Termination of Existing Ag Agreement without Termination of this Agreement.

(a) This Agreement shall automatically terminate upon any termination (but not expiration) of the Existing Ag Agreement, unless, at the time of the termination of the Existing Ag Agreement, a Downstream Agreement, executed prior to such termination, is assigned to Legacy or an Affiliate thereof as permitted by, and in accordance with, the Existing Ag Agreement.

(b) Following a termination of the Existing Ag Agreement that does not result in termination of this Agreement pursuant to Section 12.4(a):

(i) all licenses granted by Primary under this Agreement shall be reduced to the scope necessary to enable Legacy and its Affiliates to comply with the terms of the Assigned Downstream Agreement(s) to which Legacy or its Affiliates become a party upon termination of the Existing Ag Agreement;

(ii) Legacy and its Affiliates shall use reasonable efforts to enforce Ag Partner’s obligations under Section 13.8(a)(ii) of the Existing Ag Agreement and promptly provide to Primary all relevant and material information received from Ag Partner under Section 13.8(a)(ii) of the Existing Ag Agreement, or otherwise in Legacy’s and its Affiliates’ possession, concerning Legacy Patents, Legacy Know-How (other than Ag Filter, Protected Ag Partner Scaffold Information, or Protected Ag Partner Development Process), VDCs, CDCs, and Legacy Royalty Products, inventory of any of the foregoing, Know-How or Patent Rights controlled by Legacy to the extent concerning VDCs or Viamet Derived Products, Legacy Product Trademarks, Legacy Product-Related Materials, and all Regulatory Filings or Regulatory Approvals concerning any VDCs, Derivatives thereof, CDCs, Derivatives thereof, or Legacy Royalty Products (including information concerning Legacy’s, its Affiliates’, and any Legacy Licensees’ reasonable, documented out of pocket expenses incurred in obtaining or maintaining such Regulatory Filings or Regulatory Approvals) to the extent not related to, or necessary to enable Legacy and its Affiliates to perform under or comply with, the Assigned Downstream Agreement(s) to which Legacy or its Affiliates become a party upon termination of the Existing Ag Agreement;

(iii) if and as subsequently requested by Primary in writing, Legacy and its Affiliates shall (x) use reasonable efforts to exercise their rights under and enforce Section 13.8(a)(iii) of the Existing Ag Agreement to the extent necessary to enable Legacy to comply with its obligations under clause (y) of this sentence and (y) transfer and assign to Primary all right, title, and interest in all VDC Data, CDC Data, Legacy Patents, Legacy Know-How (other than Ag Filter, Protected Ag Partner Scaffold Information, or Protected Ag Partner Development Process), any Know-How or Patent Rights controlled by Legacy to the extent (X) concerning VDCs or Viamet Derived Products, inventory of finished VDCs, Derivatives thereof, CDCs, Derivatives thereof, and Legacy Royalty Products and VDCs, Derivatives thereof, CDCs, Derivatives thereof, and Legacy Royalty Products in the process of manufacture (except to the extent any of

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the foregoing may be sold by Legacy Licensees under the Existing Ag Agreement or any Downstream Agreements), Legacy Product Trademarks, Legacy Product-Related Materials, and Regulatory Filings and Regulatory Approvals concerning any VDCs, Derivatives thereof, CDCs, Derivatives thereof, or Legacy Royalty Products and, in the case of all of the foregoing, (Y) not reasonably necessary or useful to enable Legacy and its Affiliates to comply with, and perform their obligations under, any Assigned Downstream Agreement(s) to which Legacy or an Affiliate become a party upon such termination of the Existing Ag Agreement, provided that, to the extent any Regulatory Filings or Regulatory Approvals are transferred and assigned to Primary in accordance with the foregoing, Primary shall promptly reimburse Legacy for Legacy’s reasonable, documented out of pocket expenses incurred in obtaining or maintaining such Regulatory Filings or Regulatory Approvals;

(iv) Legacy shall, if and as requested by Primary, (A) exercise its rights under and enforce Section 13.8(iv) of the Existing Ag Agreement to the extent necessary to enable Legacy to comply with its obligations under clause (B) of this sentence and (B) reasonably provide Primary all relevant and material information requested by Primary concerning any manufacturing, supplier, distributor, research, development, license, or other contracts concerning the development or commercialization of VDCs, CDCs, or Legacy Royalty Products entered into by Ag Partner or its Affiliates with Third Parties and, if and as subsequently requested by Primary, use Commercially Reasonable Efforts to assign such contracts to Primary or otherwise help facilitate introductions between Primary and such Third Parties, provided that Legacy and its Affiliates shall not have any obligations under clause (B) above to the extent such contracts are necessary or useful to enable Legacy and its Affiliates to comply with, and perform their obligations under, any Assigned Downstream Agreement(s) to which Legacy or an Affiliate thereof become a party upon such termination of the Existing Ag Agreement; and

(v) notwithstanding the foregoing, (A) any above-referenced assignment of any tangible or intangible assets to Primary by Legacy shall be made subject to the rights any Legacy Licensee may have with respect to such assets under any Downstream Agreement entered into in accordance with the Existing Ag Agreement and surviving its termination in accordance with Section 13.8(c) thereof and (B) with respect to any (I) VDC, Derivative thereof, CDC, Derivative thereof, or Legacy Royalty Product inventory, or VDC, Derivative thereof, CDC, Derivative thereof, or Legacy Royalty Product in the process of manufacture that, in each case, a Legacy Licensee does not elect to sell in accordance with Section 13.8(c) of the Existing Ag Agreement or (II) Legacy Product-Related Materials requested by Primary that, in the case of (I) and (II), are not reasonably necessary or useful to enable Legacy and its Affiliates to comply with, and perform their obligations under, any Assigned Downstream Agreement(s), (W) Legacy shall, to the extent requested in writing by Primary, use reasonable efforts to exercise and enforce its rights under Section 13.8(a)(v) of the Existing Ag Agreement with respect thereto, (X) Primary shall pay Legacy a commercially reasonable amount as consideration for the assignment and transfer of any such inventory, product in the process of manufacture, or Legacy Product-Related Materials, with such amount to be negotiated in good faith by the Parties based on the facts and circumstances at such time and which amount shall not, in any event, exceed the reasonable, documented direct costs

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of manufacturing or procuring such inventory, product in the process of manufacture, or Legacy Product-Related Materials, (Y) Legacy shall not have any obligation to deliver such inventory, product in the process of manufacture, or Legacy Product-Related Materials to Primary until an agreement on such price is reached or Primary agrees to pay such direct costs, and (Z) Primary shall, at any time prior to the delivery or assignment of such inventory, product in the process of manufacture, or Legacy Product-Related Materials, have the right to decline its right to have any of the foregoing assigned to it (and thereby not be obligated to make any payments with respect thereto.

(c) Following the termination of any Assigned Downstream Agreement that does not result in termination of this Agreement pursuant to Section 12.4(d) below:

(i) all licenses granted by Primary under this Agreement shall be reduced to the scope necessary to enable Legacy and its Affiliates to comply with the terms of the Assigned Downstream Agreement(s) to which Legacy or its Affiliates become a party upon termination of the terminating Assigned Downstream Agreement(s);

(ii) Legacy and its Affiliates shall promptly provide to Primary all relevant and material information received from the Legacy Licensee that was a party to such terminating Assigned Downstream Agreement (with Legacy using reasonable efforts, to the extent contemplated by and provided for in the terminating Assigned Downstream Agreement, to obtain such information), or otherwise in Legacy’s and its Affiliates’ possession, concerning Legacy Patents, Legacy Know-How (other than Ag Filter, Protected Ag Partner Scaffold Information, or Protected Ag Partner Development Process), VDCs, CDCs, and Legacy Royalty Products, inventory of any of the foregoing, Know-How or Patent Rights controlled by Legacy to the extent (x) concerning VDCs or Viamet Derived Products, Legacy Product Trademarks, Legacy Product-Related Materials, and all Regulatory Filings or Regulatory Approvals concerning any VDCs, Derivatives thereof, CDCs, Derivatives thereof, or Legacy Royalty Products (including information concerning Legacy’s, its Affiliates’, and any Legacy Licensees’ reasonable, documented out of pocket expenses incurred in obtaining or maintaining such Regulatory Filings or Regulatory Approvals) and (y) not related to, or necessary to enable Legacy and its Affiliates to perform under or comply with, the Assigned Downstream Agreement(s) to which Legacy or its Affiliates become a party upon termination of the terminating Assigned Downstream Agreement;

(iii) if and as subsequently requested by Primary in writing, Legacy and its Affiliates shall (x) use reasonable efforts to exercise any rights under and enforce any provision of the terminating Assigned Downstream Agreement to the extent necessary to enable Legacy to comply with its obligations under clause (y) of this sentence and (y) use reasonable efforts to transfer and assign to Primary all right, title, and interest in all VDC Data, CDC Data, Legacy Patents, Legacy Know-How (other than Ag Filter, Protected Ag Partner Scaffold Information, or Protected Ag Partner Development Process), any Know-How or Patent Rights controlled by Legacy to the extent (I) concerning VDCs or Viamet Derived Products, inventory of finished VDCs, Derivatives thereof, CDCs, Derivatives thereof, and Legacy Royalty Products and VDCs, Derivatives thereof, CDCs, Derivatives thereof, and Legacy Royalty Products in the process of manufacture (except to the extent

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any of the foregoing may be sold by Legacy Licensees under any Downstream Agreements), Legacy Product Trademarks, Legacy Product-Related Materials, and Regulatory Filings and Regulatory Approvals concerning any VDCs, Derivatives thereof, CDCs, Derivatives thereof, or Legacy Royalty Products and, in the case of all of the foregoing, (II) not reasonably necessary or useful to enable Legacy and its Affiliates to comply with, and perform their obligations under, any Assigned Downstream Agreement(s) to which Legacy or an Affiliate become a party upon such termination of the terminating Assigned Downstream Agreement, provided that, to the extent any Regulatory Filings or Regulatory Approvals are transferred and assigned to Primary in accordance with the foregoing, Primary shall promptly reimburse Legacy for Legacy’s reasonable, documented out of pocket expenses incurred in obtaining or maintaining such Regulatory Filings or Regulatory Approvals;

(iv) Legacy shall, if and as requested by Primary, (A) use reasonable efforts to exercise any rights under and enforce any provision of the terminating Assigned Downstream Agreement to the extent necessary to enable Legacy to comply with its obligations under clause (B) of this sentence and (B) reasonably provide Primary all relevant and material information requested by Primary concerning any manufacturing, supplier, distributor, research, development, license, or other contracts concerning the development or commercialization of VDCs, CDCs, or Legacy Royalty Products entered into with Third Parties by the Legacy Licensee that is a party to the terminating Assigned Downstream Agreement and, if and as subsequently requested by Primary, use Commercially Reasonable Efforts to assign such contracts to Primary or otherwise help facilitate introductions between Primary and such Third Parties, provided that Legacy and its Affiliates shall not have any obligations under clause (B) above to the extent (q) Legacy and its Affiliates have no corresponding rights to cause such assignment or (r) such contracts are necessary or useful to enable Legacy and its Affiliates to comply with, and perform their obligations under, any Assigned Downstream Agreement(s) to which Legacy or an Affiliate thereof become a party upon such termination of the Existing Ag Agreement; and

(v) notwithstanding the foregoing, (A) any above-referenced assignment of any tangible or intangible assets to Primary by Legacy shall be made subject to the rights any Legacy Licensee may have with respect to such assets under any Downstream Agreement entered into in accordance with the terminating Assigned Downstream Agreement and surviving its termination in accordance with its terms and (B) with respect to any (I) VDC, Derivative thereof, CDC, Derivative thereof, or Legacy Royalty Product inventory, or VDC, Derivative thereof, CDC, Derivative thereof, or Legacy Royalty Product in the process of manufacture that, in each case, a Legacy Licensee does not elect to sell in accordance with any sell-down provision of the terminating Assigned Downstream Agreement or (II) Legacy Product-Related Materials requested by Primary that, in the case of (I) and (II), are not reasonably necessary or useful to enable Legacy and its Affiliates to comply with, and perform their obligations under, any Assigned Downstream Agreement(s) being assigned upon the termination of the terminating Assigned Downstream Agreement, (W) Legacy shall, to the extent requested in writing by Primary, use reasonable efforts to exercise and enforce any rights it may have to purchase any such inventory, work-in-process, or Legacy Product-Related

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Materials, (X) Primary shall pay Legacy a commercially reasonable amount as consideration for the assignment and transfer of any such inventory, product in the process of manufacture, or Legacy Product-Related Materials, with such amount to be negotiated in good faith by the Parties based on the facts and circumstances at such time and which amount shall not, in any event, exceed the reasonable, documented direct costs of manufacturing or procuring such inventory, product in the process of manufacture, or Legacy Product-Related Materials, (Y) Legacy shall not have any obligation to deliver such inventory, product in the process of manufacture, or Legacy Product-Related Materials to Primary until an agreement on such price is reached or Primary agrees to pay such direct costs, and (Z) Primary shall, at any time prior to the delivery or assignment of such inventory, product in the process of manufacture, or Legacy Product-Related Materials, have the right to decline its right to have any of the foregoing assigned to it (and thereby not be obligated to make any payments with respect thereto.

(d) This Agreement shall automatically terminate upon any termination (but not expiration) of the last-to-terminate Assigned Downstream Agreement.

12.5 Effects of Termination.

(a) Termination Pursuant to Section 12.4 or by Primary Pursuant to Section 12.2 or 12.3. Upon any termination of this Agreement pursuant to Section 12.4 or by Primary pursuant to Section 12.2 or 12.3:

(i) all licenses granted by Primary under this Agreement shall terminate;

(ii) Legacy and its Affiliates shall use reasonable efforts to enforce Ag Partner’s obligations under Section 13.8(a)(ii) of the Existing Ag Agreement (or, if applicable, any corresponding obligations of any other Legacy Licensee under any Downstream Agreement to which Legacy or any Affiliate thereof is a party) and promptly provide to Primary all relevant and material information received from Ag Partner under Section 13.8(a)(ii) of the Existing Ag Agreement (or, if applicable, from any other Legacy Licensee under any corresponding obligations under any Downstream Agreement to which Legacy or any Affiliate thereof is a party), or otherwise in Legacy’s and its Affiliates’ possession, concerning Legacy Patents, Legacy Know-How (other than Ag Filter, Protected Ag Partner Scaffold Information, or Protected Ag Partner Development Process), VDCs, CDCs, and Legacy Royalty Products, inventory of any of the foregoing, Know-How or Patent Rights controlled by Legacy to the extent concerning VDCs or Viamet Derived Products, Legacy Product Trademarks, Legacy Product-Related Materials, and all Regulatory Filings or Regulatory Approvals concerning any VDCs, Derivatives thereof, CDCs, Derivatives thereof, or Legacy Royalty Products (including information concerning Legacy’s, its Affiliates’, and any Legacy Licensees’ reasonable, documented out of pocket expenses incurred in obtaining or maintaining such Regulatory Filings or Regulatory Approvals);

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(iii) if and as subsequently requested by Primary in writing, Legacy and its Affiliates shall (x) use reasonable efforts to exercise their rights under and enforce Section 13.8(a)(iii) of the Existing Ag Agreement (or, if applicable, any corresponding obligations of any other Legacy Licensee under any Downstream Agreement to which Legacy or any Affiliate thereof is a party) to the extent necessary to enable Legacy to comply with its obligations under clause (y) of this sentence and (y) transfer and assign to Primary all right, title, and interest in all VDC Data, CDC Data, Legacy Patents, Legacy Know-How (other than Ag Filter, Protected Ag Partner Scaffold Information, or Protected Ag Partner Development Process), any Know-How or Patent Rights controlled by Legacy to the extent concerning VDCs or Viamet Derived Products, inventory of finished VDCs, Derivatives thereof, CDCs, Derivatives thereof, and Legacy Royalty Products and VDCs, Derivatives thereof, CDCs, Derivatives thereof, and Legacy Royalty Products in the process of manufacture (except to the extent any of the foregoing may be sold by Legacy Licensees pursuant to Section 12.8(a)(v)), Legacy Product Trademarks, Legacy Product-Related Materials, and Regulatory Filings and Regulatory Approvals concerning any VDCs, Derivatives thereof, CDCs, Derivatives thereof, or Legacy Royalty Products, provided that, to the extent any Regulatory Filings or Regulatory Approvals are transferred and assigned to Primary in accordance with the foregoing, Primary shall promptly reimburse Legacy for Legacy’s reasonable, documented out of pocket expenses incurred in obtaining or maintaining such Regulatory Filings or Regulatory Approvals;

(iv) Legacy shall, if and as requested by Primary, (A) exercise its rights under and enforce Section 13.8(iv) of the Existing Ag Agreement (or, if applicable, any corresponding obligations of any other Legacy Licensee under any Downstream Agreement to which Legacy or any Affiliate thereof is a party) to the extent necessary to enable Legacy to comply with its obligations under clause (B) of this sentence and (B) reasonably provide Primary all relevant and material information requested by Primary concerning any manufacturing, supplier, distributor, research, development, license, or other contracts concerning the development or commercialization of VDCs, CDCs, or Legacy Royalty Products entered into by Legacy, its Affiliates, or, to the extent available to Legacy under the Existing Ag Agreement or any Downstream Agreement, any Legacy Licensees with Third Parties (“Legacy Product-Related Contracts”) and, if and as subsequently requested by Primary, use Commercially Reasonable Efforts to assign such Legacy Product-Related Contracts to Primary or otherwise help facilitate introductions between Primary and such Third Parties; and

(v) notwithstanding the foregoing, (A) Legacy Licensees shall have the privilege of selling all finished Legacy Royalty Products or Legacy Royalty Products in the process of manufacture as of the date this Agreement is terminated (the “Termination Date”) upon commercially reasonable conditions in the Legacy Field, (B) any above-referenced assignment of any tangible or intangible assets to Primary by Legacy shall be made subject to the rights any Legacy Licensee may have with respect to such assets under any Downstream Agreement surviving such termination in accordance with Section 12.5(c) below, and (C) with respect to any VDC, Derivative thereof, CDC, Derivative thereof, or Legacy Royalty Product inventory, or VDC, Derivative thereof, CDC, Derivative thereof, or Legacy Royalty Product in the process of manufacture (that, in each case, a Legacy Licensee does not elect to sell in accordance with Section 13.8(c) of the Existing Ag Agreement and this Section 12.8(a)(v)) or Legacy Product-Related

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Materials requested by Primary, (W) Legacy shall, to the extent requested in writing by Primary, use reasonable efforts to exercise and enforce its rights under the Existing Ag Agreement or any Downstream Agreement, as applicable, corresponding to, in each case, the requirements below, (X) Primary shall pay Legacy a commercially reasonable amount as consideration for the assignment and transfer of any such inventory, product in the process of manufacture, or Legacy Product-Related Materials, with such amount to be negotiated in good faith by the Parties based on the facts and circumstances at such time and which amount shall not, in any event, exceed the reasonable, documented direct costs of manufacturing or procuring such inventory, product in the process of manufacture, or Legacy Product-Related Materials, (Y) Legacy shall not have any obligation to deliver such inventory, product in the process of manufacture, or Legacy Product-Related Materials to Primary until an agreement on such price is reached or Primary agrees to pay such direct costs, and (Z) Primary shall, at any time prior to the delivery or assignment of such inventory, product in the process of manufacture, or Legacy Product-Related Materials, have the right to decline its right to have any of the foregoing assigned to it (and thereby not be obligated to make any payments with respect thereto).

(b) Termination by Legacy Pursuant to Section 12.2 or 12.3. Upon any termination of this Agreement by Legacy pursuant to Section 12.2 or 12.3:

(i) all licenses granted by Legacy to Primary and its Affiliates under this Agreement shall terminate;

(ii) Sections 4.2, 4.4, 6.1(a), 6.1(b), 7.1, 7.2(a), 7.2(b), 7.2(c), 7.2(d), 7.3(a), 7.4, 8.1, 8.2, 8.3(b), 8.4, and 8.5 shall, notwithstanding anything to the contrary, survive such termination;

(iii) Primary and its Affiliates shall use reasonable efforts to promptly provide to Legacy all relevant and material information in Primary’s and its Affiliates’ possession, other than Protected Primary Structure Information (which in any event shall remain subject to all the protections and limitations established with respect thereto in this Agreement), concerning Legacy Patents, CDCs, and Primary Royalty Products, inventory of any of the foregoing, Primary Product Trademarks, Primary Product-Related Materials, and all Regulatory Filings or regulatory approvals concerning any CDCs, Derivatives thereof, or Primary Royalty Products (including information concerning Primary’s reasonable, documented out of pocket expenses incurred in obtaining or maintaining such Regulatory Filings or regulatory approvals);

(iv) if and as subsequently requested by Legacy in writing, Primary and its Affiliates shall transfer and assign to Legacy all right, title, and interest in all inventory of finished CDCs, Derivatives thereof, and Primary Royalty Products and CDCs, Derivatives thereof, and Primary Royalty Products in the process of manufacture (except to the extent any of the foregoing may be sold by Primary or its Affiliates pursuant to Section 12.8(b)(vi)), Primary Product Trademarks, Primary Product-Related Materials, and Regulatory Filings and regulatory approvals owned by Primary or any Affiliate thereof concerning any CDCs, Derivatives thereof, or Primary Royalty Products;

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(v) Primary shall reasonably provide Legacy all relevant and material information requested by Legacy concerning any manufacturing, supplier, distributor, research, development, license, or other contracts concerning the development or commercialization of CDCs or Primary Royalty Products entered into by Primary or its Affiliates with Third Parties (“Primary Product-Related Contracts”) and, if and as subsequently requested by Legacy, use Commercially Reasonable Efforts to assign such Primary Product-Related Contracts to Legacy or otherwise help facilitate introductions between Legacy and such Third Parties; and

(vi) notwithstanding the foregoing, (A) Primary and its Affiliates shall have the privilege, subject to the payment of royalties under Section 5, of selling all finished Primary Royalty Products or Primary Royalty Products in the process of manufacture as of the date this Agreement is terminated (the “Termination Date”) upon commercially reasonable conditions in the Primary Field, (B) any above-referenced assignment of any tangible or intangible assets to Legacy by Primary shall be made subject to the rights any Primary Sublicensee may have with respect to such assets under any commercially reasonable license agreement entered into in accordance with this Agreement and surviving such termination in accordance with Section 12.8(d) below, and (C) with respect to any CDC, Derivative thereof, or Primary Royalty Product inventory, or CDC, Derivative thereof, or Primary Royalty Product in the process of manufacture (that, in each case, Primary does not elect to sell in accordance with this Section 12.8(b)(vi)) or Primary Product-Related Materials requested by Legacy, (X) Legacy shall pay Primary a commercially reasonable amount as consideration for the assignment and transfer of any such inventory, product in the process of manufacture, or Primary Product-Related Materials, with such amount to be negotiated in good faith by the Parties based on the facts and circumstances at such time and which amount shall not, in any event, exceed Primary’s reasonable, documented direct costs of manufacturing or procuring such inventory, product in the process of manufacture, or Primary Product-Related Materials, (Y) Primary shall not have any obligation to deliver such inventory, product in the process of manufacture, or Primary Product-Related Materials to Legacy until an agreement on such price is reached or Legacy agrees to pay such direct costs, and (Z) Legacy shall, at any time prior to the delivery or assignment of such inventory, product in the process of manufacture, or Primary Product-Related Materials, have the right to decline its right to have any of the foregoing assigned to it (and thereby not be obligated to make any payments with respect thereto).

(c) Legacy Licensees. Notwithstanding any provision herein to the contrary, in the event (A) Legacy or an Affiliate thereof is a party to any license with a Legacy Licensee granting any Third Party rights to develop and/or commercialize VDCs, Derivatives thereof, CDCs, Derivatives thereof, or Legacy Royalty Products as permitted by, and in accordance with, this Agreement (but which agreement must, in any event, include rights for such Third Party to commercialize Legacy Royalty Products), including but not limited to the Existing Ag Agreement or any Assigned Downstream Agreement, respectively, (B) this Agreement is terminated by Primary pursuant to Section 12.2 or 12.3, and (C) Ag Partner and its Affiliates or such other Legacy Licensee, respectively, is not in material breach of the Existing Ag Agreement or such Assigned Downstream Agreement, respectively, (i) the Existing Ag Agreement or such Assigned Downstream Agreement, respectively and including, in either case, any rights to

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payment thereunder, shall, to the extent concerning VDCs, Derivatives thereof, CDCs, Derivatives thereof, or Legacy Royalty Products, not imposing obligations on Primary in excess of those contained in this Agreement, and provided for in the Existing Ag Agreement or such Assigned Downstream Agreement, respectively, be automatically assigned to Primary and (ii) Primary shall grant the applicable Legacy Licensee(s) the rights granted with respect to Legacy Patents, Legacy Know-How, Primary Patents, and/or Primary Know-How under the Existing Ag Agreement or such Assigned Downstream Agreement, respectively, subject to such Legacy Licensee’s compliance with its terms.

(d) Primary Sublicensees. Notwithstanding any provision herein to the contrary, in the event (A) Primary or an Affiliate thereof has entered into any license with a Primary Sublicensee granting any Third Party rights to develop and/or commercialize any CDCs, Derivatives thereof, or Primary Royalty Products as permitted by, and in accordance with, this Agreement (but which agreement must, in any event, include rights for such Third Party to commercialize Primary Royalty Products), (B) this Agreement is terminated by Legacy pursuant to Section 12.2 or 12.3, and (C) the applicable Primary Sublicensee is not in material breach of such license, (i) such license (including any rights to payment thereunder) shall, to the extent concerning CDCs, Derivatives thereof, or Primary Royalty Products, not imposing obligations on Legacy in excess of those contained in this Agreement, and provided for in such license or other agreement, be automatically assigned to Legacy and (ii) Legacy shall grant such Third Party the rights granted with respect to Legacy Patents and Legacy Know-How under such assigned license, subject to such Third Party’s compliance with its terms.

12.6 Termination Not Limitation on Other Available Remedies. Any rights or remedies set forth in this Section 12 are not exclusive, and shall not limit any other legal or equitable remedies that are available to the Parties

12.7 Survival of Certain Obligations. Sections 1, 2.3, 4.5, 4.6, 5.8, 5.9, 6.1, 6.2, 6.3, 6.4, 8 (with respect to infringements occurring prior to termination, provided that such limitation shall not affect any survival of any portion of Section 8 pursuant to Section 12.5(b)(ii) above), 9, 10.2, 10.3, 11, 12, and 13 and the Parties’ rights and obligations thereunder, shall survive termination or expiration of this Agreement, and termination or expiration of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of any Party prior to such termination or expiration.

13. Miscellaneous

13.1 Notice. Any notice required or permitted to be given hereunder shall, except where specifically provided otherwise, be given in writing to the person listed below by personal delivery or reputable international business courier with guaranteed delivery in 3 days or less:

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If to Primary: VPS-1, Inc. 4505 Emperor Blvd. Suite 300 Durham, NC 27703 Attention: Robert Schotzinger Facsimile: (919) 467-8540	If to Legacy: Innocrin Pharmaceuticals, Inc. 4505 Emperor Blvd. Suite 300 Durham, NC 27703 Attention: William Moore Facsimile: (919) 467-8540

or to such address as each party designates by written notice to the other. Notice hereunder shall be deemed to have been duly given (a) on the date of delivery, if delivered personally, or (b) if delivered by a reputable international business courier, the date of delivery to such address confirmed by such courier.

13.2 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, excluding that body of law known as choice of law, and shall be binding upon the parties hereto in the United States and worldwide.

13.3 Entire Agreement; Amendment. This Agreement, including but not limited to the Schedules and appendices hereto, set forth the entire agreement and understanding of the parties as to the subject matter hereof and shall be binding on the parties and on each of their respective Affiliates. Except as explicitly provided for in this Agreement, this Agreement may be amended only by a written instrument duly executed by both parties hereto.

13.4 Waiver. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

13.5 Severability. Any invalidity, illegality or limitation of the enforceability with respect to any one or more of the provisions of this Agreement, or any part thereof, shall in no way affect or impair the validity, legality or enforceability of any other provisions of this Agreement. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the parties, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

13.6 Headings. The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement

13.7 Publicity. Notwithstanding anything to the contrary in this Agreement, either party may issue a press release or other public statement, whether oral or written, disclosing the existence (but not the terms) of this Agreement provided that such party has obtained the prior written consent of the other party, which consent shall not be unreasonably withheld, provided that, in the event any such release or statement is required by Applicable Laws (including but not limited to the rules of any internationally recognized public securities exchange), such statement

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or release may be made without the other party’s prior written consent, provided the party required to make such release or statement provides, to the extent reasonably possible, the other party a reasonable advance opportunity to review and comment on the proposed statement or release.

13.8 Assignment. This Agreement may not be assigned by either party without the prior written consent of the other, such consent not to be unreasonably withheld; provided, however, that either Party may assign this Agreement (and its rights and obligations hereunder) without the other Party’s consent: (a) to one of its Affiliates or (b) in connection with the assignment, transfer, sale or divestiture of all or substantially all of its business or assets (or that portion thereof to which this Agreement pertains) or in the event of its merger or consolidation with a Third Party, provided that, in the case of such an assignment under clause (a) or (b), such assignee agrees in writing to be bound by all terms and conditions of this Agreement. Any attempted assignment of this agreement made in violation of the foregoing shall be deemed null and avoid. This Agreement shall inure to the benefit of and be binding upon each party, its successors and assigns. No assignment shall relieve either party of the performance of any accrued obligation.

13.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the Parties have each duly executed this License Agreement by their appropriate authorized representative as of the Effective Date.

INNOCRIN PHARMACEUTICALS, INC.		VPS-1, INC.

By:		By:
Name:	William Moore	Name:	Robert J. Schotzinger, M.D., Ph.D.
Title:	President	Title:	President

EXHIBIT C

Form of Metallophile™ Technology License Agreement

This Metallophile™ Technology License Agreement (“Agreement”), effective as of October [    ], 2014 (the “Effective Date”), is entered into by and between VPS-1, Inc., a Delaware corporation with a principal place of business at 4505 Emperor Blvd., Suite 300, Durham, North Carolina 27703 (“Primary”), and Innocrin Pharmaceuticals, Inc. (originally incorporated as Hephestics, Inc. and formerly known as Viamet Pharmaceuticals, Inc.), a Delaware corporation with a principal place of business at 4505 Emperor Blvd., Suite 300, Durham, North Carolina 27703 (“Legacy”). Primary and Legacy may collectively be referred to as the “Parties” (and each, as a “Party”).

WHEREAS, Primary, Legacy, and certain other related entities have undergone a corporate restructuring such that certain intellectual property assets and other assets have been transferred to, and are owned or controlled by, Primary instead of Legacy, including but not limited to certain assets and know-how related to Metallophile™ Technology (as defined below);

WHEREAS, the Parties wish Primary to grant Legacy certain rights under the Metallophile™ Technology in order to enable Legacy to continue the further research and development of compounds targeting the Target (as defined below), including but not limited to the compound known to the Parties as VT-464 and certain related compounds.

NOW THEREFORE, intending to be legally bound, Legacy and Primary hereby covenant and agree as follows:

1. Definitions.

1.1 “API” means active pharmaceutical ingredient.

1.2 “Affiliate” means, with respect to a party, any Person that controls, is controlled by, or is under common control with that party. For the purpose of this definition, “control” shall mean direct or indirect ownership of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or more than fifty percent (50%) of the equity interest in the case of any other type of legal entity, or any other arrangement whereby the Person has the power to elect a majority of the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity. The parties acknowledge that in the case of certain entities organized under the laws of certain countries, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity. Notwithstanding anything to the contrary, neither Innocrin Pharmaceuticals Holdings, LLC (“Legacy Parent”) nor Legacy shall be considered an Affiliate of Primary, and Primary shall not be considered an Affiliate of either Legacy Parent or Legacy, for purposes of this Agreement.

1.3 “Applicable Laws” means any applicable laws, statutes, rules, regulations, ordinances, guidelines, and other pronouncements having the effect of law of any federal,

national, multinational, state, provincial, county, city or other political subdivision, agency or other body, domestic or foreign, including but not limited to those that may apply to the use, manufacture, sale, development, or commercialization of pharmaceutical or biological products or the performance of either Party’s obligations, or the exercise of either Party’s rights, under this Agreement.

1.4 “Change of Control” means (a) any consolidation or merger of a Party with or into any Third Party, or any other corporate reorganization involving a Third Party, in which those persons or entities that are stockholders of such Party immediately prior to such consolidation, merger or reorganization own less than fifty percent (50%) of the surviving entity’s voting power immediately after such consolidation, merger or reorganization; (b) a change in the legal or beneficial ownership of fifty percent (50%) or more of the voting securities of any Party (whether in a single transaction or series of related transactions) where, immediately after giving effect to such change, the legal or beneficial owner of more than fifty percent (50%) of the voting securities of such Party is a Third Party; or (c) the sale, transfer, lease, license or other disposition of all or substantially all of a Party’s assets (or that portion thereof related to this Agreement) in one or a series of related transactions to a Third Party.

1.5 “Commercially Reasonable Efforts” means the carrying out of obligations or tasks in a manner consistent with the efforts a Party devotes to research, development or marketing of a product or products of similar market potential, profit potential or strategic value resulting from its own research efforts or for its own benefit, taking into account technical, regulatory and intellectual property factors, target product profiles, product labeling, past performance, costs, economic return, the regulatory environment and competitive market conditions in the market niche, all based on conditions then prevailing, and subject to and in consideration of, in each case, the resources available to such Party and within such Party’s organization for such efforts.

1.6 “Control” or “Controlled” means, with respect to any Know-How or Patent Rights, the legal authority or right whether by ownership, license or otherwise of a party to grant a license or a sublicense of or under such Know-How or Patent Rights to another Person, without breaching the terms of any agreement with, or misappropriating the proprietary or trade secret information of, any other Person.

1.7 “Cover” means that the use, manufacture, sale, offer for sale, development, commercialization or importation of the subject matter in question by an unlicensed entity would infringe a Valid Claim of a Patent Right.

1.8 “Derivative” means, with respect to VT-464, any analog, isomer, tautomer, enantiomer, diastereomer, prodrug, metabolite, ester, salt, hydrate, solvate, racemate, or polymorph thereof.

1.9 “EU” means any member nation of the European Union as of the Effective Date.

1.10 “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.11 “Governmental Authority” means any court, agency, department or other instrumentality of any foreign, federal, state, county, city or other political subdivision (including any supra-national agency such as in the EU), including but not limited to, in the United States of America, the FDA.

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1.12 “Information” means information, results and data of any type whatsoever, including without limitation, databases, inventions, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and patent and other legal information or descriptions.

1.13 “Know-How” means any non-public Information and other trade secrets, data, instructions, processes, methods, formulae, techniques, compositions, materials, expert opinions and information, including without limitation, biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information. For the avoidance of doubt, Know-How shall exclude Patent Rights.

1.14 “Legacy Acquired Entity” means, in the event Legacy or any Affiliate thereof acquires any Third Party or all or substantially all of the stock, assets, or business of a Third Party or otherwise obtains control of a Third Party (with “control”, for purposes of this definition, having the meaning set forth above in the definition of “Affiliate”), such Third Party or any Affiliate thereof.

1.15 “Legacy Acquiring Entity” means any entity that acquires all or substantially all of the stock, assets, or business of Legacy (or all or substantially all of the assets or business thereof related, in either case, to this Agreement) or otherwise obtains control of Legacy (with “control”, for purposes of this definition, having the meaning set forth above in the definition of “Affiliate”), or any Affiliate of such an entity.

1.16 “Legacy Field” means the research and development of Target Inhibitors, including but not limited to VT-464 or any Derivatives, for human or veterinary therapeutic, prophylactic, or diagnostic use.

1.17 “Legacy Know-How” means any Know-How, other than Metallophile™ Improvements (which are assigned to Primary pursuant to Section 5.3), Controlled by Legacy or any Affiliate thereof that concerns any Permitted Primary Structure Information, or that otherwise is reasonably necessary or useful to predict, identify, generate, or develop the composition or structure of Metalloprotein Inhibitors, provided that Legacy Know-How excludes Patent Rights.

1.18 “Legacy Licensee” means any Third Party granted, a license or sublicense to make, have made, use, sell, offer for sale, import, develop, or commercialize any Legacy Products, including, in either case, for purposes of clarification but not limitation, a Third Party to whom Legacy or any Affiliate thereof grants exclusive rights to sell, market, or distribute one or more Legacy Products in all or any portion of the Legacy Field.

1.19 “Legacy Product” means any product incorporating, alone or in combination with one or more other APIs, VT-464, any Derivative, or any other Target Inhibitor the structure of which was, in whole or in part, predicted, identified, generate, or developed through the use of the Metalloprotein Technology in the Legacy Field.

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1.20 “Metallobase™” means, as in existence as of the Effective Date, Primary’s and its Affiliates’ proprietary database of information relating to metalloproteins that have been the basis of pharmaceutical and academic research programs and information relating to Metalloprotein Inhibitors of those metalloproteins that have been publicly disclosed or presented in the scientific literature. Notwithstanding anything to the contrary, Metallobase™ shall not include any such Know-How, or subject matter claimed in any Patent Rights, owned, licensed, or otherwise controlled by any Primary Acquiring Entity prior to the date of the transaction by which such Primary Acquiring Entity first became a Primary Acquiring Entity, provided that such Know-How, or subject matter claimed in any Patent Rights, was not already included within Metallobase™ prior to the date of the transaction by which such Primary Acquiring Entity first became a Primary Acquiring Entity.

1.21 “Metallophile™ Indices” means, as they exist and/or are known to Primary as of the Effective Date, Primary’s and its Affiliates’ in silico-derived predictors of the binding affinity of a given metal-binding group to a given metal. Notwithstanding anything to the contrary, Metallophile™ Indices shall not include any such Know-How, or subject matter claimed in any Patent Rights, owned, licensed, or otherwise controlled by (i) any Primary Acquiring Entity prior to the date of the transaction by which such Primary Acquiring Entity first became a Primary Acquiring Entity, provided that such Know-How, or subject matter claimed in any Patent Rights, was not already included within the Metallophile™ Indices prior to the date of the transaction by which such Primary Acquiring Entity first became a Primary Acquiring Entity, or (ii) any Primary Acquired Entity prior to the date of the transaction by which such Primary Acquired Entity first became a Primary Acquired Entity, provided that such Know-How, or subject matter claimed in any Patent Rights, was not already included within the Metallophile™ Indices prior to the date of the transaction by which such Primary Acquired Entity first became a Primary Acquired Entity.

1.22 “Metallophile™ Technology” means, as it exists as of the Effective Date, the technology used by Primary and its Affiliates to identify and design Metalloprotein Inhibitors and analogues thereof, which technology shall include (but not be limited to) Metallobase™, Metallophiles™, Metallophile™ Indices. Notwithstanding anything to the contrary, Metallophile™ Technology shall not include any such Know-How, or such subject matter claimed in any Patent Rights, owned, licensed, or otherwise controlled by (i) any Primary Acquiring Entity prior to the date of the transaction by which such Primary Acquiring Entity first became a Primary Acquiring Entity, provided that such Know-How, or subject matter claimed in any Patent Rights, was not already included within Metallophile™ Technology prior to the date of the transaction by which such Primary Acquiring Entity first became a Primary Acquiring Entity or (ii) any Primary Acquired Entity prior to the date of the transaction by which such Primary Acquired Entity first became a Primary Acquired Entity, provided that such Know-How, or subject matter claimed in any Patent Rights, was not already included within the Metallophile™ Technology prior to the date of the transaction by which such Primary Acquired Entity first became a Primary Acquired Entity.

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1.23 “Metallophiles™” means, as it exists as of the Effective Date, Primary’s and its Affiliates’ database of alternative metal-binding groups that can be used in the design of Metalloprotein Inhibitors. Notwithstanding anything to the contrary, Metallophiles shall not include any such Know-How, or such subject matter claimed in any Patent Rights, owned, licensed, or otherwise controlled by (i) any Primary Acquiring Entity prior to the date of the transaction by which such Primary Acquiring Entity first became a Primary Acquiring Entity, provided that such Know-How, or subject matter claimed in any Patent Rights, was not already included within Metallophiles prior to the date of the transaction by which such Primary Acquiring Entity first became a Primary Acquiring Entity or (ii) any Primary Acquired Entity prior to the date of the transaction by which such Primary Acquired Entity first became a Primary Acquired Entity, provided that such Know-How, or subject matter claimed in any Patent Rights, was not already included within Metallophiles™ prior to the date of the transaction by which such Primary Acquired Entity first became a Primary Acquired Entity.

1.24 “Metalloprotein Inhibitor” means any compound or agent that combines with a metalloprotein in such a manner as to prevent, inhibit, or interfere with the normal substrate-metalloprotein combination and the subsequent catalytic reaction.

1.25 “Patent Rights” means patents, patent applications, and any and all divisions, continuations, continuations-in-part, reissues, renewals, extensions or the like of any such patents and patent applications and all equivalents thereof worldwide.

1.26 “Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

1.27 “Primary Acquired Entity” means, in the event Primary or any Affiliate thereof acquires any Third Party or all or substantially all of the stock, assets, or business of a Third Party or otherwise obtains control of a Third Party (with “control”, for purposes of this definition, having the meaning set forth above in the definition of “Affiliate”), such Third Party or any Affiliate thereof.

1.28 “Primary Acquiring Entity” means any entity that acquires all or substantially all of the stock, assets, or business of Primary (or all or substantially all of the assets or business thereof related, in either case, to this Agreement) or otherwise obtains control of Primary (with “control”, for purposes of this definition, having the meaning set forth above in the definition of “Affiliate”), or any Affiliate of such an entity

1.29 “Permitted Primary Structure Information” means any metal-binding group or chemical structure(s) thereof, or any other Know-How Controlled by Primary as of the Effective Date or Controlled by Legacy or any Affiliate thereof which, in the reasonable determination of Primary, may provide insight as to Primary’s or Legacy’s methods, processes, and other technology or information, including but not limited to the Metallophile™ Technology, used specifically to predict, identify, generate, or develop the composition or structure of such metal-binding groups that (x) becomes publicly available, (y) is approved in writing by Primary for disclosure by Legacy or (z) is reasonably necessary or useful for the development, manufacture, or commercialization of a Legacy Product in the Field.

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1.30 “Protected Primary Structure Information” means, to the extent (i) known to Legacy as of the Effective Date or (ii) disclosed to Legacy by Primary or any Affiliate thereof following the Effective Date and not independently developed by or on behalf of Legacy or any Affiliate thereof without use or benefit of Primary’s Confidential Information or the Metallophile™ Technology, Primary Know-How concerning or constituting metal-binding groups included in, or utilized to specifically predict, generate, or develop, any Target Inhibitor, the chemical structures thereof, or any other Know-How Controlled by Primary which, in the reasonable determination of Primary, may provide insight as to the Metallophile™ Technology and its use to predict, identify, generate, or develop the composition or structure of such metal-binding groups, provided that Protected Primary Structure Information shall not include Permitted Primary Structure Information.

1.31 “Regulatory Approval” means any and all approvals (including supplements, amendments, pre- and post-approval), licenses, registrations, clearances, permits, or authorizations of any national, supra-national (e.g., the European Commission or the Council of the European Union), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the manufacture, distribution, use, marketing, or sale of a pharmaceutical or biological product for its intended use in a particular jurisdiction.

1.32 “Regulatory Filing” means any application for any form of Regulatory Approval, application to any Governmental Authority to test or evaluate any pharmaceutical or biological product, any DMFs, MSDSs, and any other filings or submissions required by or provided to any Governmental Authority(ies) relating to the development or commercialization of any pharmaceutical or biological product, including any supporting documentation, correspondence, meeting minutes, amendments, supplements, registrations, licenses, regulatory drug lists, advertising and promotion documents, adverse event files, complaint files, and manufacturing, shipping, or storage records with respect to any of the foregoing

1.33 “Target” means 17a-hydroxylase/17,20 lyase (also referred to as CYP17).

1.34 “Target Inhibitor” means a Metalloprotein Inhibitor that has an IC50 concentration of 1 micromolar or less against the Target.

1.35 “Territory” means the entire world.

1.36 “Third Party” means any Person other than Primary, Legacy, or any Affiliate of either of the foregoing.

1.37 “Valid Claim” means a claim of any pending patent application or any issued, unexpired United States or granted foreign patent that has not been dedicated to the public, disclaimed, abandoned or held invalid or unenforceable by a court or other body of competent jurisdiction from which no further appeal can be taken, and that has not been explicitly disclaimed, or admitted in writing to be invalid or unenforceable or of a scope not Covering a particular subject matter through reissue, disclaimer or otherwise.

2. Protective Provisions. Notwithstanding anything to the contrary, Legacy shall not disclose, provide, or identify any portion of the Metallophile™ Technology, any metal-binding

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groups included in any Metalloprotein Inhibitors with respect to the Target, or any other Protected Primary Structure Information to any Affiliate of Legacy or Third Party, provided that the foregoing shall not apply to Permitted Primary Structure Information. Legacy shall (i) use Commercially Reasonable Efforts to maintain the confidentiality of Permitted Primary Structure Information of the type referenced in clause (y) or (z) of Section 1.29 (which efforts shall include, to the extent Commercially Reasonable, disclosing Permitted Primary Structure Information to Third Parties under Commercially Reasonable obligations of confidentiality) and (ii) use (and ensure that its Affiliates use) Commercially Reasonable Efforts to enforce all conditions of confidentiality imposed by Legacy with respect to Permitted Primary Structure Information. Neither Legacy nor any Affiliate thereof shall intentionally undertake any efforts to reverse engineer any portion of the Metallophile™ Technology, except to the extent necessary to enable Legacy to exercise its rights under this Agreement.

3. Licenses

3.1 Licenses to Legacy.

(a) Licenses. Primary hereby grants Legacy a royalty-free, fully-paid, world-wide, exclusive license, without rights of sublicense and transferable only in accordance with Section 9.8, under the Metallophile™ Technology and, solely to the extent Metallophile™ Improvements have been provided to Primary by Legacy in accordance with Section 5.3, Metallophile™ Improvements to research and develop APIs constituting Target Inhibitors, including but not limited to VT-464 and Derivatives, or products incorporating any Target Inhibitors, alone or in combination with other APIs, which license shall be perpetual and irrevocable except in the event of any termination pursuant to Section 8, provided that the Parties acknowledge and agree that Primary’s, its Affiliates’, and their respective licensees’ research, development, or commercialization of any Metalloprotein Inhibitor with respect to any metalloprotein target other than the Target that also may be a Metalloprotein Inhibitor with respect to the Target shall not constitute a breach of this Agreement to the extent the Target was not intentionally targeted by Primary, its Affiliates, or their respective licensees in the course of the research or development of such Metalloprotein Inhibitor using the Metallophile™ Technology. The foregoing shall not be construed as creating in Legacy any right, title, or interest in any Metallophile™ Improvements, except for the license granted in the first sentence of this Section 3.1(a). Primary hereby grants Legacy and its Affiliates a nonexclusive, royalty-free, fully-paid, perpetual and irrevocable world-wide license, with rights of sublicense, under Permitted Primary Structure Information (to the extent Controlled by Primary) to make, have made, use, sell, offer for sale, and import Legacy Products incorporating, alone or in combination with other APIs, one or more of the following as an API: (i) VT-464, (ii) Derivatives, or (iii) any other Target Inhibitor(s) that is(are) identified, predicted, generated, or developed through Legacy’s exercise of its rights under the preceding sentence.

(b) Sublicensing. The license granted in the second (2nd) sentence of Section 3.1(a) shall include the right of Legacy and its Affiliates to sublicense to any Third Party so long as such sublicense is consistent with the terms of this Agreement and contains terms reasonably sufficient to enable Legacy and its Affiliates to comply with the provisions of this Agreement and satisfy their obligations hereunder.

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3.2 Licenses to Primary.

(a) License. Legacy hereby grants Primary and its Affiliates a perpetual, irrevocable, royalty-free, fully-paid, transferable, co-exclusive license, with rights of sublicense as further described below, under the Legacy Know-How to make, have made, use, sell, import, research, develop, or commercialize Metalloprotein Inhibitors, or any products incorporating any Metalloprotein Inhibitors in the Territory, other than VT-464, Derivatives, or Target Inhibitors.

(b) Sublicensing. The licenses granted in Section 3.2(a) shall include the right of Primary and its Affiliates to sublicense to any Third Party so long as such sublicense is consistent with the terms of this Agreement and contains terms reasonably sufficient to enable Primary and its Affiliates to comply with the provisions of this Agreement and satisfy their obligations hereunder.

3.3 Section 365(n). All licenses granted under this Agreement are deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined in Section 101 of such Code. The Parties agree that a Party granted a license pursuant to this Agreement (a “Licensee”) may fully exercise all of its rights and elections under the U.S. Bankruptcy Code and any foreign equivalent thereto in any country having jurisdiction over a Party or its assets. The Parties further agree that, in the event a Licensee elects to retain its rights as a licensee under such Code, such Licensee shall be entitled to complete access to any technology licensed to it hereunder and all embodiments of such technology. Such embodiments of the technology shall be delivered to such Licensee not later than:

(c) the commencement of bankruptcy proceedings against the other Party, upon written request, unless the other Party elects to perform its obligations under this Agreement, or

(d) if not otherwise delivered under this Section 3.3, upon the rejection of this Agreement by or on behalf of the other Party, upon Licensee’s written request.

3.4 No Implied Rights. Neither Party (nor any Affiliate of either Party) shall obtain any implied license rights to any Patent Rights or Know-How of the other Party (or any Affiliate thereof). Any rights not expressly granted to a Party (or its Affiliates) under this Agreement shall be retained by the other Party (and its Affiliates).

4. Diligence; Compliance; Affiliates.

4.1 Compliance. Each Party shall comply, and cause its Affiliates to comply, with all Applicable Laws in the performance of its obligations, and exercise of its rights, under this Agreement.

4.2 Maintenance of Rights. Except as expressly contemplated by this Agreement, both Legacy and Primary shall not, and shall ensure that their Affiliates do not, by act, omission, or the execution of any agreement with any Third Party, directly or indirectly materially and adversely affect, or materially reduce the scope of, the other Party’s rights under this Agreement with respect to Metallophile™ Technology (including Metallophile™ Improvements) without the other Party’s written consent.

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4.3 Responsibility for Affiliates. Each Party shall be responsible for its Affiliates’ compliance with this Agreement, and for any breach of this Agreement by any of its Affiliates. Any act or omission of a Party’s Affiliate concerning this Agreement shall be deemed the act or omission of such Party, and such Party shall be liable for such act or omission as if such act or omission was that of such Party.

5. Confidentiality; Publication; Intellectual Property

5.1 Confidentiality.

(a) Definition. For purposes of this Agreement, “Confidential Information” means all information, technical data or know-how disclosed by or on behalf of one Party (the “Discloser”) to the other Party (the “Recipient”, which shall include any of such party’s Affiliates, directors, officers, employees, agents, contractors, consultants, advisors, and service providers), including, but not limited to, that which relates to research, data, algorithms, formulae, chemical entities, compounds, mixtures, product plans, products, services, customers, markets, software, developments, inventions, processes, designs, drawings, product or satisfaction surveys, questionnaires, marketing or finances, provided that, notwithstanding anything to the contrary, (i) Protected Primary Structure Information, all information concerning Metallophile™ Technology, and any information concerning the manufacture or use of any of the foregoing (other than Permitted Primary Structure Information) shall be deemed the Confidential Information of Primary, and Primary shall be the Discloser, and Legacy the Recipient, thereof regardless of the source or actual initial disclosing party of such Confidential Information, (ii) all Information concerning VT-464, any Derivative thereof, any Legacy Products, or Permitted Primary Structure Information that is disclosed to Primary or any Affiliate thereof hereunder, shall be deemed the Confidential Information of Legacy, and Legacy shall be the Discloser, and Primary the Recipient, thereof regardless of the source or actual initial disclosing party of such Confidential Information, and (iii) the terms and conditions of this Agreement shall be deemed the Confidential Information of both parties. Any disclosure of Confidential Information to Recipient by (a) Discloser or any of its Affiliates or (b) any Third Party at the request of Discloser, shall be deemed to be a disclosure made by Discloser under this Agreement.

(b) Confidentiality and Limitations on Use. Each Recipient agrees that it shall (a) not disclose the Discloser’s Confidential Information to any Third Party, (b) take reasonable precautions to prevent disclosure of such Confidential Information to Third Parties, and (c) not use the Discloser’s Confidential Information except as contemplated by this Agreement. Each Recipient shall be responsible for any breach by its Affiliates, directors, officers, employees, consultants, contractors, advisors, or service providers (collectively, “Representatives”) of the confidentiality obligations and limitations on use contained herein, which shall be considered a breach by Recipient.

(c) Exceptions. The obligations of Recipient under Section 5.1(b) shall not apply to any Confidential Information of the Discloser which the Recipient can demonstrate:

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(i) is (at the time of disclosure (or generation)) or becomes (after the time of disclosure (or generation)) known to the public through no breach of this Agreement by Recipient;

(ii) is disclosed to Recipient or any of its Affiliates without obligation of confidentiality or limitation on use by a Third Party who is entitled to disclose it without breaching a confidentiality obligation to Discloser or any of its Affiliates;

(iii) as shown by written records, was known to, or was otherwise in the possession of, Recipient or any of its Affiliates prior to the time of disclosure by Discloser (or, if applicable, generation by Recipient or any Representative thereof); or

(iv) as shown by written records, is developed by Recipient or any of its Affiliates independently of this Agreement and without use or benefit of any of Discloser’s Confidential Information.

(d) Authorized Disclosure and Use. A Recipient may use and disclose the other Party’s Confidential Information as follows: (a) under appropriate confidentiality provisions substantially equivalent to those in this Agreement, solely as reasonably required or useful in connection with the performance of its obligations or exercise of rights granted to such Party in this Agreement, (b) to the extent such disclosure is reasonably necessary in filing or prosecuting patent, copyright, or trademark applications in accordance with this Agreement, prosecuting or defending litigation, complying with Applicable Laws (including, without limitation, any securities regulations applicable to a Party), obtaining Regulatory Approval, or developing or commercializing a product, provided, however, that if Recipient is required by Applicable Laws to make any such disclosure of the other Party’s Confidential Information it will, except where reasonably impracticable for necessary disclosures (for example, in the event of medical emergency), give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use Commercially Reasonable Efforts to secure confidential treatment of such Confidential Information required to be disclosed and, to the extent confidential treatment cannot be secured using Commercially Reasonable Efforts, provide the other Party a reasonable opportunity to review and comment on the proposed disclosure, (c) in communication with existing and potential investors, consultants, advisors (including financial advisors, lawyers and accountants), lenders, acquirers, acquisition or merger targets, licensees, licensors, and other strategic partners on a need to know basis, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement, provided that, in any such disclosure, Legacy shall not disclose to any Third Party any Protected Primary Structure Information without Primary’s prior written consent, or (d) to the extent mutually agreed to in writing by the Parties.

(e) Required Disclosures.

(i) Recipient may disclose the Discloser’s Confidential Information if compelled to do so by a court, administrative agency or other tribunal of competent jurisdiction or required to do so under Applicable Law, provided however, that in such case Recipient shall (i) provide prompt written notice to Discloser in advance of the disclosure, to the extent reasonably possible, so that Discloser may seek confidential or protective treatment thereof, (ii)

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cooperate with Discloser, as reasonably requested thereby, in seeking confidential or protective treatment of such information, and (iii) only disclose that portion of such Confidential Information that, based on the reasonable advice of its legal counsel, is required to be disclosed. In the event that Discloser’s Confidential Information is required to be disclosed pursuant to this paragraph, Recipient shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information.

(ii) The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties. Such terms may be disclosed by a Party to investment bankers, counsel accountants, financial advisors, potential or actual investors, potential or actual lenders, potential or actual acquirers, acquisition targets, or merger targets, actual or potential licensees, or actual or potential other strategic partners, provided that they are bound by obligations of confidentiality and non-use at least as protective as those set forth in this Section 5.1. In addition, a copy of this Agreement or a notification thereof may be filed or registered by either Party with any governmental or regulatory authority, including but not limited to the Federal Trade Commission, the Justice Department, or the Securities and Exchange Commission (or any similar foreign entity) if such filing is required by law or regulation. In connection with any such filing, such Party shall (i) provide the other Party a reasonable opportunity to review and comment on any potential disclosure and (ii) use commercially reasonable efforts to obtain confidential treatment of economic, trade secret, and other confidential or proprietary information to the extent permitted by Applicable Laws and the applicable Governmental Authority(ies). In any event, the Parties agree to take all reasonable action to avoid disclosure of the other Party’s Confidential Information except as permitted hereunder.

(f) Return or Destruction of Confidential Information. Upon termination or expiration of this Agreement, Recipient shall, subject to any rights of Recipient therein that may survive such termination or expiration or Party’s need to retain such Confidential Information to exercise its surviving rights hereunder, return to Discloser or, at Recipient’s option and cost, destroy all Confidential Information (including copies thereof and extracts therefrom) of the Discloser; provided, however, that Recipient may retain one copy of such Confidential Information solely for archival purposes and subject to any copies remaining on Recipient’s standard computer back-up devices (which copies Recipient agrees not to access after termination).

5.2 Publication. Subject to, and without limitation of, Sections 2 and 5.1, Legacy and its Affiliates shall have the right to publish, present or otherwise disclose, including in scientific journals or promotional literature, information pertaining to VT-464, any Derivative thereof, or any Target Inhibitor; provided, however, that the following procedure shall apply: (i) Legacy shall first provide a copy of the proposed publication or presentation to Primary for review and comment for a period not to exceed sixty (60) calendar days (the “Legacy Review Period”); (ii) if, during the Legacy Review Period, Legacy receives written notice from Primary identifying Confidential Information of Primary in such a proposed publication or presentation and requesting its deletion, then Legacy shall (i) delete such Confidential Information from the proposed publication and/or delay such publication or presentation for an additional sixty (60) calendar days in order to permit Primary to file a patent application covering such Confidential Information.

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5.3 Metallophile™ Improvements. Subject to Legacy’s rights under Section 3.1, Primary shall be entitled to sole ownership of all inventions, discoveries, or improvements directly related to the Metallophile™ Technology conceived, reduced to practice, or otherwise generated by either Party, any Affiliate thereof, or any employee, contractor, agent, or representative of either Party or any Affiliate thereof, solely or jointly with the other Party, any Affiliate thereof, or any Third Party, as a result of the activities contemplated by this Agreement, the parties’ interactions under this Agreement, or Legacy’s, its Affiliates’, or their employees’, contractors’, agents’ or representatives’ knowledge or use of, or access to, Primary’s Confidential Information or Metallophile™ Technology, and all intellectual property rights related thereto (collectively, all of the foregoing, “Metallophile™ Improvements”). Subject to Legacy’s rights under Section 3.1, Legacy hereby assigns all of its right, title, and interest in any Metallophile™ Improvements, and all intellectual property rights related thereto, to Primary, free and clear of all liens, claims, and encumbrances. Legacy shall take all actions, and shall cause its Affiliates and its Affiliates’ employees, contractors, agents, and other representatives to take all actions, including but not limited to the execution of patent assignments or other documents, reasonably requested by Primary to effect the purposes of the foregoing. As soon as reasonably aware of the conception, reduction to practice, or other generation of any Metallophile™ Improvement by Legacy or any Affiliate thereof, or any employee, contractor, agent, or other representative of either of the foregoing, solely or jointly with Primary or any Third Party, Legacy shall promptly disclose the same to Primary in writing. Notwithstanding the foregoing, Primary shall have the right to inquire once every six (6) months as to whether Legacy or an Affiliate thereof, or any employee, contractor, agent or other representative of either of the foregoing has conceived, reduced to practice, or otherwise generated any Metallophile™ Improvement. Within forty-five (45) days of said inquiry, Legacy will: (1) disclose the existence of any such Metallophile™ Improvement to Primary in writing; and (2) make said Metallophile™ Improvement available to Primary in a manner to be agreed upon by the Parties.

5.4 Legacy Inventions. Legacy shall, notwithstanding anything to the contrary, be entitled to sole ownership of all inventions, discoveries, or improvements constituting a Target Inhibitor, or directly concerning the use or manufacture thereof, conceived, reduced to practice, or otherwise generated by or on behalf of Legacy, any Affiliate thereof, or any employee, contractor, agent, or representative of either of the foregoing, solely or jointly with Primary, any Affiliate thereof, or any Third Party, as a result of Legacy’s exercise of the rights granted to it and its Affiliates under this Agreement or the research, development, manufacture, or commercialization of Target Inhibitors by or on behalf of Legacy or its Affiliates, and all intellectual property rights related thereto, which shall include but not be limited to any Patent Rights Covering any such invention, discovery, or improvement (collectively, all of the foregoing, “Legacy Inventions”). Primary hereby assigns all of its right, title, and interest in any Legacy Invention, and all intellectual property rights related thereto, to Legacy, free and clear of all liens, claims, and encumbrances. Primary shall take all actions, and shall cause its Affiliates and its Affiliates’ employees, contractors, agents, and other representatives to take all actions, including but not limited to the execution of patent assignments or other documents, reasonably requested by Legacy to effect the purposes of the foregoing.

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6. Representations and Warranties; Disclaimer.

6.1 Representations and Warranties. Each Party represents and warrants to the other that, as of the Effective Date:

(a) it is duly organized and validly existing under the laws of its jurisdiction of organization, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;

(c) this Agreement is legally binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any Governmental Authority having jurisdiction over it;

(d) it is aware of no action, suit or inquiry or investigation instituted by any governmental agency that questions or threatens the validity of this Agreement; and

(e) all necessary consents, approvals and authorizations of all Governmental Authorities and other parties required to be obtained by such Party to enter into this Agreement have been obtained (provided, however, that the foregoing shall not be construed as a representation or warranty concerning governmental authorizations and non-infringement of intellectual property rights of Third Parties disclaimed in Section 6.2 below).

6.2 Disclaimer of Warranties. EXCEPT AS EXPLICITLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTIES, EITHER EXPRESS OR IMPLIED, AS TO ANY MATTER, INCLUDING, WITHOUT LIMITATION, THE RESULTS OF ANY RESEARCH OR DEVELOPMENT CONTEMPLATED BY THIS AGREEMENT, ANY INVENTIONS, COMPOUNDS, OR PRODUCT, TANGIBLE OR INTANGIBLE, CONCEIVED, DISCOVERED OR DEVELOPED UNDER THIS AGREEMENT, THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESULTS OF SUCH RESEARCH AND DEVELOPMENT OR ANY COMPOUND OR PRODUCT, OR ANY WARRANTY THAT THE MANUFACTURE, USE, SALE, OR IMPORT OF ANY PRODUCT WILL NOT INFRINGE, VIOLATE, OR MISAPPROPRIATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY. EACH PARTY ACKNOWLEDGES THAT, WITHOUT LIMITATION OF THE PARTY’S CONTRACTUAL OBLIGATIONS HEREUNDER, THE RESEARCH AND DEVELOPMENT CONTEMPLATED BY THIS AGREEMENT IS EXPERIMENTAL IN NATURE AND THAT NEITHER PARTY HAS ANY OBLIGATION, AND HAS MADE NO WARRANTY, WITH RESPECT TO ANY OUTCOME OR RESULTS OF SUCH RESEARCH AND DEVELOPMENT.

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7. Indemnification; Limitations on Liability

7.1 Indemnification by Legacy. Subject to Section 7.3, Legacy hereby agrees to defend, indemnify and hold harmless Primary and its Affiliates and each of their directors, officers, employees, agents, contractors, and other representatives (“Primary Indemnitees”) from and against all suits, claims, proceedings or causes of action brought by any Third Party(ies) (“Claims”), and all associated damages, liabilities, expenses and/or loss, including reasonable legal expenses and reasonable attorneys’ fees (“Losses”), to the extent arising out of (I) Legacy’s, its Affiliates’, Legacy Licensees’, or any Legacy Representative’s (i) negligence or willful misconduct in connection with this Agreement, (ii) breach of this Agreement, (iii) failure to comply with Applicable Laws in connection with this Agreement, or (iv) development, commercialization, manufacture, use, import, export, sale, marketing, or distribution of any Legacy Product or (II) any Third Party’s claim or allegation of infringement of its intellectual property rights by Legacy’s exercise of its rights hereunder with respect to Metallophile™ Technology or Legacy’s, its Affiliates’, Legacy Licensees’, or any Legacy Representative’s development, commercialization, manufacture, use, import, export, sale, marketing, or distribution of any Legacy Product, except to the extent such Losses result from the circumstances described in the first (1st) sentence of Section 7.2. For purposes of this Section 7, a “Legacy Representative” means any officer, director, employee, contractor, agent, other representative, successor, or assign of Legacy or any Affiliate thereof.

7.2 Indemnification by Primary. Subject to Section 7.3, Primary hereby agrees to defend, indemnify and hold harmless Legacy and its Affiliates and each of their directors, officers, employees, agents, contractors, and other representatives (“Legacy Indemnitees”) from and against all Claims and all associated Losses, to the extent arising out of Primary’s, its Affiliates’, or any Primary Representatives’ (i) negligence or willful misconduct in connection with this Agreement, (ii) breach of this Agreement, or (iii) failure to comply with Applicable Laws in connection with this Agreement, except to the extent such Losses result from any of the circumstances described in clause (I) or (II) of the first (1st) sentence of Section 7.1. For purposes of this Section 7, a “Primary Representative” means any officer, director, employee, contractor, agent, other representative, successor, or assign of Primary or any Affiliate thereof.

7.3 Indemnification Procedure. Each Party’s agreement to indemnify, defend, and hold harmless under Section 7.1 or 7.2, as applicable, is conditioned upon the indemnified party (a) providing written notice to the indemnifying Party of any claim, demand or action arising out of the indemnified matter as soon as reasonably possible, and in any event no later than within thirty (30) days after the indemnified Party has actual knowledge of such claim, demand or action, (b) permitting the indemnifying Party to assume control over the investigation of, preparation and defense against, and settlement or voluntary disposition of any such claim, demand or action, (c) assisting the indemnifying Party, at the indemnifying Party’s reasonable expense, in the investigation, preparation, defense, and settlement or voluntary disposition of any such claim, demand or action, and (d) not compromising, settling, or entering into any voluntary disposition of any such claim, demand or action without the indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld; provided, however, that if the party entitled to indemnification fails to promptly notify the indemnifying Party pursuant to the foregoing clause (a), the indemnifying Party will only be relieved of its indemnification obligation under this Section 7 to the extent materially prejudiced by such failure. Notwithstanding anything to the contrary, however:

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(a) an indemnifying Party shall not compromise, settle, or enter into any voluntary disposition of any claim, demand or action in any manner that admits material fault or wrongdoing on the part of the indemnified party or incurs non-indemnified liability on the part of the indemnified party without the prior written consent of the indemnified party; and

(b) an indemnifying Party shall not settle, compromise, or agree to any voluntary disposition of any matter subject to indemnification hereunder in any manner which may materially and adversely affect any portion of the Metallophile™ Technology without Primary’s prior written consent.

7.4 Limitations on Liability. IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT, PROVIDED THAT, NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE FOREGOING SHALL NOT BE CONSTRUED TO LIMIT THE INDEMNITY OBLIGATIONS SET FORTH IN SECTIONS 7.1 AND 7.2 ABOVE OR EITHER PARTY’S LIABILITY FOR PATENT INFRINGEMENT OR BREACH OF SECTION 5.1.

8. Term; Termination

8.1 Term. This Agreement commences on the Effective Date and shall remain in effect until terminated pursuant to Section 8.2 or 8.3.

8.2 Discretionary Termination by Legacy. Legacy shall have the right to terminate this Agreement at any time upon written notice to Primary

8.3 Termination for Cause. Either Party shall have the right to immediately terminate this Agreement in the event the other Party fails to perform any of its material obligations under this Agreement and such failure to perform is not cured within thirty (30) days of written notice of such failure. The right of any Party to terminate this Agreement pursuant to this Section shall not be affected in any way by its waiver (other than waivers executed in writing by an authorized officer of such Party) or failure to take action with respect to any prior default. The Party not in default shall be entitled to terminate this Agreement without prejudice to any other rights conferred on it by this Agreement or under law or equity.

8.4 Effects of Termination or Expiration; Survival. Upon any termination or expiration of this Agreement, Legacy’s rights under the first (1st) sentence of Section 3.1(a) shall terminate and, except as permitted by the second (2nd) sentence of Section 3.1(a), Legacy shall (i) cease all practice and/or use of the Metallophile™ Technology and (ii) destroy all records, information, and software related to the Metallophile™ Technology. Sections 1, 2, 3.1(a) (only with respect to the second (2nd) sentence thereof), 3.1(b), 3.2, 3.3, 3.4, 4.3, 5, 6.2, 7, 8, and 9 and the Parties’ rights and obligations thereunder, shall survive termination or expiration of this Agreement, and termination or expiration of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of any Party prior to such termination or expiration.

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8.5 Termination Not Limitation on Other Available Remedies. Any rights or remedies set forth in this Section 8 are not exclusive, and shall not limit any other legal or equitable remedies that are available to the Parties.

9. Miscellaneous

9.1 Notice. Any notice required or permitted to be given hereunder shall, except where specifically provided otherwise, be given in writing to the person listed below by personal delivery or reputable international business courier with guaranteed delivery in three (3) days or less:

If to Primary: VPS-1, Inc. 4505 Emperor Blvd. Suite 300 Durham, NC 27703 Attention: Robert Schotzinger Facsimile: (919) 467-8540	If to Legacy: Innocrin Pharmaceuticals, Inc. 4505 Emperor Blvd. Suite 300 Durham, NC 27703 Attention: William Moore Facsimile: (919) 467-8540

or to such address as each party designates by written notice to the other. Notice hereunder shall be deemed to have been duly given (a) on the date of delivery, if delivered personally, or (b) if delivered by a reputable international business courier, the date of delivery to such address confirmed by such courier.

9.2 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, excluding that body of law known as choice of law, and shall be binding upon the parties hereto in the United States and worldwide.

9.3 Entire Agreement; Amendment. This Agreement, including but not limited to the schedules and appendices hereto, set forth the entire agreement and understanding of the parties as to the subject matter hereof and shall be binding on the parties and on each of their respective Affiliates. Except as explicitly provided for in this Agreement, this Agreement may be amended only by a written instrument duly executed by both parties hereto.

9.4 Waiver. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

9.5 Severability. Any invalidity, illegality or limitation of the enforceability with respect to any one or more of the provisions of this Agreement, or any part thereof, shall in no way affect or impair the validity, legality or enforceability of any other provisions of this Agreement.

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In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the parties, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

9.6 Headings. The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement

9.7 Publicity. Notwithstanding anything to the contrary in this Agreement, either party may issue a press release or other public statement, whether oral or written, disclosing the existence (but not the terms) of this Agreement provided that such party has obtained the prior written consent of the other party, which consent shall not be unreasonably withheld, provided that, in the event any such release or statement is required by Applicable Laws (including but not limited to the rules of any internationally recognized public securities exchange), such statement or release may be made without the other party’s prior written consent, provided the party required to make such release or statement provides, to the extent reasonably possible, the other party a reasonable advance opportunity to review and comment on the proposed statement or release.

9.8 Assignment. This Agreement may not be assigned by either party without the prior written consent of the other, such consent not to be unreasonably withheld; provided, however, that either Party may assign this Agreement (and its rights and obligations hereunder) without the other Party’s consent: (a) to one of its Affiliates or (b) in connection with the assignment, transfer, sale or divestiture of all or substantially all of its business or assets (or that portion thereof to which this Agreement pertains) or in the event of its merger or consolidation with a Third Party, provided that, in the case of such an assignment under clause (a) or (b), such assignee agrees in writing to be bound by all terms and conditions of this Agreement. Any attempted assignment of this agreement made in violation of the foregoing shall be deemed null and avoid. This Agreement shall inure to the benefit of and be binding upon each party, its successors and assigns. No assignment shall relieve either party of the performance of any accrued obligation.

9.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the Parties have each duly executed this Metallophile Technology License Agreement by their appropriate authorized representative as of the Effective Date.

INNOCRIN PHARMACEUTICALS, INC.		VPS-1, INC.

By:		By:
Name:	William Moore	Name:	Robert J. Schotzinger, M.D., Ph.D
Title:	President	Title:	President

EXHIBIT D

Form of Transition Services Agreement

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is made as of October [•], 2014, by and between Innocrin Pharmaceuticals Holdings, LLC, a Delaware limited liability company (“SpinCo”), and Viamet Pharmaceuticals Holdings, LLC, a Delaware limited liability company (“Viamet”). In this Agreement, each of SpinCo and Viamet are sometimes referred to individually as a “Party” and, collectively, as the “Parties.”

WHEREAS, SpinCo and Viamet are parties to a Separation and Distribution Agreement of even date herewith (the “Separation Agreement”), which sets forth the terms upon which Viamet will be separated into two independent companies, one for each of (a) the Viamet Business (such term and each other capitalized term used but not defined herein to have the meanings given to such terms in the Separation Agreement), which shall be owned and conducted, directly or indirectly, by Viamet, and (b) the SpinCo Business, which shall be owned and conducted, directly or indirectly, by SpinCo;

WHEREAS, Viamet and SpinCo desire that, after the Asset Transfer Closing, Viamet and the Viamet Group Members shall provide to SpinCo and the SpinCo Group Members, and SpinCo and the SpinCo Group Members shall provide to Viamet and the Viamet Group Members, certain services on a transitional basis, and the Separation Agreement contemplates that the Parties shall execute and deliver this Agreement on the Closing Date; and

WHEREAS, each Party is willing to provide (and to cause its Group Members to provide) such services on a limited time basis, all on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

1. SERVICES

1.1 General. Until the earlier of (x) the expiration of the applicable Service Period (as defined below and including any extension thereof pursuant to Section 7.1), (y) the date on which such Transition Service is discontinued pursuant to Section 1.9 and (z) the expiration of the Term, (a) Viamet, through the Viamet Group Members, and its and their respective employees, agents or contractors, shall provide or cause to be provided to SpinCo and the SpinCo Group Members, solely for the benefit of SpinCo and the SpinCo Group Members, each service set forth on Schedule A (each, a “Viamet Service”) and (b) SpinCo, through the SpinCo Group Members, and its and their respective employees, agents or contractors, shall provide or cause to be provided to Viamet and the Viamet Group Members, solely for the benefit of Viamet and the Viamet Group Members, each service set forth on Schedule B (each, a “SpinCo Service”). The Viamet Services and the SpinCo Services shall be collectively referred to herein as the “Services.” A Party or its Group Member providing any Service is referred to herein in such capacity as the “Provider” and a Party or its Group Member receiving any Service is referred to herein in such capacity as the “Recipient.” Notwithstanding anything to the contrary set forth herein, so long as a Party is a limited liability company, any Services provided hereunder to such Party shall be provided to one of its Group Members that is a corporation. Each Party acknowledges and agrees that nothing in this Agreement shall require the other Party or any of its respective Group Members to hire, obtain, or retain additional resources of any type (whether personnel, infrastructure, or otherwise) to provide the Services, nor shall anything in this Agreement require the Provider to prioritize providing Services to the Recipient (or the Recipient’s Group Members) over performing similar services for its own benefit or the benefit of its own Group Members.

1.2 Level of Services. Subject to Section 1.1, the Services shall be provided to the Recipient in a manner substantially similar in scope, quality, and nature (including staffing and hours of operation) to those provided to, or provided on behalf of, the Viamet Business (if Viamet or a Viamet Group Member is the Recipient) or the SpinCo Business (if SpinCo or a SpinCo Group Member is the Recipient), as applicable, prior to the date hereof.

1.3 Cooperation. Each Party shall cause its employees and the employees of its respective Group Members to reasonably cooperate with employees of the other Party and such other Party’s Group Members to the extent required for effective delivery of the Services. In addition, each Party shall name a point of contact who shall be responsible for the day-to-day implementation of this Agreement (each such person, a “Service Coordinator”), including attempted resolution of any issues that may arise during the performance of any of Party’s obligations hereunder.

1.4 Third Party Services. The Provider shall have the right to engage the services of independent contractors to deliver some or all of the Services, or assist the Provider in the delivery of Services, contemplated under this Agreement (each, a “Subcontractor”). If the Provider utilizes Subcontractors to deliver or assist the Provider in the delivery of any Services, the Provider will (a) impose on such Subcontractors the confidentiality obligations specified in this Agreement, (b) use commercially reasonable efforts to supervise the performance of such Subcontractors to ensure that the Services meet the requirements of this Agreement and (c) retain responsibility for the provision to the Recipient of the Services to be performed.

1.5 Access.

(a)

The Recipient shall, and shall cause its Group Members to, permit the Representatives of the Provider to have access (during normal business hours upon reasonable advance notice and in a manner so as not to interfere with the conduct of the SpinCo Business or the Viamet Business, as applicable) to the information, personnel, equipment, office and storage space and Systems (as defined in Section 1.5(b) below) required for the Provider to provide the Services. Notwithstanding the foregoing, neither the Recipient nor any of its Group Members shall be obligated to provide any information, documents or access to any Person other than the Provider or one of its Group Members unless the Provider is responsible for the use and disclosure of any information obtained by such Person from the Recipient or one of its Group Members, and such Person is subject to confidentiality obligations with the Provider consistent with Article 5 of the Separation Agreement. Further, neither the Recipient nor any of its Group

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Members shall be obligated to provide (i) any Restricted Information, (ii) any information or access that would result in the disclosure of any information of the Recipient or any of its Affiliates unrelated to the Services (and the Recipient and its Group Members shall be permitted to redact any such information from any materials provided to the Provider or its Representatives) or (iii) any consolidated, combined, affiliated, or unitary Tax return that includes the Recipient or any of its Affiliates or any Tax-related work papers. Notwithstanding the foregoing, in the event that the Recipient or one of its Group Members elects not to provide information, documents or access to the Provider or its Representatives in accordance with this Section 1.5(a), the Provider shall not be obligated to provide any Service to the Recipient or its Group Members that cannot reasonably be provided without such information, documents or access. The Provider shall cause all of its Representatives, when on the premises of the Recipient or one of its Group Members or when given access to any information, personnel, equipment, office and storage space and Systems, to conform to the policies and procedures of the Recipient or its Group Member concerning health, safety and security which are made known to the Provider in advance in writing.

(b)	System Security. If either Party is given access to the other Party’s (or the other Party’s Group Members’) computer system(s), facilities, networks (including voice or data networks), software, or other information technology assets (collectively, “Systems”) in connection with performance or transition of the Services, such Party shall comply with all security regulations and other policies and procedures reasonably required by the other Party (or such other Party’s Group Members) from time to time which are made known to such Party in advance in writing (“Regulations”), and will not intentionally tamper with, compromise or circumvent any security, privacy or audit measures that are employed by the other Party (or such other Party’s Group Members) and which are made known to such Party in advance in writing. The Representatives of the Party being granted access to the other Party’s (or such other Party’s Group Members’) Systems may be required to execute a reasonable, separate system access agreement for individuals who are to have access to such Systems. The Party being granted such access shall ensure that only those users who are specifically authorized by the other Party (or such other Party’s Group Members) to gain access to the other Party’s (or such other Party’s Group Members’) Systems as necessary to utilize or provide the Services, as applicable, gain such access. Each Party shall be responsible for all acts and omissions of its Representatives. If at any time a Party determines that any Representative of either Party (or a Party’s Group Members) has sought to circumvent or has circumvented the other Party’s (or the other Party’s Group Members’) Regulations or other security, privacy or audit measures or that an unauthorized person has accessed or may access the other Party’s (or such other Party’s Group Members’) Systems or a person has engaged in activities that may lead to the unauthorized access, destruction or alteration or loss of data, information or software, the determining Party shall promptly notify the other Party and the other Party shall have the right to immediately terminate any such person’s access to such Party’s (or such Party’s Group Members’) Systems.

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1.6	Independent Contractor. For all purposes hereof, each Party shall at all times act as an independent contractor and shall have no authority to represent the other Party or any of the other Party’s Group Members in any way or otherwise be deemed an agent, lawyer, employee, representative, joint venturer or fiduciary of such other Party or such other Party’s Group Members, nor shall this Agreement or the transactions contemplated hereby be deemed to create any joint venture between the Parties or any of their respective Group Members. Neither Party shall declare or represent to any third party that such Party shall have any power or authority to negotiate or conclude any agreement, or to make any representation or to give any undertaking on behalf of the other Party or any of the other Party’s Group Members in any way whatsoever.

1.7	Changes in Law. If either Party becomes aware of a change in applicable Law affecting compliance of the Services with such Law, such Party shall provide notice to the other Party and the Parties shall discuss in good faith (including, if necessary, discussion between each Party’s legal counsel) any necessary modifications to the Services to achieve compliance. The Parties agree to use commercially reasonable efforts to identify a solution that enables the Provider to perform the Services in compliance with such modified Law. If the Parties cannot agree on any such solution, then the Parties agree to use commercially reasonable efforts to (i) modify the applicable Services to comply with such changes in applicable Law and (ii) agree on the extent (if any) to which all or a portion of the fees and expenses of the Provider arising from such modifications shall be borne by the Recipient; provided that the Provider shall not be required to continue to provide the applicable Service that violates applicable Law as a result of such a change in such law or regulation, nor to modify such Service, except to the extent a modification would not result in the Provider being required to incur any material out-of-pocket expenses. If compliance with applicable Law would result in the Provider being required to incur any material out-of-pocket expenses, the Provider shall not be required to continue to provide the applicable Service unless and until the Recipient and the Provider agree on whether all or any portion of such fees and expenses shall be borne by the Recipient and, if the Recipient and the Provider agree on the amount (if any) to be borne by the Recipient, the Provider shall promptly implement the modifications necessary to comply with such changes in applicable Law.

1.8	Additional Services. If requested by the Recipient, the Provider, in its sole discretion, may provide services in addition to the Services set forth on Schedule A or Schedule B, as applicable, to the Recipient or its Group Members. The scope of any such services, as well as the prices and other terms applicable to such services, shall be (a) consistent with the terms of this Agreement, (b) agreed in writing by the Provider and the Recipient and (c) appended to the applicable Schedule (and thereafter deemed to be “Services” for all purposes hereunder).

1.9	Discontinuation of Transition Services. The Recipient may, at its sole discretion, discontinue receiving any Services provided hereunder, by giving the Provider at least thirty (30) days’ prior written notice (unless the Parties mutually agree in writing on a shorter period of notice), which notice shall specify the Services to be discontinued. The date as of which any such Services shall be discontinued is referred to as the “Early Termination Date.” The applicable Schedule shall be deemed amended so that the Service Period for such Services expires on the Early Termination Date.

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2. PAYMENTS

2.1 Services Pricing. The Provider shall provide the Services to the Recipient for the price set forth in the applicable Schedule; provided that, if no price is specified in the applicable Schedule, the Services shall be provided on a “cost-plus” basis, which shall consist of (i) the Provider’s reasonably documented internal costs for the resources used to provide such Services, including overhead and personnel plus (ii) the third-party costs and expenses incurred by the Provider on behalf of the Recipient in providing such Services (clause (i) and (ii), collectively, the “Internal Cost”) plus (iii) a margin equal to 20% of the Internal Cost for such Service (clause (i), (ii) and (iii), collectively, or any price specified in the Schedules to this Agreement, as applicable, the “Price”). The Provider shall keep and maintain such books and records as may be reasonably necessary to document the Internal Costs. The Provider shall make copies of such books and records available to the Recipient for inspection upon request and with reasonable notice. If the Recipient terminates any Service in accordance with Section 1.9, the Recipient shall be responsible for the Price of such Service incurred through and including the Early Termination Date.

2.2 Invoicing and Payment. The Provider shall provide an invoice to the Recipient within twenty (20) days following the end of each calendar month during the Term for the Price of all Services delivered during such month (each, an “Invoice”). Each Invoice shall contain a brief description of the Services provided and the Internal Costs and Tax Costs associated with such Services, including a listing of any third party charges included therein. The Recipient shall pay all amounts due under each Invoice no later than thirty (30) days following receipt of an Invoice. Any Invoices not paid when due which is not subject to a bona fide dispute in accordance with Section 2.3 shall bear interest from the due date at the rate of the lesser of (a) one and one-half percent (1.5%) per month or (b) the maximum amount permitted by applicable law. The Recipient agrees to pay on demand all costs of collection, including reasonable attorneys’ fees, incurred by Provider in collecting any such Invoice.

2.3 Invoice Disputes. In the event that the Recipient chooses to dispute a specific item of any invoice provided hereunder, the Recipient shall deliver to the Provider written notice of such specific items that are disputed in good faith and describing in reasonable detail the basis for any such dispute within the time otherwise required for payment of such specific items. Any such dispute shall be referred to the Service Coordinators to be resolved in accordance with Section 1.3. Any portion of such disputed amount, which is determined in favor of the Provider to be valid and payable, shall accrue interest in accordance with Section 2.2 from the date that payment was due under the original invoice containing the disputed amount until the date that such disputed amount is paid. Any invoice or portion thereof, which is not disputed before payment is due hereunder, shall be deemed valid, and no objection or further objection thereto shall be raised.

2.4 Taxes. Any federal, state, municipal, or other U.S. or foreign government taxes, duties, excises, tariffs, fees, assessments or levies now or hereinafter imposed on the performance or delivery of Services or direct costs (other than income taxes, franchise taxes, business profits taxes, or other similar taxes imposed on the income, profits, or revenue of the Provider or its Group Member) shall be paid by the Recipient to the Provider in addition to the other fees payable pursuant to this Article 2 (the “Tax Costs”). For the avoidance of doubt, liability for the payment and remittance of any taxes, duties, excises, tariffs, fees, assessments or levies imposed with respect to the performance or delivery of Services or direct costs hereunder shall be the responsibility of the Provider.

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2.5 Records. The Provider shall, and each shall cause its respective Group Members to, keep until two (2) years following the expiration of the Term such full and adequate records as are necessary to determine the Prices to be assessed pursuant to this Section 2, and the Recipient shall have reasonable access to such records and any other records or other information relevant to the provision of Services hereunder in accordance with the provisions of Article 5 of the Separation Agreement (including, for the avoidance of doubt, the access to Information covenant set forth in Section 5.3 of the Separation Agreement, regardless of whether such records were created prior to the Asset Transfer Closing).

3. DURHAM FACILITY

Subject to the provisions hereof and Schedule C attached hereto, Viamet shall use commercially reasonable efforts to make that portion of Viamet’s Durham, North Carolina facility (the “Facility”) available to SpinCo and the employees of the SpinCo Group Members for the continued operation of the SpinCo Business for the period set forth in Schedule A. SpinCo shall be solely responsible for, and shall promptly pay, any fees, costs, expenses, or other amounts (including any additional security deposit) incurred by Viamet to obtain such right or required on a one-time or ongoing basis in respect of use of the Facility by any SpinCo Group Member.

4. SOFTWARE LICENSES AND OTHER CONSENTS

4.1 Except as provided in the Separation Agreement or the exhibits thereto, the Provider and its Group Members shall not be required to transfer or assign to the Recipient or any of its Group Members any assets, including third-party software licenses, data, data subscriptions, or any software or hardware or other technology assets owned by the Provider or any of its Group Members in connection with the provision of the Services, and no licenses, express or implied, are granted hereunder unless expressly set forth herein. Notwithstanding the foregoing, the Provider shall use commercially reasonable efforts to obtain any waivers, permits, consents, licenses or sublicenses required for the provision of the Services to the Recipient or its Group Members under the terms of any third-party software license, data subscription or other agreement necessary to provide such Services (each, a “Consent”); provided that, notwithstanding any other provision of this Agreement, the Provider shall have no obligation to provide that part of the Service hereunder if it is unable, after using commercially reasonable efforts, to (i) obtain any Consent therefor, or (ii) provide that part of the Service or procure the provision of an equivalent service to the Recipient or one of its Group Members, as applicable. Any and all out-of-pocket costs and expenses incurred by the Provider associated with obtaining or soliciting Consents (including, (a) fees and other out-of-pocket expenses incurred by the Provider in connection with obtaining or soliciting the consent of any third party vendors and (b) in the event any Consent is not obtained, out-of-pocket costs and expenses incurred by the Provider, using commercially reasonable efforts, in connection with providing an alternate method of delivering any Service) shall be paid by the Recipient. Notwithstanding the foregoing, in the event a Consent is required but not obtained, the Parties agree to use

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commercially reasonable efforts to identify a work-around solution that enables the Provider to perform the Services without such Consent; provided that the applicable provisions of this Section 4.1 shall continue to apply if the Parties cannot agree on any such work-around. At the Provider’s reasonable request and at the Recipient’s cost and expense, the Recipient shall, and shall cause its other Group Members to, cooperate with and assist the Provider in obtaining or soliciting any Consent hereunder.

4.2 The Parties agree that any patents, patent applications, trademarks, service marks, trade names, copyrights, and all registrations and applications for registration of any of the foregoing, and all trade secrets, information, know-how, inventions, prototypes, designs, processes, technical data, computer programs owned or licensed (collectively, “Intellectual Property”) of the Provider made available to the Recipient or any of its Group Members in connection with the Services, and any derivative works, additions, modifications, improvements or enhancements thereof created by the Recipient pursuant to this Agreement, are and shall remain the sole property of the Provider, and the Recipient hereby irrevocably assigns any and all right, title and interest therein to the Provider. The Recipient agrees not to use, and to cause its Affiliates not to use, Intellectual Property of the Provider for any purpose other than in connection with the receipt of the Services. Each Party shall be the sole and exclusive owner of all Intellectual Property it creates in performing its obligations hereunder. To the extent that the Parties jointly create Intellectual Property hereunder, such Intellectual Property (i) to the extent derived from or otherwise based upon a Party’s other Intellectual Property, shall be owned by such Party or (ii) if not derived therefrom, shall be owned jointly by Provider and Recipient (with no right of accounting). All data created pursuant to a Service for or on behalf of the Receiving Party shall be owned by such Receiving Party. Notwithstanding the forgoing, to the extent Services involve the research or development of a product candidate or potential product candidate, the Recipient shall exclusively own any Intellectual Property (other than derivative works, additions, modifications, improvements or enhancements of Provider’s Intellectual Property) primarily related to such product candidate created by Provider on behalf of Recipient in the performance of such Services.

5. CONFIDENTIALITY

Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean all information disclosed by either Party or its respective Group Members to the other in connection with this Agreement, whether orally, visually, in writing or in any other tangible form, and includes, but is not limited to, economic, scientific, technical, clinical, product and business data, business plans, and the like. Confidential Information shall be treated as “Information” and shall be subject to the provisions of Article 5 of the Separation Agreement (regardless of the date on which such information was created); provided that the obligation to keep such information confidential pursuant to Section 5.1 of the Separation Agreement shall continue for five (5) years after the termination of this Agreement in accordance with its terms.

6. INDEMNIFICATION

6.1 Indemnification by Recipient. Subject to Section 6.4, the Recipient shall indemnify and hold harmless and defend the Provider and its Group Members against any and all Damages awarded to a third party by a court of applicable jurisdiction arising from the Recipient’s or any of its Group Members’ gross negligence or intentional misconduct in connection with the receipt of the Services.

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6.2 Indemnification by Provider. Subject to Section 6.4, the Provider shall indemnify and hold harmless and defend the Recipient and its Group Members against any and all Damages awarded to a third party by a court of applicable jurisdiction arising from the Provider’s, or any of its Group Members’ or Subcontractors’, gross negligence or intentional misconduct in connection with the provision of, or failure to provide, any Service to the Recipient.

6.3 Procedures for Third Party Claims. The Parties shall follow the applicable procedures set forth in Section 7.3(d) of the Separation Agreement with respect to any indemnified claims.

6.4 Limitations of Liability.

(a)	THE LIABILITY OF THE PROVIDER AND ITS GROUP MEMBERS IN CONNECTION WITH THE PERFORMANCE, DELIVERY OR PROVISION OF ANY SERVICE OR OTHERWISE UNDER THIS AGREEMENT SHALL BE LIMITED TO A SUM EQUAL TO THE AGGREGATE PRICE FOR SERVICES PAID HEREUNDER TO THE PROVIDER AND ITS GROUP MEMBERS.

(b)	NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY (BUT SUBJECT TO SECTION 6.4(a)), IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS GROUP MEMBERS BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS SUFFERED BY AN INDEMNIFIED PARTY, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, IN CONNECTION WITH ANY DAMAGES ARISING HEREUNDER OR THEREUNDER; PROVIDED, HOWEVER, THAT TO THE EXTENT AN INDEMNIFIED PARTY IS REQUIRED TO PAY ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS TO A PERSON WHO IS NOT A MEMBER OF EITHER GROUP IN CONNECTION WITH A THIRD-PARTY CLAIM, SUCH DAMAGES SHALL CONSTITUTE DIRECT DAMAGES AND NOT SUBJECT TO THE LIMITATION SET FORTH IN THIS SECTION 6.4(b).

(c)	THE SERVICES ARE PROVIDED “AS IS” AND, TO THE FULLEST EXTENT OF THE LAW, PROVIDED WITHOUT WARRANTIES, CLAIMS OR REPRESENTATIONS MADE BY THE PROVIDER, EITHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF QUALITY, PERFORMANCE, NON-INFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, NOR ARE THERE ANY WARRANTIES CREATED BY COURSE OF DEALING, COURSE OF PERFORMANCE, OR TRADE USAGE.

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(d)	Nothing contained in this Agreement shall limit or alter (i) the obligation of either Party to indemnify the other Party pursuant to the Separation Agreement or any other Ancillary Document or (ii) the right of either Party to make a claim pursuant to the Separation Agreement or any other Ancillary Document; provided that no Party shall obtain duplicative recoveries.

7. TERM AND TERMINATION

7.1 Term. Unless earlier terminated in accordance with Section 7.2 below, the term of this Agreement (the “Term”) shall commence as of the Asset Transfer Closing and shall continue until (a) with respect to Services provided by David Wirth as set forth on Schedule A attached hereto, the twelve (12) month anniversary of the date hereof unless such Services are earlier terminated in accordance with Section 1.9 and (b) with respect to all other Services, the earlier of (x) the expiration of the Service Period for all such Services, (y) the date upon which this Agreement has been terminated with respect to all Services in accordance with Section 1.9 and (z) the three (3)-month anniversary of the date hereof; provided that the Term of this Agreement and any individual Service Period may be extended for a three (3)-month period upon the mutual written consent of the Parties; provided further that no more than one (1) such extension shall be made pursuant to this Section 7.1. The “Service Period” for each Service shall be (a) with respect to any Service for which a Service Period is specified in the applicable Schedule, such specified Service Period and (b) with respect to all other Services, the three (3)-month anniversary of the date of this Agreement.

7.2 Termination for Cause. This Agreement may be terminated by either Party if the other Party (the “Defaulting Party”) has materially breached its obligations under this Agreement and if the Defaulting Party has not cured such default within thirty (30) days following the date on which the other Party (the “Notifying Party”) has given written notice specifying the facts constituting the default. Notwithstanding the foregoing sentence, this Agreement shall not be terminated due to a default by the Defaulting Party if such default is directly attributable to a breach of this Agreement by the Notifying Party.

7.3 Effect of Termination. Upon termination of this Agreement for any reason, all rights and obligations of the Parties under this Agreement shall cease and be of no further force or effect, except that the provisions of Section 1.6, Section 2, the first sentence of Section 4.1, Section 4.2, Section 5, Section 6, Section 7.3, Section 7.4 and Section 8 of this Agreement, shall survive any such termination or expiration.

7.4 Actions Following Termination. Following any termination of this Agreement, the Provider shall cooperate in good faith with the Recipient to transfer applicable records and take all other actions reasonably requested by the Recipient to enable the Recipient and its Group Members to make alternative arrangements for the provision of services substantially consistent with the Services provided pursuant to this Agreement.

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8. GENERAL

8.1 Miscellaneous. The provisions of Sections 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.13 and 8.14 of the Separation Agreement shall apply mutatis mutandis to this Agreement, as if set forth in this Agreement in full.

8.2 Force Majeure. The Provider shall not bear any responsibility or liability for any Damages arising out of any delay, inability to perform or interruption of its performance of its obligations under this Agreement due to any acts or omissions of the other party hereto or for events beyond its reasonable control including, without limitation, acts of God, acts of governmental authorities, acts of the public enemy or due to war, riot, flood, civil commotion, insurrection, labor difficulty, severe or adverse weather conditions, lack of or shortage of electrical power, malfunctions of equipment or software programs, or any other cause beyond the reasonable control of such party (each, a “Force Majeure Event”); provided that the Provider (a) as soon as reasonably practical following the occurrence of a Force Majeure Event, gives written notice to the Recipient of such event, including a description of the circumstances preventing its performance and of its plans and efforts to implement a work-around, and (b) uses commercially reasonable efforts to resume or restore performance as expeditiously as possible. The obligations of the Provider seeking to be excused shall then be tolled for the duration of the Force Majeure Event to the extent that the Force Majeure Event prevents it from performing its obligations hereunder. The Recipient shall have no obligation to pay any fees or other amounts to the Provider with respect to any Services that the Provider is unable to provide hereunder for so long as the Provider is unable to provide such Services in compliance with this Agreement.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.

VIAMET PHARMACEUTICALS HOLDINGS, LLC, a Delaware limited liability company	INNOCRIN PHARMACEUTICALS HOLDINGS, LLC, a Delaware limited liability company

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT E

Form of Employee Matters Agreement

EMPLOYEE MATTERS AGREEMENT

by and between

VIAMET PHARMACEUTICALS HOLDINGS, LLC,

INNOCRIN PHARMACEUTICALS, INC.

and

INNOCRIN PHARMACEUTICALS HOLDINGS, LLC

dated as of October [•], 2014

Employee Matters Agreement

This Employee Matters Agreement, dated as of October [•], 2014, is made and entered by and among Viamet Pharmaceuticals Holdings, LLC, a Delaware limited liability company (“Viamet”), Innocrin Pharmaceuticals, Inc. (f/k/a Viamet Pharmaceuticals, Inc.), a Delaware corporation (“Innocrin”) and Innocrin Pharmaceuticals Holdings, LLC, a Delaware limited liability company (“SpinCo”). Viamet, Innocrin and SpinCo are sometimes referred to herein individually as a “Party” and together as the “Parties.”

Recitals

WHEREAS, the Board of Members of Viamet has determined that it is appropriate, desirable and in the best interests of Viamet and its shareholders to separate Viamet into two independent companies, one for each of: (a) the Viamet Business, which shall be owned and conducted, directly or indirectly, in addition to any other line of business it may conduct, by Viamet, and (b) the SpinCo Business, which shall be owned and conducted, directly or indirectly, by SpinCo (such separation, the “Separation”);

WHEREAS, pursuant to the terms of, and as described more fully in, the Separation and Distribution Agreement, dated as of the date hereof, between Viamet, Innocrin and SpinCo (the “Separation and Distribution Agreement”), the Parties will engage in a series of transactions culminating in the distribution to the members of Viamet of the SpinCo Shares (the “Distribution”); and

WHEREAS, in furtherance of the foregoing, the Parties have agreed to enter into this Agreement for purposes of (a) addressing the treatment of the SpinCo Employees and their participation in employee benefit plans and programs following the Distribution; (b) addressing the treatment of the Transferred Employees, the transfer of their employment to Viamet from Innocrin and their eligibility for participation in employee benefit plans and programs following the Distribution; (c) addressing the effect of the Distribution on certain equity awards held by such Employees; and (d) allocating assets, liabilities, rights and responsibilities with respect to employee compensation and benefits and other employment matters as a result of the Separation.

NOW, THEREFORE, in consideration of the mutual promises contained herein and in the Separation and Distribution Agreement, the Parties agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1. Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them by the Separation and Distribution Agreement.

“Agreement” means this Employee Matters Agreement, together with the exhibits, schedules, appendices, and annexes hereto.

“COBRA” has the meaning ascribed to it in Section 6.3.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Combined Group” means the Viamet Group and the SpinCo Group, collectively.

“Combined Group Employee” means any Employee, or following the Distribution, any Transferred Employee and SpinCo Employee.

“Distribution” has the meaning ascribed to it in the Recitals to this Agreement.

“Employee” means any individual who, prior to the Deemed Separation Date, is or was employed by Innocrin.

“Innocrin 401(k) Plan” means the Viamet Pharmaceuticals, Inc. 401(k) Plan as in effect as of the date of this Agreement and as it may be amended from time to time.

“Legacy Plan” means each Plan maintained or sponsored by Innocrin prior to the Distribution set forth on Schedule C.

“Individual Agreement” means an individual employment contract or other similar agreement that specifically pertains to any Transferred Employee.

“Party” or “Parties” has the meaning ascribed to it in the preamble to this Agreement.

“Plan” means any plan, policy, program, payroll practice, on-going arrangement, contract, trust, insurance policy or other agreement or funding vehicle, whether written or unwritten, providing compensation or benefits to Employees, or former Employees of any Viamet Group Member or SpinCo Group Member, as the case may be.

“Replacement Plans” has the meaning ascribed to it in Section 5.1.

“Separation” has the meaning ascribed to it in the Recitals to this Agreement.

“SpinCo” has the meaning ascribed to it in the preamble to this Agreement.

“SpinCo Employee” means each Employee listed on Schedule B.

“SpinCo Equity Award” means any SpinCo Common B Share or SpinCo Common C Share distributed in the Distribution to a holder of Viamet Common B Shares or Viamet Common C Shares, respectively, that were issued pursuant to the Viamet Equity Plan.

“SpinCo Equity Plan” means the Viamet Equity Plan, to the extent assumed by SpinCo in connection with the Distribution and pursuant to Section 8.1.

“Transferred Employee” has the meaning ascribed to it in Section 3.1(a).

“Viamet” has the meaning set forth in the preamble to this Agreement.

“Viamet 401(k) Plan” has the meaning ascribed to it in Section 7.1.

“Viamet Equity Plan” means the Viamet Pharmaceuticals Holdings, LLC 2011 Equity Incentive Plan.

“Viamet Plan” means any Replacement Plan, the Viamet Equity Plan and any other Plan established, adopted or assumed by Viamet for the benefit of any Transferred Employee.

ARTICLE II.

RELATIONSHIP AT AND FOLLOWING DISTRIBUTION

Section 2.1. Employees, Employee Liabilities Generally.

Except as provided in this Section 2.1 and Section 6.1(b), the Liabilities arising with respect to the employment by any Viamet Group Member or SpinCo Group Member of the Employees shall be the responsibility of (a) Viamet, in the case of the Transferred Employees, and (b) SpinCo, in the case of the SpinCo Employees. Notwithstanding the foregoing:

(i) to the extent that compensation is payable to any Combined Group Employee in the form of an equity interest in Viamet, such compensation shall be payable by Viamet, and to the extent that compensation is payable to any Combined Group Employee in the form of or with respect to a SpinCo Equity Award, such compensation shall be payable by SpinCo; and

(ii) to the extent that any benefit or compensation (including any benefit or compensation otherwise described in subclause (i)) is payable to, or any other Liability in respect of any such Combined Group Employee is expressly allocated to, Viamet or SpinCo pursuant to the terms of this Agreement, such specific allocation shall control.

Section 2.2. Employees and Benefits Generally.

(a) As of the date hereof, all Transferred Employees participate in the Legacy Plans. Following the Distribution Date, pursuant to this Agreement, Viamet, or one or more of its subsidiaries, in accordance with applicable Law, will use commercially reasonable efforts to establish its own Plans and, subject to Section 5.2(a), the participation of Transferred Employees in the Legacy Plans will cease at the end of the last day of the calendar month in which the Distribution Date occurs unless otherwise provided in this Agreement.

(b) As of the date hereof, all SpinCo Employees participate in the Legacy Plans. Following the Distribution Date, pursuant to this Agreement and subject to Section 5.2(a), the SpinCo Employees shall continue to participate in the Legacy Plans.

ARTICLE III.

TRANSFERRED EMPLOYEES; ASSUMPTION OF LIABILITIES

Section 3.1. Transferred Employees. The Parties shall use commercially reasonable efforts to cause VPS-1, a Delaware corporation and a wholly-owned subsidiary of Viamet (“VPS-1”), to enter into employment agreements with each of the Employees identified on Schedule A hereto (the “Transferred Employees”). Such employment agreements shall be contingent upon the Distribution but shall be effective as of the Deemed Separation Date and shall be for a position with VPS-1 that is comparable in title, duties and salary to the position held by such Transferred Employee with Innocrin immediately prior to the Deemed Separation Date. In the case of each Transferred Employee, Innocrin shall be responsible for paying (and the W-2 and other payroll reporting obligations for) the payroll and any other accrued amounts, including, without limitation, any accrued and unused vacation time due to such individual for the payroll period (or portion thereof) ending on the Deemed Separation Date, which payment shall occur as soon as practicable after the Distribution Date but no later than the next regularly scheduled payroll dates.

Section 3.2. Assumption of Liabilities. Except as otherwise expressly provided for in this Agreement, effective as of the Deemed Separation Date, VPS-1 shall assume and agree to pay, perform, fulfill and discharge, in accordance with their respective terms, all Liabilities to or relating to Transferred Employees, to the extent relating to, arising out of, or resulting from employment with Innocrin on or prior to the Distribution Date.

Section 3.3. No Right to Continued Employment. Nothing contained in this Agreement shall confer any right to continued employment on any Employee. Except as specifically provided otherwise herein, this Agreement shall not limit the ability of either Viamet or SpinCo, as applicable, to change the position, compensation or benefits of any of its or its subsidiary’s Employees at any time for a performance-related, business or any other reason or require any such entity to continue the employment of any such Employee for any particular period of time; provided that (i) Viamet shall bear all Liabilities associated with any such termination of employment or modification of terms and conditions of employment with respect to any Transferred Employee and (ii) SpinCo shall bear all Liabilities associated with any such termination of employment or modification of terms and conditions of employment with respect to any SpinCo Employee.

Section 3.4. Reimbursement.

(a) By SpinCo. From time to time after the Distribution, SpinCo shall reimburse Viamet promptly, and in no event more than fifteen business days after delivery by Viamet of an invoice therefore containing reasonable substantiating documentation of such costs and expenses, for the cost of any obligations or Liabilities that Viamet is required to pay or otherwise satisfy, that are, or that pursuant to this Agreement have become, the responsibility of SpinCo.

(b) By Viamet. From time to time after the Distribution, Viamet shall reimburse SpinCo promptly, and in no event more than fifteen business days after delivery by SpinCo of an invoice therefore containing reasonable substantiating documentation of such costs and expenses, for the cost of any obligations or Liabilities that SpinCo is required to pay or otherwise satisfy, that are, or that pursuant to this Agreement have become, the responsibility of Viamet.

ARTICLE IV.

LEGACY PLANS

Section 4.1. Retention of Legacy Plans. As of and following the Deemed Separation Date and the Distribution Date, subject to Section 5.2(a), Innocrin shall continue to maintain the Legacy Plans and shall retain (i) any assets, reserves, credits and service agreements, and all documents created, filed or maintained solely and exclusively in connection with the Legacy Plans, (ii) any applicable insurance policies related to the Legacy Plans and (iii) all Liabilities arising under any Legacy Plan; provided that Viamet shall be responsible, and shall reimburse SpinCo pursuant to Section 3.4, for any Liabilities arising under the Legacy Plans at any time in respect of or relating to Transferred Employees.

Section 4.2. Terms of Participation by SpinCo Employees.

(a) Right and Entitlements. For the avoidance of doubt, the rights and entitlements of the SpinCo Employees under the Legacy Plans shall continue in full force and effect and without modification following the Distribution (unless otherwise required by the existing terms and conditions of the applicable Legacy Plan).

(b) Power to Amend. Notwithstanding the foregoing provisions of this Section 4.2 and except as specifically set forth herein, nothing in this Agreement shall preclude SpinCo from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Legacy Plan, any benefit under any Plan or any trust, insurance policy or funding vehicle related to any Legacy Plan.

ARTICLE V.

VIAMET PLANS

Section 5.1. Establishment of Viamet Plans. Viamet shall, or shall cause one or more of its subsidiaries to, adopt, effective no later than the end of the last day of the calendar month in which the Distribution Date occurs or as soon as practicable thereafter, employee benefit plans that shall substantially replicate, to the extent commercially feasible, the following Legacy Plans: a 401(k) plan, a medical plan, a dental plan, a long-term disability and, subject to Section 5.2(a), a flexible benefit plan (the “Replacement Plans”). Viamet shall, or shall cause one or more of its subsidiaries to, become the plan sponsor of, and, from and after the date of adoption of each Plan, shall have sole responsibility for each Replacement Plan.

Section 5.2. Terms of Participation by Viamet Employees.

(a) Right and Entitlements. Each Transferred Employee shall terminate participation in the Legacy Plans at the end of the last day of the calendar month in which the Distribution Date occurs. Subject to the express terms and conditions of this Agreement, each of the Replacement Plans shall be, with respect to Transferred Employees who are participants in such Plans, the successors in interest to and shall recognize rights and entitlements under the corresponding Legacy Plans in effect as of the Deemed Separation Date in which such Transferred Employees participated prior to the Deemed Separation Date. The Parties agree that Transferred Employees are not entitled to receive duplicative benefits for the same periods of service from the Legacy Plans and the Viamet Plans. Notwithstanding anything herein to the contrary (but subject to the provisions of Section 5.2(b)), if in the reasonable determination of Viamet (i) requiring any Replacement Plan to replicate each right or entitlement under the corresponding Legacy Plan would (A) result in an unreasonable administrative burden on, or in an unreasonable expense for, the Viamet Group, or (B) conflict with any provision of applicable Law, Viamet may adopt Replacement Plans that provide the eligible Transferred Employees with rights and entitlements that are substantially comparable in the aggregate to those previously in effect under the corresponding Legacy Plan or (ii) assigning the flexible benefit Legacy Plan would be administratively or economically more favorable, as reasonably determined by Viamet, Innocrin shall assign, transfer and convey to VPS-1, and VPS-1 shall assume, the flexible benefit Legacy Plan (a “Flexible Benefit Plan Assignment”) and neither Innocrin nor SpinCo shall be obligated to retain such a Plan after such assignment.

(b) Service and Other Factors Determining Benefits. With respect to Transferred Employees, each Viamet Plan shall provide that all service, all compensation, and all other factors affecting benefit determinations that, as of the Deemed Separation Date were recognized under the corresponding Legacy Plan (for periods immediately before the Deemed Separation Date) shall receive full recognition, credit, and validity and be taken into account under such Viamet Plan to the same extent that such service, compensation and other factors were taken into account under the corresponding Legacy Plan, as though arising under such Viamet Plan (or, in the case of an Viamet Plan that is not a Replacement Plan, as if such individual had been employed by the Viamet Group since his or her date of hire with any member of the Combined Group). Notwithstanding the immediately preceding sentence, in no event shall the crediting of service or any other action taken pursuant to the immediately preceding sentence result in the duplication of benefits for any Employee under any Legacy Plan and any Viamet Plan. To the extent permitted under the Viamet Plans, all beneficiary designations made by Transferred Employees under the corresponding Legacy Plan shall be transferred to and be in full force and effect under the corresponding Replacement Plans until such beneficiary designations are replaced or revoked by the Transferred Employees who made the beneficiary designation.

(c) Power to Amend. Notwithstanding the foregoing provisions of this Section 5.2 and except as specifically set forth herein, nothing in this Agreement shall preclude Viamet or any of its subsidiaries from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Viamet Plan, any benefit under any Plan or any trust, insurance policy or funding vehicle related to any Viamet Plan.

ARTICLE VI.

HEALTH AND WELFARE

Section 6.1. Assumption of Health and Welfare Plans.

(a) Cessation of Coverage in Legacy Plans. The Legacy Plans include health and welfare plans for the benefit of eligible Employees (the “Legacy Welfare Plans”). At the end of the last day of the calendar month in which the Distribution Date occurs, each person who is a Transferred Employee on such date shall cease to be covered as an active employee under the Legacy Welfare Plans. Notwithstanding the immediately preceding sentence, with respect to any Transferred Employee who would not be eligible for coverage under any Viamet Plan because such person is not actively at work on the last day of the calendar month in which the Distribution Date occurs due to any medical, sickness, accident leave or any other approved leave of absence, SpinCo shall administer claims for such persons on behalf of Viamet as though the relevant Legacy Welfare Plan had continued to be applicable (at the cost and expense of Viamet, which shall reimburse and otherwise fully indemnify SpinCo for all Liabilities related to such claims) until the earliest to occur of (i) the date such person first resumes active employment with Viamet; (ii) the date such person ceases to be an Employee of Viamet (including, without limitation, by reason of not returning to work at the expiration of any approved leave); (iii) the date on which such approved leave of absence expires without such person returning to active employment or terminating employment; and (iv) the date, if any, more than one year following the Deemed Separation Date that SpinCo shall choose, in its discretion, to cease to provide such continued coverage upon not less than 90 days advance written notice to Viamet and the affected Transferred Employees.

(b) Claims Arising Prior to Distribution Date. On or after the Distribution Date, but subject to the obligations of Viamet pursuant to Section 2.2, Section 3.2 and Section 4.1, the Legacy Welfare Plans shall remain responsible for all Liabilities in respect of or relating to Transferred Employees relating to claims or expenses incurred on or prior to the end of the last day of the calendar month in which the Distribution Date occurs. For purposes of the foregoing sentence, to the extent that an eligible beneficiary under any such Legacy Welfare Plan commences a hospital confinement on or prior to the Distribution Date that continues after the Distribution Date, to the extent consistent with the applicable insurance policy under the Legacy Welfare Plan, all expenses related to such hospitalization (including any related services that are incurred during the period of the same continuous hospital confinement) shall be considered part of the claim incurred on or prior to the Distribution Date. All other claims shall be deemed incurred on the date the actual expense is incurred.

(c) Assets Pertaining to Welfare Plans. SpinCo shall retain any assets or reserves with respect to the Legacy Welfare Plans.

Section 6.2. Terms of Participation in the SpinCo Welfare Plans. To the extent administratively practicable, Viamet shall cause the applicable Viamet Plans to (a) waive all limitations as to preexisting conditions, exclusions, service conditions and waiting period limitations, and any evidence of insurability requirements applicable to any Transferrred Employees other than such limitations, exclusions, and conditions that were in effect with respect to Transferred Employees as of the Deemed Separation Date, in each case under the corresponding Legacy Welfare Plan and (b) honor any deductibles, out-of-pocket expenses and co-payments incurred by Transferred Employees under the corresponding Legacy Welfare Plan in satisfying the applicable deductibles, out-of-pocket maximums or co-payments under such Legacy Welfare Plan for the calendar year in which the Deemed Separation Date occurs.

Section 6.3. COBRA. Viamet shall be responsible for liability associated with the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with respect to any Employee that is not a SpinCo Employee and any of his or her dependents having rights derived from such Employee with respect to qualifying events incurred during any period; provided that, to the extent any such person has incurred an initial qualifying event prior to or through the Deemed Separation Date, SpinCo shall administer claims for such person on behalf of Viamet under the applicable Legacy Plan (at the cost and expense of Viamet (excluding costs borne by the applicable Employee or dependant), which shall reimburse and otherwise fully indemnify SpinCo for all employer Liabilities related to such claims). SpinCo shall be responsible for liability associated with COBRA with respect to any SpinCo Employee and any of his or her depedendents.

Section 6.4. Workers’ Compensation Claims. Effective as of the Deemed Separation Date and subject to Section 2.2. Section 3.2 and Section 4.1, Viamet shall assume responsibility for all Liabilities for Transferred Employees related to any and all workers’ compensation claims and coverage, whether arising under any Law of any state, territory, or possession of the U.S. or the District of Columbia and whether arising before or after the Deemed Separation Date. For the avoidance of doubt, SpinCo shall be fully responsible for the administration of all such claims made on or prior to the last date of the calendar month in which the Distribution Date occurs, but Viamet shall reimburse and otherwise fully indemnify SpinCo for all Liabilities related to such claims in respect of such Transferred Employees, including (a) the costs of administering the plans, programs or arrangements under which any such Liabilities have accrued or otherwise arisen, (b) paying benefits and settlements and (c) establishing reserves. With respect to any claim for worker’s compensation or similar benefits by a Transferred Employee made after the last day of the calendar month in which the Distribution Date occurs, Viamet shall be solely responsible for such claim and for complying with all applicable Laws with respect thereto.

Section 6.5. Flexible Benefit Plan. As soon as reasonably practicable following the date that Viamet adopts a flexible benefit Replacement Plan or completes the Flexible Benefit Plan Assignment, if applicable, SpinCo will transfer the Transferred Employees’ health-care and dependent-care spending account balances (determined as of such date (the “Flex Plan Transfer Date”)) under the flexible benefit Legacy Plan to Viamet’s flexible benefit Replacement Plan (or as otherwise directed by Viamet in the case of a Flexible Benefit Plan Assignment) and the net aggregate flexible spending account balances for Transferred Employees, positive or negative, will be offset from the next request for reimbursement by the Parties under this Agreement (or otherwise paid). On and after the Flex Plan Transfer Date (except in the case of a Flexible Benefit Plan Assignment), Viamet’s flexible benefit Replacement Plan shall be responsible for reimbursement of eligible health-care and dependent-care expenses incurred during the 2014 calendar year by Transferred Employees and their respective eligible spouses and dependents (to the extent such expenses have not previously been reimbursed under the flexible benefit Legacy Plan).

ARTICLE VII.

401(K) PLANS

Section 7.1. Establishment of the Viamet 401(k) Plan. Viamet shall be responsible for taking or causing to be taken all necessary, reasonable, and appropriate action to establish, maintain, and administer a Replacement Plan intended to qualify under Section 401(a) of the Code having a cash or deferred feature qualified under Section 401(k) of the Code (the “Viamet 401(k) Plan”) as soon as reasonably practicable following the Distribution Date. For the avoidance of doubt, nothing in this Section 7.1 shall be construed to require Viamet to maintain any particular investment option under such plan or to provide a company match, or a company match at the same level as in the Legacy 401(k) Plan.

Section 7.2. Plan-to-Plan Transfer; Rollover. The Parties shall cooperate in effecting a plan-to-plan transfer of assets and liabilities from the Legacy 401(k) Plan to the Viamet 401(k) Plan. In the event the Parties determine jointly that such a transfer is not practicable or desirable, the Viamet 401(k) Plan shall accept direct rollovers of the Transferred Employees’ balances in the Legacy 401(k) Plan, including loan rollovers to the extent administratively feasible.

ARTICLE VIII.

EQUITY BASED AND OTHER LONG-TERM INCENTIVE AWARDS

Section 8.1. Assumption of Equity Incentive Plans; General Treatment of Outstanding Awards. SpinCo shall assume the Viamet Equity Plan solely to the extent necessary to govern the SpinCo Equity Awards and such plan shall be deemed the SpinCo Equity Plan for purposes of this Agreement. For the avoidance of doubt and without limitation of Section 2.1(ii), SpinCo shall be responsible for all Liabilities with respect to the SpinCo Equity Awards that remain outstanding following the Deemed Separation Date, including (a) all income, payroll, or other tax reporting related to income of SpinCo Employees and Transferred Employees from any SpinCo Equity Awards and (b) remitting the applicable tax withholdings for such income to each applicable taxing authority.

ARTICLE IX.

INCENTIVE PLANS

Section 9.1. Incentive Plans. SpinCo shall be responsible for all Liabilities relating to SpinCo Employees in respect of any short term incentive plan, including that, with respect to any SpinCo Employee, SpinCo shall be responsible for, or shall reimburse Viamet for, the payment of any portion of any incentive payment payable to any SpinCo Employee related to service performed in the applicable performance period through the Deemed Separation Date.

ARTICLE XI.

GENERAL AND ADMINISTRATIVE

Section 10.1. Sharing of Information. Subject to any consents required or any other restrictions imposed by Law, each Party shall each provide to any other Party and its agents and vendors all information that such other Party may reasonably request to enable the requesting party to administer efficiently and accurately each of its Plans and to determine the scope of, and to fulfill, its obligations under this Agreement. Each Party shall provide any other Party or its designees, on a timely basis, such information including, without limitation, dates of termination, length of service and last known addresses, and other assistance as it or they shall reasonably request from time to time to administer its on-going obligations under this Agreement. Any information shared or exchanged pursuant to this Agreement shall be kept confidential by the Parties and used only for and to the extent necessary to establish, maintain and administer the plans, programs and agreements as contemplated by this Agreement.

Section 10.2. Cooperation. Each of the Parties hereto will use its commercially reasonable efforts to promptly take, or cause to be taken, any and all actions and to do, or cause to be done, any and all things necessary, proper and advisable (including, without limitation, any actions required under applicable Laws and regulations) to fulfill their respective duties and obligations contemplated by this Agreement. The actions described in the immediately preceding sentence shall include, without limitation, adopting plans or plan amendments and the payment of compensation due to any Employee, Transferred Employee or SpinCo Employee. Each of the Parties hereto shall cooperate fully on any issue relating to the duties and obligations contemplated by this Agreement for which the other Party seeks a determination letter or any other filing, consent, or approval with respect to governmental authorities.

Section 10.3. Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third party (such as a vendor or insurer) and such consent is withheld, the Parties shall use their commercially reasonable efforts to implement the applicable provisions of this Agreement to the full extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties shall negotiate in good faith to implement the provision in a mutually satisfactory manner. The phrase “commercially reasonable efforts” as used in this Agreement shall not be construed to require the incurrence of any non-routine or unreasonable expense or liability or the waiver of any right.

Section 10.4. No Third Party Beneficiaries.

(a) Except as provided in Section 10.4(d), nothing in this Agreement shall confer upon any person (or any beneficiary thereof) any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement and each person (and any beneficiary thereof) shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder.

(b) Nothing in this Agreement shall create any right of any Person to object or to refuse to assent to SpinCo’s or Viamet’s assumption of, succession to or creation of any Individual Agreement, or other agreement or plan, program or arrangement relating to employment, employment separation, severance or employee benefits, nor shall this Agreement be construed as recognizing that any such rights exist.

(c) Except as otherwise contemplated by this Agreement, nothing in this Agreement shall amend or shall be construed to amend any plan, program or arrangement described in or contemplated by this Agreement or to alter or limit SpinCo Group Member’s or any Viamet Group Member’s ability to amend, modify or terminate any particular benefit plan, program or agreement.

(d) Nothing in this Agreement is intended, or shall be deemed, to confer any rights or remedies upon any Person other than the Parties and their respective Group Members, successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third-party beneficiary hereto or thereto. No provision of this Agreement shall be construed to create any right, or accelerate vesting or entitlement, to any compensation or benefit whatsoever on the part of any Employee.

Section 10.5. Notices. All notices and other communications under this Agreement or any Ancillary Document shall be in writing and shall be deemed duly delivered (a) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (c) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below.

If to Viamet:

4505 Emperor Blvd.

Suite 300

Durham, NC 27703

Attention: Robert Schotzinger

Email: rschotzinger@viamet.com

Facsimile: (919) 467-8540

If to Innocrin:

4505 Emperor Blvd.

Suite 300

Durham, NC 27703

Attention: William Moore

Email: bmoore@viamet.com

Facsimile: (919) 467-8540

If to SpinCo:

4505 Emperor Blvd.

Suite 300

Durham, NC 27703

Attention: William Moore

Email: bmoore@viamet.com

Facsimile: (919) 467-8540

Any party may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

Section 10.6. Governing Law. The internal Laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule, whether of the State of Delaware or any other jurisdiction, that would cause the application of Laws of any jurisdiction other than those of the State of Delaware) shall govern the construction, interpretation and other matters arising out of or in connection with this Agreement and each of the exhibits and schedules hereto (whether arising in contract, tort, equity or otherwise).

Section 10.7. Jurisdiction. If any dispute, controversy or claim arises out of or in connection with this Agreement, the Parties irrevocably (a) consent and submit to the exclusive jurisdiction of the state and federal courts in the State of North Carolina, (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient, and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY. Either Party may

make service on the other Party by sending or delivering a copy of the process to the other Party at the address and in the manner provided for the giving of notices in Section 10.5. Nothing in this Section 10.7, however, shall affect the right to serve legal process in any other manner permitted by Law.

Section 10.8 Binding Effect and Assignment. This Agreement binds and benefits the Parties and their respective permitted successors and assigns. Neither Party may assign any of its rights or delegate any of its obligations under this Agreement without the written consent of the other Party and any assignment or attempted assignment in violation of the foregoing shall be null and void. Notwithstanding the preceding sentence, either Party may, upon written notice, assign this Agreement in connection with a merger transaction in which such Party is not the surviving entity or the sale of all or substantially all of its assets; provided that the surviving party or acquirer in such transaction agrees in writing to assume and be bound by all of such Party’s obligations hereunder.

Section 10.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or thereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that shall achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

10.10 Specific Performance. The Parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that either Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) the Party seeking such remedy has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 10.11 Entire Agreement. This Agreement, together with the Separation and Distribution Agreement and the other Ancillary Documents and each of the exhibits and schedules appended hereto and thereto, constitutes the final agreement between the Parties, and is the complete and exclusive statement of the Parties’ agreement on the matters contained herein and therein. All prior and contemporaneous negotiations and agreements between the Parties with respect to the matters contained herein and therein are superseded by this Agreement, the Separation and Distribution Agreement and the other Ancillary Documents, as applicable. In the event of any conflict between (a) any provision in this Agreement, on the one hand, and (b) any specific provision in the Separation and Distribution Agreement, on the other hand, pertaining to the subject matter of this Agreement, the specific provisions in this Agreement shall control over the provisions in the Separation and Distribution Agreement, as applicable.

Section 10.12 Amendment. The Parties may amend this Agreement only by a written agreement signed by both Parties and that identifies itself as an amendment to this Agreement.

Section 10.13 Termination. This Agreement may be terminated at any time prior to the Distribution by (and in the sole discretion of) Viamet without the approval of SpinCo. In the event of a termination of this Agreement pursuant to the foregoing sentence, neither Party shall have any liability of any kind to the other Party under this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.

VIAMET PHARMACEUTICALS HOLDINGS, LLC a Delaware limited liability company

By:
Name:
Title:

INNOCRIN PHARMACEUTICALS, INC. a Delaware corporation

By:
Name:
Title:

INNOCRIN PHARMACEUTICALS HOLDINGS, LLC a Delaware limited liability company

By:
Name:
Title:

EXHIBIT F

Form of Contribution Agreement

This CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of October [•], 2014, by and between Viamet Pharmaceuticals Holdings, LLC, a Delaware limited liability company (“Viamet Holdings”), and Innocrin Pharmaceuticals Holding, LLC, a Delaware limited liability company (“SpinCo”).

WHEREAS, SpinCo and Viamet Holdings are parties to a Separation and Distribution Agreement dated as of October [•], 2014 (the “Separation Agreement”), which provides for, among other things, the contribution of the Contributed Shares (as defined below) by Viamet Holdings to SpinCo;

WHEREAS, SpinCo is a wholly-owned subsidiary of Viamet Holdings;

WHEREAS, immediately prior to the execution of this Agreement, Viamet Holdings owns all right, title and interest in and to 1,100,000 shares of common stock, 299,984 shares of Series 1 Preferred Stock, 550,000 shares of Series 2 Preferred Stock, 6,250,000 shares of Series A Preferred Stock and 21,739,128 shares of Series B Preferred Stock (collectively, the “Contributed Shares”), of Innocrin Pharmaceuticals, Inc., a Delaware corporation (“Innocrin”), which comprise all of the issued and outstanding shares of capital stock of Innocrin.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Contribution of Contributed Shares. Viamet Holdings hereby contributes, transfers, assigns and delivers to SpinCo, and SpinCo hereby accepts, assumes and receives from Viamet Holdings, the Contributed Shares.

2. Ownership. The transfer and assignment of the Contributed Shares shall be effective as of the date hereof, from and after which date SpinCo shall be the registered owner of the Contributed Shares for all purposes.

3. Further Assurances. The parties hereto covenant and agree with each other that they will, whenever and as often as reasonably required to do so by the other party hereto or its successors and assigns, execute, acknowledge and deliver such other instruments of conveyance and transfer and take such other actions as may be reasonably required to effectively convey, transfer to and vest in SpinCo, its successors and assigns, the Contributed Shares, and to put SpinCo, its successors and assigns, in possession of the Contributed Shares consistent with the terms hereof.

4. Representations and Warranties of Viamet Holdings. Viamet Holdings hereby represents and warrants to SpinCo as of the date hereof as follows:

(a) Organization and Power. Viamet Holdings is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Viamet Holdings possesses all requisite power and authority to carry out the transactions contemplated by this Agreement.

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(b) Authorization. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of Viamet Holdings.

(c) Conflicts. The execution, delivery and performance of this Agreement by Viamet Holdings does not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, or (iii) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to, its organizational documents, or any law, statute, rule, regulation, instrument, order, judgment or decree to which it is subject or any agreement or instrument to which it is a party.

(d) Enforceability. This Agreement constitutes the legal, valid and binding obligation of Viamet Holdings, enforceable against it in accordance with its terms, (i) except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws concerning fraudulent conveyances and preferential transfers and (ii) subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in proceeding at law or in equity).

(e) Title to Contributed Shares; No Restrictions. As of immediately prior to the transactions contemplated by this Agreement, Viamet Holdings has all right, title and interest in and to the Contributed Shares, free and clear of any and all liens, options, rights of first refusal, co-sale rights, security interests and other encumbrances (other than restrictions under applicable securities laws). Viamet Holdings is not a party to any contract or arrangement restricting the transfer of the Contributed Shares as contemplated by this Agreement.

5. Representations and Warranties of SpinCo. SpinCo hereby represents and warrants to Viamet Holdings as of the date hereof as follows:

(a) Organization and Power. SpinCo is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. SpinCo possesses all requisite power and authority to carry out the transactions contemplated by this Agreement.

(b) Authorization. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of SpinCo.

(c) Conflicts. The execution, delivery and performance of this Agreement by SpinCo does not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, or (iii) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to, its organizational documents, or any law, statute, rule, regulation, instrument, order, judgment or decree to which it is subject or any agreement or instrument to which it is a party.

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(d) Enforceability. This Agreement constitutes the legal, valid and binding obligation of SpinCo, enforceable against it in accordance with its terms, (i) except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws concerning fraudulent conveyances and preferential transfers and (ii) subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in proceeding at law or in equity).

6. Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith will survive the execution and delivery of this Agreement, regardless of any investigation made by the parties hereto or on behalf of such parties.

7. Miscellaneous. The provisions of Sections 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.13 and 8.14 of the Separation Agreement shall apply mutatis mutandis to this Agreement, as if set forth in this Agreement in full.

*    *    *    *    *

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IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Contribution Agreement as of the date first set forth above.

VIAMET PHARMACEUTICALS HOLDINGS, LLC

By:
Name:
Title:

INNOCRIN PHARMACEUTICALS HOLDINGS, LLC

By:
Name:
Title:

EXHIBIT G

Form of Patent License Agreement

This agreement (the “Agreement”) is made and is effective this [            ] day of October, 2014 (the “Effective Date”) between VPS-1, Inc., a Delaware corporation (“Licensee”) and Innocrin Pharmaceuticals, Inc., a Delaware corporation (“Licensor”). Licensee and Licensor are each referred to as a “Party” and collectively referred to as the “Parties.”

Licensor and Licensee agree as follows:

1.	Definitions

1.1 “Affiliate” means, with respect to a Party, any Person that controls, is controlled by, or is under common control with such Party. For purposes of this Section 1.1, “control” shall refer to (a) in the case of a Person that is a corporate entity, direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of such Person and (b) in the case of a Person that is not a corporate entity, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.2 “Bankruptcy Code”. Bankruptcy Code means 11 U.S.C. §§ 101-1330 of the US Bankruptcy Code, as amended.

1.3 “Cover”, “Covering” or “Covered” means, with respect to a Licensed Patent Right and a molecule, that, but for a license granted under such Licensed Patent Right, the manufacture, use, offer for sale, sale or importation of such molecule would infringe such Licensed Patent Right (or, in the case of a pending patent application that is a Licensed Patent Right, would infringe such Licensed Patent Right if such pending patent application were to issue).

1.4 “Covered Compound” means a molecule the manufacture, use, offer for sale, sale or importation of which is Covered by a claim of the Licensed Patent Rights.

1.5 “CYP17” means 17a-hydroxylase/17,20 lyase.

1.6 “Field of Use” means all therapeutic, prophylactic, palliative and diagnostic human and veterinary uses, provided that “veterinary uses” shall not include use as an insecticide for non-agricultural pest control, but shall, notwithstanding the foregoing, include veterinary products that are administered by injection, oral/buccal, transdermal, intraocular, topical cream, inhaled, or other common drug delivery methods or otherwise to (or through) the organs or tissues of the treated animal, or that are intended, in order to cause their intended pest control effects, to be metabolized or absorbed by the treated animal or any organ or tissue thereof (e.g. flea and tick control through an insecticidal spray that itself directly kills fleas and ticks that may reside on an animal’s skin is not in the Field of Use, but a pill or other medication that is metabolized by an animal to control fleas/ticks is in Field of Use).

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1.7 “Licensed Compound” means a molecule that (a) is a Covered Compound, (b) has ten (10) micromolar or greater inhibition of CYP17 and (c) has less than 0.01 microgram/ml inhibition of Candida ablicans.

1.8 “Licensed Patent Rights” means (a) the Patent Rights set forth on Exhibit A, (b) counterparts of the Patent Rights set forth on Exhibit A in any country of the Territory, (c) all substitutions, divisionals, continuations, continuations-in-part to the extent fully supported by the specifications of the Patent Rights described in the foregoing clauses (a) and (b), reissues, reexaminations and extensions, in each case of the Patent Rights described in the foregoing clauses (a) and (b) in any country of the Territory, and (d) patents issuing from any of the foregoing.

1.9 “Licensed Product” means any product comprising a Licensed Compound that does not comprise any other Covered Compound that is not a Licensed Compound.

1.10 “Patent Rights” means patents and patent applications and all substitutions, divisionals, continuations, continuations-in-part, reissues, reexaminations and extensions thereof.

1.11 “Person” means any natural person or any corporation, company, partnership, joint venture, firm or other entity, including without limitation a Party.

1.12 “Term” means the term of this Agreement as defined in Section 6.1.

1.13 “Territory” means the entire world.

1.14 “Third Party” means any Person or entity other than a Party or any of its Affiliates.

2.	Grant of License

2.1 License Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee for the Term an exclusive (even as to Licensor), fully paid-up, non-royalty-bearing right and license under the Licensed Patent Rights, with the right to grant sublicenses, to make, use, offer for sale, sell and import Licensed Products in the Field of Use in the Territory.

2.2 No Additional Rights. Nothing in this Agreement shall be construed to confer any rights upon Licensee by implication, estoppel, or otherwise as to any technology or Patent Rights of Licensor or any other entity other than the Licensed Patent Rights, regardless of whether such technology or Patent Rights shall be dominant or subordinate to any Licensed Patent Rights.

2.3 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.

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2.4 Non-Contravention of Existing Ag Agreement. To the extent any rights of or granted to Licensee, or any obligations of Licensor, hereunder, conflict with, contradict, or prevent the proper performance by Licensor of any terms of that certain Option, Research, Collaboration, and License Agreement, dated November 1, 2010, between DowAgroSciences LLC and Licensor (the “Existing Ag Agreement”), the terms of the Existing Ag Agreement shall supersede those of this Agreement , which shall be deemed amended to the extent necessary to avoid such conflict, contradiction, or prevention.

3.	Intellectual Property Protection and Related Matters

3.1 Prosecution and Maintenance of Licensed Patent Right. Licensor shall have the sole right (but not the obligation), at its expense and in its sole and absolute discretion, to file, prosecute, and maintain any patents included in the Licensed Patent Rights. Licensee shall have no obligation to bear any expense related to the foregoing.

3.2 Third Party Infringement

(a) Notifications of Infringement. Licensee shall use reasonable efforts to notify Licensor when it becomes aware of the reasonable probability of infringement of the Licensed Patent Rights (a “Notification of Infringement”).

(b) Licensor’s Primary Right to Prosecute. Subject to the provisions of Section 3.2(c), Licensor shall retain the first and primary right (but not the obligation), at its expense and in its discretion, to initiate, prosecute, and control any action or legal proceedings to enforce the Licensed Patent Rights against any infringement thereof, and any recovery resulting therefrom shall be retained by Licensor.

(c) Licensee’s Right to Prosecute. If within three (3) months of the Notification of Infringement relating to an infringement resulting from the manufacture, sale, offer for sale, use, or importation of a Licensed Compound in the Field of Use, Licensor (i) shall have been unsuccessful in persuading the alleged infringer to desist, (ii) shall not have brought and shall not be diligently prosecuting an infringement action, or (iii) has not executed a settlement agreement with respect to such infringement, or if Licensor notifies Licensee that it has decided not to undertake any of the foregoing against any alleged infringer, then Licensee shall have the right to bring an infringement suit to enforce the Licensed Patent Rights at its sole expense. Prior to commencing any such action, Licensee shall consult with Licensor concerning, among other things, Licensee’s standing to bring suit, the advisability of bringing suit, the selection of counsel and the jurisdiction for such action (provided Licensee must have Licensor’s prior written consent with respect to selection of jurisdiction for any action in which Licensor may be joined as a party-plaintiff) and shall use reasonable efforts to accommodate the views of Licensor regarding the proposed action and its effect on the Licensed Patents Rights. Licensee shall promptly inform Licensor of any action or suit relating to the Licensed Patent Rights and shall not enter into any settlement, consent judgment or other voluntary final disposition of any infringement action relating to Licensed Patent Rights, including but not limited to appeals, without the prior written consent of Licensor.

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(d) Joinder. If either Party brings any infringement action or proceeding under this Section 3.2, the other Party agrees to be joined as a plaintiff, and, at the expense of the other Party, to give the Party undertaking such infringement suit or other action reasonable assistance and authority to control, file and prosecute the suit as necessary.

3.3 Patent Invalidity Claim. If a Third Party at any time asserts a claim that any Licensed Patent Right is invalid or otherwise unenforceable (an “Invalidity Claim”), whether as a defense in an infringement action brought by Licensor pursuant to Section 3.2 or otherwise, the Parties shall cooperate with each other in preparing and formulating a response to such Invalidity Claim. Licensor shall have the sole right (but not the obligation), at its expense and in its sole and absolute discretion, to settle or compromise any such Invalidity Claim.

4.	Representations and Warranties

4.1 Representations of Authority. Each Party represents and warrants to the other that as of the Effective Date it has full right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement.

4.2 Consents. Each Party represents and warrants that as of the Effective Date all necessary consents, approvals and authorizations of all government authorities and other Persons required to be obtained by such Party in connection with execution, delivery and performance of this Agreement have been obtained.

4.3 No Conflict. Each Party represents and warrants that, as of the Effective Date, the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations and (b) do not conflict with, violate or breach or constitute a default of, or require any consent under, any contractual obligations of such Party, except such consents as have been obtained as of the Effective Date.

4.4 Intellectual Property. Licensor represents and warrants to Licensee Licensor has the right to grant to Licensee the rights and licenses under the Licensed Patent Rights granted in this Agreement.

4.5 No Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND EACH PARTY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, VALIDITY OR PATENTABILITY.

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5.	Indemnification

5.1 By Licensee. Licensee agrees to defend Licensor, its Affiliates and its and their respective directors, officers, employees and agents at Licensee’s cost and expense, and shall indemnify and hold harmless Licensor and its Affiliates and its and their respective directors, officers, employees and agents from and against any losses and damages (including reasonable costs, fees and expenses) arising from: (i) any breach of any representation, warranty or covenant by Licensee under this Agreement; or (ii) any Third Party claim relating to the manufacture, use, offer for sale, sale or importation of Licensed Products by or on behalf of Licensee, its Affiliates and sublicensees, except to the extent such claim result from the circumstances described in clause (i) of this section.

5.2 By Licensor: Licensor agrees to defend Licensee, its Affiliates and its and their respective directors, officers, employees and agents at Licensor’s cost and expense, and shall indemnify and hold harmless Licensee and its Affiliates and its and their respective directors, officers, employees and agents from and against any liabilities, losses and damages (including reasonable costs, fees and expenses) arising from any breach of any representation, warranty or covenant by Licensor under this Agreement.

5.3 Indemnification Procedure. A Party entitled to indemnification under this Section 5 (an “Indemnified Party”) shall give prompt written notification to the other Party of any claim, suit, action or demand for which indemnification is sough under this Agreement. Within thirty (30) days after delivery of such notification, the other Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such claim, suit, action or demand with counsel reasonably satisfactory to the Indemnified Party, provided that the other Party shall not, in any event settle or enter into any other voluntary disposition of such claim, suit, action, or demand in any manner reasonably likely to adversely affect the Licensed Patent Rights, or the validity, enforceability, or scope thereof, without the Indemnified Party’s prior written consent. If the other Party does not assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense may participate therein at its own expense; provided that, the Indemnified Party shall have the right to retain its own counsel, at the expense of the other Party, if representation of such Indemnified Party by the counsel retained by the other Party would be inappropriate because of actual or potential differences in the interests of such Indemnified Party and any other Party represented by such counsel. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the other Party, which shall not be unreasonably withheld, delayed or conditioned.

6.	Term and Termination

6.1 Term. This Agreement shall become effective as of the Effective Date, may be terminated as set forth in this Section 6, and otherwise shall remain in effect until the expiration of the last-to-expire Licensed Patent Right.

6.2 Termination for Material Breach. Upon any material breach of this Agreement by either Party, the other Party may terminate this Agreement by providing sixty (60) days’ written notice to the breaching Party, specifying the material breach. The termination shall become effective at the end of the sixty (60) day period unless the breaching Party cures such breach during such sixty (60) day period.

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6.3 Survival. The following provisions shall survive the expiration or termination of this Agreement: Sections 3.1, 3.2, 3.3, 4.5, 5, 6 and 7.

7.	Miscellaneous Provisions

7.1 Governing Law. This Agreement and all disputes arising out of or related to this Agreement shall be construed and the respective rights of the Parties determined in accordance with the laws of the State of Delaware, notwithstanding any provisions of such laws that would require the application of the laws of any other jurisdiction.

7.2 Notice. Any notices required or permitted by this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, to the following address or facsimile number of the parties:

If to Licensor:

Innocrin Pharmaceuticals, Inc.

4505 Emperor Blvd.

Suite 300

Durham, NC 27703

Attention: William Moore

Facsimile: (919) 467-8540

If to Licensee:

VPS-1, Inc.

4505 Emperor Blvd.

Suite 300

Durham, NC 27703

Attention: Robert J. Schotzinger

Facsimile: (919) 467-8540

All notices under this Agreement shall be deemed effective upon receipt. A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section.

7.3 Assignment. This Agreement is personal to Licensee and no rights or obligations may be assigned by Licensee without the prior written consent of Licensor, except that either Party may assign this Agreement to an Affiliate or in connection with a sale or transfer of all or substantially all of the business and assets of such Party (or that portion thereof related to the subject matter of this Agreement).

7.4 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter.

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7.5 Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any right or failure to act in a specific instance shall related only to such instance and shall not be construed as an agreement to waive any right or fail to act in any other instance, whether or not similar.

7.6 Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement. The Parties shall consult one another and use reasonable efforts to agree upon a valid and enforceable provision that is a reasonable substitute for the invalid or unenforceable provision.

7.7 LIMITATION OF LIABILITY. OTHER THAN IN CONNECTION WITH INDEMNIFICATION OBLIGATIONS RELATING TO THIRD PARTY CLAIMS UNDER SECTION 5, NEITHER PARTY HERETO WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT, OR FOR LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.

7.8 Counterparts. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

INNOCRIN PHARMACEUTICALS, INC.		VPS-1, INC.

By:		By:
Name:	William Moore	Name:	Robert J. Schotzinger, M.D., Ph.D.
Title:	President	Title:	President

EXHIBIT H

Form of Information Statement

VIAMET PHARMACEUTICALS HOLDINGS, LLC

4504 Emperor Blvd., Suite 300

Durham, NC 27703

Tel: (919) 467-8539, Fax: (919) 467-8540

October 3, 2014

Dear Members of Viamet Pharmaceuticals Holdings, LLC:

The accompanying confidential information statement (the “Information Statement”) is being furnished to provide members of Viamet Pharmaceuticals Holdings, LLC (“Viamet Holdings”) with information regarding the spin-off of the portion of our business focused on the discovery, development and commercialization of (i) compounds, including but not limited to VT-464, our prostate cancer product candidate, or any derivatives, which target the inhibition of the metalloenzyme 17a-hydroxylase/17,20 lyase, for human or veterinary therapeutic, prophylactic, or diagnostic use, and (ii) non-human anti-fungal agents pursuant to the terms of the Option, Research Collaboration, and License Agreement, dated as of November 1, 2010, by and between Innocrin Pharmaceuticals, Inc. and Dow AgroSciences LLC. We will effect this separation through the distribution of all of the limited liability company interests of our wholly owned subsidiary, Innocrin Pharmaceuticals Holdings, LLC (“Innocrin Holdings”), to our members (the “Spin-Off”). Additionally, the Information Statement provides information about the issuance of Viamet Holdings Series D Preferred Shares in a new round of financing (the “Series D Financing”). The following Information Statement describes the Spin-Off, the securities that will be issued to you in the Spin-Off and the material terms of the Series D Financing.

THE INFORMATION CONTAINED IN THIS LETTER AND IN THE INFORMATION STATEMENT IS CONFIDENTIAL AND IS BEING DISCLOSED TO YOU SOLELY FOR THE PURPOSES DESCRIBED IN THIS LETTER IN CONNECTION WITH THE MATTERS SET FORTH IN THE INFORMATION STATEMENT. THE INFORMATION CONTAINED IN THIS LETTER AND IN THE INFORMATION STATEMENT IS NOT TO BE COPIED OR USED FOR ANY OTHER PURPOSE OR RELEASED TO ANY OTHER PERSONS, OTHER THAN YOUR LEGAL, TAX AND ACCOUNTING ADVISORS, WITHOUT THE EXPRESS PRIOR WRITTEN CONSENT OF VIAMET HOLDINGS.

The Spin-Off is scheduled to occur shortly before the closing of the Series D Financing. In connection with the consummation of the Spin-Off, the members of Viamet Holdings will execute the following agreements and instruments:

•	Written Consent and General Release of the Members (the “Written Consent”) (which will also address the Series D Financing);

•	Limited Liability Company Agreement (Fourth Amended and Restated) (the “Viamet 4th LLC Agreement”); and

•	In their capacity as new members of Innocrin Holdings:

•	Limited Liability Company Agreement (Amended and Restated) (the “Innocrin LLC Agreement”);

•	Investor Rights Agreement (the “Innocrin IRA”); and

•	Share Sale Agreement (the “Innocrin SSA”).

In connection with the consummation of the Series D Financing, the members of Viamet Holdings will execute the following additional agreements and instruments:

•	Limited Liability Company Agreement (Fifth Amended and Restated) (the “Viamet 5th LLC Agreement”);

•	Investor Rights Agreement (Second Amended and Restated) (the “Amended IRA”);

•	Share Sale Agreement (Second Amended and Restated) (the “Amended SSA”); and

•	in the case of holders of Series C3 Shares of Viamet Holdings, the Securities Purchase Agreement relating to the Series D Financing (the “Series D SPA”).

Package Contents. In addition to the accompanying Information Statement, the following exhibits are included in this package:

Exhibit A	Innocrin Holdings Business Overview

Exhibit B	Innocrin Holdings Pro Forma Balance Sheet as of August 31, 2014

Exhibit C	Innocrin Holdings Pro Forma Capitalization Table giving effect to the Spin-Off

Exhibit D	Innocrin Holdings 2014 Equity Incentive Plan

Exhibit E	Innocrin Holdings Certificate of Formation

Exhibit F	Innocrin Holdings Limited Liability Company Agreement (Amended and Restated)

Exhibit G	Innocrin Holdings Investor Rights Agreement

Exhibit H	Innocrin Holdings Share Sale Agreement

Exhibit I	Viamet Holdings Limited Liability Company Agreement (Fourth Amended and Restated)

Exhibit J	Viamet Holdings Limited Liability Company Agreement (Fifth Amended and Restated)

Exhibit K	Viamet Holdings Securities Purchase Agreement for the Purchase of Series D Preferred Shares

Exhibit L	Viamet Holdings Investor Rights Agreement (Second Amended and Restated)

Exhibit M	Viamet Holdings Share Sale Agreement (Second Amended and Restated)

Exhibit N	Separation and Distribution Agreement

Exhibit O	Transition Services Agreement

Exhibit P	Employee Matters Agreement

Exhibit Q	Metallophile Technology License Agreement

Exhibit R	Collaboration Enabling License Agreement

Exhibit S	Patent License Agreement

Exhibit T	Written Consent

Exhibit U	Signature Packet

Instructions. In considering these matters, we ask that you, as soon as possible, follow these instructions:

Step One:	Carefully review the entire Information Statement and all Exhibits.

Step Two:	If you wish to approve the Spin-Off and the Series D Financing, sign each page of the Signature Packet enclosed as Exhibit U, which will constitute your approval of the Written Consent, the Viamet 4th LLC Agreement, the Viamet 5th LLC Agreement, the Amended IRA, the Amended SSA, the Innocrin LLC Agreement, the Innocrin IRA, the Innocrin SSA and/or the Series D SPA, as applicable.

NOTE: PLEASE SIGN EACH PLACE YOUR NAME APPEARS IN THE SIGNATURE PACKET. DEPENDING ON WHAT SERIES AND CLASS(-ES) OF VIAMET HOLDINGS SHARES YOU HOLD, YOU WILL SIGN BETWEEN 4 AND 9 SIGNATURE PAGES.

Step Three:	Return the executed Signature Packet pursuant to the instructions below.

PLEASE RETURN YOUR SIGNATURE PACKET NO LATER THAN 3:00 P.M. (EASTERN TIME) ON OCTOBER 10, 2014. Please return such documents to the attention of Iza Ryland at WilmerHale (telephone: 617-526-6762) via either (i) scan and email to elizabeth.ryland@wilmerhale.com or (ii) facsimile to 617-526-5000.

Should you have any questions concerning this matter, please do not hesitate to contact Neil Moore, Vice President, Commercial Operations, at (919) 467-8539 ext. 302.

Sincerely,

Robert J. Schotzinger
President and Chief Executive Officer
Viamet Pharmaceuticals Holdings, LLC

VIAMET PHARMACEUTICALS HOLDINGS, LLC

CONFIDENTIAL INFORMATION STATEMENT

FOR

THE SPIN-OFF OF INNOCRIN PHARMACEUTICALS HOLDINGS, LLC

AND THE SERIES D FINANCING

October 3, 2014

GENERAL INFORMATION

This confidential information statement (this “Information Statement”) is being furnished to the members of Viamet Pharmaceuticals Holdings, LLC, a Delaware limited liability company (“Viamet Holdings”), in connection with the following proposed transactions:

(1)	The separation of Viamet Holdings into two independent companies (the “Separation”), one for each of

(A)	the discovery, development and commercialization of (i) compounds, including but not limited to VT-464, our prostate cancer product candidate, or any derivatives, which target the inhibition of the metalloenzyme 17a-hydroxylase/17,20 lyase, for human or veterinary therapeutic, prophylactic, or diagnostic use, and (ii) non-human anti-fungal agents pursuant to the terms of the Option, Research Collaboration, and License Agreement, dated as of November 1, 2010, by and between Innocrin Pharmaceuticals, Inc. (formerly known as Viamet Pharmaceuticals, Inc.) (“Innocrin”) and Dow AgroSciences LLC (“DAS”) (such business, the “Innocrin Business”), which will be owned and conducted by Innocrin Pharmaceuticals Holdings, LLC, a Delaware limited liability company and initially a wholly owned subsidiary of Viamet Holdings (“Innocrin Holdings”); and

(B)	Viamet Holdings’ remaining programs and assets (the “Viamet Business”), which will be owned and conducted by Viamet Holdings;

(2)	The distribution by Viamet Holdings of all of the membership interests of Innocrin Holdings to the members of Viamet Holdings (the “Distribution” and, together with the Separation, the “Spin-Off”); and

(3)	The authorization, sale and issuance of Viamet Holdings Series D Preferred Shares in a new round of financing (the “Series D Financing”).

The Distribution is expected to be made to the Viamet Holdings members on or about October 13, 2014. The initial closing of the Series D Financing is expected to occur shortly after the Spin-Off.

Each Viamet Holdings member should consult with his, her or its own legal, tax and accounting advisors regarding the consequences to such member of the transactions described herein. See “Material United States Federal Income Tax Considerations of the Spin-Off” described in this Information Statement.

No person has been authorized to give any information, or to make any representation not contained in this Information Statement and, if given or made, such information or representation must not be relied upon as having been authorized by Viamet Holdings or Innocrin Holdings. The delivery of this Information Statement shall not under any circumstances create an implication that there has been no change in the information contained herein since the date hereof.

In reviewing this Information Statement, you should carefully consider the matters described under the caption “Innocrin Holdings Risk Factors” beginning on page 20.

If you wish to consent to the Spin-Off and the Series D Financing, please execute and return each page of the Signature Packet enclosed herewith to the attention of Iza Ryland at WilmerHale via either (i) scan and email to elizabeth.ryland@wilmerhale.com or (ii) facsimile to 617-526-5000.

YOUR CONSENT IS IMPORTANT. PLEASE RETURN YOUR SIGNED SIGNATURE PACKET NO LATER THAN 3:00 P.M. (EASTERN TIME) ON OCTOBER 10, 2014.

Should you have any questions concerning the Spin-Off, the Series D Financing or this Information Statement, please do not hesitate to contact Neil Moore, Vice President, Commercial Operations, at (919) 467-8539 ext. 302.

The date of this Information Statement is October 3, 2014.

INFORMATION CONCERNING INNOCRIN HOLDINGS

For information regarding Innocrin Holdings and its business, please see the following enclosed documents:

•	Innocrin Holdings Business Overview attached as Exhibit A;

•	Innocrin Holdings Pro Forma Balance Sheet as of August 31, 2014 attached as Exhibit B;

•	Innocrin Holdings Pro Forma Capitalization Table giving effect to the Spin-Off attached as Exhibit C;

•	Innocrin Holdings 2014 Equity Incentive Plan attached as Exhibit D;

•	Innocrin Holdings Certificate of Formation attached as Exhibit E;

•	Innocrin Holdings Limited Liability Company Agreement (Amended and Restated) attached as Exhibit F;

•	Innocrin Holdings Investor Rights Agreement attached as Exhibit G; and

•	Innocrin Holdings Share Sale Agreement attached as Exhibit H.

INFORMATION ABOUT THE SPIN-OFF

Separation

Viamet Holdings currently operates two main businesses: (i) the Innocrin Business, which is operated through Innocrin, and (ii) the human antifungal business, which is primarily operated through Viamet Holdings’ wholly owned subsidiaries, VPS-1, Inc. (“VPS-1”), VPS-2, Inc. (“VPS-2”) and VPS-3, Inc. (“VPS-3” and, together with VPS-1 and VPS-2, the “Antifungal Subs”). In anticipation of the Series D Financing, Viamet Holdings intends to complete the Separation, pursuant to which (i) the Innocrin Business will be consolidated under Innocrin Holdings, which was formed for purposes of the Separation, and Innocrin and (ii) the Viamet Business, which includes the human antifungal business, will be consolidated under Viamet Holdings and the Antifungal Subs. The Separation will be completed through the following steps:

•	Innocrin Holdings was formed as a wholly owned subsidiary of Viamet Holdings on July 10, 2014 for the purpose of facilitating the Spin-Off;

•	Viamet Holdings will contribute to Innocrin Holdings 100% equity ownership of Innocrin (the “Contribution”);

•	Innocrin will transfer assets related to the Viamet Business to the Antifungal Subs (the “Asset Transfer”);

•	The Antifungal Subs will assume liabilities related to the Viamet Business (the “Liability Assumption”);

•	The Antifungal Subs will hire thirteen (13) employees currently employed by Innocrin and assume certain associated liabilities and obligations;

•	Assets and liabilities related to the Innocrin Business will be retained by Innocrin; and

•	Innocrin Holdings will amend and restate its limited liability company agreement to institute a capital structure with classes and economic rights in Innocrin Holdings substantially equivalent to the economic rights held by the equity interests of Viamet Holdings (the “Recapitalization”).

Following the Separation, Innocrin Holdings will have a capital structure that mirrors that of Viamet Holdings in classes of outstanding shares, economic rights associated with each class, and numbers of outstanding shares in each class, and will hold (through its ownership of Innocrin) all of the assets and liabilities constituting the Innocrin Business (and none of the assets and liabilities constituting the Viamet Business). Immediately prior to the Distribution, Viamet Holdings will own all of the membership interests of Innocrin Holdings. The authorized membership interests of Innocrin Holdings will consist of Series 1 Preferred Shares, Series 2 Preferred Shares, Series A Preferred Shares, Series B Preferred Shares, Series C1 Preferred Shares, Series C2 Preferred Shares, Series C3 Preferred Shares, Common A Shares, Common B Shares and Common C Shares (collectively, the “Innocrin Shares”).

The Distribution

Immediately following the Separation, Viamet Holdings will complete the Distribution by distributing the Innocrin Shares to the members of Viamet Holdings as follows:

•	Holders of Viamet Holdings Series 1 Preferred Shares (“Viamet Series 1 Shares”) will receive an equal number of Innocrin Holdings Series 1 Preferred Shares (“Innocrin Series 1 Shares”);

•	Holders of Viamet Holdings Series 2 Preferred Shares (“Viamet Series 2 Shares”) will receive an equal number of Innocrin Holdings Series 2 Preferred Shares (“Innocrin Series 2 Shares”);

•	Holders of Viamet Holdings Series A Preferred Shares (“Viamet Series A Shares” and, together with the Viamet Series 1 Shares and Viamet Series 2 Shares, the “Viamet Junior Preferred Shares”) will receive an equal number of Innocrin Holdings Series A Preferred Shares (“Innocrin Series A Shares” and, together with the Innocrin Series 1 Shares and Innocrin Series 2 Shares, the “Innocrin Junior Preferred Shares”);

•	Holders of Viamet Holdings Series B Preferred Shares (“Viamet Series B Shares”) will receive an equal number of Innocrin Holdings Series B Preferred Shares (“Innocrin Series B Shares”);

•	Holders of Viamet Holdings Series C1 Preferred Shares (“Viamet Series C1 Shares”) will receive an equal number of Innocrin Holdings Series C1 Preferred Shares (“Innocrin Series C1 Shares”);

•	Holders of Viamet Holdings Series C2 Preferred Shares (“Viamet Series C2 Shares”) will receive an equal number of Innocrin Holdings Series C2 Preferred Shares (“Innocrin Series C2 Shares”);

•	Holders of Viamet Holdings Series C3 Preferred Shares (“Viamet Series C3 Shares” and, together with the Viamet Junior Preferred Shares, Viamet Series B Shares, Viamet Series C1 Shares, Viamet Series C2 Shares and, where applicable, the Viamet Series D Shares, the “Viamet Preferred Shares”) will receive an equal number of Innocrin Holdings Series C3 Preferred Shares (“Innocrin Series C3 Shares” and, together with the Innocrin Junior Preferred Shares, Innocrin Series B Shares, Innocrin Series C1 Shares and Innocrin Series C2 Shares, the “Innocrin Preferred Shares”);

•	Holders of Viamet Holdings Common A Shares (“Viamet Common A Shares”) will receive an equal number of Innocrin Holdings Common A Shares (“Innocrin Common A Shares”);

•	Holders of Viamet Holdings Common B Shares (“Viamet Common B Shares”) will receive an equal number of Innocrin Holdings Common B Shares (“Innocrin Common B Shares”); and

•	Holders of Viamet Holdings Common C Shares (“Viamet Common C Shares” and, together with the Viamet Common A Shares and Viamet Common B Shares, the “Viamet Common Shares”) will receive an equal number of Innocrin Holdings Common C Shares (“Innocrin Common C Shares” and, together with the Innocrin Common A Shares and Innocrin Common B Shares, the “Innocrin Common Shares”).

In connection with the Distribution and immediately prior thereto, warrants to purchase Viamet Series C1 Shares will be automatically converted through a net exercise, and the shares issued upon such exercise will participate in the Distribution upon the same terms as the other Viamet Series C1 Shares. An aggregate of 1,810,869 shares of Series C1 Shares will be issued in exchange for the outstanding warrants to purchase an aggregate of 3,260,870 Series C1 Shares.

The distributed Innocrin Shares will be fully paid and non-assessable. The Viamet Holdings members will not be required to pay any cash or other consideration for the Innocrin Shares or to surrender or exchange their Viamet Preferred Shares or Viamet Common Shares (collectively, the “Viamet Shares”) in order to receive the Innocrin Shares. Other than the automatic net exercise of the warrants discussed above, the Distribution will not affect the number of outstanding Viamet Shares held by any member. The Viamet Shares will be otherwise unaffected by the Distribution, except that the preference rights of the Viamet Preferred Shares and the strike prices and threshold values of the Viamet Common B Shares and Viamet Common C Shares (the Viamet Common B Shares and the Viamet Common C shares, collectively, the “Viamet Incentive Shares”) will be allocated as shown in the table below to reflect the division of the members’ investment between the Viamet Business and the Innocrin Business as a result of the Spin-Off.

Rights subject to adjustment	Viamet Holdings		Innocrin Holdings
Preferred Return and Contribution Account of Viamet Junior Preferred Shares, Viamet Series B Shares and Viamet Series C1 Shares	48.1	%(1)	51.9	%(1)
Preferred Return and Contribution Account of Viamet Series C2 Shares and Viamet Series C3 Shares	60.0	%(1)	40.0	%(1)
Strike price and valuation threshold of Viamet Incentive Shares granted December 31, 2011	51.74%		48.26%
Strike price and valuation threshold of Viamet Incentive Shares granted February 14, 2013 and April 16, 2013	41.38%		58.62%
Strike price and valuation threshold of Viamet Incentive Shares granted December 19, 2013	41.14%		58.86%
Strike price and valuation threshold of Viamet Incentive Shares granted October 2, 2014	67.50%		32.50%

(1)	Conversion Prices for the Viamet Preferred Shares will be allocated at the same percentages so that the conversion ratios remain the same as of the date of the Spin-Off. See “The Series D Financing” for information regarding the effect of the Series D Financing on the Conversion Price of the Viamet Series C2 Shares.

Following the Distribution, Innocrin Holdings, which will include the Innocrin Business to be operated through its subsidiary, Innocrin, will no longer be owned, directly or indirectly, by Viamet Holdings, and members of Viamet Holdings will own all of the outstanding membership interests of Innocrin Holdings. Following the Distribution, Innocrin Holdings will be operated as an independent, stand-alone business, and Viamet Holdings will retain the assets and liabilities relating to the Viamet Business.

Agreements to be Entered in Connection with the Spin-Off

Innocrin Holdings, Innocrin and Viamet Holdings will enter into the following agreements with one another in connection with the Spin-Off, which will govern the allocation of assets and liabilities between the parties, the steps required to complete the Spin-Off and the relationship between the parties following the Spin-Off, including certain service and licensing arrangements.

•

Separation and Distribution Agreement. The Separation and Distribution Agreement, the form of which is attached hereto as Exhibit N (the “Separation Agreement”), will contain the key provisions relating to the Separation and the Distribution. The Separation Agreement will effect the allocation and transfer of assets and liabilities between Innocrin Holdings, Viamet Holdings and their respective subsidiaries and will describe when and how these transfers will occur. The Separation Agreement will also govern the rights and obligations of Innocrin Holdings and Viamet Holdings regarding the subsequent distribution of the Innocrin Shares to the members of Viamet Holdings. Pursuant to the Separation Agreement, Innocrin Holdings will be required to use reasonable best efforts to accomplish the Spin-Off and to take any and all actions that Viamet Holdings reasonably deems necessary or desirable to effect the Asset Transfer. Under the Separation Agreement, each party will indemnify the other party for certain losses that may be suffered by such indemnified party or its representatives or affiliates. In general, neither Innocrin Holdings nor Viamet Holdings will make any representations or warranties regarding any assets to be transferred, any liabilities to be assumed, or any other matters relating to either business. Except as set forth in the Separation Agreement, Viamet Holdings will receive all assets in connection with the contribution on an “as is, where is” basis. Under the Separation Agreement, Innocrin Holdings will agree, for a period of three (3) years after the effective date of such agreement and subject to certain exceptions (including the development of agricultural fungicides (and not, for the avoidance of doubt, any human application of any such compounds) under the DAS collaboration), not to, anywhere in the world, directly or indirectly, engage in the research, discovery, development or commercialization of any pharmaceutical compound or product (i) acting as an inhibitor of lanosterol demethylase (also referred to as CYP51) or (ii) for use in the treatment, amelioration, diagnosis, management or prevention of any fungus based disease, mycoses or disorder, including as a partner, investor, consultant, advisor, agent, representative, independent contractor, licensor, creditor or otherwise. The Separation Agreement includes certain conditions to the consummation of the Distribution, including the approval of members holding not less than 96% of the voting securities of Viamet Holdings (voting on an as converted basis).

•	Transition Services Agreement. Viamet Holdings and Innocrin Holdings will enter into a Transition Services Agreement in the form attached as Exhibit O (the “Transition Services Agreement”) pursuant to which Viamet Holdings (or its subsidiaries) will provide certain transition services to Innocrin Holdings, such as consulting services, administrative support and use of Viamet Holdings’ office space, and Innocrin Holdings (or its subsidiaries) will provide certain transition services to Viamet Holdings, such as consulting services and access to certain administrative systems. Viamet Holdings and Innocrin Holdings also may provide each other with additional services to the extent identified and agreed to in the future. The Transition Services Agreement will generally provide for a term of up to three (3) months, which may be extended by mutual agreement of the parties for an additional three (3) months. Services provided to Innocrin Holdings by Viamet Holdings’ Director of Process Chemistry may be provided for up to one (1) year. The pricing for the services will be a mix of fixed monthly rates and actual costs plus an agreed margin. Innocrin Holdings and Viamet Holdings will agree to perform the transition services in a manner substantially similar in scope, quality and nature to that which the providing party has used in servicing its own business prior to the date of the Transition Services Agreement. Both Innocrin Holdings and Viamet Holdings may engage third parties to provide services covered by the Transition Services Agreement, so long as, among other things, the providing party retains responsibility for the provision of the services to be performed.

•	Employee Matters Agreement. Viamet Holdings, Innocrin and Innocrin Holdings will enter into an Employee Matters Agreement in the form attached as Exhibit P (the “Employee Matters Agreement”) that will govern certain employment, compensation and benefits matters. The Employee Matters Agreement will address the allocation and treatment of assets and liabilities relating to employees of each of the Viamet Business and the Innocrin Business and compensation and benefit plans and programs in which employees participate. The Employee Matters Agreement will also govern the transfer of employees between Innocrin and Viamet Holdings (or its subsidiaries) in connection with the Separation and Distribution, and sets forth certain obligations for reimbursement and indemnification relating to employee matters between Innocrin Holdings and Viamet Holdings.

•	Metallophile Technology License Agreement. VPS-1 and Innocrin will enter into a Metallophile Technology License Agreement in the form attached as Exhibit Q (the “Metallophile License”) that will grant Innocrin a perpetual license to use Viamet Holdings’ Metallophile Technology in the discovery, development and commercialization of compounds, including, but not limited to, VT-464 (the prostate candidate) or any of its derivatives, which target the inhibition of the metalloenzyme CYP17 with certain specificity, for human or veterinary therapeutic, prophylactic, or diagnostic use.

•	Collaboration Enabling License Agreement. VPS-1 and Innocrin will enter into a License Agreement in the form attached as Exhibit R (the “Collaboration License”) that will grant Innocrin a license to only those rights under intellectual property held by VPS-1 (including the Metallophile Technology) as are necessary to perform its obligations under its collaboration with DAS. Pursuant to the Collaboration License, Innocrin may sublicense those rights (other than the Metallophile Technology itself, which may only be used by Innocrin, itself) to DAS to the extent necessary under the DAS collaboration. Additionally, under the Collaboration License, Innocrin will grant VPS-1 exclusive rights for non-competing uses under certain Innocrin intellectual property (primarily intellectual property covering certain compounds developed during the collaboration for which intellectual property rights are controlled by DAS), subject to payment of a 0.5% royalty on net sales of any products incorporating such compounds and covered by patents included in such license grant. Upon written notice, each party will also have certain rights to exclude the other from the development of compounds identified as a product candidate by such party. The Collaboration License, including any royalty obligations, will expire upon the later of expiration of the VPS-1 patents sublicensed to DAS under the collaboration or those patents, controlled by DAS, sublicensed to VPS-1 under the Collaboration License from Innocrin, provided that the Collaboration License will terminate upon any early termination of the DAS collaboration agreement, subject to certain surviving rights. Upon expiration of the Collaboration License, each party will have a perpetual right to commercialize any products developed using licensed technology within defined fields of use.

•	Patent License Agreement. VPS-1 and Innocrin will enter into a License Agreement in the form attached as Exhibit S (the “Patent License”) that will grant VPS-1 an exclusive (even as to Innocrin), fully paid-up, non-royalty-bearing license under certain specified patents to make, use, offer for sale, sell and import, throughout the world, products covered by claims under the licensed products for therapeutic, prophylactic, palliative and diagnostic human and veterinary uses (excluding use as an insecticide for non-agricultural pest control), provided such products are poor inhibitors of CYP17, which key enzyme in the Innocrin Business, and are good inhibitors of the fungal species that is the focus of the Viamet Business. The license will expire on the expiration of the last-to-expire licensed patents.

In addition, Viamet Holdings and Innocrin Holdings will each enter into agreements with their members that will govern certain rights of their members with respect to and following the Spin-Off.

•	Viamet Holdings Limited Liability Company Agreement (Fourth Amended and Restated). Viamet Holdings will amend and restate its limited liability company agreement in the form attached as Exhibit I (the “Viamet 4th LLC Agreement”), which will specify the allocation of Innocrin Shares among its members in the Distribution and the allocation of preferences between Viamet Preferred Shares and Innocrin Preferred Shares following the Distribution to reflect the division of the investment between the two businesses. The conversion price of the Viamet Preferred Shares will also be divided and allocated between the two entities. The table below shows the allocation of the contribution accounts and the conversion prices of the Viamet Preferred Shares that will be triggered by the Spin-Off.

	Current Viamet Holdings		Viamet Holdings Post-Spin-Off		Innocrin Holdings
Class/Series	Initial Contribution Account	Conversion Price	Initial Contribution Account	Conversion Price(1)	Initial Contribution Account	Conversion Price
Viamet Series 1	$0.6667	$0.6667	$0.32	$0.32	$0.35	$0.35
Viamet Series 2	$1.00	$1.00	$0.48	$0.48	$0.52	$0.52
Viamet Series A	$1.00	$1.00	$0.48	$0.48	$0.52	$0.52
Viamet Series B	$1.15	$1.15	$0.55	$0.55	$0.60	$0.60
Viamet Series C1	$1.15	$1.15	$0.55	$0.55	$0.60	$0.60
Viamet Series C2	$1.15	$1.15	$0.69	$0.69	$0.46	$0.46
Viamet Series C3	$1.15	$1.15	$0.69	$0.69	$0.46	$0.46

(1)	In conjunction with the Series D Financing, the Conversion Price for the Viamet Series C2 Shares will subsequently be adjusted to $1.34, and the Viamet Series C3 Shares will be converted into Viamet Series D Shares. See “The Series D Financing” for information regarding the effect of the Series D Financing on the Viamet Series C2 Shares and Viamet Series C3 Shares.

•	Innocrin Holdings Limited Liability Company Agreement (Amended and Restated). Innocrin Holdings will amend and restate its limited liability company agreement in the form attached as Exhibit F (the “Innocrin LLC Agreement”), which will govern the operations of Innocrin Holdings following the Distribution. The Innocrin LLC Agreement will also institute a capital structure with classes and economic rights in Innocrin Holdings substantially equivalent to the economic rights held by the equity interests of Viamet Holdings. See “Rights, Privileges and Preferences of Innocrin Shares” below for additional information.

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Investor Rights Agreement. Innocrin Holdings will enter into an Investor Rights Agreement with its members in the form attached as Exhibit G (the “Innocrin IRA”), which will contain substantially equivalent terms to the existing Viamet Holdings Investor Rights Agreement (Amended and Restated) (the “Viamet IRA”). Pursuant to the Innocrin IRA, the holders of Innocrin Shares that are parties thereto will have the right, under certain circumstances, to (i) require Innocrin Holdings to register such holders’ Innocrin Shares under the Securities

Act of 1933, as amended (the “Securities Act”) and (ii) participate in registrations by Innocrin Holdings, subject in each case to the terms and conditions of the Innocrin IRA. See “Rights, Privileges and Preferences of Innocrin Shares” below for additional information regarding rights provided under the Innocrin IRA.

•	Share Sale Agreement. Innocrin Holdings will enter into a Share Sale Agreement with its members in the form attached as Exhibit H (the “Innocrin SSA”), which will impose certain restrictions on the transfer of the Innocrin Shares and will contain substantially equivalent terms to the existing Viamet Holdings Share Sale Agreement (Amended and Restated) (the “Viamet SSA”). See “Rights, Privileges and Preferences of Innocrin Shares” below for additional information regarding the transfer restrictions in the Innocrin SSA.

Rights, Privileges and Preferences of Innocrin Shares

The following is a summary of the rights, preferences and privileges of the Innocrin Shares.

•	Classes of Shares. Viamet Holdings members will receive the following classes of Innocrin Shares in the Distribution:

•	Series 1 Shares. Innocrin Series 1 Shares are entitled to a Series 1 Preferred Return (as defined below), payable (i) when, as and if declared by the Board of Managers of Innocrin (the “Innocrin Board”), (ii) upon a liquidation event or (iii) upon redemption or repurchase of such shares. “Series 1 Preferred Return” means a cumulative amount accruing (or deemed to accrue) daily in cash on the amount of the Series 1 Contribution Account (as defined below) of each Innocrin Series 1 Share from and after the date of the Spin-Off, at the rate of eight percent (8.0%) per annum, computed on the basis of a three hundred sixty-five (365) day year. “Series 1 Contribution Account” means an account maintained with respect to each Innocrin Series 1 Share equal to the difference between (a) $0.35 less (b) the cumulative distributions made in respect of such Innocrin Series 1 Share. The accrued unpaid Series 1 Preferred Return will include a portion of the return that accrued on the Viamet Series 1 Shares prior to the Spin-Off, which will be allocated to reflect the separation of the businesses. Notwithstanding the above, any accrued amount of the Series 1 Preferred Return will be relinquished in the event of any optional or mandatory conversion.

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Series 2 Shares. Innocrin Series 2 Shares are entitled to a Series 2 Preferred Return (as defined below), payable (i) when, as and if declared by the Innocrin Board, (ii) upon a liquidation event or (iii) upon redemption or repurchase of such shares. “Series 2 Preferred Return” means a cumulative amount accruing (or deemed to accrue) daily in cash on the amount of the Series 2 Contribution Account (as defined below) of each Innocrin Series 2 Share from and after the date of the Spin-Off, at the rate of eight percent (8.0%) per annum, computed on the basis of a three hundred sixty-five (365) day year. “Series 2 Contribution Account” means an account maintained with respect to each Innocrin Series 2 Share equal to the difference between (a) $0.52 less (b) the cumulative distributions made in respect of such Innocrin Series 2 Share. The accrued unpaid Series 2 Preferred Return will include a portion of the return that accrued on the Viamet Series 2 Shares prior to the Spin-Off, which will be allocated to reflect the separation of the businesses. Notwithstanding the above, any accrued amount of the Series 2 Preferred Return will be relinquished in the event of any optional or mandatory conversion.

•	Series A Shares. Innocrin Series A Shares are entitled to a Series A Preferred Return (as defined below), payable (i) when, as and if declared by the Innocrin Board, (ii) upon a liquidation event or (iii) upon redemption or repurchase of such shares. “Series A Preferred Return” means a cumulative amount accruing (or deemed to accrue) daily in cash on the amount of the Series A Contribution Account (as defined below) of each Innocrin Series A Share from and after the date of the Spin-Off, at the rate of eight percent (8.0%) per annum, computed on the basis of a three hundred sixty-five (365) day year. “Series A Contribution Account” means an account maintained with respect to each Innocrin Series A Share equal to the difference between (a) $0.52 less (b) the cumulative distributions made in respect of such Innocrin Series A Share. The accrued unpaid Series A Preferred Return will include a portion of the return that accrued on the Viamet Series A Shares prior to the Spin-Off, which will be allocated to reflect the separation of the businesses. Notwithstanding the above, any accrued amount of the Series A Preferred Return will be relinquished in the event of any optional or mandatory conversion.

•	Series B Shares. Innocrin Series B Shares are entitled to a Series B Preferred Return (as defined below), payable (i) when, as and if declared by the Innocrin Board, (ii) upon a liquidation event or (iii) upon redemption or repurchase of such shares. “Series B Preferred Return” means a cumulative amount accruing (or deemed to accrue) daily in cash on the amount of the Series B Contribution Account (as defined below) of each Innocrin Series B Share from and after the date of the Spin-Off, at the rate of eight percent (8.0%) per annum, computed on the basis of a three hundred sixty-five (365) day year. “Series B Contribution Account” means an account maintained with respect to each Innocrin Series B Share equal to the difference between (a) $0.60 less (b) the cumulative distributions made in respect of such Innocrin Series B Share. The accrued unpaid Series B Preferred Return will include a portion of the return that accrued on the Viamet Series B Shares prior to the Spin-Off, which will be allocated to reflect the separation of the businesses. Notwithstanding the above, any accrued amount of the Series B Preferred Return will be relinquished in the event of any optional or mandatory conversion.

•	Series C Shares. Innocrin Series C1 Shares, Innocrin Series C2 Shares and Innocrin Series C3 Shares (collectively “Innocrin Series C Shares”) are entitled to a Series C Preferred Return (as defined below), payable (i) when, as and if declared by the Innocrin Board, (ii) upon a liquidation event or (iii) upon redemption or repurchase of such shares. “Series C Preferred Return” means a cumulative amount accruing (or deemed to accrue) daily in cash on the amount of the Series C Contribution Account (as defined below) of each Innocrin Series C Share from and after the date of the Spin-Off, at the rate of eight percent (8.0%) per annum, computed on the basis of a three hundred sixty-five (365) day year (such Series C Preferred Return, together with the Series 1 Preferred Return, Series 2 Preferred Return, Series A Preferred Return and Series B Preferred Return, the “Preferred Returns”). “Series C Contribution Account” means an account maintained with respect to each Innocrin Series C Share equal to the difference between (a) $0.60, in the case of the Innocrin Series C1 Shares, and $0.46 in the case of the Innocrin Series C2 Shares and Series C3 Shares less (b) the cumulative distributions made in respect of such Innocrin Series C Share (such Series C Contribution Account, together with the Series 1 Contribution Account, Series 2 Contribution Account, Series A Contribution Account and Series B Contribution Account, the “Contribution Accounts”). The accrued unpaid Series C Preferred Return will include a portion of the return that accrued on the Viamet Series C Shares prior to the Spin-Off, which will be allocated to reflect the separation of the businesses. Notwithstanding the above, any accrued amount of the Series C Preferred Return will be relinquished in the event of any optional or mandatory conversion.

•	Common A Shares (Voting and Non-Voting). Innocrin Common A Shares, which will be designated as either voting or non-voting.

•	Common B Shares. Innocrin Common B Shares will be issued as profits interests, subject to cancellation and buyback rights during a vesting period (which will be equivalent to the vesting period of the corresponding Viamet Common B Shares). The Innocrin Common B Shares will not have the right to participate in any vote of the members of Innocrin Holdings.

•	Common C Shares. Innocrin Common C Shares (together with the Innocrin Common B Shares, the “Innocrin Incentive Shares”) will be issued as profits interests, subject to cancellation and buyback rights during a vesting period (which will be equivalent to the vesting period of the corresponding Viamet Holdings shares). The Innocrin Common C Shares will not have the right to participate in any vote of the members of Innocrin Holdings. See “2014 Equity Incentive Plan” in Exhibit A for further information about the Innocrin Incentive Shares.

•	Distributions. Distributions with respect to the Innocrin Shares will be subject to the following priority:

•	First, the holders of Innocrin Series C Shares will be entitled to receive, pro rata and in preference to the holders of Innocrin Series B Shares, Innocrin Junior Preferred Shares and Innocrin Common Shares, the payment of their accrued unpaid Series C Preferred Returns (if then payable) followed by the return of their Series C Contribution Accounts;

•	Second, after the payments above to the Innocrin Series C Shares, the holders of Innocrin Series B Shares will be entitled to receive, pro rata and in preference to the holders of Innocrin Series A Shares, Innocrin Junior Preferred Shares and Innocrin Common Shares, the payment of their accrued unpaid Series B Preferred Returns (if then payable) followed by the return of their Series B Contribution Accounts;

•	Third, after the payments above to the Innocrin Series C Shares and Innocrin Series B Shares, the holders of Innocrin Junior Preferred Shares will be entitled to receive, on a pari passu basis, and in preference to the holders of Innocrin Common Shares, the payment of their accrued unpaid Series 1 Preferred Returns, Series 2 Preferred Returns and Series A Preferred Returns (if then payable), as applicable, followed by the return of their Series 1 Contribution Accounts, Series 2 Contribution Accounts and Series A Contribution Accounts; and

•	Fourth, after payment of the amounts referenced above, the holders of Innocrin Preferred Shares and Innocrin Common Shares will be entitled to receive, pro rata, the remainder of the distribution (treating Preferred Shares as if they had been converted into Innocrin Common A Shares).

Notwithstanding anything set forth above, no holder of Innocrin Incentive Shares will participate in any such distribution until the cumulative amount distributed with respect to an Innocrin Common A Share equals the Strike Price (as defined in the Innocrin LLC Agreement) of such Innocrin Incentive Share following which, the Innocrin Incentive Share will share equally with each Innocrin Common A Share in all additional distributions.

•	Conversion. Each Innocrin Preferred Share will be automatically converted into a voting Innocrin Common A Share on a one-to-one (or otherwise pari passu) basis (subject to weighted-average anti-dilution protection) upon (i) the vote of the holders of a majority of the Innocrin Preferred Shares or (ii) the closing of a Qualified Public Offering (as defined in the Innocrin LLC Agreement). The initial Contribution Accounts and the Conversion Prices (as defined in the Innocrin LLC Agreement) for the Innocrin Preferred Shares are set forth in the table below:

Series	Initial Contribution Account	Conversion Price
Series 1 Preferred	$0.35	$0.35
Series 2 Preferred	$0.52	$0.52
Series A Preferred	$0.52	$0.52
Series B Preferred	$0.60	$0.60
Series C1 Preferred	$0.60	$0.60
Series C2 Preferred	$0.46	$0.46
Series C3 Preferred	$0.46	$0.46

•	Voting Rights. None of the Innocrin Common Shares designated as non-voting will have the right to participate in any vote of the members of Innocrin Holdings. Except as otherwise provided in the Innocrin LLC Agreement or required by the Delaware Limited Liability Company Act (the “LLC Act”), no member of Innocrin Holdings will have the right to vote upon or consent to any matter, including without limitation any matter that would otherwise be the subject of a vote pursuant to Section 18-209 of the Act or any other provision of the LLC Act. Except as specified otherwise in the Innocrin LLC Agreement, any decision to be made by the holders of a particular series or class of Shares will require the votes of the holders of a majority in interest of such series or class of Shares.

•	Negative Covenants. Pursuant to the LLC Agreement, Innocrin Holdings and its subsidiaries are prohibited from taking certain actions without the consent of holders of a majority (or in some cases, 60%) of the Innocrin Preferred Shares. The actions subject to this requirement include, among others, merging with another entity; selling a significant portion of the company’s assets; authorizing or issuing new securities; incurring indebtedness above a stated threshold; engaging in certain recapitalization events; repurchasing shares; effecting a public securities offering; acquiring substantially all the assets of another business; declaring dividends or distributions; and amending the Innocrin LLC Agreement.

•	Drag-Along Rights. Pursuant to the Innocrin LLC Agreement, if members holding not less than 50% of the Innocrin Preferred Shares then outstanding and the Innocrin Board (including a majority of the directors designated by the holders of Innocrin Preferred Shares) approve the sale of more than 50% of the outstanding voting power of Innocrin Holdings, then each other holder of Innocrin Shares will be required to (i) sell all of his, her or its Innocrin Shares on the same terms as the Approving Member (as defined in the Innocrin LLC Agreement) is selling in such transaction, (ii) waive any appraisal rights in connection with the transaction and (iii) vote such holder’s Innocrin Shares in favor of the transaction if such sale is structured as a disposition of all outstanding Innocrin Shares.

•	Registration Rights. Under the Innocrin IRA, the holders of registrable securities (which will include any Innocrin Common Shares issued to the holders of Innocrin Preferred Shares, upon conversion of the Innocrin Preferred Shares or otherwise) will have the following registration rights:

•	Demand Registration Rights. Upon the written request of the holders of at least 50% of the registrable securities then outstanding to register at least 50% of the registrable securities then outstanding on a registration statement under the Securities Act (other than a registration on Form S-3 or any related form of registration statement), Innocrin Holdings will be obligated to use its best efforts to register as soon as practicable the sale of all registrable securities identified by holders submitting demands within fifteen (15) days of the mailing of a notice of such registration by Innocrin Holdings to all holders of Innocrin Preferred Shares. The demand registration rights may not be exercised until the earlier of the fourth anniversary of the date of the Innocrin IRA and twelve months after the initial public offering of Innocrin Holdings, and Innocrin Holdings is required to effect no more than two registration statements on Form S-1 (registrations on Form S-3 described below are not limited as to number). Innocrin Holdings may postpone the filing of registration statements for up to ninety (90) days in the aggregate in any twelve (12) month period if, in the good faith judgment of the Innocrin Board, such registration would be seriously detrimental to Innocrin Holdings and its members.

•	Piggyback Registration Rights. If Innocrin Holdings registers any of its securities, either for its own account or for the account of members, it will have to register all registrable securities identified by holders submitting demands within fifteen (15) days of the mailing of a notice of such registration by Innocrin Holdings to all holders of Innocrin Preferred Share, to the extent that inclusion will not diminish the number of securities included in the registration by Innocrin Holdings. However, this right does not apply to a registration relating solely to employee benefit plans, a registration on Form S-4 relating solely to a transaction under Rule 145 promulgated under the Securities Act or a demand registration. The underwriter of any underwritten offering will have the right to limit, due to marketing factors, the number of shares registered by these holders.

•	Form S-3 Registration Rights. To the extent Innocrin Holdings is eligible to use a registration statement on Form S-3, the holders of at least 20% of the outstanding registrable securities can request that it register all or a portion of their shares on a registration statement on Form S-3, except that Innocrin Holdings is not required to register an offering with an aggregate price to the public of less than $1,000,000. Innocrin Holdings may postpone the filing of registration statements for up to 90 days in the aggregate in a twelve month period if, in the good faith judgment of the Innocrin Board, such registration would be seriously detrimental to Innocrin Holdings and its members.

•	Registration Expenses. Innocrin Holdings is required to pay all expenses incurred in connection with each of the registrations described above, except for share transfer taxes and underwriting discounts and commissions. In addition, Innocrin Holdings is not required to pay any expenses for more than two registrations on Form S-3 in any twelve month period.

The registration rights described above will survive the initial public offering of Innocrin Holdings and will terminate as to any member upon the earlier of (i) the fifth anniversary of such offering and (ii) the date on which such holder holds less than 1% of Innocrin Holdings’ then-outstanding equity securities and is able to dispose of all its registrable securities in any 90-day period pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”).

•	Redemption Right. Any time on or after June 23, 2015, at the election of the holders of a majority of the applicable class of shares, Innocrin Holdings shall redeem all or a specified portion of the holders’ Innocrin Series C Shares, Innocrin Series B Shares or Innocrin Junior Preferred Shares, as applicable, at a price equal to the applicable Contribution Account plus any applicable Preferred Return. In the event of a redemption, the Innocrin Series C Shares shall have priority over the Innocrin Series B Shares, which shall have priority over the Innocrin Junior Preferred Shares.

•	Repurchase/Forfeiture of Incentive Shares. If a holder of Innocrin Common B Shares or Innocrin Common C Shares who is an employee or former employee of Innocrin Holdings or one of its subsidiaries is terminated for Cause (as defined in the Equity Incentive Plan) or materially breaches any consulting, employment, non-competition, non-solicitation or confidentiality obligation of such holder to Innocrin Holdings or one of its subsidiaries, Innocrin Holdings will have the right, at its option, to repurchase all or a portion of such holder’s vested Innocrin Common B Shares and Innocrin Common C Shares at a price equal to $0.001 per Innocrin Common B Share or Innocrin Common C Share. If the employment of a holder of unvested Innocrin Common B Shares or Innocrin Common C Shares is terminated for any reason, such shares shall be forfeited.

•	Right of First Refusal/Cosale Right. In the event of a sale of Innocrin Common A Shares by certain specified holders, the holders of Innocrin Preferred Shares will have (i) a right of first refusal over a pro rata portion of the shares to be sold, or (ii) the right to participate proportionately in the sale.

•	Preemptive Rights. Parties to the Innocrin IRA will have the pro rata right to participate in subsequent issuances of equity securities by Innocrin Holdings, subject to customary exceptions.

The foregoing description of the rights, privileges and preferences of the Innocrin Shares does not purport to be complete and is qualified in its entirety by the Innocrin LLC Agreement, which is attached hereto as Exhibit F, the Innocrin IRA, which is attached hereto as Exhibit G and the Innocrin SSA, which is attached hereto as Exhibit H.

Transfer Restrictions on Innocrin Shares

The Innocrin Shares have not been registered under the Securities Act or qualified under any state securities or “blue sky” laws, and may not be resold absent registration under the Securities Act or pursuant to an exemption therefrom. In addition, (i) it is not anticipated that there will be any public market for the Innocrin Shares, (ii) the Innocrin Shares must be held indefinitely and each holder thereof must continue to bear the economic risk of the investment in the Innocrin Shares unless the Innocrin Shares are subsequently registered under the Securities Act and state securities or “blue sky” laws or an exemption from registration is available thereunder, (iii) Rule 144 is not presently available with respect to sales of any securities of Innocrin Holdings by affiliates of Innocrin Holdings, and Innocrin Holdings has made no covenant to make Rule 144 available for its affiliates and Rule 144 is not anticipated to be available for Innocrin Holdings’ affiliates in the foreseeable future, (iv) when and if the Innocrin Shares may be disposed of without registration in reliance upon Rule 144, such disposition may, in certain circumstances, be made only in limited amounts and in accordance with the terms and conditions of Rule 144 and the provisions of the Innocrin SSA, (v) if the exemption afforded by Rule 144 is not available, public sale of the Innocrin Shares without registration will require the availability of an exemption under the Securities Act, (vi) restrictive legends will be placed on any certificate representing the Innocrin Shares if the Innocrin Shares are certificated and (vii) a notation will be made in the appropriate records of Innocrin Holdings indicating that the Innocrin Shares are subject to restrictions on transfer and, if Innocrin Holdings should in the future engage the services of a transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Innocrin Shares.

The Innocrin IRA provides that, prior to the time that Innocrin Holdings becomes a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the holder of any Innocrin Shares proposed for transfer will give written notice to Innocrin Holdings of such holder’s intention to effect such transfer. Each such notice will describe the manner and circumstances of the proposed transfer in sufficient detail, and will be accompanied at such holder’s expense by a written opinion of legal counsel who will, and whose legal opinion will, be reasonably satisfactory to Innocrin Holdings, to the effect that the proposed transfer of Innocrin Shares may be effected without registration under the Securities Act.

In addition, the Innocrin SSA provides that, other than sales pursuant to the right of first refusal and cosale right of the holders of Innocrin Preferred Shares, prior to the time that Innocrin Holdings becomes a reporting company under the Exchange Act, holders of Common A Shares may not transfer such shares except for the following:

•	transfers by gift, bequest or operation of the laws of inheritance, or for the benefit of such individual’s spouse, ancestor or descendant;

•	transfers to a trust for the benefit of such individual’s spouse, ancestor or descendant;

•	transfers to Innocrin Holdings; or

•	transfers to any other person who, directly or indirectly, controls, is controlled by, or is under common control with such individual, including without limitation any current or former limited partner, general partner, managing member, officer or director of such individual or any venture capital fund, now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such individuals.

In each case, for such a transfer to be effective, the transferee must execute and deliver a written agreement, satisfactory to Innocrin Holdings, by which the transferee agrees to be bound by all of the provisions of the Innocrin SSA.

These transfer restrictions under the Innocrin LLC Agreement, Innocrin IRA and Innocrin SSA will expire as to all holders on the date on which Innocrin Holdings becomes a reporting company under the Exchange Act. Such restrictions on transfer will apply not only to Innocrin Shares issued in the Spin-Off but also to any Innocrin Shares subsequently issued as a result of any split, dividend or similar distribution, and, if any Innocrin Shares are certificated, such Innocrin Shares so issued will bear legends referring to such restrictions. If Innocrin Holdings engages a third-party registrar and transfer agent, Innocrin Holdings will issue stop transfer instructions to such third party to ensure compliance with the foregoing restrictions.

BUSINESS PURPOSE FOR THE SPIN-OFF

Viamet Holdings’ Board of Managers (the “Viamet Board”) and management believe that the separation of Viamet Holdings and Innocrin Holdings will be beneficial to Viamet Holdings’ members for the following reasons:

•	The Spin-Off will establish a separate Innocrin Business, on the one hand, and Viamet Business, on the other hand.

•	The Spin-Off will enhance the flexibility of the management team of each company to make business and operational decisions that are in the best interests of its respective business and to allocate capital and corporate resources in a manner that focuses on achieving its own strategic priorities.

•	The Spin-Off will improve investor understanding of the separate businesses of Viamet Holdings and Innocrin Holdings, such that investors will be better able to evaluate the merits and future prospects of each business, which will facilitate appropriate market valuation for each of the companies.

•	The Spin-Off will facilitate capital raising activities for the Innocrin Business and the Viamet Business. In particular, the Spin-Off is a condition to the Series D Financing.

INNOCRIN HOLDINGS RISK FACTORS

You should carefully consider the following risks relating to Innocrin Holdings’ business and operations and the Innocrin Shares, together with the other information contained in this

Information Statement. We believe the risks described below are the risks that are material to Innocrin Holdings as of the date of this Information Statement. If any of the following risks occur, Innocrin Holdings’ business, financial condition, results of operations and future growth prospects would likely be materially and adversely affected. In these circumstances, the value of the Innocrin Shares could decline.

•	Innocrin Holdings has no independent operating history, which makes it difficult to evaluate its business and growth prospects. Innocrin Holdings will need to grow its organization, and it may experience difficulties in managing this growth, which could disrupt its operations.

•	There can be no assurance that Innocrin Holdings will be successfully funded or operated following the Spin-Off. Innocrin Holdings will need additional financing to operate its business and to conduct the clinical studies necessary for successful development and commercialization of its products and product candidates and may be unable to raise additional capital in sufficient amounts or on terms acceptable to it. Based on current financial projections, without additional financing, Innocrin Holdings will be in a negative cash position at the end of November 2014.

•	Innocrin Holdings’ business will depend upon the ability and willingness of Viamet Holdings (or its subsidiaries) to fulfill its obligations under the various contracts between Innocrin Holdings and Viamet Holdings (or its subsidiaries). Viamet Holdings’ inability or unwillingness to fulfill its obligations under such contracts or cause its subsidiaries to fulfill such contracts could significantly harm Innocrin Holdings’ business. See “Agreements to be Entered in Connection with the Spin-Off” above for additional information regarding these agreements.

•	Following the Spin-Off, Innocrin Holdings will no longer have access to Viamet Holdings’ (or a subsidiary thereof) infrastructure and will need to handle on its own a number of corporate functions that have historically been performed by Viamet Holdings (or a subsidiary thereof), including some research and development, administration and other services, except during such periods as some or all of these corporate functions are provided by Viamet Holdings pursuant to the contracts between Viamet Holdings and Innocrin Holdings that are described under the heading “Agreements to be Entered in Connection with the Spin-Off” above. Innocrin Holdings will incur costs associated with establishing the infrastructure needed to perform such functions.

•	There can be no assurance that Innocrin Holdings will have sufficient assets, personnel or systems in place to succeed as an independent business, and Innocrin Holdings’ operations and business may fail as a result.

•

Innocrin Holdings and Innocrin will be reliant upon licenses of proprietary technology from Viamet Holdings (or a subsidiary thereof) that are important or necessary to the development of its product candidates. Innocrin Holdings’ and Innocrin’s licensing arrangements impose, and licensing arrangements that Innocrin Holdings and Innocrin may enter into in the future may impose, diligence, milestone payment, royalty, insurance and/or other obligations on Innocrin Holdings and Innocrin. If Innocrin Holdings and Innocrin fail to comply with these obligations, their counterparties may have the right to terminate these agreements, in which case Innocrin Holdings and Innocrin might not be able to develop, manufacture or market any product candidate that is covered by such agreements or may face other penalties under the agreements. Such an occurrence could materially and adversely affect the value of the product candidate being developed under any such agreement. Termination of these agreements or reduction or elimination of Innocrin Holdings’ and Innocrin’s rights under these agreements may result in Innocrin Holdings and Innocrin having to negotiate new or amended agreements with less favorable terms, or cause Innocrin Holdings and Innocrin to lose its rights under these agreements, including its rights to important intellectual property or technology. In addition, the agreements under which Innocrin Holdings and Innocrin license intellectual property or technology are complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what Innocrin Holdings and Innocrin believe to be the scope of its rights to the relevant intellectual property or technology, or increase what Innocrin Holdings and Innocrin believe to be its financial or other obligations under the relevant agreement, either of which could have a material adverse effect on Innocrin Holdings’ and Innocrin’s business and financial condition.

•	Any failure or delay in preclinical studies or clinical trials for Innocrin Holdings’ product candidates may cause Innocrin Holdings to incur additional costs or delay or prevent the commercialization of its product candidates and could harm its business.

•	Innocrin Holdings expects to rely on third parties for the conduct of clinical trials; if such third parties perform inadequately, Innocrin Holdings will not be able to successfully develop and commercialize product candidates and grow its business.

•	Innocrin Holdings’ product candidates will be subject to regulation by the Food and Drug Administration (the “FDA”) and other regulatory agencies. The process of obtaining marketing approvals by the FDA and other regulatory agencies is expensive and often takes many years, if approval is obtained at all, and can vary substantially based upon a variety of factors, including the type, complexity and novelty of the product candidates involved and the nature of the disease or condition to be treated. Innocrin Holdings may fail to obtain marketing approval for its product candidates for many reasons.

•	Innocrin Holdings’ business is subject to comprehensive regulation by the FDA and other regulatory agencies. Innocrin Holdings will continue to face extensive regulatory requirements and its products may face future development and regulatory difficulties.

•	Innocrin Holdings’ business, financial condition, results of operations and cash flows could be significantly and adversely affected by legislation reforming the United States healthcare system or if other administrative and legislative proposals are enacted into law.

•	The commercial success of any of Innocrin Holdings’ products and product candidates will depend upon market acceptance of these products among physicians, patients and third party payors. Innocrin Holdings’ products and product candidates may not gain acceptance among physicians, patients and third party payors, and, as a result, Innocrin Holdings may not generate significant product revenues.

•	Even if Innocrin Holdings’ products or product candidates receive marketing approval inside the United States, they may never receive marketing approval outside the United States. Similarly, even if Innocrin Holdings’ products or product candidates receive marketing approval outside the United States, they may never receive marketing approval inside the United States.

•	Innocrin Holdings will face significant competition from other pharmaceutical companies. Innocrin Holdings’ operating results will suffer if it fails to compete effectively.

•	If Innocrin Holdings is not successful in attracting and retaining highly qualified personnel, it may not be able to successfully implement its business strategy.

•	Intellectual property is important to Innocrin Holdings’ business. Innocrin Holdings’ success depends, in large part, on its ability to protect its competitive position through patents, trade secrets, trademarks and other intellectual property rights. The patent positions of life sciences companies, including Innocrin Holdings, are uncertain and involve complex questions of law and fact. Innocrin Holdings may not be able to rely on its intellectual property to protect its products in the marketplace.

•	Innocrin Holdings may infringe the intellectual property rights of others, which may prevent or delay its product development efforts and stop Innocrin Holdings from commercializing, or increase the costs of commercializing, its product candidates. Innocrin Holdings’ commercial success depends significantly on its ability to operate without infringing the patents and other intellectual property rights of third parties.

•	Product liability lawsuits could divert Innocrin Holdings’ resources, result in substantial liabilities and reduce the commercial potential of any products that it may successfully develop.

•	As of the date of this Information Statement, there is no public market for Innocrin Shares, and a market for Innocrin Shares may never develop or be maintained. As a result, you may be unable to liquidate your Innocrin Shares at any time.

•	All of the directors of Innocrin Holdings other than William Moore will initially serve on the board of directors of Viamet Holdings. Additionally, all of the executive officers and all of the current directors, or stockholders affiliated with them, of Viamet Holdings will own equity interests in Innocrin Holdings. The overlap in the boards of directors and ownership between Innocrin Holdings and Viamet Holdings may create, or may create the appearance of, conflicts of interest. For example, in a situation in which Viamet Holdings is adverse to Innocrin Holdings, such as if it engages in the same types of business as Innocrin Holdings or if it breaches one of the agreements with Innocrin Holdings, a conflict may arise.

MATERIAL UNITED STATES FEDERAL INCOME TAX

CONSIDERATIONS OF THE SPIN-OFF

The following discussion is a summary of the material United States federal income tax consequences of the Spin-Off to beneficial owners of Viamet Shares.

This discussion addresses in general terms only the United States federal income tax consequences of the Spin-Off to beneficial owners of Viamet Shares who hold their shares as capital assets (generally, property held for investment) and does not address all of the United States federal income tax consequences that may be relevant to particular holders of Viamet Shares in light of their individual circumstances. This discussion does not address all of the tax consequences that may be relevant to a particular owner of Viamet Shares or to owners of Viamet Shares that are subject to special tax treatment under United States federal income tax laws, such as:

•	persons that are not U.S. holders (as defined below);

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	persons whose functional currency is not the U.S. dollar;

•	traders in securities that elect to use a mark to market method of accounting; and

•	certain U.S. holders who acquired their Viamet Shares as compensation.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds Viamet Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships (or other entities treated as partnerships for United States federal income tax purposes) holding Viamet Shares should consult their tax advisors as to the tax consequences of the Spin-Off to them.

This discussion does not address the tax consequences of the Spin-Off under state, local, foreign or other tax laws or the alternative minimum tax provisions of the Code.

Owners of Viamet Shares are urged to consult with their own tax advisors as to the tax consequences of the Spin-Off in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

For purposes of this section, the term “U.S. holder” means a beneficial owner of Viamet Shares that, for United States federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

This discussion does not address the tax treatment of partnerships or persons who hold their Viamet Shares through partnerships or other entities that are treated as partnerships for United States federal income tax purposes. In the case of a holder of Viamet Shares that is a partnership (or treated as a partnership for United States federal income tax purposes), the tax treatment of the partner will generally depend on the status of the partner and on the activities of the partnership. Partners of partnerships or other pass-through entities holding Viamet Shares are urged to consult with their own tax advisors as to the specific tax consequences of the Spin-Off to them.

The following summary is not binding on the Internal Revenue Service (the “IRS”) or a court. It is based on the Internal Revenue Code of 1986, as amended (the “Code”), laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change, possibly with retroactive effect, which could result in United States federal income tax consequences different from those described below. As a result, Viamet Holdings cannot assure you that the tax consequences described in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. No ruling has been or will be sought from the IRS, and no opinion of counsel has been or will be rendered, as to the United States federal income tax consequences of the Spin-Off.

HOLDERS OF VIAMET SHARES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE SPIN-OFF TO THEM, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS.

General

Viamet Holdings is currently treated as a partnership for United States federal income tax purposes. As a partnership, it is not subject to federal taxation on its income. Instead, its taxable income or loss for a taxable year flows through and is includable in the computation of the taxable income and loss of the holders of the Viamet Shares regardless of whether any amounts are distributed to them. Accordingly, in determining the tax consequences of the Spin-Off to the holders of Viamet Shares, consideration must be given to both (i) the income or loss, if any, recognized by Viamet Holdings as a result of any of the transactions involved and (ii) the tax consequences realized by the holders of Viamet Shares as a result of those transactions in which they directly participate (e.g., the Distribution).

An additional consideration in determining the tax consequences of the Spin-Off is that Innocrin Holdings will be treated as a “disregarded entity” for federal income tax purposes while it is wholly owned by Viamet Holdings. As a result, prior to the Distribution, any income or loss realized by it and any actions taken by it will be treated as occurring directly in Viamet Holdings.

Flow Through of Tax Consequences from Viamet Holdings

Contribution and Recapitalization. Because Innocrin Holdings will be treated as a disregarded entity prior to the Distribution, for federal income tax purposes, each of the Contribution and the Recapitalization will be treated as if they did not occur. Accordingly, no income, gain, loss or deduction will be realized as a result of those transactions.

Asset Transfer and Liability Assumption. The Asset Transfer will be treated for federal income tax purposes as distributions from the corporate transferors to Viamet Holdings in an amount equal to the fair market value of the assets transferred followed by a contribution of those assets by Viamet Holdings to the relevant subsidiaries. Similarly, the Liability Assumption will be treated as deemed distributions from the applicable corporate subsidiary to Viamet Holdings to the extent that the amount of liabilities assumed by the subsidiary is greater than the amount of liabilities of the subsidiary assumed by other subsidiaries in the transaction and as a contribution to the subsidiary to the extent that the amount of the liabilities of the subsidiary assumed in the transaction was greater than the amount of liabilities assumed by the subsidiary. Because the corporate transferors are not expected to have any current or accumulated “earnings and profits,” the deemed distributions are not expected to be treated as taxable dividends. Instead, each will be treated as a return of Viamet Holdings’ tax basis for the shares of stock in the transferor corporation. To the extent that the fair market value of the deemed distributions by any corporate transferor exceeded Viamet Holdings’ tax basis for the shares with respect to which the distribution was deemed made, taxable gain would be recognized by Viamet Holdings and passed through to the holders of the Viamet Shares. Any such gain would be long-term capital gain if Viamet Holdings held the shares for more than one (1) year and otherwise would be short-term capital gain. It is not expected that the fair market value of the deemed distributions by any of the corporate transferors will be sufficient to cause such recognition of gain. However, if the IRS successfully contended that the fair market value of the assets distributed by any corporate transferor was significantly greater than the fair market value determined by Viamet Holdings, the distribution could exceed the tax basis of the subsidiary shares held by Viamet Holdings and give rise to taxable gain. In addition, if the increase in the fair market value was sufficiently large, it could cause the corporate transferor to have current earning and profits so that a corresponding amount of the deemed distribution from the corporate transferor would be treated as a taxable dividend.

Distribution. Pursuant to Section 731(b) of the Code, no gain or loss is expected to be recognized by Viamet Holdings as a result of the Distribution. However, Section 707(a)(2) of the Code and its associated Regulations (commonly referred to as the “Disguised Sale Rules”)

generally provide that if there is a transfer of money by a partner to a partnership and a “related transfer” of property by the partnership to such partner, the two transfers can be treated as a sale or exchange of the property by the partnership to the contributing partner if the transactions, when viewed together, “are properly characterized as a sale or exchange of the property.” Applicable Treasury Regulations further provide a presumption that the transactions will be treated as a sale if the contribution of money and the distribution of property occur within a two-year period. Under these rules, it might be possible to conclude that as a result of the Distribution, a portion of the interests in Innocrin Holdings equal to the aggregate cash investments made by investors in Viamet Holdings within two years of the Distribution could be treated as having been sold to the contributing investors. It is not expected, however, that the Disguised Sale Rules will apply because the contribution of cash by the investors and the distribution of the interests in Innocrin Holdings in the Distribution should not be treated as “related” as required under the Rules. Distributions such as the Distribution which are made in connection with the division of a partnership and in which all partners participate would not seem to be an appropriate circumstance to apply the Disguised Sale Rules. Furthermore, the fact that the Distribution is made to the holders of Viamet Shares based upon their ownership of Viamet Shares rather than the amounts contributed by the holders is further evidence that the transactions should not be seen as “related.” Nevertheless, in light of the lack of directly applicable authority, there can be no absolute assurance that the Disguised Sale Rules will not apply.

HOLDERS OF VIAMET SHARES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE POTENTIAL APPLICATION OF THE DISGUISED SALE RULES TO THE DISTRIBUTION.

Direct Tax Consequences to Holders of Viamet Shares

Section 731(a) of the Code generally provides that no gain or loss will be recognized by a partner as a result of a distribution of property in kind from a partnership. However, several exceptions exist to this general rule, and two of those exceptions could theoretically apply to cause the holders of Viamet Shares to recognize a limited amount of taxable gain as a result of the Distribution. Although the Distribution does not present the type of tax consequences that the two exceptions were designed to police, the applicable Treasury Regulations do not clearly exempt transaction such as the Distribution from their application.

The two exceptions that could possibly apply both relate to contributions of appreciated property to a partnership. Although the exceptions also apply with respect to depreciated contributed property, since the in-kind contributions to Viamet Holdings consisted solely of appreciated property, this discussion will be limited to the consequence of contributing appreciated property. Under the general rules applicable to allocations of income and loss in a partnership, contributions of appreciated property (referred to as “Section 704(c) Property”) generally require that the tax consequences attributable to the unrealized appreciation that existed at the time of the contribution (the “Built-In Gain”) be allocated to the contributing partner when realized. One of the exceptions causes partners who contribute Section 704(c) Property to a partnership to recognize the amount of Built-In Gain (subject to certain adjustments) if the property is distributed to one (1) or more partners other than the original contributor within seven years of the original contribution. The second possibly relevant exception similarly causes partners who contribute Section 704(c) Property to a partnership to recognize the Built-In Gain (again, subject to certain adjustments) as taxable gain to the extent they receive distributions of other property from the partnership within the seven-year period. These two rules, generally referred to as the “Anti-Mixing Bowl Provisions,” were designed to prevent the use of partnerships to effectively implement tax-free exchanges of property among partners and are potentially applicable to the Distribution as a result of the contribution of all of the shares of Innocrin to Viamet Holdings in 2011. The rationale for these rules is that the general requirement that contributing partners be allocated all of the tax consequence attributable to the existence of the Built-In Gain attributable to their contributed property cannot apply if the contributed property is distributed out of the partnership to another partner or if the contributing partner is redeemed out of the partnership by means of an otherwise tax-free distribution of property in-kind.

It is unclear how the Anti-Mixing Bowl Provisions apply to transactions, such as the Distribution, which merely effect a restructuring of the form in which the partners hold property (so that each partner’s overall interest in partnership property does not change). Neither of the rules contained in the Anti-Mixing Bowl Provisions would apply to cause a recognition of gain if the Section 704(c) Property were distributed to the original contributing partners. Under applicable Treasury Regulations, the Distribution will be treated as a partnership “division” in which Viamet Holdings will be deemed to have contributed the stock of Innocrin to a new partnership and then to have distributed the interests in the new partnership to the holders of the Viamet Shares. Since it is the stock of Innocrin that was the original Section 704(c) Property, to a large extent, the Distribution should be treated as a distribution of the Section 704(c) Property to the holders of the Viamet Shares who originally contributed the stock to Viamet Holdings. The applicable Treasury Regulations, however, are not clear as to how to determine the amount of the Section 704(c) Property considered to be distributed to the original contributors on facts such as those presented by the Distribution. Because the value of the stock of Innocrin has increased since the time of its contribution to Viamet Holdings and because additional contributions have been made to Innocrin while it was a subsidiary of Viamet Holdings, the distribution of the interests in Innocrin Holdings (and thus, the indirect distribution of the stock of Innocrin) to the holders of Viamet Shares will be made in somewhat different proportions than were the original contributions of the stock. Nevertheless, the Treasury Regulations dealing with partnership distributions and with contributions of Section 704(c) Property to lower tier partnerships can be interpreted to allow Innocrin Holdings to continue to allocate all of the tax consequences from the Built-In Gain inherent in the stock of Innocrin to the members of Viamet Holdings who originally contributed the stock to Viamet Holdings. Under such an approach, the Built-In Gain attributable to the shares of Innocrin would be shared by the holders of the Viamet Shares in the same manner as it would have been shared had the Distributions not occurred. Such a result would be the same as if all of the Section 704(c) Property were distributed just to the original contributors, and thus, may support a conclusion that the exception to the Anti-Mixing Bowl Provisions for distributions of the Section 704(c) Property to the original contributors would apply to avoid any recognition of gain.

If the Anti-Mixing Bowl Rules were found to apply to the Distribution, any gain recognized by the holder of Viamet Shares would be considered gain attributable to a deemed sale of the stock of Innocrin and would, therefore, generally qualify as capital gain.

BECAUSE THE APPLICATION OF THE ANTI-MIXING BOWL RULES TO THE DISTRIBUTION IS UNCLEAR, HOLDERS OF VIAMET SHARES ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THIS ISSUE.

Basis. In general, a holder of Viamet Shares who receives shares of Innocrin Holdings in the Distribution will have a basis for the Innocrin Holdings shares equal to the lesser of (i) the tax basis that Viamet Holdings had for such shares immediately prior to the Distribution (as described below) and (ii) the tax basis the holder had for its Viamet Shares immediately prior to the Distribution. The tax basis that the holder will have for its Viamet Shares following the Distribution will equal the tax basis the holder had for the interest immediately prior to the Distribution reduced by the tax basis attributable to those Innocrin Holdings shares.

The tax basis that Viamet Holdings will have for the Innocrin Holdings shares immediately prior to the Distribution generally will equal the tax basis that Viamet Holdings had for its shares of Innocrin immediately prior to the Contribution adjusted to account for the Asset Transfer and the Liability Assumption. In general, the tax basis will be increased by any of liabilities of Innocrin assumed by other entities in the Liability Assumption and by the tax basis of any assets received by Innocrin in the Asset Transfer, and will be decreased by the amount of any liabilities assumed by Innocrin in the Liability Assumption and by the fair market value of any assets transferred by Innocrin as part of the Asset Transfer (except to the extent that such transfers were treated as dividends for tax purposes).

If the Disguised Sale Rules discussed above applied to the Distribution, the holders of Viamet Shares who made contributions to Viamet Holdings that were treated as part of the disguised sale would be treated as having purchased a corresponding amount of the shares of Innocrin Holdings and would receive a fair market value basis for those shares. The balance of any Innocrin Holdings shares received in the Distribution would have their bases determined pursuant to the general rules discussed above.

If the Anti-Mixing Bowl Provisions applied to the Distribution, the tax basis that a holder of Viamet Shares would have for any shares of Innocrin Holdings received in the Distribution would be determined under the general rule described above except the amount of any gain recognized by the holder under the Anti-Mixing Bowl Provisions generally would (i) increase the holders’ tax basis for its Viamet Shares immediately prior to the Distribution and (ii) increase the tax basis that Viamet Holdings would have for the shares of Innocrin Holdings that were distributed to the holder.

THE ABOVE DISCUSSION IS INTENDED TO PROVIDE ONLY A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE SPIN-OFF. IT IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE SPIN-OFF. IT DOES NOT ADDRESS CERTAIN CATEGORIES OF HOLDERS OF VIAMET SHARES AND IT DOES NOT ADDRESS STATE, LOCAL OR FOREIGN TAX CONSEQUENCES. IN ADDITION, AS NOTED ABOVE, IT DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT UPON, INDIVIDUAL CIRCUMSTANCES. WE STRONGLY

URGE YOU TO CONSULT YOUR TAX ADVISOR TO DETERMINE YOUR PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES RESULTING FROM THE SPIN-OFF IN LIGHT OF YOUR INDIVIDUAL CIRCUMSTANCES.

INFORMATION ABOUT THE SERIES D FINANCING

In addition to seeking approvals relating to the Spin-Off, we are seeking member approval of matters related to the Series D Financing. This section provides information about the Series D Financing and the agreements to be entered into in conjunction therewith, including the Viamet 5th LLC Agreement (as defined below).

The Series D Financing

The Series D Financing will consist of the issuance and sale of up to three tranches of Viamet Series D Shares pursuant to the terms of a Securities Purchase Agreement for the Purchase of Series D Preferred Shares to be entered into by Viamet Holdings, Brandon Point Enterprises 3 Limited (“Brandon Point”) and certain holders of Viamet Preferred Shares (the “Series D SPA”). In the initial tranche, which is expected to close shortly after the Spin-Off (the “Initial Closing”), Brandon Point will purchase 14,044,943 Viamet Series D Shares for an aggregate price of approximately $25 million, or $1.78 per share. In connection with the Initial Closing and pursuant to the terms of the 4th LLC Agreement, the Viamet Series C3 Shares will be converted into an additional 1,712,726 Viamet Series D Shares, and the conversion price of the Viamet Series C2 Shares will be adjusted to $1.34, which equals 75% of the price-per share paid by Brandon Point at the Initial Closing. In the second tranche, which will close six (6) months following the Initial Closing (the “Second Closing”), Brandon Point will purchase 19,662,921 Viamet Series D Shares for an aggregate price of approximately $35 million. In addition, holders of Viamet Series D Shares, including shares issued upon the conversion of the Viamet Series C3 Shares, will each have the option to purchase at any time up to their pro rata share of 8,855,147 Viamet Series D Shares at $1.78 per share (the “Series D Option”). Of the shares subject to the Series D Option, 8,426,966 are allocated to Brandon Point. The Series D Option will expire on the thirtieth day after Viamet Holdings makes available to the holders of Viamet Preferred Shares that are party to the Series D SPA the interim results of the Phase 2b onychomycosis and recurrent vulvovaginal candidiasis clinical trials, but in no event after the second anniversary of the Initial Closing. The Initial Closing, the Second Closing and any closing upon an exercise of the Series D Option will be subject to customary closing conditions.

Simultaneously with the Initial Closing, the Viamet 4th LLC Agreement will be amended and restated by the adoption of the Viamet Holdings Limited Liability Company Agreement (Fifth Amended and Restated), attached hereto as Exhibit J (the “Viamet 5th LLC Agreement”). The rights, privileges and preferences of the Viamet Series D Shares are set forth in the Viamet 5th LLC Agreement. The Viamet Series D Shares are entitled to a Series D Preferred Return (as defined below), payable (i) when, as and if declared by the Viamet Board, (ii) upon a liquidation event or (iii) upon redemption or repurchase of such shares. “Series D Preferred Return” means a cumulative amount accruing (or deemed to accrue) daily in cash on the amount of the Series D Contribution Account (as defined below) of each Viamet Series D Share from and after the date of the Initial Closing, at the rate of eight percent (8.0%) per annum, computed on the basis of a three hundred sixty-five (365) day year. “Series D Contribution Account” means an account maintained with respect to each Viamet Series D Share equal to the difference between (a) $1.78 less (b) the cumulative distributions made in respect of such Viamet Series D Share. Notwithstanding the above, any accrued amount of the Series D Preferred Return will be relinquished in the event of any optional or mandatory conversion. The Viamet Series D Shares will have priority over the Viamet Series C Shares, Viamet Series B Shares, Viamet Junior Preferred Shares and Viamet Common Shares in any distribution, liquidation or redemption.

Agreements to be Entered in Connection with the Series D Financing

In addition to the Series D SPA described above, in connection with the Series D Financing, Viamet Holdings will enter into the following agreements with all or some of its members:

•	Viamet Holdings Limited Liability Company Agreement (Fifth Amended and Restated). Viamet Holdings will amend and restate its limited liability company agreement by entering into the Viamet 5th LLC Agreement, which will authorize and set forth the rights, privileges and preferences of the Viamet Series D Shares and adopt certain additional modifications to the Viamet 4th LLC Agreement, including:

•	The expansion of the Viamet Board to ten (10) directors;

•	So long as it holds 1,500,000 Preferred Shares, Brandon Point will have the right to designate one (1) member of the Viamet Board, who will initially be G. Kelly Martin;

•	So long as it holds 16,011,235 Preferred Shares, Brandon Point will have the right to designate a second member of the Viamet Board, who will initially be Dr. Adrian Howd;

•	Robert Ingram will be appointed to the Viamet Board and will be Chairman;

•	The Viamet Series D Shares issued to Brandon Point will automatically convert to Viamet Common A Shares if it does not consummate the Second Closing;

•	The authorized number of Viamet Common C Shares will be increased to 8,489,682;

•	Actions requiring a vote of the holders of Viamet Preferred Shares will be decided by a majority of the outstanding Viamet Preferred Shares, voting as a single class on an as converted basis, provided that, if Brandon Point exercises the Series D Option, such majority must be comprised of at least three (3) members not affiliated with each other and each holding at least 5% of the outstanding Viamet Preferred Shares; provided further that, if any member of Viamet Holdings (together with its affiliates) owns 50% or more of the outstanding Viamet Preferred Shares, such majority need not be comprised of three members;

•	Preference and conversion values will be reset to give effect to the adjustments made in the Spin-Off (described above); and

•	Provisions governing the implementation of the Spin-Off will be removed.

In addition, under the Viamet 5th LLC Agreement, distributions with respect to the Viamet Shares will be subject to the following priority:

•	First, the holders of Viamet Series D Shares will be entitled to receive, pro rata and in preference to the holders of Viamet Series C Shares, Viamet Series B Shares, Viamet Junior Preferred Shares and Viamet Common Shares, the payment of their accrued unpaid Series D Preferred Returns (if then payable) followed by the return of their Series D Contribution Accounts;

•	Second, after the payments above to the Viamet Series D Shares, the holders of Viamet Series C Shares will be entitled to receive, pro rata and in preference to the holders of Viamet Series B Shares, Viamet Junior Preferred Shares and Viamet Common Shares, the payment of their accrued unpaid Series C Preferred Returns (if then payable) followed by the return of their Series C Contribution Accounts;

•	Third, after the payments above to the Viamet Series D Shares and the Viamet Series C Shares, the holders of Viamet Series B Shares will be entitled to receive, pro rata and in preference to the holders of Viamet Junior Preferred Shares and Viamet Common Shares, the payment of their accrued unpaid Series B Preferred Returns (if then payable) followed by the return of their Series B Contribution Accounts;

•	Fourth, after the payments above to the Viamet Series D Shares, Viamet Series C Shares and Viamet Series B Shares, the holders of Viamet Junior Preferred Shares will be entitled to receive, on a pari passu basis, and in preference to the holders of Viamet Common Shares, the payment of their accrued unpaid Series 1 Preferred Returns, Series 2 Preferred Returns and Series A Preferred Returns (if then payable), as applicable, followed by the return of their Series 1 Contribution Accounts, Series 2 Contribution Accounts and Series A Contribution Accounts;

•	Fifth, after payment of the amounts referenced above, the holders of Viamet Preferred Shares and Viamet Common Shares will be entitled to receive such amounts in such proportions as are necessary so that the cumulative amount distributed with respect to each Viamet Share (treating Viamet Preferred Shares as though they had been converted into Viamet Common A Shares) is equal to the cumulative amount distributed with respect to every other Viamet Share; and

•	Sixth, after payment of the amounts referenced above, the holders of Viamet Preferred Shares and Viamet Common Shares will be entitled to receive, pro rata, the remainder of the distribution (treating Viamet Preferred Shares as if they had been converted into Viamet Common A Shares).

Notwithstanding anything set forth above, no holder of Viamet Incentive Shares will participate in any such distribution until the cumulative amount distributed with respect to a Viamet Common A Share equals the Strike Price (as defined in the Viamet 5th LLC Agreement) of such Viamet Incentive Share, following which each Viamet Incentive Share will share equally with each Viamet Common A Share in all additional distributions.

•	Investor Rights Agreement (Second Amended and Restated). Viamet Holdings will amend and restate the Viamet IRA in the form attached as Exhibit L (the “Amended IRA”), which extends the registration rights and preemptive rights set forth in the Viamet IRA to the holders of Viamet Series D Shares and modifies the voting threshold requirements to conform to the changes effected by the Viamet 5th LLC Agreement described above. The Amended IRA also provides that any transaction between Viamet Holdings or its affiliates and Innocrin Holdings or its affiliates will require the consent of Brandon Point.

•	Share Sale Agreement (Second Amended and Restated). Viamet Holdings will amend and restate the Viamet SSA in the form attached as Exhibit M (the “Amended SSA”), which subjects sales of Viamet Preferred Shares (in addition to sales of Viamet Common Shares) to the right of first refusal and co-sale right provided under the Viamet SSA and modifies the voting threshold requirements to conform to the changes effected by the Viamet 5th LLC Agreement described above.

INTEREST OF CERTAIN PARTIES IN THE SPIN-OFF

AND THE SERIES D FINANCING

The officers and directors of Viamet Holdings have financial interests in the Spin-Off that may differ from those of other Viamet Holdings members.

Affiliations with Preferred Shareholders

The affiliations between the Viamet Holdings directors and holders of Viamet Preferred Shares are set forth below:

•	Director James Rosen is affiliated with Intersouth Partners IV, L.P. (“Intersouth”), which holds Viamet Series 1 Shares, Viamet Series 2 Shares, Viamet Series A Shares, Viamet Series B Shares, Viamet Series C1 Shares, Viamet Series C2 Shares and Viamet Series C3 Shares (together with Viamet Series C1 Shares and Viamet Series C2 Shares, “Viamet Series C Shares”).

•	Director Doug Reed is affiliated with each of Hatteras Venture Partners, III, LP, Hatteras Venture Affiliates III, LP and Hatteras NC Fund LP (collectively, “Hatteras”), which collectively hold Viamet Series A Shares, Viamet Series B Shares and Viamet Series C Shares.

•	Director Kristopher Wood is affiliated with A&B Equity Holdings, LLC (“A&B Equity”), which holds Viamet Series A Shares, Viamet Series B Shares and Viamet Series C Shares.

•	Director Steven Weinstein is affiliated with Novartis Bioventures Ltd. (“Novartis”), which holds Viamet Series B Shares and Viamet Series C Shares.

•	Director S. Edward Torres is affiliated with Lilly Ventures Fund I, LLC (“Lilly”), which holds Viamet Series B Shares and Viamet Series C Shares.

In addition, Robert Schotzinger, President and CEO and a director of Viamet Holdings, and Andrew von Eschenbach, a director of Viamet Holdings, are holders of Viamet Common B Shares and Viamet Common C Shares.

The interests of each class and series of Viamet Holdings membership interests differ to some extent due to the different economic and voting rights associated with each class, as will the rights associated with the corresponding class or series of membership interests of Innocrin that the holders of Viamet membership interests will receive in the Spin-Off. In the Distribution, each of the directors of Viamet Holdings, or funds affiliated with them, will receive an equal number of the same series and class of Viamet Holdings shares that they currently hold. The table below shows the current holdings of each of the directors of Viamet Holdings, or their affiliated funds, in Viamet Holdings, which will be matched by equal holdings in each corresponding class of Innocrin Holdings following the Distribution.

Viamet Shares Held Prior to the Distribution

Director	Series 1	Series 2	Series A	Series B	Series C1	Series C2	Series C3	Common
Intersouth (Rosen)	299,984	550,000	1,600,000	1,836,548	1,580,452	1,050,699	525,350	100,000	(1)
Hatteras (Reed)			1,600,000	3,044,275	2,114,274	1,406,335	703,168	475,000	(1)
A&B Equity (Wood)			1,600,000	1,836,548	1,405,871	934,894	467,447
Novartis (Weinstein)				7,246,376	4,250,420	2,828,653	1,414,326
Lilly (Torres)				6,340,578	3,692,461	2,475,071	1,237,535
Schotzinger								2,566,720	(2)
von Eschenbach								270,000	(2)

(1)	Represents Viamet Common A Shares.
(2)	Represents Viamet Incentive Shares.

In addition, each of Intersouth, Hatteras, A&B Equity, Novartis and Lilly will be issued Viamet Series D Shares upon conversion of the Viamet Series C3 Shares concurrently with the Initial Closing, and each such member will be entitled to purchase Viamet Series D Shares as part of the “Series D Option,” in each case as described above under “Information About the Series D Financing.” Dr. von Eschenbach is an advisory partner to Brandon Point, the lead investor in the Series D Financing, or affiliates thereof, and maintains a consulting relationship with Brandon Point (or affiliates thereof).

Employment and Compensation

Certain officers and other employees of Viamet Holdings will be employed by Innocrin Holdings (or one of its subsidiaries) following the Spin-Off and may receive new titles or compensation arrangements in connection with such employment. In particular, William Moore, who is currently Viamet’s Chief Scientific Officer, will become President and Chief Executive Officer of Innocrin. The Innocrin Board will make a determination as to Dr. Moore’s compensation at a future date and in the meantime, Dr. Moore will receive a compensation package that is substantially similar to his compensation at Viamet Holdings.

EXHIBIT I

Form of Member Consent

VIAMET PHARMACEUTICALS HOLDINGS, LLC

Written Consent and General Release of the Members

The undersigned, acting in accordance with Section 18-302 of the Delaware Limited Liability Company Act and:

•	being members under the Limited Liability Company Agreement (Third Amended and Restated), dated as of July 18, 2014, by and among Viamet Pharmaceuticals Holdings, LLC, a Delaware limited liability company (the “Company”), and the members party thereto (the “Existing LLC Agreement”) holding in the aggregate at least 60% of the outstanding Preferred Shares (as defined in the LLC Agreement) (the “Preferred Members”);

•	constituting a majority of the Key Holders (as defined in the LLC Agreement);

•	being the holders of all of the outstanding Series C3 Preferred Shares of the Company and all of the outstanding warrants to purchase Series C1 Preferred Shares of the Company;

•	Investors (as defined in the Investor Rights Agreement (Amended and Restated), dated as of October 2, 2012, by and among the Company and the investors party thereto, as amended by that certain Amendment No. 1 to Investor Rights Agreement, dated as of July 18, 2014) (the “Existing IRA”) holding at least a majority of the Preferred Shares, voting together as a single group; and

•	the other holders of Common Shares of the Company signatory hereto (collectively with the Preferred Members, the “Members”);

hereby take the following actions and adopt the following resolutions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Existing LLC Agreement.

WHEREAS, as the Board of Managers (the “Board”) of the Company has determined that it is appropriate, desirable and in the best interests of the Company and its securityholders to separate the Company into two independent companies, one for each of: (a) the discovery, development and commercialization of (i) compounds, including but not limited to VT-464 or any derivatives, which target the inhibition of the metalloenzyme 17a-hydroxylase/17,20 lyase, for human or veterinary therapeutic, prophylactic, or diagnostic use and (ii) non-human anti-fungal agents pursuant to the terms of the Option, Research Collaboration, and License Agreement, dated as of November 1, 2010, by and between Innocrin Pharmaceuticals, Inc. and Dow AgroSciences LLC (the “DAS Agreement”) (collectively, the “SpinCo Business”), which shall be owned and conducted by the Company’s subsidiary, Innocrin Pharmaceuticals Holdings, LLC, Delaware limited liability company (“Innocrin Holdings”), and (b) the Company’s remaining programs and assets (the “Viamet Business”), which shall be owned and conducted by the Company (such separation, the “Separation”);

WHEREAS, in connection with the Separation, it is proposed that the Company carry out an internal reorganization, in which the Company will contribute to Innocrin Holdings the equity securities of the Company’s subsidiary Innocrin Pharmaceuticals, Inc. (formerly Viamet Pharmaceuticals, Inc.), a Delaware corporation (“Innocrin”) (the “Contribution”);

WHEREAS, in connection with the Separation, Innocrin will effect a distribution to the Company, its sole stockholder, with respect to its shares of preferred stock of certain assets relating to the Viamet Business, and the Company will contribute such assets to VPS-1, Inc., its wholly owned subsidiary (the “Asset Transfer”);

WHEREAS, following the Separation, the Company intends to spin off the SpinCo Business to its members in the form of a distribution of the membership interests in Innocrin Holdings (the “Distribution” and, together with the Separation, the Asset Transfer and the Contribution, the “Spin-Off”);

WHEREAS, Brandon Point Enterprises 3 Limited, an Irish private limited company (“Brandon Point”), has submitted a term sheet to the Company pursuant to which it has proposed to purchase up to an aggregate of $75.0 million of Series D Preferred Shares of the Company (the “Series D Preferred Shares”) at a purchase price per share of $1.78 (the “Series D Financing”), which purchase is conditioned, among other things, upon the prior completion of the Spin-Off;

WHEREAS, the Board has deemed it advisable and in the best interests of the Company and its shareholders that the Company consummate the Spin-Off and the Series D Financing; and

WHEREAS, (i) James Rosen is a Director of the Company designated by Intersouth Partners IV, L.P., (ii) Doug Reed is a Director of the Company designated by Hatteras Venture Partners, III, LP, Hatteras Venture Affiliates III, LP and Hatteras NC Fund LP, (iii) Kristopher Wood is a Director of the Company designated by A&B Equity Holdings, LLC, (iv) Steven Weinstein is a Director of the Company designated by Novartis Bioventures Ltd., (v) Ed Torres is a Director of the Company designated by Lilly Ventures Fund I, LLC and (vi) Andrew von Eschenbach, an independent director, is an advisory partner to Brandon Point (or affiliates thereof) and maintains a consulting relationship with Brandon Point (or affiliates thereof); and that each of the above referenced funds is an Investor that will be purchasing Series D Preferred Shares and/or will receive Series D Preferred Shares upon the automatic conversion of its Series C3 Preferred Shares of the Company pursuant to the Purchase Agreement (as defined below) and the Existing LLC Agreement and will be receiving membership interests in Innocrin Holdings upon the Distribution; that Dr. von Eschenbach will be awarded a Series C-5 Award (as defined below); and that the indicated Directors may have an interest in the Separation, the Distribution, the Series D Financing and the other matters contemplated hereby;

NOW, THEREFORE, IT IS HEREBY

A.	Approvals related to Spin-Off

Spin-Off

RESOLVED, that the undersigned acknowledges receipt from the Company of the Information Statement dated October 3, 2014 (the “Information Statement”), which Information Statement describes the Spin-Off, including without limitation, the Separation, the Distribution, the Contribution, the Asset Transfer and all of the transactions contemplated by each of the foregoing, and consents to and approves in all respects the Spin-Off, including without limitation, the Separation, the Distribution, the Contribution, the Asset Transfer and all of the transactions contemplated by each of the foregoing.

Fourth LLC Agreement

RESOLVED, that the amendment and restatement of the Existing LLC Agreement in substantially the form attached as Exhibit I to the Information Statement (the “Fourth LLC Agreement”), to, among other things, provide for the Separation and the Distribution and increase the number of Common C Shares authorized in Section 4.1(a)(viii) of the Existing LLC Agreement from 2,788,975 to 3,939,682 be and hereby is adopted and approved.

Formation of Innocrin Holdings

RESOLVED, that the formation of Innocrin Holdings by the Company is ratified and approved in all respects.

Separation and Distribution Agreement

RESOLVED, that the undersigned consent to and approve the Company’s entry into the Separation and Distribution Agreement by and among the Company, Innocrin and Innocrin Holdings, substantially in the form attached as Exhibit N to the Information Statement, pursuant to which the Spin-Off will be effected.

Transition Services Agreement

RESOLVED, that the undersigned consent to and approve the Company’s entry into the Transition Services Agreement by and between the Company and Innocrin Holdings, substantially in the form attached as Exhibit O to the Information Statement, pursuant to which the Company will provide to Innocrin Holdings certain services to enable Innocrin Holdings to operate its business for a transitional period, and Innocrin Holdings will provide to the Company certain services to enable the Company to operate its business for a transitional period.

Employee Matters Agreement

RESOLVED, that the undersigned consent to and approve the Company’s entry into the Employee Matters Agreement by and among the Company, Innocrin and Innocrin Holdings, substantially in the form attached as Exhibit P to the Information Statement, relating to the respective obligations of the Company, Innocrin and Innocrin Holdings to employees associated with the Viamet Business and the SpinCo Business and to other employment and employee benefits matters.

License Agreements

RESOLVED, that the undersigned consent to and approve the Metallophile Technology License Agreement by and between VPS-1, Inc. and Innocrin, substantially in the form attached as Exhibit Q to the Information Statement, the Collaboration Enabling License Agreement by and between VPS-1, Inc. and Innocrin relating to the DAS Agreement, substantially in the form attached as Exhibit R to the Information Statement, and a Patent License Agreement by and between VPS-1, Inc. and Innocrin, substantially in the form attached as Exhibit S to the Information Statement, pursuant to which each party shall grant to the other party licenses to certain intellectual property.

Contribution Agreement

RESOLVED, that the undersigned consent to and approve the Company’s entry into the Contribution Agreement with Innocrin Holdings, substantially in the form attached hereto as Exhibit A, pursuant to which the Company will contribute to Innocrin Holdings the equity securities of Innocrin.

Innocrin Holdings Amended and Restated LLC Agreement

RESOLVED, that the undersigned consent to and approve the Company’s entry into the Amended and Restated LLC Agreement of Innocrin Holdings, substantially in the form attached as Exhibit F to the Information Statement.

B.	Approvals relating to Series D Financing

Fifth LLC Agreement

RESOLVED, that, subject to completion of the Spin-Off, the amendment and restatement of the Fourth LLC Agreement in substantially the form attached as Exhibit J to the Information Statement (the “Fifth LLC Agreement”), to, among other things, (i) authorize a new series of preferred shares, the Series D Preferred Shares, (ii) set forth the powers, preferences, rights, qualifications, limitations and restrictions of the Series D Preferred Shares and authorize the issuance of Series D Preferred Shares and (iii) increase the number of Common C Shares authorized in Section 4.1(a)(x) of the Fourth LLC Agreement from 3,939,682 to 8,489,682, be and hereby is adopted and approved.

Securities Purchase Agreement

RESOLVED, that the undersigned consent to and approve the Company’s entry into the Securities Purchase Agreement, among the Company and the investors named therein, substantially in the form attached as Exhibit K to the Information Statement (the “Purchase Agreement”).

Sale and Issuance of Series D Preferred Shares

RESOLVED, that, pursuant to the terms of the Purchase Agreement, that the undersigned consent to and approve the Company’s (i) issuance and sale to the Investors (as defined in the Purchase Agreement) up to an aggregate of 14,044,943 Series D Preferred Shares at the Initial Closing (as defined in the Purchase Agreement), up to an aggregate of 19,662,921 Series D Preferred Shares at the Second Closing (as defined in the Purchase Agreement), and up to an aggregate of 8,855,147 Series D Preferred Shares at the Optional Closing(s) (as defined in the Purchase Agreement), in each case at a price per share of $1.78, and (ii) the issuance at the Initial Closing to certain of the Investors an aggregate of 1,712,726 Series D Preferred Shares upon conversion of such Investors Series C3 Preferred Shares pursuant to the Fourth LLC Agreement.

Investor Rights Agreement (Second Amended and Restated)

RESOLVED, that the undersigned consent to and approve the Company’s entry into the Investor Rights Agreement (Second Amended and Restated) in substantially the form attached as Exhibit L to the Information Statement.

Share Sale Agreement (Second Amended and Restated)

RESOLVED, that the undersigned consent to and approve the Company’s entry into the Share Sale Agreement (Second Amended and Restated) in substantially the form attached as Exhibit M to the Information Statement.

Board of Managers

RESOLVED, that the increase in the number of directors constituting the Board from seven to nine effective upon the Initial Closing (as defined in the Purchase Agreement) be, and hereby is, approved.

FURTHER RESOLVED, that, effective upon the Initial Closing, the election of Robert Ingram and G. Kelly Martin as directors of the Company, to fill the seats created by the foregoing resolution and designated under Section 6.1(b)(x) and 6.1(b)(vi), respectively, of the Fifth LLC Agreement be, and hereby is, approved.

FURTHER RESOLVED, that, upon his election to the Board, the appointment of Robert Ingram as Chairman of the Board be, and hereby is, approved.

FURTHER RESOLVED, that the increase in the number of directors constituting the Board from nine to ten effective upon the Second Closing (as defined in the Purchase Agreement) be, and hereby is, approved.

FURTHER RESOLVED, that, effective upon the Second Closing, the election of Dr. Adrian Howd as a director of the Company, to fill the seat created by the foregoing resolution and designated under Section 6.1(b)(vii) of the Fifth LLC Agreement be, and hereby is, approved.

FURTHER RESOLVED, that that the undersigned consent to and approve the Company’s entry into Indemnification Agreements with each current and future member of the Board, substantially in the form attached hereto as Exhibit B.

Waiver under Existing LLC Agreement

Pursuant to Section 12.15 of the Existing LLC Agreement, the Preferred Members (voting as a single class) hereby permanently and irrevocably waive and are retrospectively deemed to have waived the Company’s obligation to perform or failure to perform any of its obligations or the Company’s obligation to observe or failure to observe any term under the Existing LLC Agreement, or any rights, causes of action or remedies arising from or accruing to the undersigned or any other party to the Existing LLC Agreement as a result of the breach by the Company of any terms of the Existing LLC Agreement with respect to the Company’s contemplated initial public offering pursuant to a registration statement on Form S-1, including without limitation the authorization of the filing of such registration statement with the Securities and Exchange Commission.

Waivers under Existing IRA

Pursuant to Section 6.5 of the Existing IRA, the Investors (as defined therein) hereby permanently and irrevocably waive and are retrospectively deemed to have waived (i) their Right of First Refusal and Required Notice (as defined in the Existing IRA) with respect to the issuance of the Series D Preferred Shares (and the issuance of any Common A Shares issued upon conversion thereof)

and (ii) the Company’s requirement to perform or failure to perform any of its obligations or the Company’s obligation to observe or failure to observe any term under the Existing IRA, the breach of any covenant by the Company under the Existing IRA or any rights, causes of action or remedies arising from or accruing to the undersigned or any other party to the Existing IRA as a result of the breach by the Company of any of the covenants under or other terms of the Existing IRA. The foregoing waiver is intended to apply to all Investors in the same fashion, notwithstanding the fact that certain Investors may nonetheless be acquiring Series D Preferred Shares.

Waiver of Notice

The undersigned hereby permanently and irrevocably waive and are retrospectively deemed to have waived delivery of any notices with respect to the transactions contemplated by the Spin-Off and the Series D Financing to which the undersigned may be entitled pursuant to the Delaware Limited Liability Company Act, the Existing LLC Agreement, the Existing IRA Agreement or otherwise.

Consent of Holders of Series C3 Preferred Shares

Each of the undersigned Members that is a holder of Series C3 Preferred Shares of the Company consents to the conversion, upon the Initial Closing, of such shares of Series C3 Preferred Shares into that number of Series D Preferred Shares as is set forth opposite each such Member’s name on Schedule A to the Purchase Agreement and further agrees and acknowledges that the Series C3 Unpaid Preferred Return used to determine the number of Series D Preferred Shares shall be as of September 30, 2014 and further waives any right to any additional Series C3 Preferred Return from such date through the date of conversion

Consent of Holders of Warrants to Purchase Series C1 Preferred Shares

Each of the undersigned Members that is a holder of a warrant to purchase Series C1 Preferred Shares hereby (i) consents to the conversion of such warrants immediately prior to the Distribution pursuant to Section 5.3(f) of the Fourth LLC Agreement, (ii) acknowledges and agrees that the Board has determined that the Fair Market Value (as defined in such warrant) of a Series C1 Preferred Share is equal to $2.67 (other than with respect to the warrants issued in February 2014, for which such Fair Market Value shall be $2.47), (iii) acknowledges and agrees to the amendment of the warrants to provide for the Fair Market Values set forth in clause (i) hereof, and (iv) further acknowledges and agrees that the number of Series C1 Preferred Shares issuable upon such conversion shall be as set forth below:

Holder	Shares of Series C1 Issued on Warrant Conversion
Novartis Bioventures, Ltd.	589,704
Lilly Ventures Fund I, LLC.	513,717
Hatteras Venture Partners III, LP	213,524
Hatteras Venture Affiliates III, LP	19,388
Hatteras NC Fund, LP	60,361
Intersouth Partners VI, LP	219,184
A&B Equity Holdings, LLC	194,991
Total	1,810,869

General Authorization and Release

RESOLVED, that the authorized officers of the Company be, and each of them acting singly hereby is, authorized and directed to take any and all action, and to execute any and all documents, agreements, certificates and instruments, as they deem necessary or desirable to carry out the purpose and intent of, and to consummate, any and all of the transactions contemplated by any of the foregoing resolutions.

Each of the undersigned Members hereby waives any and all rights, including the right to notice, such Member may have been entitled to under the Existing LLC Agreement or the Existing IRA Agreement relating to this Written Consent and General Release or any of the actions contemplated herein. Each Member signing below hereby releases and discharges the Company and the Board, Officers and other Members of the Company (collectively, the “Releasees”) of and from any and all complaints, charges, lawsuits and claims for relief of any kind by the undersigned Member that such Member now has or ever had against the Releasees or any one of them, arising out of any matter or thing that has happened before, in connection with, or as a result of the Spin-Off.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Written Consent and General Release as of the date set forth below.

MEMBERS: